As filed with the Securities and Exchange Commission on July 24, 2014

Registration No. 333-196930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Parker Drilling Company*

(Exact Name of Registrant as Specified in its Charter)

Delaware	1381	73-0618660
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

5 Greenway Plaza, Suite 100 Houston, Texas 77046 (281) 406-2000 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)	Jon-Al Duplantier Senior Vice President, Chief Administrative Officer and General Counsel Parker Drilling Company 5 Greenway Plaza, Suite 100 Houston, Texas 77046 (281) 406-2000

Copy to:

Kelly B. Rose

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

*	The companies listed on the next page in the Table of Additional Registrants are also included in this Registration Statement as additional Registrants.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State of other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Anachoreta, Inc.	Nevada	88-0103667

ITS Rental and Sales, Inc.	Texas	20-1063049

Pardril, Inc.	Oklahoma	73-0774469

Parker Aviation Inc.	Oklahoma	73-1126372

Parker Drilling Arctic Operating, Inc.	Delaware	26-2376834

Parker Drilling Company North America, Inc.	Nevada	73-1506381

Parker Drilling Company of Niger	Oklahoma	73-1394204

Parker Drilling Company of Oklahoma, Incorporated	Oklahoma	73-0798949

Parker Drilling Company of South America, Inc.	Oklahoma	73-0760657

Parker Drilling Management Services, Inc.	Nevada	73-1567200

Parker Drilling Offshore Corporation	Nevada	76-0409092

Parker Drilling Offshore USA, L.L.C.	Oklahoma	72-1361469

Parker North America Operations, Inc.	Nevada	73-1571180

Parker Technology, Inc.	Oklahoma	75-1246599

Parker Technology, L.L.C.	Louisiana	62-1681875

Parker Tools, LLC	Oklahoma	81-0588864

Parker-VSE, LLC	Nevada	75-1282282

Quail Tools, L.P.	Oklahoma	72-1361471

Quail USA, LLC	Oklahoma	82-0578885

(1)	The address, including zip code, and telephone number, including area code, of each of the additional Registrants’ principal executive offices is c/o Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, (281) 406-2000. The primary standard industrial classification code number of each of the additional Registrants is 1381. The name, address, including zip code, and telephone number, including area code, of the agent for service for each of the additional Registrants is Jon-Al Duplantier, Senior Vice President, Chief Administrative Officer and General Counsel, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, (281) 406-2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2014

PRELIMINARY PROSPECTUS

Parker Drilling Company

Offer to Exchange

$360,000,000 of 6.75% Senior Notes due 2022

which have been registered under

the Securities Act of 1933

for any and all outstanding

$360,000,000 of unregistered 6.75% Senior Notes due 2022

issued on January 22, 2014

Parker Drilling Company is offering to exchange registered 6.75% Senior Notes due 2022, or the “exchange notes,” for any and all of its $360.0 million aggregate principal amount of unregistered 6.75% Senior Notes due 2022 that were issued pursuant to a private placement on January 22, 2014, or the “private notes.” We refer to the private notes and the exchange notes collectively in this prospectus as the “notes.” We refer to this exchange as the “exchange offer.” The exchange notes are substantially identical to the private notes, except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights, and related additional interest provisions, applicable to the private notes will not apply to the exchange notes. The exchange notes will represent the same debt as the private notes and we will issue the exchange notes under the same indenture used in issuing the private notes.

Terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless we extend it.

•	The exchange offer is subject to customary conditions, which we may waive.

•	We will exchange all private notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the private notes will become due on the same terms under the exchange notes.

•	You may withdraw your tender of private notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your private notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	We believe that the exchange of private notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Material U.S. Federal Income and Estate Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

Investing in the exchange notes involves risks. See “Risk Factors,” beginning on page 11, for a discussion of certain factors that you should consider before deciding to participate in the exchange offer.

Each broker-dealer that receives the exchange notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Until                    , 2014 all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. We have agreed that, until                     , 2014, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXCEPTION OR EXEMPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ABOUT THIS PROSPECTUS

We have filed a registration statement on Form S-4 with respect to the exchange notes with the SEC. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules.

i

Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

You may also obtain documents referenced in this prospectus without charge by writing or telephoning us at the following address and telephone number:

Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, Texas 77046

Attention: Investor Relations

Telephone: (281) 406-2000

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the expiration date.

ii

PROSPECTUS SUMMARY

This summary highlights information about Parker Drilling Company, the exchange offer and the exchange notes. This summary is not complete and does not contain all of the information that is important to you. To understand the exchange offer fully and for a more complete description of the legal terms of the exchange notes, you should carefully read this entire prospectus, particularly the risks of investing in the exchange notes discussed under “Risk Factors,” our audited historical combined financial statements, our unaudited historical consolidated and combined financial statements, our unaudited pro forma condensed consolidated financial information, the respective notes to those financial statements and the accompanying letter of transmittal. In this prospectus, other than in “Description of the Exchange Notes” and unless the context requires otherwise, “Parker Drilling,” “we,” “us” and “our” refer to Parker Drilling Company and its subsidiaries and consolidated joint ventures.

Parker Drilling Company

We are an international provider of contract drilling and drilling-related services and rental tools. We have operated in over 50 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world. We currently have operations in 24 countries, 10 of which we entered through our acquisition in 2013 of International Tubular Services Limited and certain of its affiliates (collectively, “ITS”) and other related assets (the “ITS Acquisition”). We own and operate drilling rigs and drilling-related equipment and also perform drilling-related services, referred to as Operations & Maintenance (“O&M”) work, for customer-owned drilling rigs on a contracted basis. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. Our rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. We have significant knowledge of the equipment needs of our customers and the logistical and product quality requirements of an effective rental tools supplier. We believe we are industry leaders in quality, health, safety and environmental practices.

Our business is currently comprised of five operating segments: Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling and Technical Services.

Our principal executive offices are located at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 and our telephone number at that location is (281) 406-2000.

Our Rental Tools Business

Our rental tools business provides premium rental tools for land and offshore oil and natural gas drilling and workover and production applications. Tools we provide include drill pipe, heavy-weight drill pipe, tubing, high-torque connections, blow-out preventers (“BOPs”), drill collars, casing running systems, tools for fishing services and more. Our U.S. rental tools business is headquartered in New Iberia, Louisiana and our international rental tools business is headquartered in Aberdeen, Scotland. We maintain an inventory of rental tools and provide services to our customers from facilities in Louisiana, Texas, Oklahoma, Wyoming, North Dakota and West Virginia, as well as in the Middle East, Latin America, the U.K. and Europe, and the Asia-Pacific regions.

During 2013, our largest single market for rental tools continued to be U.S. land drilling, a cyclical market driven primarily by commodity prices and our customers’ access to project financing. The increase in unconventional lateral drilling, often used in shale formations, added to the market demand for rental tools, keeping our U.S. market focus in the regions of primary shale plays. A growing portion of our U.S. rental tools business is supplying tubular goods and other equipment to offshore Gulf of Mexico (“GOM”) customers.

On April 22, 2013, we completed the ITS Acquisition. ITS provides rental drilling equipment and pressure control systems, fishing services, tubular running services and machine shop support for exploration and production (“E&P”) companies, drilling contractors and service companies from 21 operating facilities.

Our principal customers are major and independent oil and natural gas E&P companies. Generally, rental tools are used for only a portion of a well drilling program and are requested by the customer when they are needed, requiring us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis. For 2013, approximately 51.1 percent, 31.3 percent, and 17.6 percent of revenues from our rental tools business were derived from U.S. land, international, and offshore GOM customers, respectively.

Our U.S. Barge Drilling Business

Our U.S. GOM barge drilling rig fleet is the largest marketed barge fleet in the GOM region, with rigs ranging from 1,000 to 3,000 horsepower with drilling depth capabilities ranging from 13,000 to over 30,000 feet. Our rigs drill for oil and natural gas in the shallow waters in and along the inland waterways and coasts of Louisiana, Alabama and Texas. The barge drilling industry in the GOM is characterized by cyclical activity where utilization and dayrates are typically driven by commodity prices and our customers’ access to project financing. Contract terms tend to be well-to-well or multi-well programs, most commonly ranging from 45 to 150 days.

We continue to make investments in our barge drilling fleet to increase its efficiency and safety performance. In May 2014 we increased our marketed fleet by two as we completed the refurbishment of Rig 55B and purchased a 2011-built posted barge rig. Our rigs are all equipped for zero-discharge operations and are suitable for a variety of drilling programs in inland coastal waters, from along inland waterways requiring shallow draft barges to open water drilling on the continental shelf requiring more robust capabilities.

Our U.S. Drilling Business

Our U.S. Drilling business primarily consists of two new-design arctic-class drilling rigs in Alaska intended to address the challenges presented by the remote location, harsh climate and sensitive environment that characterize the Alaskan North Slope in addition to O&M work in support of ExxonMobil’s Santa Ynez Unit offshore platform operations located in the Channel Islands region of California. The arctic-class drilling rigs deliver improved drilling efficiency, operating consistency and safety in this very demanding setting. In early December 2012 we commenced drilling operations with the first rig. The second rig completed client acceptance testing and began drilling in February 2013. The Alaskan North Slope drilling market is a focus of global and regional E&P companies with active programs to develop the area’s hydrocarbon resources. In this market, drilling activity, and therefore production, is constrained by the existing limits of the infrastructure in place and the capabilities of existing aged technology. We believe our new-design rigs contribute to expanded drilling capabilities for our customers in this market.

Our International Drilling Business

Our international drilling business includes operations related to Parker-owned and customer-owned rigs. We strive to deploy our fleet of Parker-owned rigs in markets where we expect to have opportunities to keep the rigs at work consistently and build a sufficient presence to achieve efficient operating scale. At December 31, 2013, we had rigs operating in Mexico, Colombia, Kazakhstan, Papua New Guinea, Indonesia, the Kurdistan Region of Iraq and Sakhalin Island, Russia. In addition, we have O&M and ongoing project management activities for customer-owned rigs in Sakhalin Island, Russia, South Korea and Kuwait.

The international drilling markets in which we operate have one or more of the following characteristics:

•	customers that typically are major, independent or national oil and natural gas companies or integrated service providers;

•	drilling programs in remote locations with little infrastructure requiring a large inventory of spare parts and other ancillary equipment and self-supported service capabilities;

•	complex wells and/or harsh environments such as high pressure, deep depths, hazardous or geologically challenging conditions, requiring specialized equipment and considerable experience to drill;

•	drilling contracts that generally cover periods of one year or more; and

•	O&M contracts that are typically in support of multi-year drilling programs.

Our Technical Services Business

Our technical services business provides engineering and related project services during the Front End Engineering Design (“FEED”), pre-FEED and concept development phases of customer-owned drilling facility projects. During the Engineering, Procurement, Construction and Installation (“EPCI”) phase, we focus primarily on the drilling systems engineering, procurement, commissioning and installation and we typically provide customer support during construction. Currently, we provide these services on the Berkut platform project for Exxon Neftegas Limited (“ENL”). Additionally, we have a FEED engagement for an onshore arctic drilling facility project. Because these projects are customer-owned and customer-funded, the Technical Services business does not typically require significant capital and we believe this business helps to position us for future expansion in the drilling O&M business.

Our technical services business is also our engineering expertise center and provides our ongoing businesses with services similar to those provided to our external customers, including engineering design, retrofitting of existing rigs, modification, upgrades and other technology-related improvements.

Our Strategy

We intend to successfully compete in select energy services businesses which benefit our customers’ exploration, appraisal and development programs, and in which operational execution is the key measure of success. We will do this by:

•	Consistently delivering innovative, reliable, and efficient results that help our customers reduce their operational risks and manage their operating costs; and

•	Investing to improve and grow our existing business lines, and to expand the scope of products and services we offer.

Our Core Competencies

There are many factors that will affect our success, but key among them is strengthening our core competencies, which we believe are the foundation for delivering operational excellence to our customers:

Customer-Aligned Operational Excellence: Our daily focus is meeting the needs of our customers. We strive to anticipate our customers’ challenges and provide innovative, reliable and efficient solutions to help them achieve their business objectives.

Rapid Personnel Development: Motivated, skilled and effective people are critical to the successful execution of our strategy. We strive to attract and retain the best people, to develop depth and strength in key skills, and to provide a safety- and solutions-oriented workforce to our customers.

Selective and Effective Market Entry: We are selective about the services we provide, geographies in which we operate, and customers we serve. We intend to build Parker’s business in markets with the best potential for sustained growth, profitability and operating scale. We are strategic, timely and intentional when we enter new markets and when we grow organically or through acquisitions or investments in new business ventures.

Enhanced Asset Management and Predictive Maintenance: We believe well-maintained rigs, equipment and rental tools are critical to providing reliable results for our customers. We employ predictive and preventive maintenance programs and training to sustain high levels of effective utilization and to provide reliable operating performance and efficiency.

Deployment of Standard, Modular and Configurable Processes and Equipment: To address the challenging and harsh environments in which our customers operate, we develop standardized processes and equipment that can be configured to meet each project’s distinct technological requirements. Repeatable processes and modular equipment leverage our investments in assets and employees, increase efficiency and reduce disruption.

We believe there are tangible rewards from delivering value to our customers through superior execution of our core competencies. When we deliver innovative, reliable and efficient solutions aligned with our customers’ needs, we believe we are well-positioned to earn premium rates, generate follow-on business and create growth opportunities that enhance our financial performance and advance our strategy.

The Exchange Offer

On January 22, 2014, we completed a private offering of $360.0 million aggregate principal amount of the private notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the private notes in which we agreed, among other things, to use our commercially reasonable efforts to cause the exchange offer to be completed within 300 days after January 22, 2014. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange

•	$1,000 principal amount of our 6.75% Senior Notes due 2022 registered under the Securities Act, which we refer to as exchange notes,

for

•	each $1,000 principal amount of our unregistered 6.75% Senior Notes due 2022 issued on January 22, 2014 in a private offering (CUSIP Numbers 701081 AW1 and U70081 AG6), which we refer to as private notes.

As of the date of this prospectus, there are $360,000,000 aggregate principal amount of private notes outstanding. See “The Exchange Offer.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we extend the expiration date. In that case, the phrase “expiration date” will mean the latest date and time to which we extend the exchange offer. We will issue exchange notes on the expiration date or promptly after that date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions which include, among other things, the absence of any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See “The Exchange Offer — Conditions.”

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the private notes you wish to exchange and any other required documentation to The Bank of New York Mellon Trust Company, N.A, which is acting as exchange agent, for receipt prior to 5:00 p.m., New York City time, on the expiration date. By signing the letter of transmittal, you represent to and agree with us that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Parker Drilling Company, or a broker-dealer tendering the private notes acquired directly from Parker Drilling Company for its own account.

If you are a broker-dealer who will receive exchange notes for your own account in exchange for private notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes	We believe that you may offer for resale, resell and transfer your exchange notes without registering them under the Securities Act and delivering a prospectus, if you can make the same three representations that appear above under the heading “Procedures for Participating in the Exchange Offer.” Our belief is based on interpretations of the SEC staff for other exchange offers that the SEC staff expressed in some of the SEC’s no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

If you are a broker-dealer that has received exchange notes for your own account in exchange for private notes that were acquired as a result of market-making or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

Special Procedures for Beneficial Owners	If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	If you wish to tender your private notes and you cannot do so before the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes	We will accept for exchange any and all private notes that are properly surrendered in the exchange offer and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Certain Federal Income Tax Considerations	The exchange of private notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes. See the discussion under the caption “Material U.S. Federal Income and Estate Tax Considerations” for more information.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The Bank of New York Mellon Trust Company, N.A. also serves as trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Failure to Exchange Private Notes Will Adversely Affect You	If you are eligible to participate in this exchange offer and you do not surrender your private notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to accrue interest until maturity in accordance with the terms of the private notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security than before.

The Exchange Notes

The exchange notes have the same financial terms and covenants as the private notes. The exchange notes will evidence the same debt as the private notes, and the same indenture will govern the exchange notes and the private notes. We refer to the exchange notes and the private notes collectively as the notes. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Parker Drilling Company

Notes Offered	$360,000,000 in aggregate principal amount of 6.75% senior notes due 2022.

Maturity Date	July 15, 2022.

Interest Payment Dates	January 15 and July 15 of each year, with the next interest payment date being July 15, 2014.

Ranking	The exchange notes will be our general unsecured obligations. The exchange notes will rank equal in right of payment with all of our existing and future senior unsecured indebtedness (including our other outstanding series of senior notes). However, the exchange notes will (1) effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and (2) structurally rank junior to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and other liabilities of such subsidiaries owed to Parker Drilling Company). As of March 31, 2014, we had approximately (1) $631.4 million of indebtedness outstanding on an unconsolidated basis, (2) no indebtedness outstanding at our non-guarantor subsidiaries and (3) $74.0 million available for borrowing under the revolving loan portion of our Secured Credit Agreement (the “Revolver”) (which includes an approximate $6.0 million reduction in availability for outstanding letters of credit).

Subsidiary Guarantees	Initially, the exchange notes will be jointly and severally guaranteed by each of our subsidiaries that guarantee any indebtedness under our Secured Credit Agreement or our other outstanding series of senior notes. In the future, if any of our restricted subsidiaries that is not already a subsidiary guarantor guarantees, assumes or otherwise becomes an obligor with respect to any of our or any subsidiary guarantors’ indebtedness, it will become a subsidiary guarantor under the terms set forth in “Description of the Exchange Notes — Additional Subsidiary Guarantees.” The subsidiary guarantee of each guarantor will rank:

•	equal in right of payment with all of the existing and future senior unsecured debt of such guarantor including the guarantee of our senior unsecured indebtedness (including our other outstanding series of senior notes);

•	effectively subordinate to all existing and future secured indebtedness of such guarantor; and

•	senior in right of payment to all future subordinated indebtedness of such guarantor.

As of March 31, 2014:

•	we had no indebtedness outstanding at our guarantor subsidiaries (other than guarantees of our obligations under the 9.125% Senior Notes due 2018 (the “9.125% Notes”), the 7.50% Senior Notes due 2020 (the “7.50% Notes”), our Secured Credit Agreement and the private notes); and

•	the subsidiary guarantees were effectively subordinated to no guarantees of secured indebtedness under our Secured Credit Agreement.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Optional Redemption	At any time prior to January 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes with an amount of cash not to exceed the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the Exchange Notes — Optional Redemption,” if at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

At any time prior to January 15, 2018, we may redeem some or all of the notes at a “make whole” redemption price set forth under “Description of the Exchange Notes — Optional Redemption.”

On or after January 15, 2018, we may redeem some or all of the notes at the redemption prices set forth under “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If we experience specified kinds of changes of control, we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The private notes were, and the exchange notes will be, issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness;

•	make investments;

•	incur or guarantee additional indebtedness;

•	create or incur liens;

•	enter into sale and leaseback transactions;

•	incur dividend or other payment restrictions affecting subsidiaries;

•	merge or consolidate with other entities;

•	enter into transactions with affiliates; and

•	engage in certain business activities.

These covenants are subject to a number of important exceptions and qualifications. Please see “Description of the Exchange Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of the Exchange Notes — Certain Covenants.”

Absence of Established Market for the Notes	The exchange notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the exchange notes may not develop or be maintained.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes in exchange for private notes as described in this prospectus, we will receive private notes of like principal amount. The private notes surrendered in exchange for the exchange notes will be retired and cancelled.

Consequences of Failure to Exchange Private Notes	If you do not exchange your private notes for exchange notes under the exchange offer, the private notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the private notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register private notes under the Securities Act unless the registration rights agreement requires us to do so.

Risk Factors	You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus, before deciding whether to participate in this exchange offer.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included in this prospectus, including the financial statements and related notes, before deciding to exchange your private notes for exchange notes pursuant to this exchange offer. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be adversely affected.

Risks Related to Our Business

Volatile oil and natural gas prices impact demand for our services. A decrease in demand for crude oil and natural gas or other factors may reduce demand for our services and substantially reduce our profitability or result in losses.

The success of our operations is significantly dependent upon the exploration and development activities of the major, independent and national oil and natural gas companies and large integrated service companies that comprise our customer base. Oil and natural gas prices and market expectations regarding potential changes in these prices can be extremely volatile. Increases or decreases in oil and natural gas prices and expectations of future prices could have an impact on our customers’ long-term exploration and development activities, which in turn could materially affect our business and financial performance. Higher commodity prices do not necessarily result immediately in increased drilling activity because our customers’ expectations of future commodity prices typically drive demand for our drilling services.

Commodity prices and demand for our services also depends upon numerous factors which are beyond our control, including:

•	the demand for oil and natural gas;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the adoption or repeal of laws and government regulations, both in the United States and other countries;

•	the imposition or lifting of economic sanctions against certain regions, persons and other entities;

•	the number of ongoing and recently completed rig construction projects which may create overcapacity;

•	local and worldwide military, political and economic events, including events in the oil producing countries of Africa, the Middle East, Russia, Central Asia, Southeast Asia and Latin America;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and prices;

•	the level of production by non-OPEC countries;

•	weather conditions;

•	expansion or contraction of worldwide economic activity, which affects levels of consumer and industrial demand;

•	the rate of discovery of new oil and natural gas reserves;

•	domestic and foreign tax policies;

•	acts of terrorism in the United States or elsewhere;

•	the development and use of alternative energy sources; and

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves.

A slowdown in economic activity may result in lower demand for our drilling and drilling related services and rental tools business, and could have a material adverse effect on our business.

A slowdown in economic activity in the United States or abroad could lead to uncertainty in corporate credit availability and capital market access and could reduce worldwide demand for energy and result in lower crude oil and natural gas prices. Our business depends to a significant extent on the level of international onshore drilling activity and GOM inland and offshore drilling activity for oil and natural gas. Depressed oil and natural gas prices from lower demand as a result of slow or negative economic growth would reduce the level of exploration, development and production activity, all of which could cause our revenues and margins to decline, decrease dayrates and utilization of our rigs and use of our rental tools and limit our future growth prospects. Any significant decrease in dayrates or utilization of our rigs or use of our rental tools could materially reduce our revenue and profitability. In addition, current and potential customers who depend on financing for their drilling projects may be forced to curtail or delay projects and may also experience an inability to pay suppliers and service providers, including us. Likewise, economic conditions in the United States or abroad could impact our vendors’ and suppliers’ ability to meet obligations to provide materials and services in general. All of these factors could have a material adverse effect on our business and financial results.

Rig upgrade, refurbishment and construction projects are subject to risks and uncertainties, including delays and cost overruns, which could have an adverse impact on our results of operations and cash flows.

We regularly make significant expenditures in connection with upgrading and refurbishing our rig fleet. These activities include planned upgrades to maintain quality standards, routine maintenance and repairs, changes made at the request of customers, and changes made to comply with environmental or other regulations. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of equipment or skilled labor;

•	unforeseen engineering problems;

•	unanticipated change orders;

•	work stoppages;

•	adverse weather conditions;

•	unexpectedly long delivery times for manufactured rig components;

•	unanticipated repairs to correct defects in construction not covered by warranty;

•	failure or delay of third-party equipment vendors or service providers;

•	unforeseen increases in the cost of equipment, labor or raw materials, particularly steel;

•	disputes with customers, shipyards or suppliers;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	financial or other difficulties with current customers at shipyards and suppliers;

•	loss of revenue associated with downtime to remedy malfunctioning equipment not covered by warranty;

•	unanticipated cost increases;

•	loss of revenue and payments of liquidated damages for downtime to perform repairs associated with defects, unanticipated equipment refurbishment and delays in commencement of operations; and

•	lack of ability to obtain the required permits or approvals, including import/export documentation.

Any one of the above risks could adversely affect our financial condition and results of operations. Delays in the delivery of rigs being constructed or undergoing upgrade, refurbishment or repair may, in many cases, delay commencement of a drilling contract resulting in a loss of revenue to us, and may also cause our customer to renegotiate the drilling contract for the rig or terminate or shorten the term of the contract under applicable late delivery clauses, if any. If one of these contracts is terminated, we may not be able to secure a replacement contract on as favorable terms, if at all. Additionally, actual expenditures for required upgrades or to refurbish or construct rigs could exceed our planned capital expenditures, impairing our ability to service our debt obligations.

Failure to attract and retain skilled and experienced personnel could affect our operations.

We require skilled, trained and experienced personnel to provide our customers with the highest quality technical services and support for our drilling operations. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience we require. Competition for skilled labor and other labor required for our operations intensifies as the number of rigs activated or added to worldwide fleets or under construction increases, creating upward pressure on wages. In periods of high utilization, we have found it more difficult to find and retain qualified individuals. A shortage in the available labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. Increases in our operating costs could adversely affect our business and financial results. Moreover, the shortages of qualified personnel or the inability to obtain and retain qualified personnel could negatively affect the quality, safety and timeliness of our operations.

Our debt levels and debt agreement restrictions may limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

As of March 31, 2014, we had:

•	$631.4 million of long-term debt, including $18.8 million of current portion of long-term debt;

•	$56.4 million of operating lease commitments; and

•	$6.0 million of standby letters of credit.

Our ability to meet our debt service obligations depends on our ability to generate positive cash flows from operations. We have in the past, and may in the future, incur negative cash flows from one or more segments of our operating activities. Our future cash flows from operating activities will be influenced by the demand for our drilling services, the utilization of our rigs, the dayrates that we receive for our rigs, demand for our rental tools, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control.

If we are unable to service our debt obligations, we may have to take one or more of the following actions:

•	delay spending on capital projects, including maintenance projects and the acquisition or construction of additional rigs, rental tools and other assets;

•	sell equity or assets; and

•	restructure or refinance our debt.

Additional indebtedness or equity financing may not be available to us in the future for the refinancing or repayment of existing indebtedness, or if available, such additional indebtedness or equity financing may not be available on a timely basis, or on terms acceptable to us and within the limitations specified in our then existing debt instruments. In addition, in the event we decide to sell assets, we can provide no assurance as to the timing of any asset sales or the proceeds that could be realized from any such asset sale. Our ability to generate sufficient cash flow from operating activities to pay the principal of and interest on our indebtedness is subject to certain market conditions and other factors which are beyond our control.

Increases in the level of our debt and restrictions in the covenants contained in the instruments governing our debt could have important consequences to you. For example, they could:

•	result in a reduction of our credit rating, which would make it more difficult for us to obtain additional financing on acceptable terms;

•	require us to dedicate a substantial portion of our cash flows from operating activities to the repayment of our debt and the interest associated with our debt;

•	limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, and create liens on our properties;

•	place us at a competitive disadvantage compared with our competitors that have relatively less debt; and

•	make us more vulnerable to downturns in our business.

Our current operations and future growth may require significant additional capital, and the amount of our indebtedness could impair our ability to fund our capital requirements.

Our business requires substantial capital. Currently, we anticipate that our capital expenditures in 2014 will be between $180 million and $200 million. We may require additional capital in the event of growth opportunities, unanticipated maintenance requirements or significant departures from our current business plan.

Additional financing may not be available on a timely basis or on terms acceptable to us and within the limitations contained in our Amended and Restated Senior Secured Credit Agreement (the “Secured Credit Agreement”) and the indentures governing our 7.50% Notes and the private notes (the “Senior Notes”). Failure to obtain additional financing, should the need for it develop, could impair our ability to fund capital expenditure requirements and meet debt service requirements and could have an adverse effect on our business.

Our Secured Credit Agreement and the indentures for our Senior Notes impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

The Secured Credit Agreement and the indentures governing our Senior Notes impose significant operating and financial restrictions on us. These restrictions limit our ability to:

•	make investments and other restricted payments, including dividends;

•	incur additional indebtedness;

•	create liens;

•	engage in sale leaseback transactions;

•	sell our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions. Our Secured Credit Agreement also requires us to maintain ratios for consolidated leverage, consolidated interest coverage and consolidated senior secured leverage. These covenants may adversely affect our ability to finance our future operations and capital needs and to pursue available business opportunities. A breach of any of these covenants could result in a default with respect to the related indebtedness. If a default were to occur, the lenders under our Secured Credit Agreement and the holders of our Senior Notes could elect to declare the indebtedness, together with accrued interest, immediately due and payable. If the repayment of the indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness.

Certain of our contracts are subject to cancellation by our customers without penalty and with little or no notice.

Certain of our contracts are subject to cancellation by our customers without penalty and with relatively little or no notice. When drilling market conditions are depressed, a customer may no longer need a rig or rental tools that are currently under contract or may be able to obtain comparable equipment at lower dayrates. Further, due to government actions, a customer may no longer be able to operate in, or it may not be economical to operate in, certain regions. As a result, customers may leverage their termination rights in an effort to renegotiate contract terms.

Our customers may also seek to terminate contracts if we experience operational problems. If our equipment fails to function properly and cannot be repaired promptly, our customers will not be able to engage in drilling operations and may have the right to terminate the contracts. If equipment is not timely delivered to a customer or does not pass acceptance testing, a customer may in certain circumstances have the right to terminate the contract. Even the payment of a termination fee may not fully compensate us for the loss of the contract. Early termination of a contract may result in a rig or other equipment being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. The cancellation or renegotiation of a number of our contracts could materially reduce our revenue and profitability.

We rely on a small number of customers and the loss of a significant customer could adversely affect us.

A substantial percentage of our revenues are generated from a relatively small number of customers and the loss of a significant customer could adversely affect us. In 2013, our largest customer, Exxon Neftegas Limited, accounted for approximately 15.6 percent of our total revenues. Each of our segments depends on a limited number of key customers and the loss of any one or more key customers could have a material adverse effect on a segment. Our consolidated results of operations could be adversely affected if any of our significant customers terminate their contracts with us, fail to renew our existing contracts or refuse to award new contracts to us.

The contract drilling and the rental tools businesses are highly competitive and cyclical, with intense price competition.

The contract drilling and rental tools markets are highly competitive and many of our competitors in both the contract drilling and rental tools businesses may possess greater financial resources than we do. Some of our competitors also are incorporated in countries that may provide them with significant tax advantages that are not available to us as a U.S. company and which may impair our ability to compete with them for many projects.

Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling and workover rigs can be moved from one region to another in response to changes in levels of activity, provided market conditions warrant, which may result in an oversupply of rigs in an area. Many competitors have constructed numerous rigs during periods of high energy prices and, consequently, the number of rigs available in some of the markets in which we operate has exceeded the demand for rigs for extended periods of time, resulting in intense price competition. Most drilling contracts are awarded on the basis of competitive bids, which also results in price competition. Historically, the drilling service industry has been highly cyclical, with periods of high demand, limited equipment supply and high dayrates often followed by periods of low demand, excess equipment supply and low dayrates. Periods of low demand and excess equipment supply intensify the competition in the industry and often result in equipment being idle for long periods of time. During periods of decreased demand we typically experience significant reductions in dayrates and utilization. The Company, or its competition, may move rigs or other equipment from one geographic location to another location; the cost of which may be substantial. If we experience reductions in dayrates or if we cannot keep our equipment utilized, our financial performance will be adversely impacted. Prolonged periods of low utilization and dayrates could result in the recognition of impairment charges on certain of our rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable.

Our international operations are subject to governmental regulation and other risks.

We derive a significant portion of our revenues from our international operations. In 2013, we derived approximately 48.1 percent of our revenues from operations in countries outside the United States. Our international operations are subject to the following risks, among others:

•	political, social and economic instability, war, terrorism and civil disturbances;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	expropriation, confiscatory taxation and nationalization of our assets;

•	foreign laws and governmental regulation, including inconsistencies and unexpected changes in laws or regulatory requirements, and changes in interpretations or enforcement of existing laws or regulations;

•	increases in governmental royalties;

•	import-export quotas or trade barriers;

•	hiring and retaining skilled and experienced workers, some of whom are represented by foreign labor unions;

•	work stoppages;

•	damage to our equipment or violence directed at our employees, including kidnapping;

•	piracy of vessels transporting our people or equipment;

•	unfavorable changes in foreign monetary and tax policies;

•	solicitation by government officials for improper payments or other forms of corruption;

•	foreign currency fluctuations and restrictions on currency repatriation;

•	repudiation, nullification, modification or renegotiation of contracts; and

•	other forms of governmental regulation and economic conditions that are beyond our control.

We currently have operations in 24 countries. Our operations are subject to interruption, suspension and possible expropriation due to terrorism, war, civil disturbances, political and capital instability and similar events, and we have previously suffered loss of revenue and damage to equipment due to political violence. Civil and political disturbances in international locations may affect our operations. We may not be able to obtain insurance policies covering risks associated with these types of events, especially political violence coverage, and such policies may only be available with premiums that are not commercially justifiable.

Our international operations are subject to the laws and regulations of a number of foreign countries with political, regulatory and judicial systems and regimes that may differ significantly from those in the United States. Our ability to compete in international contract drilling and rental tool markets may be adversely affected by foreign governmental regulations and/or policies that favor the awarding of contracts to contractors in which nationals of those foreign countries have substantial ownership interests or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, our foreign subsidiaries may face governmentally imposed restrictions or fees from time to time on the transfer of funds to us.

In addition, tax and other laws and regulations in some foreign countries are not always interpreted consistently among local, regional and national authorities, which can result in disputes between us and governing authorities. The ultimate outcome of these disputes is never certain, and it is possible that the outcomes could have an adverse effect on our financial performance.

A portion of the workers we employ in our international operations are members of labor unions or otherwise subject to collective bargaining. We may not be able to hire and retain a sufficient number of skilled and experienced workers for wages and other benefits that we believe are commercially reasonable.

We may experience currency exchange losses where revenues are received or expenses are paid in nonconvertible currencies or where we do not take protective measures against exposure to a foreign currency. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital. Given the international scope of our operations, we are exposed to risks of currency fluctuation and restrictions on currency repatriation. We attempt to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts payable in U.S. dollars or freely convertible foreign currency. In addition, some parties with which we do business could require that all or a portion of our revenues be paid in local currencies. Foreign currency fluctuations, therefore, could have a material adverse effect upon our results of operations and financial condition.

The shipment of goods, services and technology across international borders subjects us to extensive trade laws and regulations. Our import activities are governed by the unique customs laws and regulations in each of the countries where we operate. Moreover, many countries, including the U.S., control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments may also impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations can cause delays in shipments and unscheduled operational downtime. Moreover, any failure to comply with applicable legal and regulatory trading obligations could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from governmental contracts, seizure of shipments and loss of import and export privileges.

Failure to comply with anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, could result in fines, criminal penalties, negative commercial consequences and an adverse effect on our business.

The U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments or providing improper benefits for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-corruption laws. However, we operate in many parts of the world that experience corruption. If we are found to be liable for violations of these laws either due to our own acts or omissions or due to the acts or omissions of others (including our joint venture partners, agents or other third party representatives), we could suffer from commercial, civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

We are not fully insured against all risks associated with our business.

We ordinarily maintain insurance against certain losses and liabilities arising from our operations. However, we do not insure against all operational risks in the course of our business. Due to the high cost, high self-insured retention and limited coverage insurance for windstorms in the GOM we have elected not to purchase windstorm insurance for our inland barges in the GOM. Although we have retained the risk for physical loss or damage for these rigs arising from a named windstorm, we have procured insurance coverage for removal of a wreck caused by a windstorm. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial position and results of operations.

We are subject to hazards customary for drilling operations, which could adversely affect our financial performance if we are not adequately indemnified or insured.

Substantially all of our operations are subject to hazards that are customary for oil and natural gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and natural gas well fires and explosions, natural disasters, pollution and mechanical failure. Our offshore operations also are subject to hazards inherent in marine operations, such as capsizing, sinking, grounding, collision and damage from severe weather conditions. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. We have had accidents in the past due to some of these hazards. We may not be able to insure against these risks or to obtain indemnification to adequately protect us against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured against or for which we are not indemnified, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not continue to be available to cover any or all of these risks. For example, pollution, reservoir damage and environmental risks generally are not fully insurable. Even if such insurance is available, insurance premiums or other costs may rise significantly in the future, making the cost of such insurance prohibitive.

Certain areas in and near the GOM are subject to hurricanes and other extreme weather conditions. When operating in and near the GOM, our drilling rigs and rental tools may be located in areas that could cause them to be susceptible to damage or total loss by these storms. In addition, damage caused by high winds and turbulent seas to our rigs, our shore bases and our corporate infrastructure could potentially cause us to curtail operations for significant periods of time until the effects of the damages can be repaired. In addition, our rigs in arctic regions can be affected by seasonal weather so severe, conditions are deemed too unsafe for operations.

Government regulations and environmental risks, which reduce our business opportunities and increase our operating costs, might become more stringent in the future.

Government regulations control and often limit access to potential markets and impose extensive requirements concerning employee privacy and safety, environmental protection, pollution control and remediation of environmental contamination. Environmental regulations, including species protections, prohibit access to some locations and make others less economical, increase equipment and personnel costs, and often impose liability without regard to negligence or fault. In addition, governmental regulations, such as those related to climate change, may discourage our customers’ activities, reducing demand for our products and services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.

Regulation of greenhouse gases and climate change could have a negative impact on our business.

Some scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHGs”) and including carbon dioxide and methane, may be contributing to warming of the earth’s atmosphere and other climatic changes. In response to such studies, the issue of climate change and the effect of GHG emissions, in particular emissions from fossil fuels, is attracting increasing attention worldwide. Legislative and regulatory measures to address concerns that emissions of GHGs are contributing to climate change are in various phases of discussions or implementation at the international, national, regional and state levels.

In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which establishes a binding set of emission targets for GHGs, became binding on the countries that had ratified it. International discussions are underway to develop a treaty to replace the Kyoto Protocol after its expiration in 2020. In the United States, federal legislation imposing restrictions on GHGs is under consideration. In addition, the U.S. Environmental Protection Agency (“EPA”) is taking steps to regulate GHGs as pollutants under the Clean Air Act (the “CAA”). To date, the EPA has issued (i) a “Mandatory Reporting of Greenhouse Gases” final rule, which establishes a new comprehensive scheme requiring operators of stationary sources (including certain oil and natural gas production systems) in the United States emitting more than established annual thresholds of carbon dioxide-equivalent GHGs to inventory and report their GHG emissions annually; (ii) an “Endangerment Finding” final rule, effective January 14, 2010, which states that current and projected concentrations of six key GHGs in the atmosphere, as well as emissions from new motor vehicles and new motor vehicle engines, threaten public health and welfare, which allowed the EPA to finalize motor vehicle GHG standards (the effect of which could reduce demand for motor fuels refined from crude oil); and (iii) a final rule, effective August 2, 2010, to address permitting of GHG emissions from stationary sources under the CAA’s Prevention of Significant Deterioration (“PSD”) and Title V programs. This final rule “tailors” the PSD and Title V programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting.

Because our business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties or international agreements related to GHGs and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and natural gas or otherwise result in reduced economic activity generally. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business. In addition to potential impacts on our business directly or indirectly resulting from climate-change legislation or regulations, our business also could be negatively affected by climate-change related physical changes or changes in weather patterns. An increase in severe weather patterns could result in damages to or loss of our rigs, impact our ability to conduct our operations and/or result in a disruption of our customers’ operations.

We are regularly involved in litigation, some of which may be material.

We are regularly involved in litigation, claims and disputes incidental to our business, which at times may involve claims for significant monetary amounts, some of which would not be covered by insurance. We undertake all reasonable steps to defend ourselves in such lawsuits. Nevertheless, we cannot predict the ultimate outcome of such lawsuits and any resolution which is adverse to us could have a material adverse effect on our financial condition.

Increased regulation of hydraulic fracturing could result in reductions or delays in drilling and completing new oil and natural gas wells, which could adversely impact the demand for rental tools.

Hydraulic fracturing is a process sometimes used in the completion of oil and natural gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate natural gas and, to a lesser extent, oil production. Various governmental entities (within and outside the United States) are in the process of studying, restricting, regulating, or preparing to regulate hydraulic fracturing, directly and indirectly. For example, many state governments now require the disclosure of chemicals used in the fracturing process. The EPA has taken the position that hydraulic fracturing operations involving the use of diesel fuel in fracturing fluids are subject to permitting requirements under the Safe Drinking Water Act; has adopted air emissions standards that apply to well completion activities; is developing new standards for wastewater discharges associated with hydraulic fracturing; and is conducting a study on the impacts of hydraulic fracturing on groundwater. The Bureau of Land Management has also proposed regulations for hydraulic fracturing activities that would be unique to federal lands. In addition, some jurisdictions have imposed an express or de facto ban on hydraulic fracturing. These and other developments could cause operational delays or increased costs in exploration and production, which could adversely affect the demand for our rental tools.

A cybersecurity incident could negatively impact our business and our relationships with customers.

If our systems for protecting against cybersecurity risks prove not to be sufficient, we could be adversely affected by, among other things, loss or damage of intellectual property, proprietary information, or customer data, having our business operations interrupted, and increased costs to prevent, respond to, or mitigate cybersecurity attacks. These risks could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Our acquisitions, dispositions, and investments may not result in the realization of savings, the creation of efficiencies, the generation of cash or income, or the reduction of risk, which may have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

We continually seek opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments, or joint ventures. These transactions are intended to result in the realization of savings, the creation of efficiencies, the offering of new products or services, the generation of cash or income, or the reduction of risk. Acquisition transactions may be financed by additional borrowings or by the issuance of our common stock. These transactions may also affect our consolidated results of operations.

These transactions also involve risks, and we cannot ensure that:

•	any acquisitions would result in an increase in income;

•	any acquisitions would be successfully integrated into our operations and internal controls;

•	the due diligence prior to an acquisition would uncover situations that could result in financial or legal exposure, or that we will appropriately quantify the exposure from known risks;

•	any disposition would not result in decreased earnings, revenue, or cash flow;

•	use of cash for acquisitions would not adversely affect our cash available for capital expenditures and other uses;

•	any dispositions, investments, acquisitions, or integrations would not divert management resources; or

•	any dispositions, investments, acquisitions, or integrations would not have a material adverse effect on our results of operations or financial condition.

If we fail to integrate or realize the expected benefits from the ITS Acquisition, or if we incur any liabilities as a result of such transaction, our business, results of operations and profitability may be adversely affected.

We may not realize the expected benefits of the ITS Acquisition because the business may not perform financially as expected or because of integration difficulties and other challenges. The success of the ITS Acquisition will depend, in part, on our ability to successfully integrate the acquired business with our existing businesses. The integration process is anticipated to be complex, costly and time-consuming. Complications with the integration could result from the following circumstances, among others: failure to implement our business plan for the combined business; unanticipated issues in integrating and applying our internal control and other systems; failure to retain key customers; failure to retain key employees of ITS; and operating risks inherent in the acquired business. In addition, we may not accomplish the integration smoothly, successfully or within the anticipated costs or timeframe. Furthermore, we may not be able to achieve anticipated cost savings or other synergies or realize growth opportunities that we expect with respect to our operation of ITS’ business. Additionally, the ITS Acquisition subjects us to potential liabilities to which we would not otherwise be exposed. In particular, our due diligence process with respect to the ITS Acquisition suggests that its internal controls may have failed to prevent violations of potentially applicable international trade and anti-corruption laws, including those of the United Kingdom. We have investigated such violations and have and will, as appropriate, make any identified violations known to relevant authorities, cooperate with any resulting investigations and take proper remediation measures (including seeking any necessary government authorizations).

If we experience difficulties with the integration process or the anticipated growth opportunities and other potential synergies of the ITS Acquisition, or if we incur any liabilities related to such acquisition, our business, results of operations and profitability may be adversely affected.

The market price of our common stock has fluctuated significantly.

The market price of our common stock may continue to fluctuate in response to various factors and events, most of which are beyond our control, including the following:

•	the other risk factors described in this offering memorandum, including changes in oil and natural gas prices;

•	a shortfall in rig utilization, operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of the financial performance of us or our competitors or the financial performance of companies in the oilfield service industry generally;

•	changes in actual or market expectations with respect to the amounts of exploration and development spending by oil and natural gas companies;

•	general conditions in the economy and in energy-related industries;

•	general conditions in the securities markets;

•	political instability, terrorism or war; and

•	the outcome of pending and future legal proceedings, investigations, tax assessments and other claims.

Risks Related to the Exchange Notes

Payment of principal and interest on the exchange notes will be effectively subordinated to our senior secured debt to the extent of the value of the assets securing that debt.

The exchange notes will be senior unsecured obligations of Parker Drilling Company and the guarantees related to these exchange notes will be senior unsecured obligations of the subsidiaries that guarantee the exchange notes, in each case ranking senior in right of payment to all current and future subordinated debt. Holders of our secured obligations, including obligations under our Secured Credit Agreement, will have claims that are prior to claims of the holders of the exchange notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the exchange notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the exchange notes.

We have granted the lenders under our Secured Credit Agreement a security interest in all accounts receivable and certain deposit accounts of us and certain of our subsidiaries, a pledge of stock of certain of our subsidiaries, a naval mortgage on certain eligible barge drilling rigs owned by certain of our subsidiaries and substantially all of the other personal property and assets of certain of our subsidiaries.

In the event of a default on secured indebtedness, the parties granted security interests will have a prior secured claim on such assets. If the parties should attempt to foreclose on their collateral, our financial condition and the value of the exchange notes would be adversely affected.

We are a holding company and conduct substantially all of our operations through our subsidiaries, which may affect our ability to make payments on the exchange notes.

We conduct substantially all of our operations through our subsidiaries. As a result, our cash flows and our ability to service our debt, including the exchange notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries to us. Any payment of dividends, distributions, loans or other payments from our subsidiaries to us could be subject to statutory restrictions, including local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. In addition, payment of dividends or distributions from our joint ventures are subject to contractual restrictions. Payments to us by our subsidiaries also will be contingent upon the profitability of our subsidiaries. If we are unable to obtain funds from our subsidiaries we may not be able to pay interest or principal on the exchange notes when due, or to redeem the exchange notes upon a change of control, and we may not be able to obtain the necessary funds from other sources.

Some of our subsidiaries will not guarantee the exchange notes.

Some of our subsidiaries, including our existing and future immaterial subsidiaries, foreign subsidiaries, domestic subsidiaries owned by foreign subsidiaries, subsidiaries generating revenue primarily outside the United States and certain other subsidiaries, will not guarantee the exchange notes. The exchange notes will be structurally subordinated to all existing and future liabilities and preferred equity of the subsidiaries that do not guarantee the exchange notes. In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding with respect to any such subsidiary, we, as common equity owner of such subsidiary, and therefore, holders of our debt, including holders of the exchange notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of March 31, 2014, our non-guarantor subsidiaries and joint ventures collectively owned approximately 55.7% of our consolidated total assets and held approximately $46.5 million of our consolidated cash and cash equivalents of approximately $93.1 million. For the three months ended March 31, 2014, our non-guarantor subsidiaries and joint ventures had revenues of approximately $149.1 million and operating income of approximately $1.7 million. In 2012 and 2013, our non-guarantor subsidiaries and joint ventures had revenues of approximately $385.3 million and $549.3 million, respectively, and operating income of approximately $9.0 million and $29.0 million, respectively.

The subsidiary guarantees could be deemed fraudulent transfers under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you what standard a court would apply in determining a guarantor’s solvency and whether or not it would conclude that such guarantor was solvent when it incurred the guarantee. Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of certain change of control events affecting us, you will have the right to require us to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. Our ability to repurchase the exchange notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. We cannot assure you that we will have sufficient financial resources to purchase the exchange notes upon a change of control. In addition, the terms of other debt instruments to which we are party may not permit us to repurchase the exchange notes. The terms of our current Secured Credit Agreement prohibit our repurchase of the exchange notes, as may the terms of additional indebtedness we may incur in the future. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior secured credit facilities, the exchange notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we may not have sufficient funds available upon a change of control to make any required repurchases of this outstanding indebtedness. The failure to repurchase the exchange notes upon a change of control would constitute an event of default under the indenture for the exchange notes, which would likely in turn constitute a default under the terms of our or our subsidiaries’ other indebtedness.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the exchange notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

There will be no public trading market for the exchange notes, and your ability to sell your exchange notes is limited.

The exchange notes are new securities, and there is no existing public market for the exchange notes. We cannot assure you as to the liquidity of any markets that may develop for the exchange notes, the ability of holders of the exchange notes to sell their exchange notes or the price at which holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the number of holders of the exchange notes and the market for similar securities. The initial purchasers of the private notes have advised us that they currently intend to make a market in the exchange notes. However, none of the initial purchasers is obligated to do so, and any market-making activities may be discontinued by any of them at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange.

If you wish to tender your private notes for exchange, you must comply with the requirements described in this prospectus.

You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the exchange agent nor the Company has any duty to give you notice of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.

In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

If you do not exchange your private notes, you may have difficulty transferring them at a later time.

We will issue exchange notes in exchange for the private notes after the exchange agent receives your private notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do not participate in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds private notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any private notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of notes expected to remain outstanding following the completion of the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are “forward-looking statements”. All statements contained in this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Business,” “Properties,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” other than statements of historical facts, are “forward-looking statements,” including any statements regarding:

•	stability of prices and demand for oil and natural gas;

•	levels of oil and natural gas exploration and production activities;

•	demand for contract drilling and drilling-related services and demand for rental tools;

•	our future operating results and profitability;

•	our future rig utilization, dayrates and rental tools activity;

•	entering into new, or extending existing, drilling or rental contracts and our expectations concerning when operations will commence under such contracts;

•	entry into new markets or potential exit from existing markets;

•	growth through acquisitions of companies or assets, including the ITS Acquisition;

•	organic growth of our operations;

•	construction or upgrades of rigs and expectations regarding when these rigs will commence operations;

•	capital expenditures for acquisition of rental tools, rigs, construction of new rigs or major upgrades to existing rigs;

•	entering into joint venture agreements;

•	our future liquidity;

•	the sale or potential sale of assets or references to assets held for sale;

•	availability and sources of funds to refinance our debt and expectations of when debt will be reduced;

•	the outcome of pending or future legal proceedings, investigations, tax assessments and other claims;

•	the availability of insurance coverage for pending or future claims;

•	the enforceability of contractual indemnification in relation to pending or future claims; and

•	compliance with covenants under our debt agreements.

In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements are based on certain assumptions and analyses we make in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are relevant. Although we believe that our assumptions are reasonable based on information currently available, those assumptions are subject to significant risks and uncertainties, many of which are outside of our control. The following factors, as well as any other cautionary language included in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements:

•	worldwide economic and business conditions that adversely affect market conditions and/or the cost of doing business including potential currency devaluations or collapses;

•	our inability to access the credit or bond markets;

•	U.S. credit market volatility resulting from the U.S. national debt and potential further downgrades of the U.S. credit rating;

•	the U.S. economy and the demand for natural gas;

•	low U.S. natural gas prices could adversely affect U.S. drilling, barge rig and U.S. rental tools businesses;

•	worldwide demand for oil;

•	fluctuations in the market prices of oil and natural gas, including the inability or unwillingness of our customers to fund drilling programs in low price cycles;

•	imposition of unanticipated trade restrictions;

•	unanticipated operating hazards and uninsured risks;

•	political instability, terrorism or war;

•	governmental regulations, including changes in accounting rules or tax laws, that adversely affect the cost of doing business or our ability to remit funds to the U.S.;

•	changes in the tax laws that would allow double taxation on foreign sourced income;

•	the outcome of investigations into possible violations of laws;

•	adverse environmental events;

•	adverse weather conditions;

•	global health concerns;

•	changes in the concentration of customer and supplier relationships;

•	ability of our customers and suppliers to obtain financing for their operations;

•	ability of our customers to fund drilling plans;

•	unexpected cost increases for new construction and upgrade and refurbishment projects;

•	delays in obtaining components for capital projects and in ongoing operational maintenance and equipment certifications;

•	shortages of skilled labor;

•	unanticipated cancellation of contracts by operators;

•	breakdown of equipment;

•	other operational problems including delays in start-up or commissioning of rigs;

•	changes in competition;

•	any failure to realize expected benefits from acquisitions;

•	the effect of litigation and contingencies; and

•	other similar factors.

Each forward-looking statement speaks only as of the date of this prospectus, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you decide to exchange your private notes for exchange notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial condition and cash flows.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes. In exchange for issuing the exchange notes as contemplated in this exchange offer, we will receive private notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except as described below under the heading “The Exchange Offer — Terms of the Exchange Offer.” The private notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each period indicated is set forth in the following table:

	Three Months Ended March 31,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	(1)	2.1x	2.4x	(2)	1.0x	1.2x

(1)	For the quarter ended March 31, 2014, earnings were deficient to cover fixed charges by $8.1 million, which was primarily due to a $29.7 million pre-tax charge to debt extinguishment costs related to the tender offer for the 9.125% Notes in January 2014.
(2)	For the year ended December 31, 2011, earnings were deficient to cover fixed charges by $41.1 million, which was primarily due to a pre-tax, non-cash charge to earnings of $170.0 million related to the impairment of our two Alaska rigs.

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” consist of our consolidated income from continuing operations before income taxes and fixed charges and (ii) “fixed charges” consist of interest expense, amortization of deferred financing costs and the portion of rental expense representing interest.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the private notes in transactions that were exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the private notes are subject to transfer restrictions. In general, you may not offer or sell the private notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

As a condition to the initial sale of the private notes, we and the initial purchasers entered into a registration rights agreement on January 22, 2014. We are offering the exchange notes under this prospectus in an exchange offer for the private notes to satisfy our obligations under the registration rights agreement. The exchange offer will be open for at least 20 business days (or longer, if required by applicable law). During the exchange offer period, we will exchange the exchange notes for all private notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the private notes will not apply to the exchange notes.

The exchange notes issued in exchange for the private notes are expected to bear a different CUSIP number and ISIN number from any unexchanged private notes. Holders of the exchange notes and the private notes will vote as one series under the indenture governing the notes.

The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Terms of the Exchange Offer

Subject to the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly surrendered pursuant to the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Private notes may be surrendered only in integral multiples of $1,000.

As of the date of this prospectus, $360,000,000 in aggregate principal amount of the private notes are outstanding. All of this amount is registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). There will be no fixed record date for determining registered holders of private notes entitled to participate in the exchange offer. This exchange offer is made only to holders of the private notes.

In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered private notes if and when we give written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us. We will return any private notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

If you surrender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under “— Fees and Expenses” below.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Representations on Tendering Private Notes” below.

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time, on                     , 2014, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by written notice; and

•	issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right:

•	to delay accepting any private notes;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business days period.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 6.75% per year from January 22, 2014, payable semi-annually in arrears on January 15 and July 15 of each year, with the next interest payment date being July 15, 2014.

Resale of the Exchange Notes

We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under “Prospectus Summary — Summary of the Exchange Offer — Procedures for Participating in the Exchange Offer.” However, if you intend to participate in a distribution of the exchange notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate” of the Company as defined under Rule 405 of the Securities Act, or a broker-dealer tendering the private notes acquired directly from the Company for its own account. You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. In addition, a broker-dealer which has acquired the private notes for its own account as a result of market-making or other trading activities may participate in the exchange offer if it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after the registration statement relating to this exchange offer is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.

Procedures For Tendering

If you wish to surrender private notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal (or facsimile) together with any other required documents to the exchange agent at the address appearing below under “— Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the private notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “— Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “— Guaranteed Delivery Procedures.”

In order for the tender to be effective, the exchange agent must receive the completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any private notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.

If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the private notes in accordance with the terms and conditions in this exchange offer.

If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

By tendering, you make the representations described below under “— Representations on Tendering Private Notes.” In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Signature on Letter Of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below under “— Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your private notes (i) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the private notes.

In connection with any surrender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

Acceptance of Tendered Private Notes

All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered private notes, will be determined by us in our sole discretion, which determinations will be final and binding.

We reserve the absolute right:

•	to reject any and all private notes not properly surrendered;

•	to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of surrender as to particular private notes.

Unless waived, you must cure any defects or irregularities in connection with surrenders of private notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any private notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Representations on Tendering Private Notes

By surrendering private notes pursuant to the exchange offer, you represent that, among other things:

•	you have full power and authority to surrender, sell, assign and transfer the private notes tendered;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or any subsidiary guarantor, or a broker-dealer tendering the private notes acquired directly from us for its own account;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes, and you cannot rely on the position of the SEC staff in their no-action letters;

•	you understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	we will acquire good, marketable and unencumbered title to the private notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the private notes are accepted by us.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Return of Private Notes

If any surrendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of private notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such private notes will be returned to the surrendering person or credited to an account maintained with DTC promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC’s systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “— Exchange Agent” for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline or (ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

•	the surrender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes surrendered; and

•	a statement that the surrender is being made thereby;

•	a guarantee that, within five New York Stock Exchange (“NYSE”) trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your surrender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address or facsimile number set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees.

All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of those private notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

•	any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and promptly return all tendered private notes to the tendering holders;

•	extend the exchange offer and retain all private notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the private notes to withdraw their tendered private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes which have not been withdrawn. If that waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the private notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By mail, hand or overnight courier:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Christopher Landers

By facsimile:

(732) 667-9408

Confirm by telephone:

(315) 414-3362

The Bank of New York Mellon Trust Company, N.A. also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We will also pay other cash expenses to be incurred in connection with the exchange offer, including registration fees, accounting and legal fees, printing costs and related fees and expenses.

We will pay any transfer taxes applicable to the exchange of private notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will capitalize and subsequently amortize the expenses of the exchange offer over the term of the exchange notes.

Consequence of Failure to Exchange

If you do not exchange your private notes for exchange notes under the exchange offer, the private notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the private notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register private notes under the Securities Act unless the registration rights agreement requires us to do so.

Any tenders of private notes under the exchange offer will reduce the principal amount of the private notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any private notes that you continue to hold following completion of the exchange offer.

Other

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

BUSINESS

General

We are an international provider of contract drilling and drilling-related services and rental tools. We have operated in over 50 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world. We currently have operations in 24 countries, 10 of which we entered through the ITS Acquisition in 2013 . We own and operate drilling rigs and drilling-related equipment and also perform O&M work for customer-owned drilling rigs on a contracted basis. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. Our rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. We have significant knowledge of the equipment needs of our customers and the logistical and product quality requirements of an effective rental tools supplier. We believe we are industry leaders in quality, health, safety and environmental practices.

Our business is currently comprised of five operating segments: Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling, and Technical Services.

Our principal executive offices are located at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 and our telephone number at that location is (281) 406-2000.

Our Rental Tools Business

Our rental tools business provides premium rental tools for land and offshore oil and natural gas drilling and workover and production applications. Tools we provide include drill pipe, heavy-weight drill pipe, tubing, high-torque connections, BOPs, drill collars, casing running systems, tools for fishing services and more. Our U.S. rental tools business is headquartered in New Iberia, Louisiana and our international rental tools business is headquartered in Aberdeen, Scotland. We maintain an inventory of rental tools and provide services to our customers from facilities in Louisiana, Texas, Oklahoma, Wyoming, North Dakota and West Virginia, as well as in the Middle East, Latin America, the U.K. and Europe, and the Asia-Pacific regions.

During 2013, our largest single market for rental tools continued to be U.S. land drilling, a cyclical market driven primarily by commodity prices and our customers’ access to project financing. The increase in unconventional lateral drilling, often used in shale formations, added to the market demand for rental tools, keeping our U.S. market focus in the regions of primary shale plays. A growing portion of our U.S. rental tools business is supplying tubular goods and other equipment to offshore GOM customers.

On April 22, 2013, we completed the ITS Acquisition. ITS provides rental drilling equipment and pressure control systems, fishing services, tubular running services and machine shop support for E&P companies, drilling contractors and service companies from 21 operating facilities.

Our principal customers are major and independent oil and natural gas E&P companies. Generally, rental tools are used for only a portion of a well drilling program and are requested by the customer when they are needed, requiring us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis. For 2013, approximately 51.1 percent, 31.3 percent, and 17.6 percent of revenues from our rental tools business were derived from U.S. land, international, and offshore GOM customers, respectively.

Our U.S. Barge Drilling Business

Our U.S. GOM barge drilling rig fleet is the largest marketed barge fleet in the GOM region, with rigs ranging from 1,000 to 3,000 horsepower with drilling depth capabilities ranging from 13,000 to over 30,000 feet. Our rigs drill for oil and natural gas in the shallow waters in and along the inland waterways and coasts of

Louisiana, Alabama and Texas. The barge drilling industry in the GOM is characterized by cyclical activity where utilization and dayrates are typically driven by commodity prices and our customers’ access to project financing. Contract terms tend to be well-to-well or multi-well programs, most commonly ranging from 45 to 150 days.

We continue to make investments in our barge drilling fleet to increase its efficiency and safety performance. In May 2014 we increased our marketed fleet by two as we completed the refurbishment of Rig 55B and purchased a 2011-built posted barge rig. Our rigs are all equipped for zero-discharge operations and are suitable for a variety of drilling programs in inland coastal waters, from along inland waterways requiring shallow draft barges to open water drilling on the continental shelf requiring more robust capabilities.

Our U.S. Drilling Business

Our U.S. Drilling business primarily consists of two new-design arctic-class drilling rigs in Alaska intended to address the challenges presented by the remote location, harsh climate and sensitive environment that characterize the Alaskan North Slope in addition to O&M work in support of ExxonMobil’s Santa Ynez Unit offshore platform operations located in the Channel Islands region of California. The arctic-class drilling rigs deliver improved drilling efficiency, operating consistency and safety in this very demanding setting. In early December 2012 we commenced drilling operations with the first rig. The second rig completed client acceptance testing and began drilling in February 2013. The Alaskan North Slope drilling market is a focus of global and regional E&P companies with active programs to develop the area’s hydrocarbon resources. In this market, drilling activity, and therefore production, is constrained by the existing limits of the infrastructure in place and the capabilities of existing aged technology. We believe our new-design rigs contribute to expanded drilling capabilities for our customers in this market.

Our International Drilling Business

Our international drilling business includes operations related to Parker-owned and customer-owned rigs. We strive to deploy our fleet of Parker-owned rigs in markets where we expect to have opportunities to keep the rigs at work consistently and build a sufficient presence to achieve efficient operating scale. As of December 31, 2013, we had rigs operating in Mexico, Colombia, Kazakhstan, Papua New Guinea, Indonesia, the Kurdistan Region of Iraq and Sakhalin Island, Russia. In addition, we have O&M and ongoing project management activities for customer-owned rigs in Sakhalin Island, Russia, South Korea and Kuwait.

The international drilling markets in which we operate have one or more of the following characteristics:

•	customers that typically are major, independent or national oil and natural gas companies or integrated service providers;

•	drilling programs in remote locations with little infrastructure requiring a large inventory of spare parts and other ancillary equipment and self-supported service capabilities;

•	complex wells and/or harsh environments such as high pressure, deep depths, hazardous or geologically challenging conditions, requiring specialized equipment and considerable experience to drill;

•	drilling contracts that generally cover periods of one year or more; and

•	O&M contracts that are typically in support of multi-year drilling programs.

Our Technical Services Business

Our technical services business provides engineering and related project services during the FEED, pre-FEED and concept development phases of customer-owned drilling facility projects. During the EPCI phase, we focus primarily on the drilling systems engineering, procurement, commissioning and installation and we typically provide customer support during construction. Currently, we provide these services on the Berkut platform project for ENL. Additionally, we have a FEED engagement for an onshore arctic drilling facility project. Because these projects are customer-owned and customer-funded, the Technical Services business does not typically require significant capital and we believe this business helps to position us for future expansion in the drilling O&M business.

Our technical services business is also our engineering expertise center and provides our ongoing businesses with services similar to those provided to our external customers, including engineering design, retrofitting of existing rigs, modification, upgrades and other technology-related improvements.

Our Strategy

We intend to successfully compete in select energy services businesses which benefit our customers’ exploration, appraisal and development programs, and in which operational execution is the key measure of success. We will do this by:

•	Consistently delivering innovative, reliable, and efficient results that help our customers reduce their operational risks and manage their operating costs; and

•	Investing to improve and grow our existing business lines, and to expand the scope of products and services we offer.

Our Core Competencies

There are many factors that will affect our success, but key among them is strengthening our core competencies, which we believe are the foundation for delivering operational excellence to our customers:

Customer-Aligned Operational Excellence: Our daily focus is meeting the needs of our customers. We strive to anticipate our customers’ challenges and provide innovative, reliable and efficient solutions to help them achieve their business objectives.

Rapid Personnel Development: Motivated, skilled and effective people are critical to the successful execution of our strategy. We strive to attract and retain the best people, to develop depth and strength in key skills, and to provide a safety- and solutions-oriented workforce to our customers.

Selective and Effective Market Entry: We are selective about the services we provide, geographies in which we operate, and customers we serve. We intend to build Parker’s business in markets with the best potential for sustained growth, profitability and operating scale. We are strategic, timely and intentional when we enter new markets and when we grow organically or through acquisitions or investments in new business ventures.

Enhanced Asset Management and Predictive Maintenance: We believe well-maintained rigs, equipment and rental tools are critical to providing reliable results for our customers. We employ predictive and preventive maintenance programs and training to sustain high levels of effective utilization and to provide reliable operating performance and efficiency.

Deployment of Standard, Modular and Configurable Processes and Equipment: To address the challenging and harsh environments in which our customers operate, we develop standardized processes and equipment that can be configured to meet each project’s distinct technological requirements. Repeatable processes and modular equipment leverage our investments in assets and employees, increase efficiency and reduce disruption.

We believe there are tangible rewards from delivering value to our customers through superior execution of our core competencies. When we deliver innovative, reliable and efficient solutions aligned with our customers’ needs, we believe we are well-positioned to earn premium rates, generate follow-on business and create growth opportunities that enhance our financial performance and advance our strategy.

Customers

Our customer base consists of major, independent and national oil and natural gas companies and integrated service providers. Each of our segments depends on a limited number of key customers and the loss of any one or more key customers could have a material adverse effect on a segment. In 2013, our largest customer, ENL, accounted for approximately 15.6 percent of our total revenues.

Competition

We operate in highly competitive businesses characterized by high capital requirements, rigorous technological challenges, evolving regulatory requirements and challenges in securing and retaining qualified field personnel.

In the rental tools market we compete with suppliers both larger and smaller than our own business, some of which are components of larger enterprises. Our rental tools business competes against other rental tools companies based on breadth of inventory, the availability and price of product and quality of service. In international land drilling markets, we compete with a number of international drilling contractors as well as local contractors. Most contracts are awarded on a competitive bidding basis and operators often consider reliability and efficiency in addition to price. Although local drilling contractors typically have lower labor and mobilization costs, we are generally able to distinguish ourselves from these companies based on our technical expertise, safety performance, quality of service, and experience. We believe our experience operating in challenging environments has been a significant factor in securing contracts and we believe the market for drilling contracts will continue to be highly competitive with continued focus on safety, efficiency and quality.

In the GOM barge drilling market, we are awarded most contracts through a competitive bidding process. We have achieved some success differentiating ourselves from competitors through our drilling performance, upgraded fleet, planned maintenance programs, well-trained and experienced crews and safety record. This strategy has resulted in safer and more efficient operations and we believe these are important factors in contract awards.

Contracts

Rental tools contracts are typically on a dayrate basis with rates determined based on type of equipment and competitive conditions. Rental rates generally apply from the time the equipment leaves our facility until it is returned. Rental contracts generally require the customer to pay for lost, lost-in-hole or damaged equipment.

Most drilling contracts are awarded based on competitive bidding. The rates specified in drilling contracts vary depending upon the type of rig employed, equipment and services supplied, geographic location, term of the contract, competitive conditions and other variables. Our contracts generally provide for an operating dayrate during drilling operations, with lower rates for periods of equipment downtime, customer stoppage, adverse weather or other conditions, and no payment when certain conditions continue beyond contractually established parameters. When a rig mobilizes to or demobilizes from an operating area, the contract typically provides for a different dayrate or specified fixed payments during mobilization or demobilization. The terms of most of our contracts are based on either a specified period of time or the time required to drill a specified number of wells. The contract term in some instances may be extended by the customer exercising options for an additional time period or for the drilling of additional wells, or by exercising a right of first refusal. Most of our contracts allow termination by the customer prior to the end of the term without penalty under certain circumstances, such as the loss of or major damage to the drilling unit or other events that cause the suspension of drilling operations beyond a specified period of time. Certain contracts require the customer to pay an early termination fee if the customer terminates a contract before the end of the term without cause, but in the remainder of the contracts the customer has the discretion to terminate the contract without cause prior to the end of the term without penalty.

Technical Services contracts include engineering, consulting, and project management scopes of work and are typically on a time and materials basis.

Seasonality

Our rigs in the inland waters of the GOM are subject to severe weather during certain periods of the year, particularly during hurricane season from June through November, which could halt operations for prolonged periods or limit contract opportunities during that period. In addition, mobilization, demobilization, or well-to-well movements of rigs in arctic regions can be affected by seasonal changes in weather or weather so severe the conditions are deemed too unsafe to operate.

Insurance and Indemnification

Our operations are subject to hazards inherent in the drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, cratering, fires, explosions, pollution, and damage or loss during transportation. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment and pollution damage, which could lead to claims by third parties or customers, suspension of operations and contract terminations. Some of our fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations.

Our contracts provide for varying levels of indemnification between ourselves and our customers, including with respect to well control and subsurface risks. We also maintain insurance for personal injuries, damage to or loss of equipment and other insurance coverage for various business risks. Our insurance policies are typically 12-month policy periods.

Our insurance program provides coverage, to the extent not otherwise paid by the customer under the indemnification provisions of the drilling or rental tool contract, for liability due to well control events and liability arising from third-party claims, including wrongful death and other personal injury claims by our personnel as well as claims brought on behalf of individuals who are not our employees. Generally, our program provides liability coverage up to $350.0 million, with retentions of $1.0 million or less.

Well control events generally include an unintended flow from the well that cannot be contained by using equipment on site (e.g., a BOP), by increasing the weight of drilling fluid or by diverting the fluids safely into production. Our insurance program provides coverage for third-party liability claims relating to sudden and accidental pollution from a well control event up to $350.0 million per occurrence. A separate limit of $10.0 million exists to cover the costs of re-drilling of the well and well control costs under a Contingent Operators Extra Expense policy. For our rig based operations, remediation plans are in place to prevent the spread of pollutants and our insurance program provides coverage for removal, response and remedial actions. Our insurance program also provides coverage for liability resulting from sudden and accidental pollution events originating from our rigs up to $350.0 million per occurrence. We retain the risk for liability not indemnified by the customer below the retention and in excess of our insurance coverage.

Based upon a Company risk assessment and due to the high cost, high self-insured retention and limited coverage insurance for windstorms in the GOM, we have elected not to purchase windstorm insurance for our barge rigs in the GOM. Although we have retained the risk for physical loss or damage for these rigs arising from a named windstorm, we have procured insurance coverage for removal of a wreck caused by a windstorm.

Our contracts provide for varying levels of indemnification from our customers and may require us to indemnify our customers. Liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that we and our customers customarily assume liability for our respective personnel and property regardless of fault. In addition, our customers typically indemnify us for damage to our equipment down-hole, and in some cases our subsea equipment, generally based on replacement cost minus some level of depreciation. However, in certain contracts we may assume liability for damage to our customer’s property and other third-party property on the rig and in other contracts we are not indemnified by our customers for damage to their property and, accordingly, could be liable for any such damage under applicable law.

Our customers typically assume responsibility for and indemnify us from any loss or liability resulting from pollution, including clean-up and removal and third-party damages, arising from operations under the contract and originating below the surface of the land or water, including as a result of blowouts or cratering of the well. In some contracts, however, we may have liability for damages resulting from such pollution or contamination caused by our gross negligence, or in some cases, ordinary negligence.

We generally indemnify the customer for legal and financial consequences of spills of industrial waste, lubricants, solvents and other contaminants (other than drilling fluid) on the surface of the land or water originating from our rigs or equipment. We typically require our customers to retain liability for spills of drilling fluid (sometimes called “mud”) which circulates down-hole to the drill bit, lubricates the bit and washes debris back to the surface. Drilling fluid often contains a mixture of synthetics, the exact composition of which is prescribed by the customer based on the particular geology of the well being drilled.

The above description of our insurance program and the indemnification provisions typically found in our contracts is only a summary as of the date hereof and is general in nature. Our insurance program and the terms of our drilling and rental tool contracts may change in the future. In addition, the indemnification provisions of our contracts may be subject to differing interpretations, and enforcement of those provisions may be limited by public policy and other considerations.

If any of the aforementioned operating hazards results in substantial liability and our insurance and contractual indemnification provisions are unavailable or insufficient, our financial condition, operating results or cash flows may be materially adversely affected.

Employees

The following table sets forth the composition of our employee base:

	December 31,
	2013	2012
Rental Tools	1,122	279
U.S. Barge Drilling	444	387
U.S. Drilling	278	144
International Drilling	1,291	1,019
Technical Services and Corporate	260	256

Total employees	3,395	2,085

Environmental Considerations

Our operations are subject to numerous U.S. federal, state, local and foreign laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous foreign and U.S. governmental agencies, such as the EPA, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities; limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas; require remedial action to clean up pollution from former operations; and impose substantial liabilities for pollution resulting from our operations. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance could adversely affect our operations and financial position, as well as those of similarly situated entities operating in the same markets. While our management believes that we comply with current applicable environmental laws and regulations, there is no assurance that compliance can be maintained in the future.

As an owner or operator of both onshore and offshore facilities, including mobile offshore drilling rigs in or near waters of the United States, we may be liable for the costs of clean up and damages arising out of a pollution incident to the extent set forth in the Federal Water Pollution Control Act (commonly known as the Clean Water Act (“CWA”), as amended by the Oil Pollution Act of 1990 (“OPA”); the CAA; the Outer Continental Shelf Lands Act (“OCSLA”); the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act (“RCRA”); Emergency Planning and Community Right to Know Act (“EPCRA”); Hazardous Materials Transportation Act (“HMTA”) and comparable state laws, each as may be amended from time to time. In addition, we may also be subject to applicable state law and other civil claims arising out of any such incident.

The OPA and regulations promulgated pursuant thereto impose a variety of regulations on “responsible parties” related to the prevention of spills of oil or other hazardous substances and liability for damages resulting from such spills. “Responsible parties” include the owner or operator of a vessel, pipeline or onshore facility, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability of oil removal costs and a variety of public and private damages to each responsible party.

The OPA liability for a mobile offshore drilling rig is determined by whether the unit is functioning as a vessel or is in place and functioning as an offshore facility. If operating as a vessel, liability limits of $1,000 per gross ton or $854,400, whichever is greater, apply. If functioning as an offshore facility, the mobile offshore drilling rig is considered a “tank vessel” for spills of oil or hazardous substances on or above the water surface, with liability limits of $3,200 per gross ton or $23.5 million, whichever is greater. To the extent damages and removal costs exceed this amount, the mobile offshore drilling rig will be treated as an offshore facility and the offshore lessee will be responsible up to higher liability limits for all removal costs plus $75.0 million. The party must reimburse all removal costs actually incurred by a governmental entity for actual or threatened oil or hazardous substance discharges associated with any Outer Continental Shelf facilities, without regard to the limits described above. A party also cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply.

Few defenses exist to the liability imposed by the OPA. The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility, for offshore facilities and vessels in excess of 300 gross tons (to cover at least some costs in a potential spill) and preparation of an oil spill contingency plan for offshore facilities and vessels. The OPA requires owners and operators of offshore facilities that have a worst case oil or hazardous substance spill potential of more than 1,000 barrels to demonstrate financial responsibility in amounts ranging from $10.0 million in specified state waters to $35.0 million in federal Outer Continental Shelf waters, with higher amounts, up to $150.0 million, in certain limited circumstances where the Bureau of Ocean Energy Management (“BOEM”) believes such a level is justified by the risks posed by the quantity or quality of oil or hazardous substance that is handled by the facility. For “tank vessels,” as our offshore drilling rigs are typically classified, the OPA requires owners and operators to demonstrate financial responsibility in the amount of their largest vessel’s liability limit, as those limits are described in the preceding paragraph. Failure to comply with ongoing requirements or inadequate cooperation in a spill may subject a responsible party to civil or criminal enforcement actions.

The OCSLA authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the Outer Continental Shelf. Specific design and operational standards may apply to Outer Continental Shelf vessels, rigs, platforms, vehicles and structures. The Bureau of Safety and Environmental Enforcement (“BSEE”) regulates the design and operation of well control and other equipment at offshore production sites, implementation of safety and environmental management systems, and mandatory third-party compliance audits, among other requirements. BSEE has proposed stricter requirements for subsea drilling production equipment and has indicated that there will be an additional, separate rulemaking to govern the design, performance and maintenance of BOPs, but that rule has not yet been published. BSEE has also published a statement of policy on safety culture with nine characteristics of a robust safety culture. Finally, together with BOEM, BSEE is drafting new standards governing drilling in the Arctic. BSEE contends that it has the legal authority to extend its regulatory reach to include contractors, like us, in addition to operators. Violations of environmentally related lease conditions or regulations issued pursuant to the OCSLA can result in substantial civil and criminal penalties as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities, delay or restriction of activities can result from either governmental or citizen prosecution.

Our operating U.S. barge drilling rigs are designed to achieve zero-discharge as required by laws, such as the CWA. In addition, in recognition of environmental concerns regarding dredging of inland waters and permitting requirements, we conduct negligible dredging operations, with approximately two-thirds of our offshore drilling contracts involving directional drilling, which minimizes the need for dredging. However, the existence of such laws and regulations (e.g., Section 404 of the CWA, Section 10 of the Rivers and Harbors Act, etc.) has had and will continue to have a restrictive effect on us and our customers.

Our operations are also governed by laws and regulations related to workplace safety and worker health, primarily the Occupational Safety and Health Act and regulations promulgated thereunder. In addition, various other governmental and quasi-governmental agencies require us to obtain certain miscellaneous permits, licenses and certificates with respect to our operations. The kind of permits, licenses and certificates required by our operations depend upon a number of factors. We believe we have the necessary permits, licenses and certificates that are material to the conduct of our existing business.

CERCLA (also known as “Superfund”) and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. While CERCLA exempts crude oil from the definition of hazardous substances for purposes of the statute, our operations may involve the use or handling of other materials that may be classified as hazardous substances. CERCLA assigns strict liability to a broad class of potentially responsible parties for all response and remediation costs, as well as natural resource damages. In addition, persons responsible for release of hazardous substances under CERCLA may be subject to joint and several liability for the cost of cleaning up the hazardous substances released into the environment and for damages to natural resources. Few defenses exist to the liability imposed by CERCLA.

RCRA and comparable state laws regulate the management of wastes. Current RCRA regulations specifically exclude from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.” However, these wastes may be regulated by EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, spent solvents, laboratory wastes, and used oils, may be regulated as hazardous waste. Although the costs of managing solid and hazardous wastes may be significant, we do not expect to experience more burdensome costs than similarly situated companies involved in drilling operations in the Gulf Coast market.

The CAA, comparable state laws, and implementing regulations restrict the emission of air pollutants from various sources, and may require us to obtain permits for the construction, modification, or operation of certain projects or facilities and utilize specific equipment or technologies to control emissions. For example, the EPA has adopted regulations known as “RICE MACT” that require the use of “maximum achievable control technology” to reduce formaldehyde and other emissions from certain stationary reciprocating internal combustion engines, which can include portable engines used to power drilling rigs.

Recent scientific studies have suggested that emissions of certain GHGs and which include carbon dioxide and methane, may be contributing to the warming of the atmosphere resulting in climate change. In response to such studies, the issue of climate change and the effect of GHG emissions, in particular emissions from fossil fuels, are attracting increasing attention worldwide. Legislative and regulatory measures to address concerns that emissions of GHGs are contributing to climate change are in various phases of discussions or implementation at international, national, regional and state levels.

In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which establishes a binding set of emission targets for GHGs, became binding on all those countries that had ratified it. International discussions are currently underway to develop a treaty to replace the Kyoto Protocol after its expiration in 2020. In the United States, federal legislation imposing restrictions on GHGs is under consideration. Proposed legislation has been introduced that would establish an economy-wide cap on emissions of GHGs and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions. Legislation has also been considered that would establish taxes tied to GHG emissions. In addition, the EPA is taking steps to regulate GHGs as pollutants under the CAA. To-date, the EPA has issued (i) a “Mandatory Reporting of Greenhouse Gases” final rule, which establishes a new comprehensive scheme requiring operators of stationary sources (including certain oil and natural gas production systems) in the United States emitting more than established annual thresholds of carbon dioxide-equivalent GHGs to inventory and report their GHG emissions annually; (ii) an “Endangerment Finding” final rule, effective January 14, 2010 which states that current and projected concentrations of six key GHGs in the atmosphere, as well as emissions from new motor vehicles and new motor vehicle engines, threaten public health and welfare, which allowed the EPA to finalize motor vehicle GHG standards (the effect of which could reduce demand for motor fuels refined from crude oil); and (iii) a final rule, effective August 2, 2010, to address permitting of GHG emissions from stationary sources under the CAA’s PSD and Title V programs. This final rule “tailors” the PSD and Title V programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting.

Because our business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties or international agreements related to GHGs and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and natural gas or otherwise result in reduced economic activity generally. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business. In addition to potential impacts on our business directly or indirectly resulting from climate-change legislation or regulations, our business also could be negatively affected by climate-change related physical changes or changes in weather patterns. An increase in severe weather patterns could result in damages to or loss of our rigs, impact our ability to conduct our operations and result in a disruption of our customers’ operations.

PROPERTIES

We lease corporate headquarters office space in Houston, Texas and own our U.S. Rental Tools headquarters office in New Iberia, Louisiana. We lease regional headquarters space in Aberdeen, Scotland and Dubai, UAE related to our international rental tools business. Additionally, we own and/or lease office space and operating facilities in various locations, domestically and internationally, including facilities where we hold inventories of rental tools and locations with close proximity to where we provide services to our customers. Additionally, we own and/or lease facilities for administrative and operational support functions.

Land and Barge Rigs

The following table shows, as of December 31, 2013, the locations and drilling depth ratings of our rigs:

Name	Type(1)	Year entered into service/ upgraded	Drilling depth rating (in feet)	Location
International

Europe, Middle East, and Asia
Rig 231	L	1981/1997	13,000	Indonesia
Rig 253	L	1982/1996	15,000	Indonesia
Rig 226	HH	1989/2010	18,000	Papua New Guinea
Rig 107	L	1983/2009	15,000	Kazakhstan
Rig 216	L	2001/2009	25,000	Kazakhstan
Rig 249	L	2000/2009	25,000	Kazakhstan
Rig 257	B	1999/2010	30,000	Kazakhstan
Rig 258	L	2001/2009	25,000	Kazakhstan
Rig 247	L	1981/2008	18,000	Kurdistan Region of Iraq
Rig 269	L	2008	21,000	Kurdistan Region of Iraq
Rig 264	L	2007	20,000	Tunisia
Rig 265	L	2007	20,000	Tunisia
Rig 270	L	2011	21,000	Russia
Latin America
Rig 268	L	1978/2009	30,000	Colombia
Rig 271	L	1982/2009	30,000	Colombia
Rig 121	L	1980/2007	18,000	Colombia
Rig 122	L	1980/2008	18,000	Mexico
Rig 165	L	1978/2007	30,000	Mexico
Rig 221	L	1982/2007	30,000	Mexico
Rig 256	L	1978/2007	25,000	Mexico
Rig 266	L	2008	20,000	Mexico
Rig 267	L	2008	20,000	Mexico
U.S. Land and Barge Drilling
Rig 8	B	1978/2007	14,000	GOM
Rig 12	B	1979/2006	18,000	GOM
Rig 15	B	1978/2007	15,000	GOM
Rig 20	B	1981/2007	13,000	GOM
Rig 21	B	1979/2012	14,000	GOM
Rig 50	B	1981/2006	20,000	GOM
Rig 51	B	1981/2008	20,000	GOM
Rig 54	B	1980/2006	25,000	GOM
Rig 55(2)	B	1981/2014	25,000	GOM
Rig 72	B	1982/2005	25,000	GOM
Rig 76	B	1977/2009	30,000	GOM
Rig 77	B	2006/2006	30,000	GOM
Rig 272	L	2013	18,000	Alaska
Rig 273	L	2012	18,000	Alaska

(1)	Type is defined as: L — land rig; B — barge rig; HH — heli-hoist land rig.
(2)	This rig completed its major refurbishment and went into service in May 2014.

The table above excludes five rigs currently not available for service. These rigs are Rig 140, located in Papua New Guinea, Rig 225 and Rig 252, located in Indonesia, and Rig 230 and Rig 236, located in Kazakhstan. In addition, the table does not include a U.S. barge drilling rig purchased on May 23, 2014.

The following table presents our average utilization rates and rigs available for service for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
U.S. Land & Barge Rigs
U.S. Barge Drilling Rigs
Rigs available for service(1)	11.0	13.0
Utilization rate of rigs available for service(2)	91%	78%
U.S. Drilling Rigs
Rigs available for service(1)	1.9	1.1
Utilization rate of rigs available for service(2)	100%	5%

International Land & Barge Rigs
Europe, Middle East, and Asia Region
Rigs available for service(1)(3)	14.0	15.5
Utilization rate of rigs available for service(2)	49%	37%
Latin America Region
Rigs available for service(1)	9.5	10.0
Utilization rate of rigs available for service(2)	75%	67%
Total International Land & Barge Rigs
Rigs available for service(1)	23.5	25.5
Utilization rate of rigs available for service(2)	60%	49%

(1)	The number of rigs available for service is determined by calculating the number of days each rig was in our fleet and was under contract or available for contract. For example, a rig under contract or available for contract for six months of a year is 0.5 rigs available for service during such year. Our method of computation of rigs available for service may not be comparable to other similarly titled measures of other companies.
(2)	Rig utilization rates are based on a weighted average basis assuming 365 days availability for all rigs available for service. Rigs acquired or disposed of are treated as added to or removed from the rig fleet as of the date of acquisition or disposal. Rigs that are in operation or fully or partially staffed and on a revenue-producing standby status are considered to be utilized. Rigs under contract that generate revenues during moves between locations or during mobilization or demobilization are also considered to be utilized. Our method of computation of rig utilization may not be comparable to other similarly titled measures of other companies.

LEGAL PROCEEDINGS

For information on legal proceedings, see Note 15, Commitments and Contingencies, in the notes to the financial statements included elsewhere in this prospectus, which information is incorporated herein by reference.

SELECTED FINANCIAL DATA

The following table presents selected historical consolidated financial data derived from our audited financial statements of Parker Drilling Company for each of the five years in the period ended December 31, 2013 as well as historical consolidated financial data derived from our unaudited financial statements for the three months ended March 31, 2014 and 2013. The summary pro forma financial data set forth below is derived from our unaudited financial information included in the Unaudited Pro Forma Condensed Consolidated Financial Information for the twelve month period ended December 31, 2013 included on pages F-77 to F-81 of this Registration Statement on Form S-4, and gives effect to the ITS Acquisition as if it had occurred on January 1, 2012. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes appearing elsewhere in this prospectus.

	Historical							Pro Forma
	Three Months Ended March 31,		Year Ended December 31,					Year Ended December 31,
	2014	2013	2013	2012	2011(1)	2010	2009	2013
	(Dollars in Thousands, Except Per Share Amounts)
Income Statement Data
Total revenues	$229,225	$167,135	$874,172	$677,761	$686,234	$659,475	$752,910	$914,992
Total operating income (loss)	19,770	9,180	101,872	107,273	(41,837)	45,107	39,322	128,759
Other expense, net	(40,785)	(10,112)	(49,085)	(36,296)	(23,575)	(33,602)	(29,495)	(52,093)
Income tax expense (benefit)	(8,623)	(1,504)	25,608	33,879	(14,767)	26,213	560	31,001
Net income (loss)	(12,392)	572	27,179	37,098	(50,645)	(14,708)	9,267	45,665
Net income (loss) attributable to controlling interest	(12,549)	592	27,015	37,313	(50,451)	(14,461)	9,267	45,415
Basic earnings per share:
Income (loss) from continuing operations	$(0.10)	$0.00	$0.23	$0.32	$(0.43)	$(0.13)	$0.08	$0.38
Net income (loss)	$(0.10)	$0.00	$0.23	$0.32	$(0.43)	$(0.13)	$0.08	$0.38
Diluted earnings per share:
Income (loss) from continuing operations	$(0.10)	$0.00	$0.22	$0.31	$(0.43)	$(0.13)	$0.08	$0.38
Net income (loss)	$(0.10)	$0.00	$0.22	$0.31	$(0.43)	$(0.13)	$0.08	$0.37

Balance Sheet Data (as of period end)
Cash and cash equivalents	$93,061	$83,687	$148,689	$87,886	$97,869	$51,431	$108,803
Property, plant and equipment, net(2)	874,300	791,834	871,356	793,197	722,774	819,112	716,798
Assets held for sale(2)	—	—	—	—	—	—	—
Total assets	1,500,368	1,280,089	1,534,756	1,255,733	1,216,246	1,274,555	1,243,086
Total long-term debt including current portion of long-term debt	631,375	476,449	653,781	479,205	482,723	472,862	423,831
Total equity	625,790	593,313	633,142	590,633	544,050	588,066	595,899

(1)	The 2011 results reflect a $170.0 million ($109.1 million, net of taxes of $60.9 million) non-cash pretax impairment charge related to our two arctic-class drilling rigs located in Alaska.
(2)	The balances for the three months ended March 31, 2013 and the years December 31, 2012, 2011, and 2010 have been adjusted to reflect the reclassification to property, plant & equipment of certain assets previously classified as assets held for sale. During 2013, management concluded, based on the facts and circumstances at the time, it was no longer probable that the sales of five rigs that had been previously reclassified to assets held for sale would be consummated within a reasonable time period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview and Outlook

Overview

We continued to make progress in 2013, leading to better operating performance and financial results. Our international drilling operations increased average utilization to 73 percent for the 2013 fourth quarter, up from 42 percent for the prior year’s fourth quarter. Our GOM barge drilling operations increased average utilization to 89 percent for the 2013 fourth quarter, up from 83 percent for the prior year’s fourth quarter, and earned a 14 percent higher average dayrate. Our U.S. rental tools operation continued its growth in the GOM offshore drilling market, recording a 23 percent increase in revenues generated from that market in the 2013 fourth quarter, compared with the same period of 2012. The most challenging market conditions we encountered in 2013 were in the U.S. land drilling market, where a slow, steady decline in drilling activity impacted rental tools utilization and market pricing. In addition, we made a significant addition to the Company’s position in the international rental tools market with the April 22 acquisition of ITS.

First quarter results, compared with those of the 2013 first quarter, reflect gains from business growth, operating improvements and the impact of the ITS Acquisition that position us to participate and grow in several key international rental tools markets. Our U.S. rental tools business raised its utilization in the U.S. land drilling market while remaining competitive with market conditions. Our U.S. Gulf of Mexico barge drilling business continued to make gains in dayrate. As a result of harsh winter conditions that impacted overall drilling activity in GOM inland waters in the 2014 first quarter, our overall fleet utilization declined. Our international drilling operation significantly raised its rig fleet utilization, as we successfully deployed several previously idle rigs, including relocating two rigs from Kazakhstan to the Kurdistan region of Iraq to participate in the growing opportunities in that market. In addition, in the 2014 first quarter we benefited from a full quarter of operation of the second of our two arctic-class drill rigs and a three-platform O&M contract, both of which commenced in February 2013.

During 2013 we undertook, progressed or completed several important projects, including:

•	We made significant growth investments in our Rental Tools segment. This includes the acquisition of ITS and the purchase of capital equipment to leverage our growing position in the GOM offshore drilling market and to capture growth opportunities for ITS. The integration of ITS into the Company’s operations required significant effort during the year and was substantially completed at year-end.

•	We improved average utilization of our international drilling rig fleet. Of the fifteen rigs located in the Eastern Hemisphere, only four were under contract at the start of 2013. By year-end, nine of those rigs were under contract; one rig had been added to the fleet under contract for work in Russia; three rigs had been sold; and we were in discussions concerning future work for the remaining idle rigs.

•	In early 2013, we commenced operation of Rig 272, the second of our two arctic-class drilling rigs on the Alaskan North Slope. It joined Rig 273, commissioned in December, 2012. Each rig is operating on a long-term contract and is expected to continue to be a solid cash flow contributor.

•	In February 2013, we expanded our O&M activities with the addition of a contract to operate three platform rigs offshore California for ExxonMobil. In addition, we continued our involvement in the development of the ENL Berkut platform, which will soon move to Sakhalin Island, Russia and join our O&M activities there.

•	Late in 2013, we began the overhaul and refurbishment of barge rig 55-B, which was completed in May 2014. We believe this rig offers considerable value to operators in our GOM market and will significantly contribute to the operating and financial performance of our U.S. barge drilling business. During the year we took steps to sharpen our business focus, selling two international land drilling rigs and one international barge drilling rig, no longer suited to our strategy.

•	The Company’s implementation of a new enterprise resource planning (“ERP”) system continued with the start-up of two important modules, human resources and finance, during 2013. This Oracle-based system is providing us with new and better tools to plan and manage our business.

•	In July 2013, we issued $225.0 million of the 7.50% Notes and used the proceeds to refinance the $125.0 million term loan associated with the ITS Acquisition, to repay the term loan portion of our Secured Credit Agreement and for future retirement of debt. Subsequently, in January 2014, we issued $360 million of 6.75% Notes, and used the proceeds along with a $40.0 million draw on our Secured Credit Agreement and cash on hand to repurchase the 9.125% Notes. This transaction resulted in lower debt outstanding, reduced annual interest expense and extended our debt maturity schedule.

Outlook

We are encouraged by industry forecasts calling for expanded drilling activity in the U.S. and international markets. The projected growth, when it occurs, should benefit us broadly. Nevertheless, current market conditions have yet to reflect those forecasts. Based on our recent experience and current markets, we expect revenue and earnings to grow in 2014, with relatively stronger results later in the year as we improve operating performance and leverage the projected market growth.

We expect current conditions impacting our Rental Tools segment to continue in early 2014 before improving later in the year. Sluggish drilling activity in the U.S. land drilling market has led to competitive conditions for rental tools suppliers.

While there has been no significant change recently, we expect market conditions to improve as drilling activity picks up. We expect our expanding participation in the U.S. offshore GOM drilling market will provide a growing contribution to the segment’s results. Several international locations which recently completed large contracts are gearing up for expected further work. This will add to an expected increase in work activity from the growing inflow and deployment of capital equipment, purchased in 2013 and now beginning to arrive at our international rental tools locations.

For our U.S. Barge Drilling segment, winter conditions and customer delays during the start of 2014 have reduced first quarter drilling opportunities in the GOM inland waters. We do not expect these conditions to persist and anticipate an improvement in drilling activity during the year should lead to better utilization and support for our industry-leading dayrates. The addition of Rig 55B to our fleet along with the purchase of a 2011-built posted barge rig in May 2014 should augment the segment’s contributions in the latter part of the year.

Our U.S. Drilling segment, is expected to continue to deliver solid operating results and cash flow, with two arctic-class drilling rigs working in Alaska and management of three offshore platforms in California on multi-year contracts.

We have successfully raised the level of utilization for our international rig fleet and expect tender activity and contract renewals to provide ample opportunities to maintain utilization without significant breaks in activity. We expect to continue to provide reliable revenue and earnings contributions to this business through our O&M contracts, as well.

As we strengthen our ability to consistently provide our customers with innovative, reliable and efficient responses to their operational needs, we expect additional opportunities to produce enhanced returns and continued growth.

Results of Operations

Three Months Ended March 31, 2014 Compared with Three Months Ended March 31, 2013

Revenues of $229.2 million for the three months ended March 31, 2014 increased $62.1 million, or 37.1%, compared with $167.1 million for the three months ended March 31, 2013. Operating gross margin increased $8.0 million or 38.3%, to $28.9 million, for the three months ended March 31, 2014 compared with $20.9 million for the three months ended March 31, 2013. We incurred a net loss attributable to controlling interest of $12.5 million for the three months ended March 31, 2014, compared with net income of $0.6 million for the three months ended March 31, 2013.

The following is an analysis of our operating results for the comparable quarters:

	Three Months Ended March 31,
	2014		2013
	(Dollars in Thousands)
Revenues:
Rental Tools	$80,506	35%	$57,082	34%
U.S. Barge Drilling	30,490	13%	29,865	18%
U.S. Drilling	19,417	9%	11,635	7%
International Drilling	85,469	37%	64,650	39%
Technical Services	13,343	6%	3,903	2%

Total revenues	229,225	100%	167,135	100%

Operating gross margin excluding depreciation and amortization:
Rental Tools gross margin	28,751	36%	32,207	56%
U.S Barge Drilling gross margin	11,836	39%	12,424	42%
U.S. Drilling gross margin	5,563	29%	326	3%
International Drilling gross margin	16,399	19%	5,096	8%
Technical Services gross margin	651	5%	336	9%

Total operating gross margin excluding depreciation and amortization	63,200	28%	50,389	30%

Depreciation and amortization	(34,337)		(29,512)

Total operating gross margin	28,863		20,877
General and administrative expense	(8,964)		(12,845)
Gain (loss) on disposition of assets, net	(129)		1,148

Total operating income	$19,770		$9,180

Operating gross margin excluding depreciation and amortization is computed as revenues less direct operating expenses, and excludes depreciation and amortization expense, where applicable; operating gross margin percentages are computed as operating gross margin as a percent of revenues. The operating gross margin amounts and operating gross margin percentages should not be used as a substitute for those amounts reported under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, we monitor our business segments based on several criteria, including operating gross margin. Management believes that this information is useful to our investors because it more accurately reflects the cash flow from operations generated by each segment. Such operating gross margin amounts are reconciled to our most comparable U.S. GAAP measure as follows:

	Rental Tools	U.S. Barge Drilling	U.S. Drilling	International Drilling	Technical Services
	(Dollars in Thousands)
Three Months Ended March 31, 2014
Segment operating gross margin(1)	$13,345	$7,824	$1,641	$5,477	$576
Depreciation and amortization	15,406	4,012	3,922	10,922	75

Operating gross margin excluding depreciation and amortization	$28,751	$11,836	$5,563	$16,399	$651

Three Months Ended March 31, 2013
Segment operating gross margin(1)	$21,507	$8,758	$(4,052)	$(5,645)	$309
Depreciation and amortization	10,700	3,666	4,378	10,741	27

Operating gross margin excluding depreciation and amortization	$32,207	$12,424	$326	$5,096	$336

(1)	Segment operating gross margin is calculated as revenues less direct operating expenses, including depreciation and amortization expense.

Operations

Rental Tools

Rental Tools segment revenues increased $23.4 million, or 41.0%, to $80.5 million for the first quarter of 2014 compared with $57.1 million for the first quarter of 2013. The increase was due primarily to the contribution by ITS of $27.8 million of revenues for the first quarter of 2014. The addition of revenues from ITS was partially offset by the impact of continuing competitive conditions in the U.S. land drilling market resulting in an increase in pricing discounts.

Rental Tools segment operating gross margin excluding depreciation and amortization decreased $3.5 million, or 10.7%, to $28.8 million in the 2014 first quarter compared with the $32.2 million for the first quarter of 2013. Operating gross margin excluding depreciation and amortization for ITS was $1.4 million. Operating gross margin excluding depreciation and amortization for our U.S. rental tools business was $27.5 million for the 2014 first quarter compared with $32.2 million for the 2013 first quarter. The decline in margins for U.S. operations was primarily due to the increase in competitive conditions described above which led to lower product pricing for rental tools and related activities.

U.S. Barge Drilling

U.S. Barge Drilling segment revenues increased $0.6 million, or 2.1%, to $30.5 million for the first quarter of 2014 compared with $29.9 million for the first quarter of 2013. The increase in revenues was due to an increase in average dayrates for the U.S. barge rig fleet. The increase was partially offset by a decline in utilization during the first quarter of 2014 when compared with the first quarter of 2013 primarily due to winter conditions and customer delays during the start of the year which have reduced first quarter 2014 drilling opportunities in the GOM’s inland waters.

The U.S. Barge Drilling segment’s operating gross margin excluding depreciation and amortization decreased $0.6 million, or 4.7%, to $11.8 million for the first quarter of 2014 compared with $12.4 million for the first quarter of 2013. The decrease was mainly due to increased costs related to self-insurance reserves for workers’ compensation during the first quarter of 2014.

U.S. Drilling

Our U.S. Drilling segment revenues increased $7.8 million, or 66.9% to $19.4 million for the first quarter of 2014 compared with $11.6 million for the first quarter of 2013. The increase in revenues is due to the commencement of operations by our two arctic-class drilling rigs in Alaska, one in the fourth quarter of 2012 and the other in February 2013. During the 2014 first quarter, both arctic-class rigs were fully operational and generating revenue for the entire quarter. Additionally, in February 2013 we began an O&M contract supporting three platform operations located offshore California which generated revenues for the full 2014 first quarter.

U.S. Drilling segment operating gross margin excluding depreciation and amortization increased $5.2 million to $5.6 million for the 2014 first quarter compared with $0.3 million for the 2013 first quarter, due to the contributions from the arctic-class drilling rigs and the California O&M contract described above.

International Drilling

International Drilling segment revenues increased $20.8 million, or 32.2%, to $85.5 million for the first quarter of 2014, compared with $64.7 million for the first quarter of 2013. The higher revenues are primarily due to an increase in drilling revenues from the operation of Parker-owned rigs, slightly offset by a decline in revenues from O&M contracts.

Revenues related to Parker-owned rigs increased $22.0 million, or 70.0%, to $53.4 million for the first quarter of 2014 compared with $31.4 million for the first quarter of 2013. This was primarily due to an increase in our rig fleet utilization. O&M revenues decreased $1.2 million, or 3.6%, to $32.1 million for the first quarter of 2014 compared with $33.3 million for the first quarter of 2013, primarily due to lower reimbursable revenues partially offset by increased activity and inflation adjusted rates from our Sakhalin Island operations during the 2014 first quarter. Approximately $9.3 million and $12.4 million of O&M revenues were attributable to reimbursable costs for the three month periods ended March 31, 2014 and 2013, respectively, which added to revenues, but had minimal impact on operating margins.

International Drilling operating gross margin excluding depreciation and amortization increased $11.3 million, to $16.4 million during the first quarter of 2014 compared with $5.1 million for the first quarter of 2013. The increase in operating gross margin was largely due to increased revenues generated from Parker-owned rigs operating in Sakhalin Island, Kazakhstan and Mexico driven by increased utilization.

Technical Services

Technical Services segment revenues increased $9.4 million to $13.3 million for the first quarter of 2014 compared with $3.9 million for the first quarter of 2013. The increase is primarily due to a new customer FEED contract entered into during the 2013 fourth quarter and increased activity under the vendor services phase of the Berkut platform project. Operating gross margin excluding depreciation and amortization increased $0.3 million to $0.7 million for the first quarter of 2014 compared with $0.3 million for the first quarter of 2013. The increase is primarily the result of the projects described above.

Other Financial Data

General and administration expense decreased $3.9 million to $9.0 million for the first quarter of 2014 compared with $12.8 million for the first quarter of 2013. The decrease is due primarily to a decline in costs of approximately $3.0 million related to the ITS Acquisition and a reduction in expenses related to our new enterprise resource planning system.

Net losses recognized on asset dispositions was $0.1 million during the 2014 first quarter compared with net gains on asset dispositions of $1.1 million during the 2013 first quarter. Activity in both periods was primarily the result of asset sales during each period. We periodically sell equipment deemed to be excess, obsolete, or not currently required for operations.

Interest expense increased $2.0 million to $12.0 million for the 2014 first quarter compared with $10.0 million for the 2013 first quarter. The increase was primarily due to an increase in debt-related expense associated with the 7.50% Notes issued to support the ITS Acquisition. Additionally, we experienced a $0.3 million decrease in interest capitalized on major projects resulting from the completion of the two arctic-class drilling rigs. Interest income during the 2014 and 2013 first quarters was nominal.

We incurred a loss on extinguishment of debt of $29.7 million during the three months ended March 31, 2014 related to the tender and consent solicitation with respect to the 9.125% Notes in January 2014. The loss included $25.8 million of tender and consent premiums paid, $7.6 million for write-off of unamortized debt issuance costs, offset by the write-off of $3.7 million of unamortized premiums on the 9.125% Notes.

Other income and expense was $0.9 million of income and $0.2 million of expense for the three months ended March 31, 2014 and 2013, respectively. Other income for the 2014 first quarter is primarily related to earnings from our investment in an unconsolidated subsidiary that was acquired as part of the ITS Acquisition.

During the first quarter of 2014 we had an income tax benefit of $8.6 million compared to $1.5 million for the first quarter of 2013. The increase in current period income tax benefit is primarily due to the reduction in pre-tax earnings in the first quarter of 2014 when compared with pre-tax earnings reported for the 2013 first quarter primarily driven by the debt extinguishment costs recorded during the 2014 first quarter.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

Revenues of $874.2 million for the year ended December 31, 2013 increased $196.4 million, or 29.0 percent, from the comparable 2012 period. Operating gross margin, including depreciation and amortization increased 11.1 percent to $168.4 million for the year ended December 31, 2013 as compared to $151.6 million for the year ended December 31, 2012.

The following is an analysis of our operating results for the comparable periods:

	Year Ended December 31,
	2013		2012
	(Dollars in Thousands)
Revenues:
Rental Tools	$310,041	35%	$246,900	36%
U.S. Barge Drilling	136,855	16%	123,672	18%
U.S. Drilling	66,928	8%	1,387	1%
International Drilling	333,962	38%	291,772	43%
Technical Services	26,386	3%	14,030	2%
Construction Contract(1)	—	—%	—	—%

Total revenues	874,172	100%	677,761	100%

Operating gross margin excluding depreciation and amortization(2):
Rental Tools gross margin	147,017	47%	158,016	64%
U.S Barge Drilling gross margin	65,595	48%	54,100	44%
U.S. Drilling gross margin	11,901	18%	(8,151)	n/a
International Drilling gross margin	71,078	21%	60,492	21%
Technical Services gross margin	2,181	8%	116	1%
Construction Contract gross margin(1)	4,728	n/a	—	—%

Total operating gross margin excluding depreciation and amortization	302,500	35%	264,573	39%
Depreciation and amortization	(134,053)		(113,017)

Total operating gross margin	168,447		151,556
General and administrative expense	(68,025)		(46,257)
Provision for reduction in carrying value of certain assets	(2,544)		—
Gain on disposition of assets, net	3,994		1,974

Total operating income	$101,872		107,273

(1)	As of December 31, 2013, the Company had five active operating segments: Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling, and Technical Services. We historically reported a sixth segment, Construction Contract, for which there was no activity for the nine months ended September 30, 2013 or the year ended December 31, 2012. As a result of our reversal of reserves relating to this segment in the fourth quarter of 2013, this segment has been included. See “— Operations — Construction Contract”.

(2)	Operating gross margin, excluding depreciation and amortization is computed as revenues less direct operating expenses, and excludes depreciation and amortization expense, where applicable; operating gross margin percentages are computed as operating gross margin as a percent of revenues. The operating gross margin amounts and operating gross margin percentages should not be used as a substitute for those amounts reported under U.S. GAAP. However, we monitor our business segments based on several criteria, including operating gross margin. Management believes that this information is useful to our investors because it more accurately reflects cash generated by segment. Such operating gross margin amounts are reconciled to our most comparable U.S. GAAP measure as follows:

	Rental Tools	U.S. Barge Drilling	U.S. Drilling	International Drilling	Technical Services	Construction Contract(2)
	(Dollars in Thousands)
Year Ended December 31, 2013
Operating gross margin(1)	$91,164	$51,257	$(4,484)	$23,732	$2,050	$4,728
Depreciation and amortization	55,853	14,338	16,385	47,346	131	—

Operating gross margin excluding depreciation and amortization	$147,017	$65,595	$11,901	$71,078	$2,181	$4,728

Year Ended December 31, 2012
Operating gross margin(1)	$113,899	$39,608	$(15,168)	$13,138	$79	$—
Depreciation and amortization	44,117	14,492	7,017	47,354	37	—

Operating gross margin excluding depreciation and amortization	$158,016	$54,100	$(8,151)	$60,492	$116	$—

(1)	Operating gross margin is calculated as revenues less direct operating expenses, including depreciation and amortization expense.
(2)	The Construction Contract segment does not incur depreciation and amortization.

Operations

Rental Tools

Rental Tools segment revenues increased $63.1 million, or 25.6 percent, to $310.0 million for the year ended December 31, 2013 compared to $246.9 million for the year ended December 31, 2012. The increase is primarily due to the contribution of $88.0 million of revenues from ITS and higher revenues from a growing participation in the expanding U.S. GOM offshore drilling market. The increase in revenues was primarily offset by the impact of the continuing competitive conditions in the U.S. land drilling market due to declines in drilling activity in almost all major basins.

Rental Tools segment operating gross margin excluding depreciation and amortization decreased $11.0 million, or 7.0 percent, to $147.0 million for the year ended December 31, 2013 as compared with $158.0 million for the year ended December 31, 2012. The decrease was primarily due to a reduction in gross margin excluding depreciation and amortization for our U.S. Rental Tools business of $31.5 million, primarily due to the increase in competitive conditions which led to lower product pricing for rental tools and related activities and a decline in rental tool utilization. This decrease was partially offset by the contribution of $20.5 million of gross margin excluding depreciation and amortization attributable to ITS from the date of acquisition.

U.S. Barge Drilling

U.S. Barge Drilling segment revenues increased $13.2 million, or 10.7 percent, to $136.9 million for the year ended December 31, 2013, as compared with revenues of $123.7 million for the year ended December 31, 2012. The increase in revenues was primarily due to an increase in rig fleet utilization and higher average dayrates for the fleet during 2013. Both of these factors reflect a general increase in overall drilling activity in the

U.S. GOM inland waters and an increase in our dayrates for multi-well contracts based on our ability to deliver higher levels of performance compared with our competitors.

U.S. Barge Drilling segment operating gross margin excluding depreciation and amortization increased $11.5 million, or 21.2 percent, to $65.6 million for the year ended December 31, 2013, compared with $54.1 million for the year ended December 31, 2012. This increase is primarily a result of improved average dayrates and the continued control of operating costs.

U.S. Drilling

U.S. Drilling segment revenues increased $65.5 million to $66.9 million for the year ended December 31, 2013, compared with $1.4 million for the year ended December 31, 2012. This increase in revenues is primarily due to the commencement of operations by our two arctic-class drilling rigs in Alaska, one in the fourth quarter of 2012 and the other in the first quarter of 2013. Prior to that, during the first three quarters of 2012, both rigs were under construction and not generating revenues. Additionally, in February 2013 we began an O&M contract supporting three platform operations located offshore California.

U.S. Drilling segment operating gross margin excluding depreciation and amortization was $11.9 million for the year ended December 31, 2013 compared with a loss of $8.2 million for the year ended December 31, 2012. The increase in gross margin excluding depreciation and amortization for this segment is mainly due to the contributions from the arctic-class drilling rigs in Alaska and the California O&M contract described above which were not earning revenues or contributing to gross margin during 2012. The loss in 2012 resulted from expenditures associated with re-entering the Alaska market prior to the rigs going to work in Alaska in late 2012 and into early 2013.

International Drilling

International Drilling segment revenues increased $42.2 million, or 14.5 percent, to $334.0 million for the year ended December 31, 2013, compared with $291.8 million for the year ended December 31, 2012. The increase in revenues is primarily due to higher revenues generated by our O&M contracts coupled with higher drilling revenues through the operation of rigs we own.

Revenues related to Parker-owned rigs increased $19.4 million, or 10.6 percent, to $202.9 million for the year ended December 31, 2013 compared with $183.5 million for the year ended December 31, 2012. The increase in revenues was primarily due to the contribution of revenues from a previously idle rig added to our Sakhalin Island operations and two previously idle rigs added to our operations in the Kurdistan Region of Iraq partially offset by lower utilization in Algeria. Additionally, there were increased revenues related to our arctic-class barge rig in the Caspian Sea and the contribution of revenues from a previously idle rig in the Karachaganak field in Kazakhstan.

O&M revenues increased $22.8 million, or 21.1 percent, to $131.1 million, for the year ended December 31, 2013 compared to $108.3 million for the year ended December 31, 2012. The increase in revenues was primarily due to higher reimbursable revenues associated with our services contracts related to the Berkut platform project in South Korea and Orlan platform project on Sakhalin Island. Reimbursable revenues are generated through our purchasing support for the O&M rigs we operate for our customers. Approximately $46.4 million and $31.3 million of O&M revenues were attributable to reimbursable costs for the years ended December 31, 2013 and 2012, respectively. Reimbursable revenues add to revenues but have a minimal impact on operating margins.

International Drilling operating gross margin excluding depreciation and amortization increased $10.6 million, or 17.5 percent, to $71.1 million for the year ended December 31, 2013, compared with $60.5 million for the year ended December 31, 2012. The increase in operating gross margin excluding depreciation and amortization for the year ended December 31, 2013 was from our Parker-owned rig operations slightly offset by a decrease in O&M margins.

Operating gross margin excluding depreciation and amortization related to Parker-owned rigs was $51.0 million and $39.6 million for the years ended December 31, 2013 and 2012, respectively. The increase in operating gross margin excluding depreciation and amortization was primarily due to the contribution of revenues from a previously idle rig in Kazakhstan, in our Karachaganak field operations, and a previously idle rig in our Sakhalin Island operations. Additionally, there were increased revenues from higher utilization of our arctic-class barge rig in the Caspian Sea. The increase was partially offset by costs associated with the mobilization and start-up of the two rigs located in the Kurdistan Region of Iraq, decreased utilization resulting from two Algeria rigs stacked in Tunisia and lower revenues and higher costs in our Latin America region.

Operating gross margin excluding depreciation and amortization generated by our O&M operations was $20.0 million and $20.9 million for the years ended December 31, 2013 and 2012, respectively. The decrease in operating gross margin excluding depreciation and amortization is primarily due to the completion of an O&M contract in China that was active during all of 2012, a decrease in revenues from our Coral Sea project in Papua New Guinea, and higher operating costs related to the Orlan platform project in Sakhalin. These decreases were partially offset by an increase in labor revenues related to the Berkut platform project in South Korea.

Technical Services

Technical Services segment revenues increased $12.4 million, or 88.1 percent, to $26.4 million for the year ended December 31, 2013, compared with $14.0 million for the year ended December 31, 2012. This increase was primarily due to increased activity under the vendor services phase of the Berkut platform project which started during the 2012 third quarter and a new customer FEED project that together more than offset the mid-2012 completion of two other customer FEED projects.

Operating gross margin excluding depreciation and amortization for this segment increased by $2.1 million to $2.2 million for the year ended December 31, 2013, compared with nominal gross margin excluding depreciation and amortization for the year ended December 31, 2012. The increase is primarily the result of change in the scope of projects noted above. The Technical Services segment incurs minimal depreciation and amortization which primarily relates to office furniture and fixtures.

Construction Contract

This segment was created for and only includes the Liberty extended-reach drilling rig construction project which our customer canceled in 2011 prior to final completion. Our construction contract segment revenues were zero for the years ended December 31, 2013 and 2012. This segment reported $4.7 million and zero operating gross margin excluding depreciation and amortization for the years ended December 31, 2013 and 2012, respectively. The operating gross margin excluding depreciation and amortization generated during the year ended December 31, 2013 resulted from close-out of the Liberty project.

The Liberty rig construction contract was a fixed-fee and reimbursable contract that we accounted for on a percentage of completion basis. We recognized $335.5 million in revenues and $11.7 million of operating gross margin over the life of the contract. Over the course of the project, we established a project contingency reserve, which we maintained for potential claims by our subcontractors, vendors and customer. Due to the closure of all material claims, for which payments have been made or otherwise resolved or which are barred by the applicable statute of limitations, during the fourth quarter of 2013, we reversed the contingency reserve resulting in the operating gross margin excluding depreciation and amortization recognized for the year ended December 31, 2013.

Other Financial Data

General and administrative expense increased $21.8 million to $68.0 million for the year ended December 31, 2013, compared with $46.3 million for the year ended December 31, 2012. The general and administrative expense increase was due primarily to approximately $22.5 million of costs incurred during 2013 related to the ITS Acquisition slightly offset by decreased costs relating to the settlement with the DOJ and SEC, and decreased legal fees associated with the related SEC and DOJ investigations.

Provision for reduction in carrying value of certain assets was $2.5 million which was comprised of non-cash charges recognized for three rigs reclassified from assets held for sale to assets held and used for which carrying values exceeded fair values. During 2013, management concluded, based on the facts and circumstances at the time, it was no longer probable that the sales of the rigs sale would be consummated.

Net gains recorded on asset dispositions for the years ended December 31, 2013 and 2012 were $4.0 million and $2.0 million, respectively. During 2013, we sold two rigs located in New Zealand, a building located in Tulsa and a barge rig located in Mexico. These sales resulted in gains totaling $1.2 million. Additionally, during the normal course of operations, we periodically sell equipment deemed to be excess, obsolete, or not currently required for operations.

Interest expense increased $14.3 million to $47.8 million for the year ended December 31, 2013 compared with $33.5 million for the year ended December 31, 2012. The increase in interest expense primarily resulted from an $11.6 million increase in debt-related interest expense primarily related to the full-year impact of the $125.0 million of 9.125% Notes issued in the second quarter of 2012, the $225.0 million 7.50% Notes issued in July 2013 and the $125.0 million debt incurred in April 2013 used to initially fund the ITS Acquisition. Additionally, we experienced a $7.9 million decrease in interest capitalized on internal construction projects resulting from the completion of the two new arctic-class drilling rigs in Alaska, which increased overall interest expense. The increase in interest expense is partially offset by a decrease due to the repayment of our 2.125% Convertible Notes due July 2012 (the “2.125% Convertible Notes”) in the 2013 second quarter and a decrease in amortization of debt issuance costs. Interest income was $2.5 million and $0.2 million for the years ended December 31, 2013 and 2012, respectively. Interest income in 2013 primarily related to interest earned on an IRS refund received during the year.

Loss on extinguishment of debt was $5.2 million and $2.1 million for the years ended December 31, 2013 and December 31, 2012, respectively. The loss on extinguishment of debt for 2013 is related to the extinguishment in July 2013 of the $125 million debt incurred in April 2013 used to initially fund the ITS Acquisition. The loss on extinguishment of debt for 2012 resulted from the repurchase of $122.9 million of outstanding 2.125% Convertible Notes in May 2012.

Other income and expense was $1.5 million of income and $0.8 million of expense for the years ended December 31, 2013 and December 31, 2012, respectively. Other income in 2013 was primarily related to the recognition of non-refundable deposits from a buyer in connection with the sale of three rigs for which the sales agreement was terminated in the 2013 fourth quarter.

Income tax expense was $25.6 million for the year ended December 31, 2013, compared with $33.9 million for the year ended December 31, 2012. The 2013 tax expense decrease was primarily due to lower pre-tax earnings in addition to discrete items relating to enactment of new tax legislation in Mexico, research and development tax credits and other less significant items related to return-to-accrual adjustments.

Our effective tax rate was 48.5% for the year ended December 31, 2013, compared with 47.7% for the year ended December 31, 2012. Our tax rate is affected by recurring items, such as tax rates in state and non-U.S. jurisdictions and the relative amounts of income we earn in those jurisdictions, which we expect to be fairly consistent in the near term. It is also affected by discrete items, such as return-to-accrual adjustments and changes in reserves for uncertain tax positions, which may occur in any given year but are not consistent from year to year.

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

Revenues of $677.8 million for the year ended December 31, 2012 decreased $8.5 million, or 1.2 percent, from the comparable 2011 period. The years ended December 31, 2012 and 2011 included construction contract revenues of zero and $9.6 million, respectively, for the Liberty rig construction project that was canceled by our customer in 2011. Excluding that individual project, revenues from ongoing operations for the year ended December 31, 2012 would have been approximately the same as in 2011. Operating gross margin, including depreciation and amortization decreased 3.7 percent to $151.6 million for the year ended December 31, 2012 as compared to $157.4 million for the year ended December 31, 2011.

The following is an analysis of our operating results for the comparable periods:

	Year Ended December 31,
	2012		2011
	(Dollars in Thousands)
Revenues:
Rental Tools	$246,900	36%	$237,068	35%
U.S. Barge Drilling	123,672	18%	93,763	14%
U.S. Drilling	1,387	1%	—	—%
International Drilling	291,772	43%	318,481	46%
Technical Services	14,030	2%	27,284	4%
Construction Contract	—	—%	9,638	1%

Total revenues	677,761	100%	686,234	100%

Operating gross margin excluding depreciation and amortization:
Rental Tools gross margin	158,016	64%	162,577	69%
U.S Barge Drilling gross margin	54,100	44%	28,619	31%
U.S. Drilling gross margin	(8,151)	n/a	(1,692)	—%
n/a	60,492	21%	73,602	23%
Technical Services gross margin	116	n/a	5,680	n/a
Construction Contract gross margin	—	—%	771	—%

Total operating gross margin excluding depreciation and amortization	264,573	39%	269,557	39%

Depreciation and amortization	(113,017)		(112,136)

Total operating gross margin	151,556		157,421
General and administrative expense	(46,257)		(31,567)
Impairment and other charges	—		(170,000)
Provision for reduction in carrying value of certain assets	—		(1,350)
Gain on disposition of assets, net	1,974		3,659

Total operating income	$107,273		$(41,837)

Operating gross margin excluding depreciation and amortization is computed as revenues less direct operating expenses, and excludes depreciation and amortization expense, where applicable; operating gross margin percentages are computed as operating gross margin as a percent of revenues. The operating gross margin amounts and operating gross margin percentages should not be used as a substitute for those amounts reported under U.S. GAAP. However, we monitor our business segments based on several criteria, including operating gross margin. Management believes that this information is useful to our investors because it more accurately reflects cash generated by segment. Such operating gross margin amounts are reconciled to our most comparable U.S. GAAP measure as follows:

	Rental Tools	U.S. Barge Drilling	U.S. Drilling	International Drilling	Technical Services	Construction Contract(2)
	(Dollars in Thousands)
Year Ended December 31, 2012
Operating gross margin(1)	$113,899	$39,608	$(15,168)	$13,138	$79	$—
Depreciation and amortization	44,117	14,492	7,017	47,354	37	—

Operating gross margin excluding depreciation and amortization	$158,016	$54,100	$(8,151)	$60,492	$116	$—

Year Ended December 31, 2011
Operating gross margin(1)	$120,822	$11,115	$(3,915)	$22,948	$5,680	$771
Depreciation and amortization	41,755	17,504	2,223	50,654	—	—

Operating gross margin excluding depreciation and amortization	$162,577	$28,619	$(1,692)	$73,602	$5,680	$771

(1)	Operating gross margin is calculated as revenues less direct operating expenses, including depreciation and amortization expense.
(2)	The Construction Contract segment does not incur depreciation and amortization.

Operations

Rental Tools

Rental Tools segment revenues increased $9.8 million, or 4.1 percent, to $246.9 million for the year ended December 31, 2012 compared to revenues for the year ended December 31, 2011. The increase is primarily due to an increase in rentals to offshore GOM customers and greater tool sales and repair revenues. This was partially offset by the impact of soft U.S. natural gas prices that led to reduced demand from the U.S. land drilling market and lower rental tools utilization in key operating areas.

Rental Tools segment operating gross margin excluding depreciation and amortization decreased by $4.6 million, or 2.8 percent, for the year ended December 31, 2012 compared with operating gross margin excluding depreciation and amortization for the year ended December 31, 2011, primarily due to increased price competition in key U.S. land drilling markets, and the impact of an increase in lower-margin total sales and repair revenues.

U.S. Barge Drilling

U.S. Barge Drilling segment revenues increased $29.9 million, or 31.9 percent, to $123.7 million for the year ended December 31, 2012, compared with revenues for the year ended December 31, 2011. The increase in revenues was primarily due to an increase in rig fleet utilization and overall higher average dayrates for 2012. Both of these factors reflect a general increase in overall drilling activity in the U.S. GOM inland waters. Additionally, our dayrates benefit from our ability to renegotiate dayrates during multi-well contracts based on our ability to deliver higher levels of performance.

U.S. Barge Drilling segment operating gross margin excluding depreciation and amortization increased $25.5 million or 89.0 percent to $54.1 million for the year ended December 31, 2012, compared with segment operating gross margin excluding depreciation and amortization for the year ended December 31, 2011. This increase is primarily a result of overall improved rig fleet utilization and average dayrates and the continued control of operating costs.

U.S. Drilling

The U.S. Drilling segment began generating revenue in early December 2012 as the first of the two arctic-class drilling rigs commenced drilling operations. The second rig completed client acceptance testing and began drilling in February 2013. Revenues were $1.4 million and zero for the years ended December 31, 2012 and 2011, respectively. The introduction of these rigs to the Alaskan North Slope is expected to improve drilling efficiency, operating consistency and safety in this remote and challenging environment.

U.S. Drilling segment operating gross margin excluding depreciation and amortization was a loss of $8.2 million and $1.7 million for the years ended December 31, 2012 and 2011, respectively. Operating expenses include start-up costs associated with re-entering the Alaskan market, such as salaries and employee hiring-related expenditures, training and rental of facilities in Alaska to support our operations. Additionally, early in the third quarter of 2012 we began incurring depreciation expense and ceased capitalizing interest costs related to one of the rigs when it was presented to the customer to begin the acceptance testing process.

International Drilling

International Drilling segment revenues decreased $26.7 million, or 8.4 percent, to $291.8 million for the year ended December 31, 2012, compared with the year ended December 31, 2011. The lower revenues are primarily due to a decrease in revenue generated by our O&M contracts and a decline in our drilling revenues generated through the operation of rigs we own.

O&M revenues decreased to $108.3 million, or 14.7 percent for the year ended December 31, 2012 compared to $127.0 million for the year ended December 31, 2011. The decrease in revenues was primarily due to the completion in 2011 of a drilling rig relocation project on Sakhalin Island, Russia and lower rates associated with our services contracts on Sakhalin Island. This was partially offset by increased operating and reimbursable revenues associated with the Orlan platform contract as it moved from warm-stack mode to fully-operational mode during 2012, the benefits of a new one-rig service contract in China, and the operation during much of 2012 of a customer-owned rig in Papua New Guinea. O&M projects included $31.3 million and $51.9 million of reimbursable costs for the years ended December 31, 2012 and 2011. Reimbursable costs add to revenues but have little direct impact on operating margins.

Revenues related to Parker-owned rigs decreased to $183.5 million or 4.2 percent for the year ended December 31, 2012 compared with $191.5 million for the year ended December 31, 2011. Revenues declined in the Europe, Middle East and Asia (“EMEA”) region primarily due to lower utilization of our arctic-class barge rig in the Caspian Sea and reduced dayrates on our rig in Papua New Guinea. The decrease was partially offset by increased revenues in Algeria as a result of the mobilization and start-up of two rigs during 2012 and a contribution from demobilization fees in the Latin America region as two rigs completed work during the year.

International Drilling operating gross margin excluding depreciation and amortization decreased $13.1 million, or 17.8 percent, to $60.5 million for the year ended December 31, 2012, compared with $73.6 million for the year ended December 31, 2011. The decrease in operating gross margin excluding depreciation and amortization for the year ended December 31, 2012 was due to decreased margins for both our O&M operations and our Parker-owned rig operations. Operating gross margin excluding depreciation and amortization generated by our O&M operations were $20.9 million and $25.7 million for the years ended December 31, 2012 and 2011, respectively. The decrease is primarily due to a decrease in handling fees associated with lower reimbursable costs charged back to customers and lower project management fees related to the drilling rig relocation project on Sakhalin Island, Russia that was completed prior to December 31, 2011, and lower rates associated with our service contracts on Sakhalin Island as we transitioned from higher value operating contracts to cost-plus contracts during 2012. This was partially offset by the operating gross margin excluding depreciation and amortization associated with the Orlan platform contract as it moved from warm-stack mode to fully-operational mode during 2012 and the benefits of a new one-rig service contract in China.

Our operating gross margin excluding depreciation and amortization related to Parker-owned rigs was $39.6 million and $47.9 million for the years ended December 31, 2012 and 2011, respectively. The decrease in operating gross margin excluding depreciation and amortization was primarily the result of lower rig utilization related to our arctic-class barge rig in the Caspian Sea and a non-cash charge to reserve certain value-added tax assets resulting from a strategic decision to move two rigs out of the Kazakhstan market. Partially offsetting this decrease were increased operating gross margin excluding depreciation and amortization resulting from the start-up of two rigs in Algeria during 2012 and increased utilization and demobilization revenues in Latin America. In addition, results for 2011 included $1.9 million of expense related to equity tax assessments in Latin America.

Technical Services

Technical Services segment revenues decreased $13.3 million, or 48.6 percent, to $14.0 million for the year ended December 31, 2012, compared with $27.3 million for the year ended December 31, 2011. This decrease was primarily due to expiration of the “pre-operations” phase of the Liberty project at the end of the second quarter of 2011 and the transition of the Berkut platform project from its engineering phase to a less revenue-intensive construction oversight and assistance phase. Also contributing to the decrease was the completion of a pre-FEED project at the end of the second quarter of 2012.

Operating gross margin excluding depreciation and amortization for this segment decreased by $5.6 million to $0.1 million for the year ended December 31, 2012, compared with $5.7 million for the year ended December 31, 2011. The decrease in operating gross margin excluding depreciation and amortization was primarily due to the completion of a pre-FEED project at the end of the second quarter of 2012, the transition of the Berkut platform project into a less revenue-intensive construction oversight and assistance phase, and the costs to retain technical capabilities as we transition between projects. The Technical Services segment incurs minimal depreciation and amortization primarily related to office furniture and fixtures.

Construction Contract

This segment includes only the Liberty extended-reach drilling rig construction project. Construction Contract segment revenues were zero for the year ended December 31, 2012 compared with $9.6 million for the year ended December 31, 2011. This segment reported zero and $0.8 million operating gross margin for the years ended December 31, 2012 and December 31, 2011, respectively. The operating gross margin generated during the year ended December 31, 2011 resulted from the preliminary close-out of the Liberty project and recognition of final percentage of completion revenues. The Construction Contract segment does not incur depreciation and amortization.

The Liberty rig construction contract was a fixed fee and reimbursable contract that we accounted for on a percentage of completion basis. As of December 31, 2011, we had recognized $335.5 million in project-to-date revenues. Over the life of the contract, we recognized $11.7 million of operating gross margin on the contract.

Other Financial Data

During the fourth quarter of 2011 we recorded a non-cash pre-tax impairment charge of $170.0 million ($109.1 million, net of taxes of $60.9 million) to adjust our arctic-class drilling rigs in Alaska to their fair value from the existing net book value. In 2011, we recognized a $1.4 million reduction in carrying value of assets related to a final settlement of a customer bankruptcy matter as it was deemed that our rights to mineral reserves no longer supported the outstanding receivable.

Gain on asset dispositions for the year ended December 31, 2012 and 2011 was $2.0 million and $3.7 million, respectively. We periodically sell equipment deemed to be excess, obsolete, or not currently required for operations.

Interest expense increased $10.9 million for the year ended December 31, 2012 compared with the year ended December 31, 2011. The increase primarily resulted from a $5.2 million increase in interest on the additional $125.0 million of 9.125% Notes, which have a higher interest rate than our 2.125% Convertible Notes that were repaid during 2012, and a $9.0 million decrease in interest capitalized on major projects, resulting from a reduction in the value of the arctic-class drilling rigs in Alaska following the impairment charge recorded during the fourth quarter of 2011 and the placement of one of the arctic-class drilling rigs into service during the fourth quarter of 2012. The net increase was partially offset by a decrease in amortization of the debt discount on the 2.125% Convertible Notes as they were tendered or matured during 2012 and amortization of the debt premium related to the additional $125.0 million of 9.125% Notes. Interest income was $0.2 million and $0.3 million for the years ended December 31, 2012 and 2011, respectively.

Loss on extinguishment of debt of $2.1 million resulted from the repurchase prior to maturity of $122.9 million of the 2.125% Convertible Notes pursuant to a tender offer on May 9, 2012 and the write-off of debt issuance costs related to refinancing our Secured Credit Agreement in December 2012. The loss included a $0.4 million premium paid to repurchase the 2.125% Convertible Notes prior to maturity, $1.4 million accelerated amortization of the related debt discount and debt issuance costs of the 2.125% Convertible Notes, and $0.3 million accelerated amortization of the debt issuance costs related to our Secured Credit Agreement.

General and administration expense increased $14.7 million for the year ended December 31, 2012, compared with general and administrative expense for the year ended December 31, 2011. The general and administrative cost increase was due primarily to a proposed settlement with the DOJ and SEC recorded during the fourth quarter of 2012, offset by a decrease in legal fees associated with the related SEC and DOJ investigations.

Income tax expense was $33.9 million for the year ended December 31, 2012, compared with an income tax benefit of $14.8 million for the year ended December 31, 2011. The 2012 tax expense was primarily due to the mix of our domestic and international pretax earnings and losses, the mix of international tax jurisdictions in which we operate, and adjustments related to the settlement of our examination with the U.S. Internal Revenue Service for tax periods through 2010 including carryover adjustments impacting the 2011 period. The 2011 period tax benefit was driven primarily by the $170.0 million non-cash pretax charge for our arctic-class drilling rigs in Alaska resulting in a $60.9 million federal and state tax benefit, offset by operating income (excluding the impairment), differences in the mix of our domestic and international pretax earnings and losses, as well as the mix of international tax jurisdictions in which we operate. Included in tax expense for the year ended December 31, 2012 was an expense of $1.5 million related to an uncertain tax position and a benefit of $7.0 million related to the effective settlement of uncertain tax positions.

Liquidity and Capital Resources

We periodically evaluate our liability requirements, capital needs and availability of resources in view of inventory levels, expansion plans, debt service requirements and other operational cash needs. To meet our short and long term liquidity requirements, including payment of operating expenses and repaying debt, we rely primarily on cash from operations. However, we have recently sought, and may in the future seek, to raise additional capital. We expect that for the foreseeable future, cash generated from operations will be sufficient to provide us the ability to fund our operations, provide the working capital necessary to support our strategy, and fund planned capital expenditures.

Liquidity

As of March 31, 2014, we had cash and cash equivalents of $93.1 million, a decrease of $55.6 million from December 31, 2013. Cash flows from operating activities for the first quarter of 2014 were $31.6 million, compared with $27.2 million for the first quarter of 2013. We have reinvested a substantial portion of our operating cash flows to enhance our fleet of drilling rigs and add rental tools equipment. We do not pay dividends to our shareholders. Changes in working capital were a use of cash of $14.7 million and $7.3 million for the three months ended March 31, 2014 and 2013, respectively and primarily related to increased operations activity. Changes in cash from operating activities were also impacted by non-cash charges such as depreciation expense, loss on debt extinguishment, deferred tax benefit, and stock compensation expense. Depreciation expense increased due to our two arctic-class drilling rigs in Alaska commencing work in late 2012 and early 2013 in addition to the ITS Acquisition. It is our current intention to continue to utilize our operating cash flows to finance further investments in rental tools inventories, rig purchases or upgrades as well as other strategic investments aligned to our strategies.

Cash flows used in investing activities were $35.8 million for the 2014 first quarter compared with $28.5 million for the 2013 comparable period. Our primary use of cash was $37.4 million for capital expenditures. Capital expenditures in 2014 were primarily for tubular and other products for our rental tools business and rig-related enhancements and maintenance. Sources of cash include $1.6 million of proceeds from the sale of assets.

Cash flows used in financing activities were $51.4 million for the 2014 first quarter, primarily related to the repayment of $416.2 million of our 9.125% Notes, payment of $25.8 million of related tender and consent premiums, and payment of debt issuance costs of $7.3 million. Cash provided by financing activities included proceeds of $360.0 million from issuance of our 6.75% Notes and reborrowing of $40.0 million of Term Loans under our Secured Credit Agreement.

As of March 31, 2013, we had cash and cash equivalents of $83.7 million, a decrease of $4.2 million from December 31, 2012. The primary uses of cash for the three months ended March 31, 2013 were $30.0 million for capital expenditures, including $2.7 million on the construction of one of the arctic-class drilling rigs for work in Alaska, $4.5 million for our new enterprise resource planning system and $12.2 million for tubular and other rental tools for our Rental Tools segment. The primary source of cash for the first quarter of 2013 was $27.2 million from operating activities.

As of December 31, 2013, we had cash and cash equivalents of $148.7 million, an increase of $60.8 million from December 31, 2012. The following table provides a cash flow summary for the last three years

	2013	2012	2011
	(Dollars in thousands)
Operating Activities	$161,497	$189,699	$225,885
Investing Activities	(265,418)	(187,606)	(184,614)
Financing Activities	164,724	(12,076)	5,167

Net change in cash and cash equivalents	$60,803	$(9,983)	$46,438

Operating Activities

Cash flows from operating activities were $161.5 million in 2013, compared with $189.7 million in 2012. We have reinvested a substantial portion of our operating cash flows to expand our business through acquisition and to enhance our fleet of drilling rigs and rental tools equipment. We do not pay dividends to our shareholders. Changes in working capital were a use of cash of $34.0 million and a source of cash of $1.0 million for the years ended December 31, 2013 and December 31, 2012, respectively. Uses of operating cash flows during 2013 primarily related to the ITS Acquisition which resulted in increased receivables, inventory and accounts payable. Changes in cash from operating activities were also impacted by non-cash charges such as depreciation expense, gains on asset sales, deferred tax benefit, stock compensation expense, debt extinguishment and amortization of debt issuance costs. Depreciation expense increased due to our two Alaska rigs commencing work in late 2012 and early 2013. Additionally, during 2013, we more aggressively disposed of assets deemed not core to the current strategy resulting in an increase in gain on disposition of assets. It is our current intention to continue to utilize our operating cash flows to finance further investments into our rental tools inventories, rig purchases or upgrades as well as other strategic investments aligned to our strategies.

Cash flows from operating activities were $189.7 million in 2012, compared with $225.9 million in 2011. Before changes in operating assets and liabilities, cash from operating activities was impacted primarily by net income of $37.1 million plus non-cash charges of $151.6 million. Non-cash charges primarily consisted of $113.0 million of depreciation expense and deferred tax benefit of $15.8 million. Net changes in operating assets and liabilities provided $1.0 million and $32.2 million of cash in 2012 and 2011 respectively.

Investing Activities

Cash flows used in investing activities were $265.4 million for 2013 compared with $187.6 million in 2012. Our primary use of cash was $118.0 million for the ITS Acquisition and $155.6 million for capital expenditures. Capital expenditures in 2013 were primarily for tubular and other products for our rental tools business, rig-related enhancements and maintenance and costs related to our new enterprise resource planning system. Sources of cash included $8.2 million of proceeds from asset sales.

Cash flows used in investing activities were $187.6 million for 2012. Our primary use of cash was $191.5 million for capital expenditures. Capital expenditures in 2012 were primarily for the construction of our two arctic-class drilling rigs, tubular and other products for our rental tools business, and costs related to our new enterprise resource planning system. In addition, we incurred capital to support ongoing drilling activities. Sources of cash included $3.9 million of proceeds from asset sales.

Capital expenditures for 2014 are estimated to range from $180.0 million to $200.0 million and will primarily be directed to our Rental Tools segment inventory and maintenance capital on our rigs. Any discretionary spending will be evaluated based upon adequate return requirements and available liquidity. We believe that our operating cash flows and borrowings under our revolving credit facility (“Revolver”), will provide us sufficient cash and available liquidity to sustain operation and fund our capital expenditures for 2014, though there can be no assurance that we will continue to generate cash flows at sufficient levels or be able to obtain additional financing if necessary.

Financing Activities

Cash flows provided by financing activities were $164.7 million for 2013. Cash flows provided by financing activities primarily related to the $125 million term loan, fully funded by Goldman Sachs Bank USA as Sole Lead Arranger and Administrative Agent (the “Goldman Term Loan”) issued during the 2013 second quarter in connection with the ITS Acquisition and the $225.0 million 7.50% Notes issued during the 2013 third quarter. Cash used in financing activities included pay-off of the Goldman Term Loan in the 2013 third quarter, principal payments made under our Term Loan and payments of debt issuance costs.

Cash flows used in financing activities were $12.1 million for 2012. Our primary financing activities included the repayment of $125.0 million of 2.125% Convertible Notes and $18.0 million in quarterly payments against our Term Loan then-outstanding. In addition, we received proceeds from the issuance of an additional $125.0 million aggregate principal amount of 9.125% Notes at a price of 104.0 percent, resulting in gross proceeds of $130.0 million, less $4.9 million of associated debt issuance costs. We also made a $7.0 million draw on our Revolver.

6.75% Senior Notes, due July 2022

On January 22, 2014, we issued $360.0 million aggregate principal amount of the private notes pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the private notes offering plus a $40.0 million draw under the Secured Credit Agreement and cash on hand, were utilized to redeem $416.2 million aggregate principal amount of our outstanding 9.125% Notes pursuant to a tender and consent solicitation offer commenced on January 7, 2014.

The private notes are general unsecured obligations of the Company and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The private notes are jointly and severally guaranteed by all of our subsidiaries that guarantee indebtedness under our Secured Credit Agreement and our 7.50% Notes. Interest on the private notes is payable on January 15 and July 15 of each year, beginning July 15, 2014. Debt issuance costs related to the private notes of approximately $7.3 million ($7.1 million net of amortization as of March 31, 2014) are being amortized over the term of the notes using the effective interest rate method.

At any time prior to January 15, 2017, we may redeem up to 35 percent of the aggregate principal amount of the private notes at a redemption price of 106.75 percent of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings by us. On and after January 15, 2018, we may redeem all or a part of the private notes upon appropriate notice, at a redemption price of 103.375 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning January 15, 2020. If we experience certain changes in control, we must offer to repurchase the private notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Indenture restricts our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness, (v) create or incur liens, (vi) enter into sale and leaseback transactions, (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. Additionally, the indenture contains certain restrictive covenants designating certain events as Events of Default. These covenants are subject to a number of important exceptions and qualifications.

7.50% Senior Notes, due August 2020

On July 30, 2013, we issued $225.0 million aggregate principal amount of the 7.50% Notes. Net proceeds from the 7.50% Notes offering were primarily used to repay the $125.0 million aggregate principal amount of the Goldman Term Loan, to repay $45.0 million of Term Loan borrowings under our Secured Credit Agreement and for general corporate purposes.

9.125% Senior Notes, due April 2018

On March 22, 2010, we issued $300.0 million aggregate principal amount of the 9.125% Notes. Net proceeds from the 9.125% Notes offering were primarily used to redeem the $225.0 million aggregate principal amount of our 9.625% Senior Notes due 2013 and to repay $42.0 million of borrowings under our then-existing senior secured credit agreement dated May 15, 2008 (the “Prior Credit Agreement”).

On April 25, 2012, we issued an additional $125.0 million aggregate principal amount of 9.125% Notes under the same indenture at a price of 104.0 percent of par, resulting in gross proceeds of $130.0 million. Net proceeds from the offering were utilized to refinance $125.0 million aggregate principal amount of the 2.125% Convertible Notes. We repurchased $122.9 million aggregate principal amount of the 2.125% Convertible Notes tendered pursuant to a tender offer on May 9, 2012 and paid off the remaining $2.1 million at their stated maturity on July 15, 2012.

On January 7, 2014, we commenced a tender and consent solicitation with respect to the 9.125% Notes. The tender offer price was $1,061. 98, inclusive of a $30.00 consent payment, for each $1,000 principal amount of 9.125% Notes, plus accrued and unpaid interest. On January 22, 2014, we paid $453.7 million for the tendered 9.125% Notes, comprised of $416.2 million of aggregate principal amount of the 9.125% Notes, $25.8 million of tender and consent premiums and $11.7 million of accrued interest. In connection with the tender and consent solicitation, approximately $3.7 million of unamortized debt issuance premium and approximately $7.6 million of debt issuance costs were written off in the three months ended March 31, 2014. On April 1, 2014, we redeemed the remaining $8.8 million outstanding 9.125% Notes for a purchase price of $9.6 million, inclusive of a $0.4 million call premium and $0.4 million interest.

Goldman Term Loan

In connection with the ITS Acquisition on April 18, 2013, we entered into the Goldman Term Loan. The Goldman Term Loan was repaid on July 30, 2013 with net proceeds from the issuance of $225.0 million aggregate principal amount of the 7.50% Notes. In connection with the repayment of the Goldman Term Loan we incurred debt extinguishment costs of $5.2 million.

Amended and Restated Credit Agreement

On December 14, 2012, we entered into the Secured Credit Agreement consisting of our senior secured $80.0 million Revolver and a senior secured Term Loan of $50.0 million. The Secured Credit Agreement matures on December 14, 2017. The Secured Credit Agreement provides that, subject to certain conditions, including the approval of the Administrative Agent and the lenders’ acceptance (or additional lenders being joined as new lenders), the amount of the Term Loan or Revolver can be increased by an additional $50.0 million, so long as after giving effect to such increase, the aggregate commitments are not in excess of $180.0 million.

Our loans pursuant to the Secured Credit Agreement, the 7.50% Notes and the private notes are guaranteed by substantially all of our direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenues primarily outside the United States, each of which have executed guaranty agreements; and are secured by first priority liens on our accounts receivable, specified barge rigs and rental equipment. The Secured Credit Agreement contains customary affirmative and negative covenants with which we were in compliance as of March 31, 2014 and December 31, 2012. The Secured Credit Agreement matures on December 14, 2017.

On July 19, 2013, we entered into an amendment to our Secured Credit Agreement which, among other things, permits us or any of our subsidiaries (other than certain immaterial subsidiaries) to incur indebtedness pursuant to additional unsecured senior notes in an aggregate principal amount not to exceed $250.0 million at any one time outstanding; provided that any such notes shall (x) have a scheduled maturity occurring after the maturity date of our Secured Credit Agreement, (y) contain terms (including covenants and events of default) no more restrictive, taken as a whole, to us and our subsidiaries than those contained in our Secured Credit Agreement and (z) have no scheduled amortization, no sinking fund requirements and no maintenance financial covenants. In addition, pursuant to the amendment, and subject to the terms and conditions set forth in the Secured Credit Agreement, to the extent we repay the principal amount of Term Loans outstanding under our Secured Credit Agreement, until April 30, 2014 we may re-borrow, in the form of additional term loans, up to $45.0 million of the principal amount of such outstanding term loans we have repaid, provided that such $45.0 million borrowing amount will decrease by $2.5 million at the end of each quarter beginning September 30, 2013 and ending March 31, 2014, such that the borrowing availability on December 31, 2013 was $40.0 million and on April 30, 2014 would be $37.5 million.

Revolver

Our Revolver is available for general corporate purposes and to support letters of credit. Interest on Revolver loans accrues at a Base Rate plus an Applicable Rate or LIBOR plus an Applicable Rate. Under the

Secured Credit Agreement, the Applicable Rate varies from a rate per annum ranging from 2.50 percent to 3.00 percent for LIBOR rate loans and 1.50 percent to 2.00 percent for base rate loans, determined by reference to the consolidated leverage ratio (as defined in the Credit Agreement). Revolving loans are available subject to a borrowing base calculation based on a percentage of eligible accounts receivable, certain specified barge drilling rigs and rental equipment of the Company and its subsidiary guarantors. There were no revolving loans outstanding at March 31, 2014 and December 31, 2013. Letters of credit as of March 31, 2014 and December 31, 2013 totaled $6.0 million and $4.6 million, respectively.

Term Loan

The Term Loan originated at $50.0 million on December 14, 2012 and required quarterly principal payments of $2.5 million beginning March 31, 2013. Interest on the Term Loan accrued at a Base Rate plus 2.00 percent or LIBOR plus 3.00 percent. The outstanding balance on the Term Loan at December 31, 2013 was zero, and as of March 31, 2014 the remaining balance on the Term Loan was $37.5 million. The outstanding balance on the Term Loans as of December 31, 2012 was $50.0 million.

Contractual Obligations

The following table summarizes our future contractual cash obligations as of March 31, 2014:

	Total	Less than 1 Year	Years 1 - 3	Years 3 - 5	More than 5 Years
	(Dollars in Thousands)
Contractual cash obligations:
Long-term debt — principal(1)	$631,301	$18,801	$20,000	$7,500	$585,000
Long-term debt — interest(1)	319,034	42,656	83,549	82,466	110,363
Operating leases(2)	56,422	15,438	17,312	13,197	10,475
Purchase commitments(3)	78,392	78,392	—	—	—

Total contractual obligations	$1,085,149	$155,287	$120,861	$103,163	$705,838

Commercial commitments:
Standby letters of credit(4)	6,020	6,020	—	—	—

Total commercial commitments	$6,020	$6,020	$—	$—	$—

(1)	Long-term debt includes the principal and interest cash obligations of the Senior Notes. The remaining unamortized premium of $0.1 million on the 9.125% Notes is not included in the contractual cash obligations schedule.
(2)	Operating leases consist of agreements in excess of one year for office space, equipment, vehicles and personal property.
(3)	Purchase commitments outstanding as of March 31, 2014 are primarily related to rental tools and rig upgrade projects.
(4)	We have an $80.0 million Revolver. As of March 31, 2014, we had no borrowings under the Revolver and $6.0 million of availability has been used to support letters of credit that have been issued, resulting in $74.0 million of availability.

Other Matters

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to fair value of assets, bad debt, materials and supplies obsolescence, property and equipment, goodwill, income taxes, workers’ compensation and health insurance and contingent liabilities for which settlement is deemed to be probable. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. While we believe that such estimates are reasonable, actual results could differ from these estimates.

We believe the following are our most critical accounting policies as they can be complex and require significant judgments, assumptions and/or estimates in the preparation of our consolidated financial statements.

Fair value measurements. For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.

The fair value measurement and disclosure requirements of FASB Accounting Standards Codification Topic No. 820, Fair Value Measurement and Disclosures (“ASC 820”) requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows:

•	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

•	Level 2 — Direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets;

•	Level 3 — Unobservable inputs that require significant judgment for which there is little or no market data.

When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable. The amounts reported in our consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value. The carrying amount of our interest rate swap agreements represents the estimated fair value, measured using Level 2 inputs. As of December 31, 2013 the swap agreements had expired and as of December 31, 2012, the fair value of the interest rate swap was a liability of $0.1 million and was recorded in accrued liabilities on our consolidated balance sheets.

Fair value of our debt instruments is determined using Level 2 inputs. Fair values and related carrying values of our debt instruments were as follows for the periods indicated:

	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Long-term Debt
6.75% Notes	$360,000	$371,700	$—	$—
7.50% Notes	225,000	240,188	225,000	236,250
9.125% Notes	8,801	9,202	425,000	446,250

Total	$593,801	$621,090	$650,000	$682,500

The assets acquired and liabilities assumed in the ITS Acquisition were recorded at fair value in accordance with U.S. GAAP. Acquisition date fair values represent either Level 2 fair value measurements (current assets and liabilities, property, plant and equipment) or Level 3 fair value measurements (intangible assets).

Market conditions could cause an instrument to be reclassified from Level 1 to Level 2, or Level 2 to Level 3. There were no transfers between levels of the fair value hierarchy or any changes in the valuation techniques used during the three months ended March 31, 2014.

Impairment of Property, Plant and Equipment. We review the carrying amounts of long-lived assets for potential impairment annually, typically during the fourth quarter, or when events occur or circumstances change that indicate the carrying value of such assets may not be recoverable. For example, evaluations are performed when we experience sustained significant declines in utilization and dayrates, and we do not contemplate recovery in the near future. In addition, we evaluate our assets when we reclassify property and equipment to assets held for sale or as discontinued operations as prescribed by accounting guidance related to accounting for the impairment or disposal of long-lived assets. We determine recoverability by evaluating the undiscounted estimated future net cash flows. When impairment is indicated, we measure the impairment as the amount by which the assets carrying value exceeds its fair value. Management considers a number of factors such as estimated future cash flows, appraisals and current market value analysis in determining fair value. Assets are written down to fair value if the concluded current fair value is below the net carrying value.

Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future utilization levels, dayrates and costs. The use of different estimates and assumptions could result in materially different carrying values of our assets.

Accrual for Self-Insurance. Our operations are subject to many hazards inherent to the drilling industry, including blowouts, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we seek to obtain indemnification from our customers by contract for certain of these risks. To the extent that we are unable to transfer such risks to customers by contract or indemnification agreements, we seek protection through insurance. However, these insurance or indemnification agreements may not adequately protect us against liability from all of the consequences of the hazards described above. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of an insurance coverage deductible.

Based on the risks discussed above, we estimate our liability in excess of insurance coverage and accrue for these amounts in our consolidated financial statements. Accruals related to insurance are based on the facts and circumstances specific to the insurance claims and our past experience with similar claims. The actual outcome of insured claims could differ significantly from the amounts estimated. We accrue actuarially determined amounts in our consolidated balance sheet to cover self-insurance retentions for workers’ compensation, employers’ liability, general liability, automobile liability and health benefits claims. These accruals use historical data based upon actual claim settlements and reported claims to project future losses. These estimates and accruals have historically been reasonable in light of the actual amount of claims paid.

As the determination of our liability for insurance claims could be material and is subject to significant management judgment and in certain instances is based on actuarially estimated and calculated amounts, management believes that accounting estimates related to insurance accruals are critical.

Accounting for Income Taxes. We are a U.S. company and we operate through our various foreign legal entities and their branches and subsidiaries in numerous countries throughout the world. Consequently, our tax provision is based upon the tax laws and rates in effect in the countries in which our operations are conducted and income is earned. The income tax rates imposed and methods of computing taxable income in these jurisdictions vary. Therefore, as a part of the process of preparing the consolidated financial statements, we are required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation, amortization and certain accrued liabilities for tax and accounting purposes. Our effective tax rate for financial statement purposes will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions. Current income tax expense represents either liabilities expected to be reflected on our income tax returns for the current year, nonresident withholding taxes or changes in prior year tax estimates which may result from tax audit adjustments. Our deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities reported on the consolidated balance sheet. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In order to determine the amount of deferred tax assets or liabilities, as well as the valuation allowances, we must make estimates and assumptions regarding future taxable income, where rigs will be deployed and other matters. Changes in these estimates and assumptions, as well as changes in tax laws, could require us to adjust the deferred tax assets and liabilities or valuation allowances, including as discussed below.

Our ability to realize the benefit of our deferred tax assets requires that we achieve certain future earnings levels prior to the expiration of our net operating loss (“NOL”) and foreign tax credit (“FTC”) carryforwards. In the event that our earnings performance projections do not indicate that we will be able to benefit from our NOL and FTC carryforwards, valuation allowances are established following the “more likely than not” criteria. We periodically evaluate our ability to utilize our NOL and FTC carryforwards and, in accordance with accounting guidance related to accounting for income taxes, will record any resulting adjustments that may be required to deferred income tax expense in the period for which an existing estimate changes.

We do not currently provide for U.S. deferred taxes on unremitted earnings of our foreign subsidiaries as such earnings are deemed to be permanently reinvested. If such earnings were to be distributed, we would be subject to U.S. taxes, which may have a material impact on our results of operations. We annually review our position and may elect to change our future tax position.

We apply the accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. At March 31, 2014, we had a liability for unrecognized tax benefits of $12.4 million (which includes $5.6 million of benefits which would favorably impact our effective tax rate upon recognition) primarily related to foreign operations. As of March 31, 2013, we had a liability for unrecognized tax benefits of $10.0 million ($3.2 million of which, if recognized, would favorably impact our effective tax rate). In addition, we recognize interest and penalties that could be applied to uncertain tax positions in periodic income tax expense. As of March 31, 2014 and December 31, 2013, we had approximately $8.1 million and $7.9 million, respectively, of accrued interest and penalties related to uncertain tax positions.

During the first quarter ended March 31, 2014, we appealed notices of assessment related to deductions claimed in Kazakhstan by one of our subsidiaries. Management is currently evaluating the assessments and appellate process and does not anticipate a material change to our financial position. We believe that it is reasonably possible that settlement of approximately $6.1 million included in the liability for unrecognized tax benefits may occur within the coming year.

Revenue Recognition. Contract drilling revenues and expenses, comprised of daywork drilling contracts and engineering and related project service contracts, are recognized as services are performed and collection is reasonably assured. For certain contracts, we receive payments contractually designated for the mobilization of rigs and other drilling equipment. Mobilization payments received, and direct costs incurred for the mobilization, are deferred and recognized over the term of the related drilling contract; however, costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. Reimbursements received for out-of-pocket expenses are recorded as both revenues and direct costs. For contracts that are terminated prior to the specified term, early termination payments received by us are recognized as revenues when all contractual requirements are met. Revenues from rental activities are recognized ratably over the rental term which is generally less than six months. Technical Services contracts include engineering, consulting, and project management scopes of work and revenue is typically recognized on a time and materials basis.

During 2013 the Company entered into a FEED contract including long-lead equipment procurement services accounted for under the milestone method of revenue recognition. Milestone payments are based on achievement of specified procurement coordination and delivery events in regards to our customer’s newly manufactured drilling rig. The quantity of specific long-lead items to be procured is spelled out in the contract and the payment terms are identified with each piece of equipment as well as each specific milestone. Management concluded that each of these payments, constitute substantive milestones. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, and (vi) the milestone payments relate solely to past performance.

Recent Accounting Pronouncements

For a discussion of the new accounting pronouncements that have had or are expected to have an effect on our consolidated financial statements, see Notes to the Unaudited Consolidated Condensed Financial Statements — Note 11 — Recent Accounting Pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Rate Risk

Our international operations expose us to foreign currency exchange rate risk. There are a variety of techniques to minimize the exposure to foreign currency exchange rate risk, including customer contract payment terms and the possible use of foreign currency exchange rate risk derivative instruments. Our primary foreign currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term. Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual foreign currency exchange rate risk needs may vary from those anticipated in the customer contracts, resulting in partial exposure to foreign exchange risk. Fluctuations in foreign currencies typically have not had a material impact on our overall results. In situations where payments of local currency do not equal local currency requirements, foreign currency exchange rate risk derivative instruments, specifically foreign currency exchange rate risk forward contracts, or spot purchases, may be used to mitigate foreign exchange rate currency risk. A foreign currency exchange rate risk forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such an exchange. We do not enter into derivative transactions for speculative purposes. At December 31, 2013, we had no open foreign currency exchange rate risk derivative contracts.

Interest Rate Risk

We are exposed to changes in interest rates through our fixed rate long-term debt. Typically, the fair market value of fixed rate long-term debt will increase as prevailing interest rates decrease and will decrease as prevailing interest rates increase. The fair value of our long-term debt is estimated based on quoted market prices where applicable, or based on the present value of expected cash flows relating to the debt discounted at rates currently available to us for long-term borrowings with similar terms and maturities. The estimated fair value of our $425.0 million principal amount of 9.125% Notes, based on quoted market prices, was $446.3 million at December 31, 2013. The estimated fair value of our $225.0 million principal amount of 7.50% Notes, based on quoted market prices, was $236.3 million at December 31, 2013. A hypothetical 100 basis point increase in interest rates relative to market interest rates at December 31, 2013 would decrease the fair market value of our 9.125% Notes by approximately $46.1 million and decrease the fair market value of our 7.50% Notes by approximately $29.0 million.

In 2011, we entered into two variable-to-fixed interest rate swap agreements as a strategy to manage the floating rate risk on the Term Loan borrowings under the Secured Credit Agreement. The two agreements fixed the interest rate on a notional amount of $73.0 million of borrowings at 3.878 percent for the period beginning June 27, 2011 and terminating May 14, 2013. The notional amount of the swap agreements decreased correspondingly with amortization of the Term Loan. We did not apply hedge accounting to the agreements and, accordingly, reported the mark-to-market change in the fair value of the interest rate swaps in earnings. As of December 31, 2013 the swap agreements had expired and as of December 31, 2012, the fair value of the interest rate swap was a liability of $0.1 million.

Impact of Fluctuating Commodity Prices

We are exposed to fluctuations that arise from economic or political risks that have, and will, impact underlying commodity prices for natural gas, oil and natural gas/oil mixtures. Our business is subject to price fluctuations in commodities, and may be impacted by prolonged pricing reductions. Currently, the price of natural gas has been depressed due in some part to high levels of natural gas inventory. Drilling for natural gas has been negatively impacted; however, drilling activity and our rental tools business has remained active with the focus on oil/liquids-rich shale plays.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers

Officers are elected each year by the board of directors following the annual shareholders’ meeting for a term of one year or until the election and qualification of their successors. The current executive officers of the Company and their ages, positions with the Company and business experience are presented below:

•	Gary G. Rich, 55, joined the Company in October 2012 as the president and chief executive officer. Mr. Rich also serves as the Chairman of the Company’s board of directors. He is an industry veteran with over 30 years of global technical, commercial and operations experience. Mr. Rich came to the Company after a 25-year career with Baker Hughes Incorporated. Mr. Rich served as vice president of global sales for Baker Hughes from August 2011 to October 2012, and prior to that role, he served as president of that company’s European operations from April 2009 to August 2011. Previously, Mr. Rich was president of Hughes Christensen Company, a division of Baker Hughes primarily focused on the production and distribution of drilling bits for the petroleum industry.

•	Christopher T. Weber, 41, joined the Company in May 2013 as the senior vice president and chief financial officer. Prior to joining the Company, Mr. Weber served as the vice president and treasurer of Ensco plc., a public offshore drilling company, from 2011 to May 2013. From 2009 to 2011, Mr. Weber served as vice president, operations for Pride International, Inc., prior to which he served as director, corporate planning and development from 2006 to 2009.

•	Jon-Al Duplantier, 47, is the senior vice president, chief administrative officer, general counsel, and secretary of the Company, a position held since 2013. Mr. Duplantier has over 18 years’ experience in the oil and gas industry. Mr. Duplantier joined the Company in 2009 as vice president and general counsel. From 1995 to 2009, Mr. Duplantier served in several legal and business roles at ConocoPhillips, including senior counsel — Exploration and Production, vice president and general counsel — Conoco Phillips Indonesia, and vice president and general counsel — Dubai Petroleum Company. Prior to joining ConocoPhillips, he served as a patent attorney for DuPont from 1992 to 1995.

•	David R. Farmer, 52, was appointed the senior vice president, EMEA in early 2014. He joined the Company in 2011 as vice president of operations. Mr. Farmer has over 20 years’ experience in the upstream oilfield services business working in executive, engineering, operational, marketing, account management, planning, and general management roles in Europe, the Middle East, North America and South America. From 1991 to 2011, Mr. Farmer served in various positions at Schlumberger, including vice president and global account director — Schlumberger Ltd. The Netherlands, vice president and general manager — Schlumberger Oilfield Service Qatar, global marketing manager — Schlumberger Drilling & Measurement Division, Houston, Texas. Most recently, Mr. Farmer was responsible for Demand Planning management and the development of long term tactical resource plans for Schlumberger’s Drilling & Measurement division.

•	Philip L. Agnew, 45, has served as the Company’s senior vice president and chief technical officer since 2013. He joined the Company in December 2010 as vice president of technical services. Mr. Agnew has more than 20 years’ experience in design, construction and project management. From 2003 to 2010, Mr. Agnew held the position of President at Aker MH, Inc., a business unit of Aker Solutions AS. From 1998 to 2003, Mr. Agnew served as Project Manager and then vice president — Project Development at Signal International (previously Friede Goldman Offshore; TDI-Halter LP; Texas Drydock, Inc.). Prior to his career at Signal International, Mr. Agnew served a variety of leadership roles at Schlumberger Sedco Forex International Resources, Interface Consulting International, Inc., and Brown & Root, Inc.

Other Parker Drilling Company Officers

•	J. Daniel Chapman, 43, joined the Company in 2009 as chief compliance officer and counsel. Prior to joining the Company, Mr. Chapman was employed by Baker Hughes from 2002 to 2009 where he served in several legal counsel positions including compliance counsel, international trade counsel, division counsel (drilling fluids), and global ethics and compliance director. Prior to 2002, Mr. Chapman was employed as a securities and mergers and acquisitions lawyer with the law firms Freshfields (London) and King & Spalding (Atlanta and Houston).

•	Leslie K. Nagy, 40, was appointed principal accounting officer and controller of Parker Drilling in April 2014. Mrs. Nagy served as Director of Finance and Assistant Controller of the Company from December 2012 to April 2014, as Assistant Controller of the Company from May 2011 to December 2012, and as Manager of External Reporting and General Accounting of the Company from August 2010 to May 2011. Prior to joining Parker Drilling, Mrs. Nagy worked for Ernst & Young LLP (“EY”) from 1997 to 2010. While employed by EY, Mrs. Nagy spent ten years in the assurance and advisory business services practice and three years in the transaction advisory services practice.

•	David W. Tucker, 58, treasurer, joined the Company in 1978 as a financial analyst and served in various financial and accounting positions before being named chief financial officer of our formerly wholly-owned subsidiary, Hercules Offshore Corporation, in February 1998. Mr. Tucker was named treasurer of the Company in 1999.

Our Board of Directors

In assessing the quality and effectiveness of our board of directors, the Corporate Governance Committee considers the composition of the board as a whole, as well as the experience, qualifications, attributes and skills brought to the board by each director. As an initial matter, each director should have, among other attributes, personal and professional integrity and high ethical standards, good business judgment, an excellent reputation in the industry in which the nominee or director is or has been primarily employed and a sophisticated understanding of the business of the Company or important aspects of the business. We believe that each of our directors has these attributes. The members of the board (including nominees) continuing in office, and their biographical information, are set forth below.

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Jonathan M. Clarkson, Director since March 2012. Mr. Clarkson, age 64, was appointed to the board of directors in March 2012. Since May 2012, Mr. Clarkson has been a consultant to and Chief Financial Officer for Matrix Oil Corporation. Matrix is a privately held company active in oil and gas exploration and production. Mr. Clarkson retired in December 2011 from the Houston Region of Texas Capital Bank, a subsidiary of Texas Capital Bancshares, Inc., where he served as President, Chief Executive Officer and Chairman from 2003 until 2011. From 1999 to 2002, he served as President and Chief Financial Officer for Bargo Energy Company and its successor company Mission Resources Corporation. From 1987 to 1999, Mr. Clarkson served as Executive Vice President and Chief Financial Officer for Ocean Energy Corporation and its predecessor company, United Meridian Corporation. Prior to 1987, Mr. Clarkson held several senior management positions at InterFirst Corporation and its subsidiary First National Bank in Dallas, TX. Mr. Clarkson currently serves on the board of Memorial Production Partners GP LLC, the general partner of Memorial Production Partners LP, a domestic energy firm focused on the acquisition and exploitation of domestic oil and gas properties. From 2006 to 2009, Mr. Clarkson served on the board of Edge Petroleum Corporation where he was Chairman of the Audit Committee and a member of the Compensation Committee. Since 2010, Mr. Clarkson has served on the advisory board of Rivington Capital Advisors, LLC, an investment banking firm specializing in private capital and mergers and acquisition transactions for the small and mid-cap energy sectors. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. As a former chief financial executive of public companies, the board believes Mr. Clarkson brings significant financial expertise, including an understanding of financial risk management, and experience in preparation and review of financial statements and disclosure documents. The board also believes that, as a director of multiple public companies, Mr. Clarkson brings valuable insights into a wide range of challenges that public companies face.

•	George J. Donnelly, Director since October 2005. Mr. Donnelly, age 75, was appointed to the board of directors in October 2005. He is a Managing Partner of Lilo Ventures, a venture capital firm, having held this position since 2001. He also serves on the Board of Directors and as Chairman of Global Suppliers, a minority-owned private company that provides equipment to the petroleum and chemical industry. He served as President and Chief Executive Officer of the Houston Hispanic Chamber of Commerce during 2005 and 2006 and as President of the San Jacinto Museum of History from 2000 to 2002. Between 1988 and 2000, Mr. Donnelly served as Vice President of Russell Reynolds Associates and as Vice Chairman of Spencer Stuart Associates, both executive search firms. He began his career at Texaco Inc. in 1962 and served in various roles at Texaco Inc. and Gulf Oil Company until 1998, including Vice President of the Worldwide Energy and Minerals Division, Vice President of the Latin American division and head of the Washington, D.C. office. Mr. Donnelly serves on the Board of Directors of Avanti Energy, Inc., the Greater Houston Partnership (World Trade), the Center for Houston’s Future, United Way of Greater Houston, KIPP Charter Schools, the Health Museum of Houston, the San Jacinto Monument and Museum and the Institute of International Education. The board believes that Mr. Donnelly’s experiences as a former executive in the oil and gas industry gives him significant knowledge of and insight into that industry and his experience conducting business in Latin America gives him an understanding of business and cultural practices in that region of the world. In addition, as a former executive in the executive leadership services industry Mr. Donnelly has significant expertise in succession planning and executive and board candidate recruitment that gives the board unique insight into such issues.

•	Robert W. Goldman, Director since October 2005. Mr. Goldman, age 72, was appointed to the board of directors in October 2005. He retired from Conoco Inc. in 2002 after 14 years of service, most recently as Senior Vice President — Finance and Chief Financial Officer. Prior to that time, he was employed for 23 years by E. I. du Pont de Nemours & Co. in a variety of domestic and international finance and operating assignments. Since 2002, he has been self-employed as a financial consultant. From 2003 through 2008, Mr. Goldman served as the elected Vice President-Finance of the World Petroleum Council. He is a member of the Financial Executives Institute and a member of the Advisory Board of Global Infrastructure Partners, a private equity fund investing in the global energy, transportation and water infrastructure sectors. He formerly served on the Board of Directors of El Paso Corporation and is currently on the Boards of Directors of The Babcock & Wilcox Company Inc. and Tesoro Corporation, as well as the Board of Trustees of Kenyon College, Gambier, Ohio. From 2005 until 2010, he also served on the Board of Directors of McDermott International, Inc. The board believes Mr. Goldman brings extensive knowledge of the energy industry, international operations, financial risk management and an understanding of capital markets. As a director of several public energy companies, Mr. Goldman also brings experience serving as a director on public company boards, which gives him valuable insights into corporate governance and a wide range of issues that public companies face. Also, as a former chief financial officer of a large, publicly-traded company, Mr. Goldman brings significant financial expertise and experience in preparation and review of financial statements and disclosure documents.

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Gary R. King, Director since September 2008. Mr. King, age 55, was appointed to the board of directors in September 2008. He is the Chief Executive Officer of Dutco Natural Resources Investments Limited (DNR), a strategic investment firm focused on the resources sections, including oil and gas, mining, metals and renewable, a role he assumed in April 2012. DNR is a subsidiary of the Dutco Group of companies, a multi-faceted conglomerate with operations in diverse fields from heavy civil engineering to five-star world class hospitality. He moved to Houston, Texas in August 2013 to accept a new position as President and Chief Executive Officer of a newly established Dutco U.S.

entity, Tarka Resources Inc. He is also Vice Chairman of Manti LP, a Tarka joint venture oil and gas exploration company. Mr. King also serves as a Founder and Managing Partner of The Matrix Partnership, a strategic advisory firm based in Dubai, UAE. From June 2011 to December 2011, he was President of Natural Resources and Commodities at First Capital Switzerland Investment Bank in Dubai, UAE. From September 2008 through February 2009, Mr. King held the position as the founding Chief Executive Officer of Dubai Natural Resources World. Previously, he served as the first Chief Executive Officer of the Dubai Mercantile Exchange from 2005 until 2009. From 2001 to 2005, Mr. King served as Senior Vice President in the infrastructure funds and treasury and commodities groups in Macquarie Bank Ltd./Abu Dhabi Commercial Bank, Managing Director at Matrix Commodities DMCC and Regional Head — Energy Group and Specialized Funds Group in Dubai at Standard Bank London Ltd. From 1997 to 2001, he served in senior management roles at Emirates National Oil Company, Dragon Oil PLC and TransCanada International Petroleum. From 1994 to 1997, he served as Vice President — Commodities Trading Group for Morgan Stanley (Singapore). From 1983 to 1994, he served in a variety of roles within exploration and production and oil trading and supply at Neste Oy (national oil and energy company of Finland), after beginning his career as an exploration geologist in 1980. Mr. King is also a member of the Board of Directors of Kulczyk Oil Ventures and WHL Energy Ltd, and a member of TRACE International and the National Association of Corporate Directors. The board believes that Mr. King brings significant international experience to the board, especially experience in the energy sector in the Middle East. The board also believes Mr. King, as a former executive in a financial institution and other financial and commodities businesses, brings important financial expertise that benefits the board in addressing issues related to finance.

•	Robert L. Parker, Director since September 1973. Mr. Parker, age 65, is the retired Chairman of the board of directors of the Company, and stepped down from his role as the interim President and Chief Executive Officer of the Company in October 2012 upon Mr. Rich’s appointment to the office of President and Chief Executive Officer. Having joined the Company in 1973, he served as Chief Executive Officer from 1991 to 2009, and was appointed Chairman of the board of directors in 2006. He previously was elected Vice President in 1973, Executive Vice President in 1976 and President and Chief Operating Officer in 1977. Mr. Parker is on the Board of Directors of the University of Texas Development Board, the University of Texas Health Science Center (Houston) Development Board, the International Association of Drilling Contractors, the American Petroleum Institute and the Greater Houston Partnership. As former Chief Executive Officer of the Company, Mr. Parker is well suited to serve as a link between the board and the Company’s management. Mr. Parker brings significant experience in the oil and gas service industry through his more than 35 years with the Company, and his membership in the International Association of Drilling Contractors.

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Richard D. Paterson, Director since March 2012. Mr. Paterson, age 63, retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, in June 2011 after 37 years of service. Most recently, he served as PwC’s Global Leader of its Consumer, Industrial Products and Services Practices (comprising the Automotive, Consumer and Retail, Energy Utilities and Mining, Industrial Products, Pharmaceutical and Health Industries Sectors) and also the Managing Partner of the Houston Office and U.S. Energy Practice. From 2001 to 2010, Mr. Paterson was PwC’s Global Leader of its Energy, Utilities and Mining Practice and also was responsible for the audits of ExxonMobil Corporation from 2002 to 2006. From 1997 to 2001, Mr. Paterson lived in Moscow, Russia, and led PwC’s Energy Practice for Europe, Middle East and Africa and also was responsible for the audits of OAO Gazprom for those years. Prior to 1997, Mr. Paterson was responsible for the audits of numerous PwC clients, principally in the Energy Sector. He began his career with PwC in Battle Creek, Michigan in 1974, served in 7 PwC offices, including 4 years in the National Office in New York, and was admitted as a partner of PwC in 1987. He has been a frequent speaker at the World Energy Congress and World Petroleum Congress. Mr. Paterson is a member of the National Association of Corporate Directors and served on the board, and was the chairman of the Audit Committee, of Zaff GP LLC, a private equity fund investing in emerging markets with a focus on the energy, infrastructure and real estate sectors. Mr. Paterson is a past board member of the U.S./Russia Business Council and the U.S Energy Association. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. The board believes Mr. Paterson brings extensive knowledge of the energy industry and energy value chain, and the risks faced by companies operating in the energy industry. In addition, as a long-time audit partner of PwC with significant international experience, he has deep expertise with capital markets, governance and with the preparation and review of financial statements and disclosure documents.

•	Roger B. Plank, Director since May 2004. Mr. Plank, age 57, was appointed to the board of directors in May 2004. He retired from Apache Corporation in February 2014 after 32 years of service. Most recently, he served as President and Chief Corporate Officer of Apache Corporation. From 2009 to 2011 he served as President. He previously served as Executive Vice President and Chief Financial Officer since 2000 and Vice President and Chief Financial Officer since 1997. Mr. Plank previously served as Vice President of Planning and Corporate Development, Vice President of Corporate Communications and Vice President of External Affairs for Apache. He is also Chairman of Houston’s Alley Theatre. The board believes that, as a former executive of a public oil and gas exploration and production company, Mr. Plank brings tremendous oil and gas industry experience to the Company. The board also believes that, as a former financial officer of a public company, Mr. Plank’s significant financial expertise and experience in preparation and review of financial statements and disclosure documents is valuable in the preparation of the Company’s public disclosure documents. In addition, as a former corporate communications officer of a public company, Mr. Plank possesses experience which provides the board with helpful insights into internal and external stakeholder communication issues.

•	R. Rudolph Reinfrank, Director since March 1993. Mr. Reinfrank, age 58, has served since October 2009 as the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm based in Los Angeles, CA (“Riverford”). Riverford acts as an investor, board member and strategic advisor to growth companies and companies in transition. In 2000, Mr. Reinfrank co-founded and served as a Managing General Partner of Clarity Partners, L.P. until 2009. In 2006, he co-founded Clarity China, L.P. In 1997, he co-founded and serves as a Managing General Partner of Rader Reinfrank & Co. Mr. Reinfrank is a Director of Apollo Investment Corporation. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K and he is FINRA licensed for Series 7, 62 and Series 63. Mr. Reinfrank is also a Senior Advisor to Pall Mall Capital, Limited (London) and Transnational Capital Corporation. As a founder and managing general partner of a private equity firm, Mr. Reinfrank brings valuable investment and financing expertise to the Company. In addition, as a strategic advisor to a wide range of companies, Mr. Reinfrank’s diverse and extensive business experiences provide an important and unique perspective to our board.

•	Gary G. Rich, Director since October 2012. Mr. Rich, age 55, is the Chairman of our board of directors and is the President and Chief Executive Officer of the Company. Mr. Rich was appointed to the board of directors effective October 1, 2012. An industry veteran with over 30 years of global technical, commercial and operations experience, Mr. Rich comes to the Company after a 25-year career with Baker Hughes Incorporated. Most recently, he served as Vice President of Global Sales for Baker Hughes, and prior to this role, he served as president of that company’s European operations. Previously, Mr. Rich was president of Hughes Christensen Company, a division of Baker Hughes primarily focused on the production and distribution of drilling bits for the petroleum industry. Mr. Rich holds a B.S. in Accounting from Brigham Young University and an M.S. in Science and Technology Commercialization from the University of Texas. As Chief Executive Officer of the Company, Mr. Rich is well suited to serve as a link between the board and the Company’s management. Additionally, the board believes it benefits greatly from his significant experience in the oil and gas service industry gained during the course of his 30-year career.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This compensation discussion and analysis (“CD&A”) describes our compensation practices and decisions for executive officers focusing specifically on compensation earned during 2013 by persons serving as our chief executive officer (“CEO”) or chief financial officer (“CFO”), as well as the other three most highly-compensated executive officers, collectively referred to as our named executive officers (“NEOs”). We also have summarized actions that have occurred in fiscal year 2014 for those executives prior to the filing. Generally, our NEOs, as well as other executives, are members of our senior leadership team (“Leadership Team”).

The Compensation Committee of our board (the “Committee”) approves and oversees the design and execution of the Company’s executive compensation programs as outlined in this CD&A, including the determination of benchmark targets, performance metrics, peer groups and the composition and variability of pay of the Leadership Team. The Committee recommends compensation of the CEO and other executive officers to the independent members of the Board for their approval.

Our compensation philosophy is to provide our executive officers compensation that is competitive, rewards performance based on pre-determined goals that are aligned with the interests of our stockholders, and is appropriate considering all relevant factors and circumstances. We target the market median for each element of pay, but our incentive compensation programs offer both upside and downside potential that may result in actual compensation above or below the median depending upon performance. In years of superior performance where the Company’s stockholders have realized significant value addition, our incentive programs are designed to pay out near the top quartile of the market. Conversely, in periods of poor performance compared to the market generally, our incentive programs are designed to pay out near the bottom quartile of the market. Additionally, the Committee has discretion to increase or decrease final awards to account for non-routine items or occurrences.

Our programs are built around three fundamental principles:

Compensation Principle	Description/Rationale
Competitiveness	We provide compensation opportunities that are competitive with our peers in order to attract and retain high-caliber talent.

Pay for Performance	We emphasize performance by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance.

Alignment with Stockholders	We focus on creating long-term value for stockholders by encouraging executives to build and maintain meaningful levels of ownership in the Company through a combination of equity incentive awards and mandatory share ownership requirements. We develop incentives that reward the creation of long-term value and that discourage excessive or unnecessary risk taking.

As you read this CD&A, we believe you will recognize several key attributes of our executive compensation programs:

•	our program design provides a balanced mix between cash and equity, and between annual and long-term incentives and performance metrics;

•	bonus targets under our annual cash incentive program provide for both upside and downside potential depending upon actual performance with the upside opportunities capped to help mitigate the risk of overemphasizing achievement of annual results at the expense of creating long-term value; and

•	our long-term incentive programs (1) utilize three-year vesting periods and three-year rolling performance periods to provide long-term stock-based incentive compensation that rewards sustained performance and (2) are tied directly to long-term value creation over a three-year performance period.

2013 Highlights

We made significant progress in 2013 on several important projects to improve its market position. We undertook, progressed or completed several important projects, including:

•	We made significant growth investments in our Rental Tools segment. This includes the acquisition of ITS and the purchase of capital equipment to leverage our growing position in the GOM offshore drilling market and to capture growth opportunities for ITS. The integration of ITS into our operations required significant effort during the year and was substantially completed at year-end.

•	We improved average utilization of our international drilling rig fleet. Of the fifteen rigs located in the Middle East and Asia, only four were under contract at the start of 2013. By year-end, nine of those rigs were under contract; one rig had been added to the fleet under contract for work in Russia; three rigs had been sold; and we were in discussions concerning future work for the remaining idle rigs.

•	In early 2013, we commenced operation of Rig 272, the second of our two arctic-class drilling rigs on the Alaskan North Slope. It joined Rig 273, commissioned in December, 2012. Each rig is operating on a long-term contract and is expected to continue to be a solid cash flow contributor.

•	In February 2013, we expanded our O&M activities with the addition of a contract to operate three platform rigs offshore California for ExxonMobil. In addition, we continued our involvement in the development of the ENL Berkut platform, which will soon move to Sakhalin Island, Russia and join our O&M activities there.

•	Late in 2013, we began the overhaul and refurbishment of barge rig 55-B, which was completed in May 2014. We believe this rig offers considerable value to operators in our GOM market and will significantly contribute to the operating and financial performance of our U.S. barge drilling business.

•	During the year we took steps to sharpen our business focus, selling two international land rigs and one international barge rig, no longer suited to our strategy.

•	Our implementation of a new ERP system continued with the start-up of two important modules, human resources and finance, during the year. This Oracle-based system is providing us with new and better tools to plan and manage our business.

•	In July 2013, we issued $225.0 million of the 7.50% Notes, and used the proceeds to refinance the $125.0 million term loan associated with the ITS Acquisition, to repay our $50 million term loan, and for future retirement of debt. Subsequently, in January 2014, we issued $360 million of the private notes, and used the proceeds along with a $40.0 million draw on our Secured Credit Agreement and cash on hand to repurchase the 9.125% Notes. This transaction resulted in a lower debt outstanding and reduced annual interest expense, and extended our debt maturity schedule.

Our results for 2013 included net income of $27.0 million on revenues of $874.2 million, compared with a net income of $53.6 million on revenues of $677.9 million for 2012.

Below are highlights of some of the compensation-related decisions implemented for 2013:

•	The Committee negotiated a separation agreement with our former CFO and a retirement and separation agreement with our former CEO and Executive Chairman.

•	The Committee approved the compensation package and employment agreement for our new CFO.

•	As part of our normal annual long-term incentive grant cycle, the Committee approved grants to our named executive officers (“NEOs”) of restricted stock units and performance-based awards (“performance-based units”). The grants of performance-based units can only be earned based on achievement against pre-established long-term performance measures related to Total Shareholder Return (“TSR”) and Return on Net Capital Employed (“ROCE”), thus continuing to align our senior executives with stockholders’ interests.

•	The Committee approved annual incentive bonuses for the executive officers for the year 2013 at varying percentages of target, reflecting not only overall results for us, but individual performance over the year.

•	At our 2013 Annual Meeting, our stockholders approved the Compensation Committee’s proposed amendments to the Parker Drilling Company 2010 Long-Term Incentive Plan, allowing the Committee broader flexibility in its efforts to align pay and performance throughout the organization. The stockholders also approved the Committee’s request for an additional 5,200,000 shares for future grants under the 2010 Long-Term Incentive Plan.

•	At our 2013 Annual Meeting, 66% of our stockholders voted for our executive compensation programs in the advisory vote (“Say on Pay”).

Participants

Compensation programs are specifically designed for our senior executives which include the principal executive officer (“PEO”) and the principal financial officer (“PFO”) and the three most highly compensated officers of the company. The executives are:

•	Gary Rich — Chairman, President and Chief Executive Officer (PEO)

•	Chris Weber — Senior Vice President and Chief Financial Officer (PFO)

•	Kirk Brassfield — Former Senior Vice President and Chief Financial Officer (PFO)

•	Robert L. Parker, Jr. — Former Executive Chairman

•	David Farmer — Senior Vice President — Europe, Middle East and Asia

•	Jon-Al Duplantier — Senior Vice President, Chief Administrative Officer and General Counsel

Administration

Role of the Committee

Our executive compensation program is administered by the Committee in accordance with the Committee’s charter and other corporate governance requirements of the SEC and the NYSE. In designing our compensation programs and making decisions on individual executive compensation, the Committee periodically reviews and considers the following information and factors:

•	Our executive compensation philosophy, policies and objectives, including the rationale underlying each element of executive compensation;

•	tally sheets and mockups of executive compensation tables containing the following information with respect to each executive officer:

•	total compensation and the components thereof (base salary, annual incentive bonus, long-term incentive compensation, stock options and other stock grants),

•	future compensation including, without limitation, long-term incentive plans,

•	post-termination compensation,

•	perquisites, and

•	certain elements of past compensation;

•	benefit programs;

•	the relative pay relationships within the executive leadership team;

•	job performance, responsibilities and experience of each executive officer;

•	competitive issues relevant to recruiting and retaining executive officers, including the compensation policies and practices of our peers; and

•	the potential for behavioral or other risks associated with the incentive plan design or operation.

Role of the Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners (“PM&P”) in 2004 as its independent advisor to advise the Committee on certain compensation issues from time to time.

In 2013, the Committee considered PM&P to be independent based on the following factors:

•	the Committee had the sole ability to engage and terminate PM&P; and

•	except with respect to the limited work for the Company described below, PM&P received all of its assignments with regard to executive compensation matters directly from the Committee (or the Corporate Governance Committee with respect to assignments relating to non-employee director compensation).

The Committee also took into consideration the following six factors in its ongoing evaluation of PM&P’s independence as a compensation consultant and potential conflicts of interest with the Company:

•	the provision of other services to the Company by PM&P;

•	the amount of fees PM&P receives from the Company, as a percentage of PM&P’s total revenue;

•	the policies and procedures of PM&P that are designed to prevent conflicts of interest;

•	any business or personal relationships between PM&P and members of the Committee;

•	any stock of the Company owned by PM&P or its employees; and

•	any business or personal relationships between the compensation advisers employed by PM&P or PM&P itself and executive officers of the Company.

The Committee confirmed that PM&P has not provided other services to the Company, except for our participation in PM&P drilling industry surveys as a normal participant. This service is further explained below. Further, the fees received by PM&P from the Company are less than 1% of PM&P’s total revenue, and PM&P maintains a Conflicts Policy to prevent conflicts of interest from arising. The PM&P Conflicts Policy also prohibits employees involved with a client engagement from buying or selling client stock not held derivatively. None of the PM&P team members assigned to the Company has any business or personal relationships with members of the Committee or with any executive officer of the Company. PM&P has provided separate certification to Parker regarding its compliance in this area. Accordingly, the Committee continues to believe that its ongoing retention of PM&P does not give rise to conflicts of interest that would jeopardize PM&P’s ability to provide independent compensation advice.

During 2013, PM&P provided the following compensation consulting services for the Committee:

•	Compiled marketplace compensation data to assist the Committee in establishing executive compensation for our CEOs and our other NEOs;

•	Assisted the Company in the performance outcomes and the general assessment of the potential impact on the market competitiveness of our annual Incentive Plan and Long-Term Incentive Plans;

•	Reviewed potential cost implications of select NEO employment contract terms;

•	Aided in our review and determination of our Peer Groups (defined below) for purposes of (a) determining appropriate executive compensation, and (b) determining our relative performance; and

•	Provided ongoing support and advice to the Committee on other subjects impacting NEO compensation, including the design of the annual incentive program, updates on trends in the marketplace, and the analysis of legislative and regulatory developments.

During 2013, PM&P’s services to the Company (as opposed to the Committee) were limited to providing the Company with an industry-wide survey of compensation-related data prepared by PM&P and distributed to survey participants, including the Company. As a survey participant, the Company received compiled information in the same format as other participants, and neither the Company nor its executive officers were made aware of specific company results. The fees for participation in these surveys were less than $20,000 per year. PM&P routinely reports its survey activities to the Committee and must inform the Committee of any Company requests for services, of which none were made in 2013 outside of the Company’s survey participation.

Roles of Executives in Establishing Compensation

The CEO plays a key role in determining executive compensation for the other executive officers, excluding the role of Executive Chairman (which was retired as of Mr. Parker’s retirement date on December 31, 2013). The CEO attends the meetings of the Committee regarding executive compensation and discusses his recommendations with the Committee, including his evaluation of the performance of executives based on his direct involvement with such executives. Likewise, the Executive Chairman attended the meetings of the Committee regarding executive compensation and provided his recommendations to the Committee in 2013, including his evaluation of the CEO. These recommendations are considered by the Committee, along with other relevant data from PM&P, in determining its recommendations regarding the base salary and other compensation for such executive officers. Neither Mr. Parker nor Mr. Rich made recommendations regarding his own compensation in 2013. The Committee evaluates such executives’ performance and compensation in multiple executive sessions that exclude any individual whose compensation is being discussed.

Benchmarking

In order to analyze the pay practices within our industry, the Committee examines companies we consider to be our peers — that is, companies comparable in terms of size, industry and market cycle (“Peer Groups”). Utilizing peer groups for benchmarking is one of several tools used to determine appropriate base salaries, annual incentives, long-term incentives and other financial benefits that comprise the total compensation for our executive officers. Compensation data gathered from the SEC filings of our peers is used to benchmark those of our NEOs who have an appropriate match in terms of job function and scope of responsibility. We supplement publicly available proxy data with compensation data from both general and industry-specific surveys. We believe that blending proxy data with survey data provides the Committee with the necessary information to understand the market.

While we believe that competitiveness is a key element in obtaining and retaining quality personnel, there are limitations on comparative pay information in regard to establishing individual executive compensation, including difficulty in comparing equity gains and other compensation. Therefore, the Committee exercises discretion as to the nature and extent of its use of benchmarking data. While we generally target the market median for each element of executive pay, our goal is to use this data as a market guideline rather than a narrow competitive target. This allows us to respond better to changing roles within benchmarked positions and changing business conditions, and to manage compensation more evenly over a career.

We also benchmark against peers when determining appropriate Company performance criteria impacting executive compensation. The Committee considered a range of performance criteria against which to measure Company performance for the purpose of establishing performance-based executive compensation. Criteria the Committee considered include profits; profit-related return ratios; return measures (including, but not limited to, ROCE, return on assets, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including, but not limited to, TSR, earnings per share or earnings before or after taxes); net sales growth; net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); turnover of assets, capital or inventory; expense targets; margins; measures of health, safety or environmental performance; operating efficiency; customer service or satisfaction; market share; and credit quality and working capital targets. The Committee determined for 2013 the appropriate benchmarks for performance comparison were earnings before interest and taxes (“EBIT”), ROCE and TSR.

Benchmarking data is utilized as a reference point for the Committee’s determinations regarding appropriate compensation and Company performance criteria, considering all the relevant factors and circumstances, including a review of historic increases in compensation, assessment of internal pay equity and monitoring how well current executive compensation programs are achieving the goals described in the Company’s compensation philosophy.

The Committee, relying on input from executive management and PM&P, periodically reviews the composition of the Peer Groups to ensure it is appropriate for comparative purposes. The following list of peer companies was used by the Committee during 2013 for purposes of establishing appropriate levels and types of compensation for our executives (collectively, the “Compensation Peer Group”):

	Peer Company	FY 2013 Revenues ($MM)	Dec 2013 Market Cap ($MM)
BAS	Basic Energy Services, Inc.	1,262.9	665.9
DRQ	Dril-Quip, Inc.	872.4	4,473.0
HP	Helmerich & Payne, Inc.	3,387.6	9,034.0
HERO	Hercules Offshore, Inc.	858.3	1,042.0
KEG	Key Energy Services, Inc.	1,591.7	1,203.0
NBR	Nabors Industries, Ltd.	6,248.6	5,015.0
PES	Pioneer Energy Services Corp.	960.2	500.3
PDS	Precision Drilling Corp.	1,907.6	2,595.0
TTI	Tetra Technologies, Inc.	909.4	937.7
UDRL	Union Drilling, Inc.(1)	—	—
VTG	Vantage Drilling Co.	732.1	558.7

	75th Percentile	1,828.6	4,003.5
	MEDIAN	1,111.6	1,122.5
	25th Percentile	881.7	742.9

PKD	PARKER DRILLING COMPANY	874.2	982.6

(1)	Union Drilling, Inc. was acquired by Sidewinder Drilling, Inc. in November 2012. Union Drilling, Inc.’s information was utilized for benchmarking 2013 compensation but was removed from the Compensation Peer Group in 2013.

In addition, the following list of peer companies was used by the Committee in 2013 to assist in establishing the appropriate performance measurements and against which to measure our performance targets (the “Performance Peer Group”):

	Peer Company	FY 2013 Revenues ($MM)	Dec 2013 Market Cap ($MM)
BAS	Basic Energy Services, Inc.	1,262.9	665.9
DWSN	Dawson Geophysical Co.	305.3	272.7
HP	Helmerich & Payne, Inc.	3,387.6	9,034.0
HERO	Hercules Offshore, Inc.	858.3	1,042.0
KEG	Key Energy Services, Inc.	1,591.7	1,203.0
NBR	Nabors Industries, Ltd.	6,248.6	5,015.0
NGS	Natural Gas Services Group, Inc.	89.2	342.0
PES	Pioneer Energy Services Corp.	960.2	500.3
PDS	Precision Drilling Corp.	1,907.6	2,595.0
SPN	Superior Energy Services, Inc.	4,611.8	4,244.0
TTI	Tetra Technologies, Inc.	909.4	937.7
VTG	Vantage Drilling Co.	732.1	558.7

	75th Percentile	2,277.6	3,007.3
	MEDIAN	1,111.6	1,007.9
	25th Percentile	826.8	544.1

PKD	PARKER DRILLING COMPANY	874.2	982.6

For the reasons that follow, the Committee believes these companies were appropriate peers for the Committee to use for comparative purposes in designing the executive compensation programs and our performance criteria:

•	Each Compensation Peer was a direct competitor of ours in the drilling industry and broad energy services sector, and provides a foundation for examining industry trends in compensation and benefits;

•	Each Performance Peer is a company in our industry whose financial and stock price performance operates similarly to ours under similar market conditions, allowing for relative ease in financial performance benchmarking;

•	Each Compensation and Performance Peer was considered a peer company by certain industry analysts who specialize in tracking the oil and gas drilling industry;

•	Each Compensation and Performance Peer was perceived as generally comparable by the stockholder community based on similarities in the nature of the business, customers and business cycles;

•	Each Compensation and Performance Peer faced similar financial challenges and risks; and

•	Each Compensation and Performance Peer was within an acceptable range of size in terms of revenue and market capitalization — although revenues are the measure of financial size on which we generally place the greatest emphasis for benchmarking purposes.

In evaluating the data from peer companies, the Committee takes into account differences in the size of individual peer companies by using size-adjusted data provided by PM&P as part of its comparative analysis. The Committee uses the size-adjusted data as a basis to include both smaller and larger companies in the Peer Groups, similar to the method used by the investment community in comparing us to other companies. The Committee, in monitoring the peer industry practices, may, over time, make slight modifications to the Peer Groups as our size or the size of our peers change, new competitors emerge, or consolidation occurs within the drilling industry. The Committee will continue to monitor the appropriateness of the Peer Groups with the primary objective of utilizing Peer Groups that provide the most appropriate reference points for the Company as part of the Committee’s competitiveness evaluation.

Tally Sheets/Compensation Tables

The Committee periodically reviews data compiled by the Company and PM&P that provides the Committee with comprehensive information regarding all the elements of actual and potential future compensation that comprise the total compensation package of each executive officer. Such information may be compiled in tally sheets or in the form of draft mockups of executive compensation tables that are later finalized and incorporated into the executive compensation tables in our annual proxy statement. The tally sheets and draft mockups also show the Committee the total dollar amount of each element of the executive officer’s compensation, including cash compensation (base salary and annual incentive compensation), equity awards, benefits and perquisites. Additionally, this draft presentation of the compensation components allows the Committee to see the potential restricted stock unit grants (minimum, target/budget and maximum) from long-term incentive plans, and the potential payouts in post-termination and change-of-control situations pursuant to provisions contained in the employment agreements of the executive officers. The tally sheets or mockups of executive compensation tables provide the Committee with all the relevant information necessary to determine whether the balance between long- and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also used in the Committee’s analysis of each element that comprises the total direct compensation to ensure that the total compensation package for each executive officer is appropriate considering all relevant factors and circumstances.

Risk Management

Several elements of our executive compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk taking. We have reviewed whether our compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and have determined that there are no real or apparent risks in or across the Company’s incentive plans that would or could be considered material. This risk review covered our compensation-related programs described below, and included the component parts of the programs and any potential adverse interactions among the programs. Risk mitigation practices include, among other things, the following:

•	compensation program designed to provide a balanced mix of cash and equity, and annual and long-term incentives and performance metrics (including EBIT, ROCE and TSR);

•	three-year rolling performance periods and long-term stock-based incentive compensation to reward performance over a sustained period of time to prevent excessive risk taking, combined with stock awards which vest ratably over a three year period;

•	a cap on maximum bonuses paid under our annual cash incentive program at 200% of the target bonus;

•	stock ownership guidelines that place our executive officers and directors at risk of losing significant capital if the Company were exposed to inappropriate or unnecessary risks;

•	claw-back provisions in employment contracts, whereby the Committee can seek reimbursement of a previously-paid annual bonus in cases where the Committee has determined that an executive engaged in certain misconduct; and

•	significant Committee discretion to adjust final awards to allow the Committee to mitigate perceived risks.

Relative Size of Major Compensation Elements

When establishing or recommending executive compensation, the Committee considers total compensation payable to an executive officer, forms in which the compensation will be paid, benchmarking data, risk mitigation considerations, and past compensation. The Committee generally seeks to target a balance between annual cash rewards, including base salary and annual incentive compensation (which is dependent on short-term performance), and long-term incentive compensation designed to retain executives and ensure that a significant portion of the total executive compensation is aligned with stockholder interests. The mix of pay actually provided depends in part on achievement of our performance goals (absolute and relative to our peers) and individual performance goals.

The percentage of compensation that is contingent, or “at risk,” typically increases in relation to an executive officer’s responsibilities within the Company. Contingent performance-based incentive compensation for more-senior executive officers constitutes a greater percentage of total compensation than for less-senior executive officers. See “Mix and Allocation of Compensation Components” in the “Compensation Program Components” section below.

Taken as a whole, our executive compensation program is designed so that the individual target compensation level rises as responsibility increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Compensation Program Components

Overview

The total compensation package for the executive officers generally consists of a mix of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employee benefits and perquisites; and

•	certain benefits originating from termination.

We have chosen these elements, all of which are commonly provided by other companies included in our Peer Groups, in order to support our executive compensation philosophy (i.e., to remain competitive in attracting and retaining executive talent, to drive performance against short- and long-term goals, and to promote alignment with stockholders). We pay base salary at a level we believe is sufficient to be competitive, and generally target the market median as reported to the Committee by PM&P. We also provide our executives employee benefits that are provided to our employees generally, such as medical, life, disability and travel accident insurance, as well as participation in our 401(k) plan.

In addition to base salary and benefits, we provide additional compensation, a significant portion of which is performance-based variable compensation. Further information on the relative size of the different elements of compensation is contained in this discussion under “Relative Size of Major Compensation Elements” above. We believe that a mix of fixed and variable compensation will motivate our executives to achieve our business goals and thereby increase stockholder value.

Mix and Allocation of Compensation Components

The targeted mix of total direct compensation (base salary, plus annual incentive compensation, plus the fair value of long-term incentive awards on the date granted) varies by executive, as shown in the charts below. The targeted and actual mix may shift from year to year based on the composition and number of the executives and actual performance, as demonstrated below for the year 2013:

Pay Mix

Base Salary

We review base salaries annually and target base compensation at or near the median base salary of the market, but we may exercise discretion to deviate from market-median practices for individual circumstances as we deem appropriate to achieve our compensation and retention goals. In making our adjustments to base salary, we also consider past compensation paid to each executive as well as their time in position, performance, responsibilities and experience. The 2013 base salaries for our NEOs are reported in the Summary Compensation Table which follows this CD&A.

Annual Incentive Compensation Plan (the “ICP”)

The ICP is the short-term incentive compensation element of our compensation program awarded on an annual basis. It is a cash-based performance incentive program designed to motivate and reward our executive officers as well as other employees for their contributions to achieving annual business goals that we believe create stockholder value.

Under the ICP, actual performance is compared against a scorecard of specific performance measures and associated targets approved by the Committee each year. The results of this comparison dictate the ultimate amount of the payout for each individual. The ICP includes a clawback provision that allows the Committee to exclude an executive from participating in the ICP or to seek reimbursement of a previously paid ICP bonus in cases where it was ultimately determined that the executive engaged in certain misconduct, as defined in the ICP.

2013 ICP

In early 2013, the Committee reviewed and approved each performance metric and its related performance measure targets for the 2013 ICP. The performance metrics were developed in alignment with the Company’s strategic plans and the 2013 budget (which was reviewed with the Board) and benchmarked against our Peer Groups. The payout of the ICP could range from zero to a maximum payout amount for each executive. Among our NEOs, the maximum potential payout amounts for 2013 are expressed as a percentage of base salary and are as follows: 200% for the Executive Chairman and the CEO, 150% for senior executives, and 100% for other vice presidents.

Name(1)	Target Award Opportunity (% of Salary)	Maximum Award Opportunity (% of Salary)	FY 2013 Opportunity
			Target Award Opportunity ($)	Maximum Award Opportunity ($)
Mr. Rich, CEO	100%	200%	$567,000	$1,134,000
Mr. Weber, SVP & CFO(2)	75%	150%	$159,231	$318,462
Mr. Parker, Executive Chairman(3)	100%	200%	$425,000	$850,000
Mr. Farmer, SVP & CCO	75%	150%	$285,361	$570,722
Mr. Duplantier, SVP, CAO & General Counsel	75%	150%	$254,577	$509,154

(1)	Mr. Brassfield, our former SVP & CFO, is not included in this list as his departure was announced prior to establishment of the ICP criteria for 2013.
(2)	As part of the incentive required to secure Mr. Weber as the Company’s new CFO, his employment agreement contains a negotiated incentive bonus target for 2013 of 75% of his base salary, provided however, that a bonus of not less than $137,500 shall be paid on or before March 15, 2014.
(3)	Mr. Parker’s retirement and separation agreement provides for payment of his 2013 ICP.

The target payout for any performance metric is based on a budgeted factor. The “threshold,” “target/budget” and “maximum” payouts for 2013 under the ICP are provided in the table titled: “2013 Grants of Plan-Based Awards Table” found in this prospectus. To align the executives’ performance with the interests of our stockholders, each performance metric is weighted relative to its potential impact on the performance of the Company. For each of the NEOs, the ICP payout in 2013 was based on achievement of weighted performance metrics that are closely aligned with our stockholders’ interest, individual performance and Committee discretion.

Performance Measure(1)	Percent of Total Bonus Determination (Weight)	Measurement Indicator
EBIT (Earnings Before Interest & Taxes)	30%	Shows effectiveness of managing profitable growth and cost management
ROCE (Return on Capital Employed)	30%	Measures management’s ability to generate earnings from the Company’s total pool of capital
Corporate Conduct	15%	A combination of Safety, SOX Compliance, HSE Audit and Ethical Business Compliance & Integrity measures that are important to our stockholders, regulators, customers and the families of our employees
Individual Performance	25%	Measures individual accomplishment of performance goals and other contributions to the Company
TOTAL	100%

(1)	The Committee determined that in 2013 the EBIT and ROCE metrics would exclude all costs incurred as a result of, and all benefits derived from, the acquisition of ITS, in addition to the costs associated with the retirement and separation of Mr. Parker.

In addition to the performance metrics described above, two other performance metrics were built into the 2013 ICP (the “Other Performance Metrics”). The Other Performance Metrics were not weighted and include (i) the occurrence of an event that could have resulted in a catastrophic loss to property or people (5% deduction to payouts) and (ii) the failure rate of testing of internal controls pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) in excess of a certain threshold (5% deduction to payouts). These Other Performance Metrics were included not only because they represent management’s attention to safety and to the integrity of our financial statements, but also because management and the Board believe there is a direct correlation between our performance and safety and financial integrity. As a result, these metrics have a direct impact on stockholder value. If either of the Other Performance Metrics is triggered, the result would be an automatic decrease in total payout of 5% per triggered metric. Additional reductions could be made at the Committee’s discretion.

A performance index, or multiplier, is determined based on the results for each performance metric. For example, a performance index of 1.0 for the executive officers means that the Company achieved the target goal for such performance metric. The performance index is then weighted by multiplying the performance index by the weighting factor assigned to the performance metric in the table below. The weighted performance indices are then added, with the sum representing the overall performance index used to calculate the payment to the individual executive, subject to the Committee applying discretion to adjust the payment based on factors it determines are appropriate. The performance metrics, weighting factors, performance measure targets for the ICP, and the actual results for 2013 are set forth below:

2013 Incentive Compensation Plan Calculations

	Weighting	Threshold	Goal	Maximum	Actual	Performance Index
EBIT ($ in MM)	30.0%	$99.9	$133.2	$166.5	$116.1	0.74
ROCE	30.0%	5.0%	6.7%	8.4%	6.2%	0.85
Corporate Conduct	15.0%	0.50	1.00	2.00	0.75	0.75

					Corporate Factor (75% of Payout)	0.79

Performance below the minimum threshold results in a zero performance index for that particular element. The final performance index is then multiplied by each executive officer’s base salary and by 0.75 to establish that part of the payout that is based on company results. After applying the financial results and other performance results of the Company for 2013 to the scorecard, the Committee determined that the non-individual-related performance index was 0.79.

The Committee also reviewed individual NEO performance for 2013 and the CEO’s and Executive Chairman’s recommendations regarding individual performance factors when determining final ICP payouts. The actual payouts for the NEOs for 2013 are shown in the table below and included in the Summary Compensation Table immediately following this CD&A.

2013 Individual ICP Award Calculations

Participant	FY 2013 Target Award Opportunity (% of Salary)	X	FY 2013 Salary ($)	X	Combined Factor	=	ICP Award ($)
Mr. Rich(1)	100%		567,000		96.8%		548,572
Mr. Weber(1)	75%		212,308		96.8%		154,056
Mr. Brassfield(2)	n/a		n/a		n/a		n/a
Mr. Parker(1)	100%		425,000		96.8%		411,188
Mr. Duplantier(1)	75%		346,213		96.8%		251,221
Mr. Farmer(3)	75%		380,481		84.3%		240,416

(1)	Reflects an individual performance factor of 1.50.
(2)	Mr. Brassfield left the Company on April 30, 2013.
(3)	Reflects an individual performance factor of 1.00.

Given the desire to maintain flexibility in the plan design and the use of discretion where appropriate, the Committee has determined that at this time the flexibility is sufficiently important to not grant awards this year under the performance-based exception provided under Internal Revenue Code Section 162(m). The Committee will continually monitor the compensation plans and the potential benefits of the additional deductibility in the future. See “Impact of Accounting and Tax Treatments”.

2010 Long-Term Incentive Plan

Our 2010 Long-Term Incentive Plan, as Amended and Restated (the “2010 LTIP”) approved by the stockholders in May 2013 allows for grants of long-term incentive awards in the form of cash, stock options, restricted stock and/or stock appreciation rights. The awards can be based on any one or more of a number of performance criteria, including profits; profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including, but not limited to, total shareholder return, earnings per share or earnings before or after taxes); net sales growth; net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); turnover of assets, capital or inventory; expense targets; margins; measures of health, safety or environmental performance; operating efficiency; customer service or satisfaction; market share; and credit quality and working capital targets. All of these performance criteria are referenced in the 2010 LTIP, and may be measured in absolute terms or relative to our Performance Peer Group.

The Committee believes that the interests of our stockholders are best served when a significant percentage of our executives’ compensation is comprised of equity-based and other long-term incentives that appreciate in value upon increases in the share price of our common stock and other indicators that reflect improvements in business fundamentals relative to our peers. We also intend for our equity-based incentive awards to act as a retention tool for our executives, especially through the use of time-vesting conditions on some equity awards. Consistent with our compensation philosophy, the Committee seeks to target equity-based and long-term incentive awards which generally reflect the market-median value of annual stock awards.

2013 Long-Term Incentive Awards

In May 2013, the Committee reviewed and considered recommended awards for each of the executive officers. After due consideration and pursuant to its authorization under the 2010 LTIP, during 2013 the Committee approved three-year incentive awards (“2013 LT Incentive Awards”). PM&P assisted the Committee in the formulation of the 2013 LT Incentive Awards, including developing relative performance targets which will determine ultimate payouts, as well as reviewing and structuring the allocation of payout between time-based restricted stock units and performance-based units. The primary goals of the 2013 LT Incentive Awards are to (a) align management’s compensation with stockholders’ interests, (b) incentivize top management to make good long-term decisions, and (c) obtain and retain executives. It is the intent of the Committee that long-term compensation awards like the 2013 LT Incentive Awards will substantially replace the traditional grants of stock options or restricted stock for executive officers, subject to exceptional circumstances where a unique award is appropriate to attract or retain key personnel. These awards also provide an opportunity for increased equity ownership by the executives to further strengthen the link between the creation of stockholder value and long-term incentive compensation and aligning the interests of the two groups.

Similar to the ICP, the 2013 LT Incentive Awards are consistent with the Company’s philosophy of tying a significant portion of each executive’s compensation to performance, thereby strengthening the link between executive compensation and stockholder interests. This plan differs from the ICP in that it also provides long-term retention benefits because the executive officers must remain in the employ of the Company for three years from the grant date of the awards in order to receive the full benefit, subject to certain exceptions.

Under the 2013 LT Incentive Awards, the executive officers and certain key personnel may earn incentive compensation which is allocated as follows:

•	40-60% of the total target compensation will be in time-based restricted stock units which vest annually on a pro-rata basis over the three year performance period and

•	40-60% of the total target compensation will be in performance-based units tied to performance targets established at the commencement of the performance period (one-half of which are stock-based units (“Performance Stock Units”) and are based on TSR relative to the Performance Peer Group and the other half of which are cash-based units (“Performance Cash Units”) and are based on ROCE relative to the Performance Peer Group).

•	For Messrs. Rich and Parker, who have the same performance criteria, 40% of the total target compensation is in time-based restricted stock units and 60% of the total target compensation is in performance-based units. For Messrs. Weber, Farmer and Duplantier, 50% of the total target compensation is in time-based restricted stock units and 50% of the total target compensation is in performance-based units.

Parker’s performance will be ranked annually within the Performance Peer Group, and then each annual measure will be weighted, resulting in the application of a single multiplier to the target award value under each performance measure. In order for performance-based units to be earned at the end of a performance period, the minimum performance goals must be met as outlined in the tables that follow. These tables demonstrate that the Performance Stock Units have a maximum payout of 2.5 times the number of shares granted. The Performance Cash Units have an upside potential of 2 times the value of the units granted. The Committee retains the discretion to adjust the performance-based awards down by 20%. If the minimum performance goals are not met, there will be no payout in shares or cash. Generally, performance-based units and time-based restricted stock unit grants will be forfeited if they are not vested prior to the date the executive officer terminates his employment. Subject to the Committee’s discretion, grants under the 2013 LT Incentive Awards will be forfeited if the executive’s employment is terminated prior to the end of the Performance Period, except in the following situations — all of which would be governed by the applicable tax rules:

•	death or disability would result in 100% immediate vesting of all time-based restricted stock units and 100% immediate vesting of all performance-based units at a 1.0 multiplier level;

•	retirement would result in a pro-rata vesting of time-based restricted stock units and forfeiture of outstanding performance-based units. Retirement is defined as voluntary termination after age 60 having completed at least 5 years of service with the Company;

•	involuntary termination without cause (other than within 2 years following a change in control) would result in a pro-rata vesting of time-based restricted stock units and forfeiture of outstanding performance-based units; and

•	involuntary termination without cause within 2 years following a change in control would result in 100% immediate vesting of all time-based restricted stock and 100% immediate vesting of all performance-based units at a 1.0 multiplier level.

Pursuant to the 2013 LT Incentive Awards, the Committee will rank the Company’s performance within the Performance Peer Group as of December 31st of each calendar year within the three-year performance period and apply the appropriate weighting and award multiplier from the following tables:

Relative TSR Ranking		Award Multiplier		ROCE Ranking		Award Multiplier
1	100%	2.50	Maximum	1	100%	2.00	Maximum
2		2.05		2		1.83
3	75%	1.70		3		1.67
4		1.42		4	75%	1.50
5		1.21		5		1.33
6		1.07		6		1.17
7	50%	1.00	Target	7	50%	1.00	Target
8		0.75		8		0.75
9		0.50		9		0.50
10	25%	0.25	Threshold	10	25%	0.25	Threshold
11		0.00		11		0.00
12		0.00		12		0.00
13		0.00		13		0.00

Performance Stock Unit Metrics			Performance Cash Unit Metrics
As of	Description	Weighting	As of	Description	Weighting
12/31/2013	Single Year TSR	20%	12/31/2013	Single Year ROCE	20%
12/31/2014	Cumulative TSR (2013-14)	30%	12/31/2014	Average ROCE (2013-2014)	30%
12/31/2014	Cumulative TSR (2013-15)	50%	12/31/2014	Average ROCE (2013-2015)	50%

2011 Long-Term Incentive Program Award

In March of 2011 the Company granted awards under the 2011 Long-Term Incentive Program (“2011 LT Incentive Program”). Two-thirds of the awards were granted as performance-based units, with the payout based on the Company’s relative TSR and ROCE over the three-year performance period of 2011-2013. The other one-third of the awards was granted as time-vested restricted stock units which will cliff vest in July of 2014. The performance-based units vested following the closure of the three-year performance period on December 31, 2013 and the Committee’s certification of the awards under the 2011 Long-Term Incentive Program. The awards were paid out in cash, at 87.5% of target, reflecting a relative TSR payout factor of 175% and a ROCE payout factor of 0% for the three-year performance period.

2011 LT Incentive Award Calculations

Executive

	2011 Target TSR	2011 Payout TSR	2011 Target ROCE	2011 Payout ROCE	Total Payout
Mr. Parker, Executive Chairman	$626,678	$1,096,687	$626,678	$0	$1,096,687
Mr. Duplantier, SVP, CAO & General Counsel	$137,200	$240,100	$137,200	$0	$240,100

Use of Equity from the 2010 LTIP

As noted above, the 2010 LTIP authorizes the granting of traditional awards of stock options and restricted stock in addition to the annual incentive cash compensation and the long-term incentive equity awards described throughout this prospectus. The Committee has adopted a general practice, in line with its competitive markets, that restricted stock unit and performance unit awards are preferred over stock options. Accordingly, since 2002, stock option grants to executive officers generally have been made only in connection with the hiring of executive officers. No stock option grants have been made since 2009, and the Company has not established a policy regarding the timing of stock option grants. Full value restricted stock and restricted stock units will continue to be a significant component of the equity grants due to the following: (a) the additional amount of share usage required with options, and (b) the wide-spread industry practice of granting full value shares down to key management and employees within the organization.

Stock Ownership Guidelines

Our Board believes that all non-employee directors and certain executive officers should own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. As a result, the Board has adopted stock ownership guidelines that require each non-employee director to achieve ownership of a number of qualifying shares (as defined in the stock ownership guidelines) with a market value equal to a multiple of five times the director’s annual cash retainer.

Ownership requirements have also been established for our executives. Mr. Rich, as CEO, is required to achieve ownership of a number of qualifying shares with a market value equal to five times his annual base salary within five years of his date of hire. Messrs. Weber, Duplantier and Farmer are each required to achieve ownership of qualifying shares of three times his annual base salary within five years of their respective dates of hire. Once the director or executive achieves the required stock ownership level based on market value, the ownership requirement becomes fixed at the number of shares owned at that time, regardless of subsequent fluctuations in the market price of the Company’s stock. “Qualifying shares” include shares owned outright by the director or executive (or the immediate family members of such individuals), shares held in a partnership or trust for the benefit of such individual, shares held in the Company’s 401(k) plan, and shares representing the net after-tax proceeds of unvested restricted stock units.

Given that the aim of our stock ownership guidelines is to ensure that our non-employee directors and executives have a direct personal financial stake in our performance, hedging transactions could be contrary to that purpose. Accordingly, our non-employee directors and executives are strictly prohibited from implementing hedging strategies or transactions using puts, calls or other types of derivative securities based upon the value of our common stock.

Perquisites and Other Personal Benefits

Consistent with our compensation philosophy, we provide certain perquisites to our executive officers which we and the Committee believe are reasonable and which better enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs.

Certain of the executive officers are provided with a car allowance, life insurance, and home use of computer equipment. Personal use of corporate aircraft by the Executive Chairman, CEO and other senior managers is permitted, subject to the Company’s corporate aircraft policy. Under the policy, personal use of corporate aircraft by persons other than the Executive Chairman and the CEO requires approval of the CEO. Business use of corporate aircraft is given priority over personal use in all instances. Executives using company-owned aircraft for personal matters are imputed taxable income in accordance with the rules of the Internal Revenue Service and the incremental cost to the Company of such usage is reported in our annual proxy statement as required. We do not provide additional payments to cover taxes on income attributed to the individual based on use of corporate aircraft. Specific information regarding these perquisites and the incremental cost to the Company for providing these perquisites are set forth in the Summary Compensation Table included in this prospectus.

In addition, we sponsor the defined contribution 401(k) plan in which substantially all U.S. employees (including the executives) are eligible to participate. We match 100 percent of each participant’s pre-tax contributions in an amount not exceeding 4 percent of the participant’s compensation and 50 percent of each participant’s pre-tax contributions in an amount not exceeding two percent of the participant’s compensation, up to the maximum amounts of contributions allowed by law. Employees become 100 percent vested in the employer match contributions immediately upon participation in the Plan. Currently, the match is made in shares of our stock.

Impact of Accounting and Tax Treatments

Section 162(m) of the Code limits corporate tax deductions for certain executive compensation over $1 million. Certain types of performance-based compensation are excluded from this limitation only if performance criteria for a particular award are specified in detail within specified time periods with respect to each year and stockholders have approved the criteria. While our executive compensation programs in recent years have a material performance-based component, not all of our performance-based compensation qualifies as “performance-based” under Section 162(m). The Committee remains aware of these provisions and in the future will continue to assess the applicability of these provisions to future grants under the 2010 LTIP.

Employment Agreements

Each of the NEOs has an employment agreement with the Company. The employment agreements have initial terms with automatic repeating extensions of one year. In general, the employment agreements provide for the following benefits:

•	payment of base salary, which may be increased upon review by the CEO (or the Board in the case of Mr. Rich) on an annual basis but cannot be reduced except with consent of the executive;

•	payment of annual target incentive bonuses of 100% of salary for Mr. Rich, and 75% for Messrs. Weber, Farmer and Duplantier; and

•	eligibility to receive equity awards and to participate in other benefits, including without limitation, paid vacation, the 401(k) plan, health insurance and life insurance.

The employment agreements also restrict the executive officers from engaging in business that competes with the Company and from soliciting employees of the Company for one year after their employment with the Company terminates. In addition, the employment agreements provide that any severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants in their employment agreements are violated or if the Company learns of facts that would have resulted in a termination for cause. None of the employment agreements provides for a gross-up in the event the executive is entitled to benefits which constitute parachute payments subject to an excise tax under the Internal Revenue Code.

Post-Termination Benefits

General Policy and Practices — Severance and Change in Control

The employment agreements with the Company’s executive officers also provide for the payment of severance and other post-termination benefits upon the occurrence of specified events, including termination of employment (with and without good reason or cause) and a change in control of the Company. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Potential Payments Upon Termination.”

The terms of the employment agreements for the Executive Chairman and the CEO were based primarily on the key terms contained in the employment agreements of our peer companies. Although peer comparisons were a factor in negotiating employment agreements with our other executive officers, a significant factor in the negotiation of termination of employment provisions included in their employment agreements was the provision of a fixed amount of compensation intended to offset any potential loss of compensation from leaving their prior employers or from choosing our offer of employment over other employment opportunities. As part of the analysis conducted when negotiating, the Committee weighs the aggregate potential obligations of the Company that would result from hiring the executive against the potential value created by adding the executive to our management team.

We and the Committee believe that the terms and conditions of the employment agreements with the executives are reasonable and will help the Company retain the talent needed to achieve the objectives of our strategic plan. In particular, the severance agreements, in the event of a change in control, will allow our executives to focus their attention on the performance of their duty to act in the best interests of the stockholders without being concerned about their job security. We believe this is instrumental in promoting continuity of executive management. Post-termination payments payable to our NEOs under certain events are discussed in the table and accompanying narrative in the section titled “Potential Payments Upon Termination”.

Actions in 2013 and 2014

On February 11, 2013, the Company announced that Mr. Brassfield, the Senior Vice President and Chief Financial Officer, would leave the Company effective April 30, 2013. In connection with Mr. Brassfield’s departure, he received the following compensation:

•	base salary through April 30, 2013, and accrued but unused vacation time in accordance with the Company’s customary policy for all employees;

•	a grant of restricted stock units commensurate with the position of the CFO and annual cash bonus with respect to 2012 performance under the Company’s incentive compensation plan;

•	a lump-sum cash severance amount equal to the sum of (a) $864,583 plus (b) $163,778 (which equates to 39,752 multiplied by the closing price for the Company’s common stock on April 30, 2013);

•	pro rata vesting of restricted stock grants as of April 30, 2013; and

•	medical insurance coverage for Mr. Brassfield and his covered dependents until April 30, 2015, followed by 18 months of COBRA coverage at his expense.

On May 9, 2013, the Committee approved the compensation arrangement and employment agreement for the Company’s new Senior Vice President & CFO, Christopher T. Weber. Under the terms of the employment agreement, Mr. Weber is entitled to receive an annual base salary of $345,000, and he also received an initial equity award valued at $1.2 million, which is scheduled to vest as follows:

Vesting Date	% Units Vested
May 19, 2014	33 1/3%
May 19, 2015	33 1/3%
May 19, 2016	33 1/3%

Under the employment agreement, the initial term of Mr. Weber’s tenure as CFO continues through April 30, 2015.

On November 4, 2013, the Company announced that Mr. Parker, the Executive Chairman, would retire as an employee of the Company effective December 31, 2013. The Company and Mr. Parker have entered into a retirement and separation agreement pursuant to which Mr. Parker continues to serve as Chairman of the Company’s board of directors until the annual meeting of stockholders to be held in 2014, at which time Mr. Rich, the Company’s CEO, will be nominated to serve in that role and Mr. Parker will stand for reelection to the board for an additional three-year term. To facilitate the transition of Mr. Parker’s responsibilities to Mr. Rich, the retirement and separation agreement also provides that Mr. Parker received or will receive the following compensation:

•	base salary through December 31, 2013, and accrued but unused vacation time in accordance with the Company’s customary policy for all employees;

•	an annual cash bonus with respect to 2013 performance under the Company’s incentive compensation plan;

•	a lump-sum cash severance amount equal to the $2,488,024;

•	pro rata vesting of restricted stock grants and performance units as of December 31, 2013;

•	medical insurance coverage for Mr. Parker and his covered dependents until December 31, 2015, followed by 18 months of COBRA coverage at his expense; and

•	$250,000 in each of 2015, 2016 and 2017 in exchange for Mr. Parker’s agreement to provide additional support to the Company when needed in matters where his historical and industry knowledge, client relationships and related expertise could be of particular benefit to the Company’s interests. This compensation is in addition to the other compensation and benefits to which he will be entitled as a non-employee director of the Company and will be paid provided that he remains a director of the Company on the dates such payments are due.

In 2013 and 2014, the Committee reviewed the base salaries of the executives. As a result of these reviews, to ensure the competitiveness of certain executives’ compensation and to re-define the roles of some executives as the Company transitions to a matrix management structure, the Committee recommended changes to the titles and base salaries of certain of the Company’s executive leadership, as outlined below:

Executive	Prior Position	2013 Annual Salary	New Position	New Annual Salary(1)	Percent Increase
Mr. Rich	President and Chief Executive Officer	$567,000	[no change]	$650,000	14.5%

Mr. Farmer	Vice President — Operations	$382,500	Senior Vice President — EMEA	$393,975	3.0%

Mr. Duplantier	Senior Vice President and General Counsel	$352,400	Senior Vice President, Chief Administrative Officer and General Counsel	$387,640	10%

Mr. Weber	Senior Vice President and Chief Financial Officer	$345,000	[no change]	$379,500	10%

(1)	New salaries take effect April 6, 2014.

On March 10, 2014 the Committee considered and approved the payment of annual incentive bonuses for certain executive officers for the year 2013 and paid in 2014. See the chart entitled “2013 Individual ICP Award Calculations” for the amounts paid. The Committee also considered and approved the payout of performance units awarded under the 2011 LTI Program. See the chart entitled “2011 LT Incentive Award Calculations” for the amounts paid.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each person serving as the principal executive officer (“PEO”) and the Principal Financial Officer (“PFO”), and the other three most highly compensated executive officers of the Company, other than the PEO and the PFO, for the year ended December 31, 2013. Collectively, the officers listed in the following table are referred to as the NEOs. A description of the material terms of the employment agreements, or termination agreements for the NEOs is found under “— Employment Agreements” above.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mr. Rich(4) — PEO/President and	2013	567,000	1,325,756	548,572	24,592	2,465,920
CEO	2012	141,750	1,500,003	311,750	200	1,953,703
	2011	0	0	0	0	0

Mr. Weber(5) — PFO/Senior Vice	2013	212,308	542,017	154,056	4,777	913,158
President and CFO	2012	0	0	0	0	0
	2011	0	0	0	0	0

Mr. Brassfield — PFO/Senior Vice	2013	114,011	n/a	0	16,095	130,106
President and CFO	2012	324,642	184,108	162,807	37,548	709,105
	2011	311,611	234,341	406,369	28,475	980,796

Mr. Parker — Executive Chairman	2013	425,000	993,733	1,507,875	29,047	2,955,655
of the Board	2012	545,031	568,057	419,674	40,848	1,573,610
	2011	469,910	775,407	989,725	93,456	2,328,498

Mr. Duplantier — SVP, CAO and	2013	346,213	553,643	491,321	26,783	1,417,960
General Counsel	2012	325,470	184,108	174,058	29,248	712,883
	2011	304,629	169,762	211,717	22,817	708,925

Mr. Farmer — SVP and COO	2013	380,481	600,932	240,416	12,750	1,234,579
	2012	358,419	209,617	100,000	17,611	685,648
	2011	125,000	817,706	0	0	942,706

(1)	The amounts in column (d) reflect restricted stock units granted in each year and the Performance Stock Units granted in 2013. The amount reflected for each such award is the grant-date fair value calculated in accordance with ASC Topic 718. For performance-based shares the value is estimated at the target number of shares granted, though the potential maximum payout is 2.5 times the number of shares granted.
(2)	For Messrs. Parker and Duplantier, the amounts in column (e) for 2013 reflect both: (i) cash awards earned by the named individuals under the 2013 ICP, which is discussed in further detail under the heading “Compensation Discussion and Analysis — Compensation Program Components — Annual Incentive Compensation Plan” and (ii) payouts of performance-based units granted under the 2011 LTI Program and described in further detail under the heading “Compensation Discussion and Analysis — 2011 Long-Term Incentive Program Award.” The performance-based units were denominated in dollars and were payable in either cash or common stock or a combination of cash and common stock after the completion of the 3-year performance period. The full value of the performance-based units were paid in cash effective March 14, 2014. The amounts included in the table represent the cash value of the Committee-approved payouts at 87.5% of target, reflecting the Company’s relative TSR and relative ROCE performance versus our Performance Peer Group over the three-year performance period, 2011-2013. Messrs. Rich, Weber and Farmer did not participate in the 2011 LT Incentive Program. Consequently, the amounts in column (e) for Messrs. Rich, Weber and Farmer reflect only cash awards earned under the annual ICP. Mr. Brassfield’s 2013 ICP and 2011 performance-based units were forfeited upon termination on April 30, 2013.

(3)	The amounts in column (f) include for each NEO the following:
a.	matching contributions made by the Company to each NEO pursuant to the 401(k) plan, which for 2013 were $9,813 for Mr. Rich, $4,777 for Mr. Weber, $11,941 for Mr. Brassfield, $12,750 for Mr. Parker, $14,783 for Mr. Duplantier, and $12,750 for Mr. Farmer;
b.	a car allowance, which for 2013 was $12,092 for Mr. Parker, $4,154 for Mr. Brassfield, and $12,000 for Mr. Duplantier; and
c.	the aggregate incremental cost to the Company for NEO’s use, if any, of the Company aircraft, which for 2013 was $4,204 for Mr. Parker, and $14,779 for Mr. Rich.
(4)	Mr. Rich was hired in October 2012.
(5)	Mr. Weber was hired in May 2013.

2013 Grants of Plan-Based Awards

The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our NEOs during 2013.

Name (a)	ICP or Grant Date (b)	Estimated Possible Equity Incentive (c)	Payouts Under Plan Awards (d)	Non-(1) (e)	Estimated Under Equity (f)	Future Incentive (g)	Payouts Plan Awards (h)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	Grant Date Fair Value of Stock and Option Awards ($)(3) (j)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Rich	ICP	283,500	567,000	1,134,000	—	—	—	—	—
	5/20/2013	100,359	501,795	1,003,590	113,636	568,181	1,420,453	157,500	757,575
Mr. Weber	ICP	79,615	159,231	318,462	—	—	—	—	—
	5/20/2013	31,913	159,563	319,125	36,134	180,672	451,681	75,124	361,344
Mr. Brassfield	n/a	—	—	—	—	—	—	—	—
Mr. Parker	ICP	212,500	425,000	850,000	—	—	—	—	—
	5/20/2013	75,225	376,125	752,250	85,177	425,885	1,064,714	118,056	567,847
Mr. Farmer	ICP	142,680	285,361	570,722	—	—	—	—	—
	5/20/2013	35,381	176,906	353,813	40,062	200,311	500,776	83,289	400,621
Mr. Duplantier	ICP	129,830	259,660	519,320	—	—	—	—	—
	5/20/2013	32,597	162,985	325,970	36,910	184,548	461,369	76,735	369,095

(1)	The amounts shown in columns (c) through (e) reflect potential bonus payouts under the 2013 ICP described in further detail under the heading “Annual Incentive Compensation Plan” in this prospectus and potential payouts of Performance Cash Units indicated by the date granted on May 20, 2013, and described in further detail under the heading “2013 Long Term Incentive Awards.” With respect to potential bonus payouts under the 2013 ICP, the amount in column (c) is 50% of the executive’s annual incentive target, and is the amount that the executive would earn if threshold targets are achieved. The amount in column (d) reflects target bonus amount for each executive. The amount in column (e) reflects the maximum possible bonus amount which is 200% of the executive’s annual incentive target. Mr. Rich’s and Mr. Parker’s incentive target was 100% of their base salary, and the incentive target for the other executive officers was 75% of base salary.

With respect to potential payouts of performance-based units granted in 2013, the amount in column (c) is 25% of the target value of the Performance Cash Units, which is the amount that the executive would earn if only a minimum threshold target was achieved, and the Committee chose to decrease the final award by 20%. Column (d) reflects the target value of the Performance Cash Units, and column (e) reflects the maximum possible payout, which is 200% of the target value. The Performance Cash Units are denominated in dollars and are payable in cash after the completion of the 2013-2015 performance period. The amount realized at that time will be based on the Committee’s determination of performance over the applicable 3 year period.

(2)	The amounts in columns (f) through (h) reflect the potential payout of Performance Stock Units which are described in further detail in this prospectus under the heading “2013 Long Term Incentive Awards.” The amount in column (f) is 25% of the target value of the Performance Stock Units, which is the amount that the executive would earn if only a minimum threshold target was achieved, and the Committee chose to decrease the final award by 20%. Column (g) reflects the target value of the Performance Stock Units, and column (h) reflects the maximum possible payout which is 250% of the target value. The Performance Stock Units are denominated in shares and are payable in shares after the completion of the 2013-2015 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of performance over the applicable 3 year period and the value of the shares at that time.
(3)	In May 2013, the Committee approved restricted stock unit awards to Messrs. Rich, Weber, Parker, Farmer and Duplantier. All restricted stock units will vest in three equal installments over a three year period.
(4)	The amounts in this column reflect the grant date fair value of the restricted stock units granted on May 20, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table summarizes the equity awards we have made to our NEOs that were outstanding as of December 31, 2013.

	Option Awards				Stock Awards
	(b) Number of Securities Underlying Unexercised Options (#)	(c) Number of Securities Underlying Unexercised Options (#)	(e) Options Exercised Prices ($)	(f) Options Expiration Date	(g) Number of Shares or Units of Stock that Have not Vested (#)(1)(2)	(h) Market Value of Shares of Stock that Have Not Vested ($)(3)
Name	Exercisable	Unexercisable
Mr. Rich	—	—	—	—	332,325	2,701,802
Mr. Weber	—	—	—		336,562	2,736,249
Mr. Brassfield	—	—	—	—	—	—
Mr. Parker	—	—	—	—	—	—
Mr. Farmer	—	—	—	—	169,470	1,377,791
Mr. Duplantier	—	—	—	—	145,921	1,186,338

(1)	Amounts in column (g) were granted as follows:

•	Mr. Rich — 174,825 RSUs were granted on October 1, 2012, and 157,500 on May 20, 2013.

•	Mr. Weber — All RSUs listed were granted on May, 20, 2013.

•	Mr. Farmer — 43,402 RSUs were granted on 8/15/2011, 42,779 were granted on May 18, 2012 and 83,289 were granted on May 20, 2013.

•	Mr. Duplantier — 31,613 RSUs were granted on March 11, 2011, 37,573 were granted on May 18, 2012, and 76,735 were granted on May 20, 2013.

(2)	Amounts in column (g) vest as follows:

•	Mr. Rich — 104,895 will vest on April 30, 2014; 69,930 on April 30, 2015; 52,500 on May 20, 2014; 52,500 on May 20, 2015; and 52,500 on May 20, 2016.

•	Mr. Weber — 25,042 will vest on May 20, 2014; 25,041 on May 20, 2015; 25,041 on May 20, 2016; 87,146 on April 19, 2015; 87,146 on April 19, 2016; and 87,146 on April 19, 2017.

•	Mr. Brassfield — In connection with the separation agreement entered into between Mr. Brassfield and the Company on February 8, 2013, Mr. Brassfield received pro rata vesting of restricted stock grants as of April 30, 2013. All remaining shares were forfeited.

•	Mr. Parker — In connection with the separation agreement entered into between Mr. Parker and the Company on November 1, 2013, Mr. Parker received pro rata vesting of restricted stock grants as of December 31, 2013. All remaining shares were forfeited.

•	Mr. Farmer — 43,402 will vest on August 15, 2014; 42,779 on May 18, 2015; 27,763 on May 20, 2014; 27,763 on May 20, 2015; and 27,763 on May 20, 2016.

•	Mr. Duplantier — 31,613 will vest on March 11, 2014; 25,579 on May 20, 2014; 37,573 on May 18, 2015; 25,578 on May 20, 2015, and 25,578 on May 20, 2016.

(3)	Market value based on closing price of our common stock on December 31, 2013 of $8.13 per share.

2013 Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by our NEOs on vesting of stock awards during 2013.

	Option Awards		Stock Award
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(1)
Name	Exercisable	Unexercisable
Mr. Rich	—	—	174,825	720,279
Mr. Weber	—	—	—	—
Mr. Brassfield	—	—	103,392	436,497
Mr. Parker	—	—	430,724	3,055,557
Mr. Farmer	—	—	43,403	254,776
Mr. Duplantier	—	—	33,655	212,363

(1)	The value was based on the closing price of our common stock on date of vesting or on the preceding business day if the date of vesting fell on a holiday or weekend.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon voluntary termination, normal retirement, involuntary not-for-cause termination, termination by the executive for good reason, for cause termination, termination within two years following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2013, and reflect the executive’s current base salary and agreement terms. For information regarding the payments upon termination made to Messrs. Brassfield and Parker, please refer to the section entitled “— Actions in 2013 and 2014.”

For each NEO a “change in control” is generally defined to include the acquisition by a person of 50% or more of the Company’s voting power, specified changes in a majority of the board of directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such events as the board of directors determines to constitute a change in control.

Voluntary Termination not for Good Reason

In the case of voluntary termination, Messrs. Rich, Weber, Duplantier and Farmer would receive their accrued vacation pay. According to their employment agreements they would not be eligible for any other payments.

Normal Retirement

The terms and conditions of the executive’s restricted stock agreements provide for accelerated vesting in the case of normal retirement, which is defined as voluntary termination at or after age 60 having at least 5 years of service with the company. None of Messrs. Rich, Weber, Duplantier, or Farmer met these criteria as of December 31, 2013.

Involuntary Not for Cause Termination

The executives’ employment agreements provide for a payment of a multiple of base salary and highest bonus (or target bonus, if higher) in the event of involuntary termination without cause. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Weber, Duplantier, and Farmer is 1.5. The agreements also provide for a prorated payment of the current year ICP, 24 months of post termination health care benefits, payment of accrued vacation pay, and accelerated vesting of a pro-rated number of unvested restricted stock units.

For Cause Termination

If an executive is terminated for cause, the executive is eligible for payout of earned and accrued vacation pay according to company policy, and all other benefits are forfeited.

Voluntary Good Reason Termination

The executives’ employment agreements provide for a payment of a multiple of base salary and highest bonus earned in the past 3 years (or target bonus, if higher) in the event of voluntary termination with good reason. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Weber, Duplantier, and Farmer is 1.5. The agreements also provide for a prorated payment of the current year ICP, 24 months of post termination health care benefits, and payment of accrued vacation pay. The terms and conditions of the restricted stock units do not provide for any acceleration of vesting under this condition, and all unvested restricted stock would be forfeited.

Change in Control

In the event of termination following a change in control, the executives’ employment agreements provide generally that they will receive a payment of a multiple of the highest base salary and the highest annual bonus which was paid during the previous 3 years (unless such sum is less than the sum of their then-current base salary plus their then-current target annual bonus), plus a pro-rata amount of the executive’s then-current target annual bonus, 36 months of continued health benefits, and accrued vacation pay. The multiple for Mr. Rich is 3.0 and for Messrs. Weber, Duplantier, and Farmer the multiple is 2.0. The award agreements for the Restricted Stock Units provide for accelerated vesting of all unvested equity grants and Performance Units under the 2010 Long-Term Incentive Plan.

Death or Disability

In the event of death or disability, executives are eligible for full accelerated vesting of all Restricted Stock Units and Performance Units, and payment of accrued vacation pay. Mr. Rich’s employment agreement provides for 24 months of post-termination health care for himself and his family in the case of disability, and for his family in the case of his death.

The following table describes the value of the potential payments upon termination of each executive under the scenarios described above:

		Mr. Rich	Mr. Weber	Mr. Farmer	Mr. Duplantier
Voluntary Termination not for Good Reason
Accrued Vacation Pay		$65,423	$39,808	$44,135	$40,664
	TOTAL:	$65,423	$39,808	$44,135	$40,664
Normal Retirement
		N/A	N/A	N/A	N/A
Involuntary Not for Cause Termination
Cash Severance Compensation		$2,268,000	$756,347	$1,001,792	$910,497
Pro-Rata Annual Incentive Compensation		$567,000	$159,231	$285,361	$254,577
Pro-Rata Restricted Stock Vesting		$284,550	$608,055	$490,714	$551,075
Post Termination Health Care		$37,296	$31,944	$37,296	$37,296
Accrued Vacation Pay		$65,423	$39,808	$44,135	$40,664
	TOTAL:	$3,222,269	$1,595,385	$1,859,298	$1,794,109
For Cause Termination
Accrued Vacation Pay		$65,423	$39,808	$44,135	$40,664
	TOTAL:	$65,423	$39,808	$44,135	$40,664
Voluntary Good Reason Termination
Cash Severance Compensation		$2,268,000	$756,347	$1,001,792	$910,497
Pro-Rata Annual Incentive Compensation		$567,000	$159,231	$285,361	$254,577
Post Termination Health Care		$37,296	$31,944	$37,296	$37,296
Accrued Vacation Pay		$65,423	$39,808	$44,135	$40,664
	TOTAL:	$2,937,719	$987,330	$1,368,584	$1,243,034
Change in Control
Cash Severance Compensation		$3,402,000	$1,008,462	$1,335,722	$1,213,996
Pro-Rata Annual Incentive Compensation		$567,000	$159,231	$285,361	$254,577
Accelerated Restricted Stock Vesting		$2,701,802	$2,736,249	$1,377,791	$1,186,338
Accelerated Performance Unit Vesting		$1,462,151	$464,941	$977,980	$1,155,525
Post Termination Health Care		$55,944	$47,916	$55,944	$55,944
Accrued Vacation Pay		$65,423	$39,808	$44,135	$40,664
	TOTAL:	$8,254,320	$4,456,607	$4,076,933	$3,907,044
Death or Disability
Accelerated Restricted Stock Vesting		$2,701,802	$2,736,249	$1,377,791	$1,186,338
Accelerated Performance Unit Vesting		$1,462,151	$464,941	$977,980	$1,155,525
Accrued Vacation Pay		$65,423	$39,808	$44,135	$40,664
	TOTAL:	$4,229,376	$3,240,998	$2,399,906	$2,382,527

Equity Compensation Plan Information

The following table lists the equity compensation plan information for plans approved by stockholders and the equity compensation plans not approved by stockholders as of December 31, 2013:

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)(2)
Equity compensation plans approved by security holders	—	—	5,130,182
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,130,182

(1)	Excludes 3,408,355 shares that could be issued upon the vesting of restricted stock units granted under the 2010 Plan and outstanding as of December 31, 2013.
(2)	As of December 31, 2013, these shares were available for grants of equity-based incentive awards under the 2010 LTIP. As of March 14, 2014, there remained 4,201,846 shares available for issuance, and there were no options outstanding. We had 3,646,234 restricted stock units and performance-based stock units outstanding as of March 14, 2014.

DIRECTOR COMPENSATION

Fees and Benefit Plans for Non-Employee Directors

Annual Cash Retainer Fees. In 2013, non-employee directors of the Company received an annual cash retainer fee of $30,000. The full annual retainer fee is paid to all current directors as of the date of each annual meeting. Directors who are appointed during the period in between annual meetings receive a pro-rated fee for the remainder of the period until the next annual meeting, but directors who leave the Board prior to serving the entire period between annual meetings do not forfeit any of the annual retainer previously received.

Meeting Fees. In 2013, non-employee directors of the Company were paid a fee of $2,500 for each Board meeting and $2,500 for each committee meeting. Meeting fees are paid for each meeting attended in person or in which the director participates by telephone. These meeting fees were paid following each meeting.

Committee Chair Fees. In 2013, each of the chairs of the Audit, Compensation and Corporate Governance

Committees received an additional fee of $12,000 for his service as a committee chair.

Presiding Director Fees. Mr. Plank received an additional fee of $12,000 for his service as the Presiding Director in 2013.

Equity Grants. Non-employee directors of the Company are eligible to participate in the Company’s Long-Term Incentive Plan, which allows for the grant of stock options and restricted stock grants. In March of 2013, after review of a report from PM&P and considering other factors that the Corporate Governance Committee deemed relevant, the Corporate Governance Committee recommended and the Board agreed to award to each of the non-employee directors 16,340 shares of restricted stock, all of which vested on the one-year anniversary date of the award. Upon appointment, new non-employee directors joining the Board are entitled to receive an initial equity grant valued at $30,000. One such grant was made in 2013 to Peter C. Wallace, who resigned from the Board on June 13, 2014.

2013 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Goldman	90,000	103,439	193,439
Mr. Paterson	84,500	103,439	187,939
Mr. Reinfrank	99,500	103,439	202,939
Mr. Clarkson	92,500	103,439	195,939
Mr. Donnelly	72,500	103,439	175,939
Mr. King	40,000	103,439	143,439
Mr. Plank	109,774	103,439	213,213
Mr. Wallace	17,500	79,996	97,496
Mr. McKee(2)	29,226	103,439	132,665

(1)	Reported amounts reflect the fair value of the awards as of the grant date in accordance with FASB ASC Topic 718. As of December 31, 2013, each of our non-employee directors had 21,505 restricted stock units, excluding Mr. Wallace who joined the board in late 2013 and was granted 11,347 restricted stock units, awarded upon the date he became a member of the board.
(2)	Mr. McKee resigned from the board of directors effective May 8, 2013. He was awarded 21,505 shares as part of a special recognition with accelerated vesting terms.

Board members are reimbursed for their travel expenses incurred in connection with attendance at Board and committee meetings and for Board education programs. These amounts are not included in the table above. Employee directors do not receive any compensation for their participation on the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Corporate Governance Committee, or its designee, is charged by its charter with reviewing and approving any transactions between the Company and current or former officers or directors and other parties defined as being “related parties” pursuant to the Related Party Transaction Policy of the Company. See “— Related Party Transaction Policy” below.

Related Party Transaction Policy

Our Related Party Transaction Policy requires the prior approval by the Corporate Governance Committee of any transaction between the Company and any Related Party. For the purposes of the policy, a Related Party is (a) any senior officer (which shall include, at a minimum, each vice president and officer required to disclose transactions in the Company’s equity securities under Section 16 of the Exchange Act) or director of the Company, (b) a stockholder owning in excess of five percent of the Company (or its controlled affiliates), (c) a person who is an immediate family member of a senior officer or director, or (d) an entity which is owned or controlled by a person or entity listed in (a), (b) or (c) above, or an entity in which a person or entity listed in (a), (b) or (c) above has a substantial ownership interest or control. A Related Party Transaction under the policy is any transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than (a) transactions available to all employees generally, and (b) transactions involving less than $5,000 when aggregated with all similar transactions.

Generally, the Corporate Governance Committee reviews Related Party Transactions at its first annual committee meeting, but the committee has special procedures to approve time sensitive Related Party Transactions that arise throughout the year. For example, the Chairman of the Corporate Governance Committee has the authority to unilaterally approve Related Party Transactions that do not exceed $20,000. Management is responsible for informing the Corporate Governance Committee throughout the year of any material changes to approved Related Party Transactions.

Other Transactions

During 2013, Mr. Plank, one of our directors, served as President and Chief Corporate Officer of Apache Corporation. During 2013, affiliates of Apache paid affiliates of the Company a total of $40.8 million for the performance of drilling services and the provision of rental tools. The Corporate Governance Committee reviewed the business between the Company and Apache and determined that it is not material to Apache and does not present a conflict of interest or otherwise impair the independence of Mr. Plank or his ability to render independent judgment under the Corporate Governance Listing Standards of the NYSE. This determination was reported to the Board.

Also during 2013, Mr. Wallace, who served as a director of our Company until June 13, 2014, also served on the board of directors of Gardner Denver, Inc. During 2013, affiliates of the Company paid affiliates of Gardner Denver $199,000 for goods and services provided to the Company. The Corporate Governance Committee reviewed the business between the Company and Gardner Denver and determined that it was not material to Gardner Denver and did not present a conflict of interest or otherwise impair the independence of Mr. Wallace or his ability to render independent judgment under the Corporate Governance Listing Standards of the NYSE. This determination was reported to the Board.

Director Independence Determination

In accordance with the NYSE Corporate Governance Listing Standards, the board has conducted its annual review of director independence to determine, based upon an earlier review and analysis by the Corporate Governance Committee, whether or not any non-employee directors had any material relationships or had engaged in material transactions with the Company. The analysis was based on information obtained from the directors in response to a director questionnaire that each director is required to complete and sign each year, including disclosure of any transaction(s) with the Company in which the director, or any member of his or her immediate family, have a direct or indirect material interest and any transaction(s) between the Company and any other company of which a director is an employee, or has a family member who is an executive officer. Transactions reviewed by the board included those reported under “— Certain Relationships and Related Transactions, Director Independence” above. The board then made a determination regarding whether any identified transactions or relationships are addressed in the specific independence criteria of the NYSE Corporate Governance Listing Standards, and if so, whether the transactions identified exceeded the objective thresholds for independence. The board further examined all other transactions and relationships to determine if such transaction(s), irrespective of their magnitude in terms of the objective criteria specified by the NYSE, would otherwise adversely affect the independence of any non-employee director who had engaged in any such transaction(s), individually or through a company with whom the director is employed, or had any relationship with the Company during 2013. As a result of this review, the board affirmatively determined that all of the non-employee directors except Mr. Parker are independent under the NYSE Corporate Governance Listing Standards. Our independent directors are Jonathan M. Clarkson, George J. Donnelly, Robert W. Goldman, Gary R. King, Richard D. Paterson, Roger B. Plank and R. Rudolph Reinfrank.

DESCRIPTION OF THE EXCHANGE NOTES

The private notes were, and the exchange notes will be, issued under an indenture among Parker Drilling Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

On January 22, 2014, Parker Drilling Company issued $360,000,000 in aggregate principal amount of its 6.75% Senior Notes due 2022, which we refer to as the private notes. The exchange notes issued in exchange for the private notes are expected to bear a different CUSIP number and ISIN number from any unexchanged private notes. Holders of the exchange notes and the private notes will vote as one series under the indenture governing the notes.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are available to you as set forth under “About This Prospectus.” You can find the definitions of certain terms used in this description under “— Certain Definitions.” In this description of the exchange notes, the terms “Company,” “we,” “us” and “our” refer only to Parker Drilling Company and not to any of its subsidiaries or consolidated joint ventures.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. See “— Book-Entry, Delivery and Form — Depositary Procedures.”

Brief Description of the Notes and the Guarantees

The Notes

The notes will be:

•	general unsecured obligations of the Company;

•	senior in right of payment to all future subordinated Indebtedness of the Company, if any;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Company, including our other outstanding series of senior notes;

•	effectively junior in right of payment to the Company’s existing and future secured Indebtedness, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness;

•	unconditionally guaranteed by the Guarantors on a senior basis; and

•	structurally junior in right of payment to Indebtedness of the Company’s non-Guarantor subsidiaries.

As of March 31, 2014, we had total Indebtedness of approximately $631.4 million, $37.5 million of which was secured Indebtedness under the Secured Credit Agreement in the form of a Term Loan and $233.8 million of which was pari passu with the notes, and $74.0 million available for borrowing under our Revolver (which includes an approximate $6.0 million reduction in availability for outstanding letters of credit).

The Guarantees

Initially, the notes will be guaranteed by each of our current Restricted Subsidiaries that guarantee any Indebtedness of the Company under the Credit Agreement and our other outstanding series of senior notes.

Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	senior in right of payment to all future subordinated Indebtedness of that Guarantor, if any;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of that Guarantor, including its guarantee of our other outstanding series of senior notes; and

•	effectively junior in right of payment to that Guarantor’s existing and future secured Indebtedness, including its guarantee of Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

As of March 31, 2014:

•	we had no Indebtedness outstanding at our Guarantor subsidiaries (other than guarantees of our obligations under the Secured Credit Agreement, the notes and our other outstanding series of senior notes);

•	the Subsidiary Guarantees were effectively subordinated to $37.5 million of guarantees of secured Indebtedness outstanding under the Secured Credit Agreement in the form of a Term Loan; and

•	no indebtedness was outstanding at our non-Guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. Our non-Guarantor subsidiaries will not have any obligations under the notes, the guarantees or the indenture. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor subsidiaries, the non-Guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2014, our non-Guarantor subsidiaries and joint ventures collectively owned approximately 55.7% of our consolidated total assets and held approximately $46.5 million of our consolidated cash and cash equivalents of approximately $93.1 million. For the three months ended March 31, 2014, our non-guarantor subsidiaries and joint ventures had revenues of approximately $149.1 million and operating income of approximately $1.7 million. In 2012 and 2013, our non-Guarantor subsidiaries and joint ventures had revenues of approximately $385.3 million and $549.3 million, respectively, and operating income of approximately $9.0 million and $29.0 million, respectively. For further information about the division of the revenues and assets among the Company, the Guarantors and the non-Guarantor subsidiaries, see our financial statements that are included elsewhere in this prospectus.

The indenture will permit us and our subsidiaries to incur additional Indebtedness, including senior secured Indebtedness under our Credit Agreement. The indenture will not impose any limitation on the incurrence by our subsidiaries of liabilities that are not considered Indebtedness.

As of March 31, 2014, substantially all of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Company issued the private notes in an aggregate principal amount of $360.0 million. The Company may issue additional notes under the indenture from time to time after this exchange offer. Any subsequent offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for purposes of this “Description of the Exchange Notes” section, reference to the notes includes the private notes, the exchange notes and any additional notes actually issued. The Company will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on July 15, 2022.

Interest on the exchange notes will accrue from January 22, 2014 at the rate of 6.75% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2014. The Company will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from January 22, 2014 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of record has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. See “— Book-Entry, Delivery and Form — Depositary Procedures.”

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The indenture requires a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. See “— Book Entry, Delivery and Form.”

Subsidiary Guarantees

Initially, the notes will be guaranteed by each of the Company’s current Restricted Subsidiaries that guarantee any Indebtedness of the Company under the Credit Agreement and our other outstanding series of senior notes. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Exchange Notes — The subsidiary guarantees could be deemed fraudulent transfers under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement, pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales.”

Notwithstanding the foregoing, any Guarantor may merge with another Subsidiary that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating that Guarantor in another jurisdiction so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased as a result of the merger.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(2)	in connection with any sale or other disposition of such amount of Capital Stock as would result in such Guarantor no longer being a Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”;

(4)	at such time as that Guarantor ceases to guarantee any Indebtedness of the Company or any other Guarantor, except by, or as a result of, payment under such guarantee; or

(5)	upon Legal Defeasance or Covenant Defeasance as described under “— Legal Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as described under “— Satisfaction and Discharge.”

Optional Redemption

At any time prior to January 15, 2017, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.75% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with an amount of cash not to exceed the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of any such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 120 days of the date of the closing of any such Equity Offering.

At any time prior to January 15, 2018, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at the Company’s option prior to January 15, 2018.

On and after January 15, 2018, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Optional redemption price
2018	103.375%
2019	101.688%
2020 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or sent electronically if DTC is the recipient) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering. If any such condition precedent has not been satisfied, the Company shall provide written notice to the trustee prior to the close of business two Business Days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the notes shall not occur. Upon receipt, the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to redemption specified in the notice of redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances we are required to offer to purchase the notes as set forth below under “— Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms described below. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, for the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Company will mail (or send electronically if DTC is the recipient) a notice to each registered holder of notes (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”), pursuant to the procedures described below and in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered and not withdrawn the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase

“substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions of the indenture may be waived or modified with the consent of the holders of a majority in principal amount of the notes then outstanding prior to the occurrence of a Change of Control.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by

(a)	an executive officer of the Company if the value is less than $20.0 million and evidenced by an officers’ certificate delivered to the trustee; or

(b)	the Company’s Board of Directors if the value is $20.0 million or more and evidenced by a resolution of such Board of Directors delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, or Cash Equivalents, or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply those Net Proceeds at its option:

(1)	to repay, repurchase, redeem, defease or otherwise acquire or retire Senior Debt of the Company or any Indebtedness of a Restricted Subsidiary;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure in a Permitted Business; or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and to the extent required, to all holders of other Indebtedness of the Company that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes (in integral multiples of $1,000) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of notes and other pari passu Indebtedness to be purchased or the lesser amount required under agreements governing such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Payment Date”), the Company will apply all Excess Proceeds to the purchase of notes and the other pari passu Indebtedness to be purchased (on a pro rata basis, if applicable) or, if notes and such other pari passu Indebtedness in an aggregate principal amount less than the Excess Proceeds has been tendered, all notes and pari passu Indebtedness tendered in response to the Asset Sale Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The paying agent will promptly (but in any case not later than three Business Days after termination of the Asset Sale Offer Period) mail to each holder of notes properly tendered the payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Asset Sale provisions of the indenture may be waived or modified with the consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- or better or by Standard & Poor’s (“S&P”) (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“— Repurchase at the Option of Holders — Asset Sales”;

(2)	“— Restricted Payments”;

(3)	“— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“— Designation of Restricted and Unrestricted Subsidiaries”;

(6)	“— Transactions with Affiliates”;

(7)	“— Additional Subsidiary Guarantees”;

(8)	“— Business Activities”; and

(9)	clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “— Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.” The Company shall provide an officers’ certificate to the trustee indicating the occurrence of any covenant suspension or reinstatement date. The trustee shall have no obligation to independently determine or verify if such events have occurred or notify the holders of any covenant suspension or reinstatement date. The trustee may provide a copy of such officers’ certificate to any holder of notes upon request.

Notwithstanding the foregoing, if on any subsequent date (the “Reinstatement Date”), the notes cease to maintain ratings of at least Baa3 and BBB- from Moody’s and S&P, respectively, the foregoing covenants will be reinstated as of and from the date of such rating decline, it being understood, however, that no actions taken by (or omissions of) the Company or any Restricted Subsidiary during the suspension period shall constitute a Default or Event of Default under the foregoing covenants. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Restricted Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of the Guarantors that is contractually subordinated to the notes or the Subsidiary Guarantees, except a payment of principal within six months of or at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries October 1, 2013 (excluding Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) October 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of (A) (i) the aggregate net cash proceeds and (ii) the fair market value of (x) marketable securities (other than marketable securities of the Company) and (y) any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Company received by the Company since October 1, 2013 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c)	to the extent that any Restricted Investment that was made after October 1, 2013 is sold for cash or otherwise cancelled, liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, including without limitation repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after October 1, 2013, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate fair market value of the Company’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and all Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that were treated as Restricted Payments since such designation, in each case as of the date of such Investment.

The preceding provisions will not prohibit:

(1)

the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment or distribution would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (5) of this paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Company or a Restricted Subsidiary than to the other holders;

(5)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any existing or former officer, director or employee (or their transferees, estates or beneficiaries under their estates) of the Company (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $10.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year but not any subsequent years); plus (b) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale after October 1, 2013 of Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (2) of this paragraph; plus (c) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5);

(6)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of “Fixed Charges”;

(7)	(i) the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests in connection with the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities or stock appreciation rights, to the extent such Equity Interests represent a portion of the exercise price therefor and (ii) any repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests in connection with the satisfaction of withholding tax obligations;

(8)	the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Company;

(9)

the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness that is subordinated in right of payment to the notes or to any Subsidiary Guarantee (a) at a purchase price not greater than 101.0% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under “— Repurchase at the Option of Holders — Change of Control” or (b) at a purchase price not greater than 100.0% of the principal amount of such Indebtedness in the event of an Asset Sale in accordance with provisions similar to the covenant described under “— Repurchase at the Option of Holders — Asset Sales”; provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the indenture) has made the Change of Control Offer or Asset Sale Offer, as applicable, with respect to the notes as a result of such Change of Control or Asset Sale, as applicable, and has completed the repurchase or redemption of all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as applicable; and

(10)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since January 22, 2014 not to exceed the greater of (a) $35.0 million and (b) 3.0% of the Consolidated Net Tangible Assets of the Company determined as of the date of such Restricted Payment.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration thereof) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) — (10), the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt and, in the case of a Restricted Subsidiary, the issuance of preferred stock) and the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (a) $250.0 million and (b) 25.0% of the Company’s Consolidated Net Tangible Assets, determined at the time of incurrence;

(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes issued on January 22, 2014 and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, design, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (a) $50.0 million and (b) 5.0% of the Company’s Consolidated Net Tangible Assets, determined at the time of incurrence on a pro forma basis to give effect to the assets purchased, constructed, installed or improved;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary, in each case that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14) or (18) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(a)	if the Company or any Guarantor is the obligor on any such Indebtedness that is owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or a Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8)	the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness that is being Guaranteed is subordinated in right of payment to the notes or a Subsidiary Guarantee, then the Guarantee of that Indebtedness by the Company or the Guarantor shall be subordinated in right of payment to the notes or the Guarantor’s Subsidiary Guarantee, as the case may be;

(9)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or customs, completion, advance payment, performance, bid performance, appeal or surety bonds and other similar obligations in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting the foregoing;

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

(12)	Indebtedness represented by agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)	Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition); provided that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (13);

(14)	Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed 15% of the aggregate Consolidated Net Tangible Assets of all Foreign Subsidiaries, determined at the time of incurrence;

(15)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an issuance of such preferred stock (as of the date of such sale or transfer) by such Restricted Subsidiary that was not permitted by this clause (15);

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in ordinary course supply arrangements;

(17)	Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements; and

(18)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $75.0 million and (b) 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness (including Acquired Debt) at any time meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (and later reclassify) in whole or in part in its sole discretion such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on January 22, 2014 and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the reclassification of any lease or other liability of the Company or any of its Restricted Subsidiaries as Indebtedness due to a change in accounting principles after the date of the indenture will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including Attributable Debt) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have

(a)	incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on January 22, 2014 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on January 22, 2014, as determined by the Company in its reasonable and good faith judgment;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law or any applicable rule, regulation or order of any court or governmental authority;

(4)	agreements or instruments with respect to a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the reasonable and good faith judgment of the Company, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in any contract, license or lease entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph;

(8)	Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined by the Company in its reasonable and good faith judgment;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12)	any encumbrance or restrictions existing under Hedging Obligations permitted under the indenture;

(13)	any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(14)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes; and

(15)	secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets securing the Indebtedness.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)	either:

(a)	the Company is the surviving corporation, or

(b)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (or if such entity is not a corporation existing under the laws of the United States, any state of the United States or the District of Columbia, a co-obligor of the notes is a corporation organized or existing under any such laws);

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default exists;

(4)

immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption

“— Incurrence of Indebtedness and Issuance of Preferred Stock” or the Fixed Charge Coverage Ratio of the Company or the surviving Person, as applicable, or of the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to the transaction; and

(5)	the Company shall deliver, or cause to be delivered, to the trustee an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture, and an opinion of counsel stating that the notes, the indenture and Subsidiary Guarantees, as applicable, constitute valid and binding obligations of the Company and the Guarantors, subject to customary exceptions.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), (i) any Restricted Subsidiary of the Company may consolidate with, merge into or sell, assign, transfer or convey all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company to another state of the United States so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available to compare to such Affiliate Transaction, such Affiliate Transaction is nonetheless fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million but no greater than $30.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company must obtain a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Company’s Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4)	payment of customary compensation to, and the provision of customary indemnity and other benefits on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6)	Restricted Payments that are permitted by the covenant described above under the caption “— Restricted Payments”;

(7)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements or stock option or stock ownership plans approved by the Board of Directors;

(8)	loans or advances to employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(9)	indemnification agreements with, and payments made, to officers, directors and employees of the Company or any of its Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(10)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on January 22, 2014 and any amendments, modifications, supplements, extensions or renewals of those agreements; provided that the amendments, modifications, supplements, extensions or renewals are no more disadvantageous, taken as a whole, to the holders of the notes than the terms of the agreements in effect on January 22, 2014; and

(11)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first or second paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted

Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees, assumes or otherwise becomes an obligor with respect to any Indebtedness of the Company or any Guarantor, then that Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it so became liable with respect to such Indebtedness; provided that the foregoing shall not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the provisions described under “— Designation of Restricted and Unrestricted Subsidiaries” for so long as it continues to constitute an Unrestricted Subsidiary. Upon the release, termination or satisfaction of that Restricted Subsidiary’s guarantee or assumption of such Indebtedness, that Restricted Subsidiary’s Subsidiary Guarantee shall automatically be released and terminated.

Notwithstanding anything to the contrary contained herein, no Restricted Subsidiary shall be required to provide any Subsidiary Guarantee to the extent that, in the reasonable judgment of the Company, the provision of such Subsidiary Guarantee would subject the Company or any Restricted Subsidiary to any adverse tax consequence due to the application of Section 956 of the Internal Revenue Code of 1986, as amended, or any successor thereto.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not the Company is subject to the periodic reporting requirements of the Exchange Act, so long as any notes are outstanding, the Company will furnish to the trustee and the registered holders of notes, within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or, if the Company is not subject to such reporting requirements of the Exchange Act, then within those time periods for filing as are applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations), taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c) or Rule 15d-11(c) under the Exchange Act or successor provisions:

(1)	all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company will be deemed to have furnished such information and reports to the trustee and the registered holders of notes if it has filed such information and reports with the SEC using the EDGAR filing system (or any successor system) and such information and reports are publicly available or, if the SEC will not accept the Company’s filings reason, if the Company posts such information and reports on its website within the time periods specified above.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not the Company is then subject to the periodic reporting requirements of the Exchange Act, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing). To the extent the Company is no longer subject to the periodic reporting requirements of the SEC, the Company and the Guarantors have also agreed that, for so long as any notes remain outstanding, the Company and the Guarantors will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, no Reporting Default in respect of a failure to deliver a current report described under clause (2) above shall be deemed to have occurred until 45 days after the date such report is required to be provided under this covenant, and any Reporting Default shall be automatically cured when the Company provides the required information and reports to the trustee and the registered holders of notes or files the required information and reports with the SEC, as applicable.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and continuance of this failure for 30 days after written notice of such failure is given by the trustee or by holders representing 25% or more of the aggregate principal amount of notes then outstanding to the Company and the trustee;

(5) (a)	except with respect to the provisions described under the caption “— Certain Covenants — Reports,” failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture and continuance of this failure for 60 days after written notice of such failure is given by the trustee or by holders representing 25% or more of the aggregate principal amount of notes then outstanding to the Company and the trustee; and

(b)	failure by the Company to comply with the provisions described under the caption “— Certain Covenants — Reports,” for 120 days after written notice of such failure is given by the trustee or holders representing 25% or more of the aggregate principal amount of notes then outstanding to the Company and the trustee;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after January 22, 2014, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)

results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if, prior to the acceleration of the notes, any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration of such other Indebtedness, as the case may be, such Event of Default shall be automatically rescinded and waived without any action by the Company, the trustee or the holders (so long as such rescission and waiver would not conflict with any judgment or decree);

(7)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the terms of that guarantee and the indenture) to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

In the case of an Event of Default described in clause (9) with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes (i) waive any existing Default and its consequences under the indenture except a continuing Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes and (ii) rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived and all amounts owing to the trustee have been paid.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, the Company is required to deliver to the trustee a statement specifying such Default. The trustee may withhold from holders of the notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, all events (except non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an independent registered public accounting firm, delivered to the trustee to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since January 22, 2014, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness and the granting of Liens in connection therewith) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the transmitting of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and, subject to certain exceptions, any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	make any change in the ranking or priority of any note that would adversely affect the note holder;

(9)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to provide for the issuance of additional notes in accordance with the provisions set forth in the indenture;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to add any Restricted Subsidiary as an additional Guarantor as provided in the indenture or to evidence the succession of another Person to any Guarantor pursuant to the indenture and the assumption by any such successor of the covenants and agreements of such Guarantor contained in the indenture and in the Subsidiary Guarantee of such Guarantor;

(8)	to release a Guarantor from its obligations under the indenture and its Subsidiary Guarantee in accordance with the terms of the indenture; and

(9)	to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be verbatim recitation of a provision in the Indenture or the notes, as certified to the Trustee in an officers’ certificate.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

As permitted by Delaware law, our certificate of incorporation contains a provision pursuant to which application may be made to a court of equitable jurisdiction within the State of Delaware to order a meeting of our creditors or a class of our creditors whenever a compromise or arrangement is proposed between us and our creditors or a class of our creditors. If 75% of our creditors or that class of creditors, as the case may be, agrees to any compromise or arrangement, such compromise or arrangement, if sanctioned by the court, will be binding on all of our creditors or that class of creditors and on us. This provision is also applicable to any compromise or arrangement between us and our shareholders or a class of our shareholders. The certificates of incorporation of certain subsidiary guarantors also contain similar provisions.

Governing Law; Jury Trial Waiver

The indenture is governed by, and construed in accordance with, the laws of the State of New York. The indenture provides that the Company, the Guarantors and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture contains provisions in the Trust Indenture Act that limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is continuing, the trustee will be required, in the exercise of the rights and powers vested in it by the Indenture, to use the degree of care of a prudent man in the conduct of his own affairs under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, USA, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The exchange notes initially will be represented by one or more permanent global notes in registered form without interest coupons.

The global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear

Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or

Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants. Any notices required to be given to the holders while the Notes are Global Notes will be given to DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”) if:

(1)	DTC

(a)	notifies us that it is unwilling or unable to continue as depositary for the global notes and the Company fails to appoint a successor depositary, or

(b)	has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee and the Company by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-Day Settlement and Payment

The Company will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at January 15, 2018 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through January 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, including by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable, services or other assets in the ordinary course of business or the sale of inventory to any joint venture, in which the Company owns directly or indirectly at least 50% of the Equity Interests, for resale by such joint venture to its customers in the ordinary course of business of its business.

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7)	dispositions in connection with Permitted Liens;

(8)	the sale of a rig built by the Company or any of its Restricted Subsidiaries for the purpose of sale to a customer where the sale proceeds are recorded in the Company’s consolidated financial statements as operating income in accordance with generally accepted accounting principles in the United States;

(9)	sales or other dispositions of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Restricted Subsidiaries;

(10)	any trade or exchange by the Company or any Restricted Subsidiary of one or more drilling rigs for one or more other drilling rigs owned or held by another Person, provided that (A) the fair market value of the drilling rig or rigs traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the drilling rig or rigs (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, in each case as determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” and (B) such exchange is approved by a majority of the disinterested members of the Board of Directors of the Company;

(11)	any transfer by the Company or any Restricted Subsidiary to its customers of drill pipe, tools and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business;

(12)	sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries;

(13)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(14)	sales or transfers of Equity Interests of Unrestricted Subsidiaries;

(15)	voluntary termination of any Hedging Obligations; and

(16)	transfers of property subject to casualty and condemnation proceedings.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement (or any affiliate of such lender party meeting such requirements) or with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development (or any affiliate of such commercial bank meeting such requirements), having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s or S&P’s Rating Services and in each case maturing within 270 days after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Sections 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including impairment charges recorded in connection with the application of Accounting Standard Codification Topic 350, “Intangibles — Goodwill and Other,” but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	all extraordinary, unusual or non-recurring items of loss or expense; minus

(6)	all extraordinary, unusual or non-recurring items of gain or revenue; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, amounts in clauses (1), (2), (4), (5) and (6) relating to any Restricted Subsidiary that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (that has not been obtained) and by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)	the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” means the amount which would be set forth under the caption “Total Assets” on a consolidated balance sheet less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets, less the aggregate amount of current liabilities on a consolidated balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on January 22, 2014; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 14, 2012, as amended, among the Company and the lenders and agents parties thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Credit Facility” or “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders or another lender or lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to compliance by the Company with the Change of Control offer and Asset Sale offer provisions of the indenture described above under the caption “Repurchase at the Option of Holders” and unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after January 22, 2014.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the indenture.

“Exchange Offer” has the meaning set forth for such term in the registration rights agreement.

“Existing Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries (other than any other Permitted Debt) in existence on January 22, 2014, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of Parker Drilling, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, if any lease or other liability is reclassified as Indebtedness or as a Capital Lease Obligation due to a change in accounting principles after January 22, 2014, the interest component of all payments associated with such lease or other liability shall be excluded from Fixed Charges.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems any Disqualified Stock or preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurs (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, and including any related financing transactions subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of Parker Drilling (regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); provided that, at the election of Parker Drilling, pro forma effect need not be given to any acquisition referred to in the foregoing clause (1) involving consideration of $15.0 million or less;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period;

(6)	if any Indebtedness to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7)	interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 22, 2014.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of any Indebtedness in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

“Guarantors” means each of:

(1)	any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and

(2)	their respective successors and assigns;

provided that any Person constituting a Guarantor as described above will cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof and of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	foreign exchange contracts and currency protection agreements;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement; and

(4)	other similar agreements or arrangements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	representing reimbursement obligations in respect of banker’s acceptances or letters of credit or similar instruments;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing the net obligations of such Person under any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others to the extent secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) in an amount equal to the lesser of (x) the fair market value of any asset subject to such Lien securing such Indebtedness of others on the date of determination and (y) the amount of the Indebtedness secured and (b) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the date of the indenture be deemed to be an incurrence of Indebtedness for purposes of the indenture.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business and (y) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parker Drilling or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of and other Investments in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), other than gains associated with reimbursements for lost or damaged tools in the ordinary course of business, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any amounts required to be applied to the repayment of Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on January 22, 2014 (the date of the indenture) and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received (a) in satisfaction of judgments or in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)	guarantees (including Subsidiary Guarantees) of Indebtedness permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	Hedging Obligations permitted to be incurred under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary not to exceed $2.0 million at any one time outstanding; and

(11)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (a) $50.0 million and (b) 5.0% of Consolidated Net Tangible Assets of the Company determined at the time of such Investment.

“Permitted Liens” means:

(1)	Liens securing Indebtedness and other obligations under any Credit Facility permitted to be incurred under the indenture;

(2)	Liens securing the notes and Subsidiary Guarantees;

(3)	Liens existing on January 22, 2014;

(4)	Liens in favor of the Company or the Guarantors;

(5)	Liens to secure Indebtedness of any Restricted Subsidiaries that are not Guarantors; provided that the terms of the indenture permit the Indebtedness to be incurred;

(6)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or otherwise becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Restricted Subsidiary of the Company and do not extend to any assets other than those of such Person;

(7)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property;

(8)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(9)	Liens securing Permitted Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or distributions in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness being refinanced;

(10)	Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(11)	Liens securing Hedging Obligations or Treasury Management Arrangements related to Indebtedness permitted under the indenture;

(12)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(13)	Liens in respect of property of the Company or any Restricted Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, mechanics’, maritime and salvage Liens and other Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Company or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(14)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(15)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(16)	Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17)	Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(18)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(19)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 60 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(20)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings; and

(21)	Liens with respect to obligations that do not exceed $30.0 million at any one time outstanding.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (7) or (8) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Proceeds pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.” For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Permitted Refinancing Indebtedness is incurred either by (i) the Company or a Guarantor or (ii) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Reporting Default” means a Default described under clause (5)(b) of “— Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company;

(2)	any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3)	any trade payables; or

(4)	any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided that all Unrestricted Subsidiaries will be excluded from all calculations under Rule 1-02(w) of Regulation S-X.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged (such earlier date, the “Determination Date”), of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such Determination Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Determination Date to January 15, 2018; provided, however, that if the period from the Determination Date to January 1, 2018, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described under the caption “— Certain Covenants — Transactions With Affiliates” (other than clause (9) thereof) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by providing to the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors (or comparable body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or preferred stock of a Guarantor at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness or redemption or similar payment in respect of the Disqualified Stock or preferred stock of a Guarantor by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

EXCHANGE OFFER; REGISTRATION RIGHTS

We and the guarantors have entered into a registration rights agreement with the initial purchasers with respect to the private notes on the original issue date of such notes, pursuant to which we and the guarantors have agreed, for the benefit of the holders of the private notes, that we will, at our own expense, (i) file an exchange offer registration statement with the SEC with respect to an offer to exchange the private notes for new notes (exchange notes), having identical terms in all material respects to the private notes and which will evidence the same continuing indebtedness (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) and (ii) use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act. Once the exchange offer registration statement has been declared effective, we will offer the exchange notes in exchange for surrender of the private notes. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the private notes. For each private note surrendered to us pursuant to the exchange offer, the holder who surrendered such private note will receive an exchange note having a principal amount at maturity equal to that of the surrendered private note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the original issue date.

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of private notes, as set forth below). However, any purchaser of private notes who is an “affiliate” of us or any guarantor and any purchaser of private notes who intends to participate in the exchange offer for the purpose of distributing the exchange notes (i) will not be able to rely on the interpretation of the staff of the SEC, (ii) will not be able to tender its private notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the private notes unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, in connection with any resales of exchange notes, any broker-dealer, which we refer to as a “Participating Broker-Dealer,” that acquired the private notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from this offering) with the prospectus contained in the exchange offer registration statement. We will agree to make available during the period required under the Securities Act a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons with similar prospectus delivery requirements, for use in connection with any resale of exchange notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreements (including certain indemnification rights and obligations thereunder).

Each holder of the private notes (other than certain specified holders) who wishes to exchange private notes for exchange notes in the exchange offer will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes and (iii) it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

In the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) the exchange offer is not completed on or before the 300th day following the issuance of the private notes, (iii) under certain circumstances, the initial purchasers shall so request or (iv) any holder of private notes (other than the initial purchasers) is not eligible to participate in the exchange offer, we will, at our expense, use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the private notes and to keep that shelf registration statement effective until the earlier of one year following the effective date of such shelf registration statement and such time as all private notes covered by the shelf registration statement have been sold. We will, in the event of the filing of the shelf registration statement, provide to each holder of the private notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the private notes. A holder of private notes that sells its private notes pursuant to the shelf registration statement generally (i) will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, (ii) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (iii) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the private notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their private notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

Subject to certain exceptions, if (A) we do not file the exchange offer registration statement within 210 days after the original issue date of the private notes; (B) the exchange offer registration statement is not declared effective within 260 days after the issue date of the private notes; (C) the exchange offer is not consummated within 300 days after the issue date of the private notes; (D) the shelf registration statement, if required, is not declared effective or does not automatically become effective on or prior to the 90th day after it becomes required or (E) the exchange offer registration statement or the shelf registration statement covering resales of the private notes has been declared effective and such shelf registration statement ceases for more than 30 calendar days to be effective at any time during the shelf registration period, then additional interest shall accrue on the principal amount of the private notes at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such a default. Such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum additional interest rate of 1.00% per annum. When all registration defaults have been cured, the interest rate on the private notes will revert immediately to the original level. The provisions for additional interest will be the only monetary remedy available to holders of the private notes under the registration rights agreement.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which we will make available to holders of private notes upon request.

PLAN OF DISTRIBUTION

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will use our commercially reasonable efforts to keep the registration statement effective and will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale.

The exchange notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on these resales of exchange notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the registrable notes, including any broker-dealers, and certain parties related to these holders, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax considerations, as of the date of this prospectus, relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the exchange of private notes for exchange notes and the ownership and disposition of the exchange notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” existing and proposed Treasury Regulations promulgated thereunder, legislative history, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, or “IRS,” all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income or estate tax considerations relating to the exchange of private notes for exchange notes or the ownership and disposition of the exchange notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, currencies or commodities, banks, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, governmental organizations, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates or former long-term residents of the United States, persons liable for the alternative minimum tax, persons who hold exchange notes as part of a straddle, hedge, conversion transaction, wash sale, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, personal holding companies, corporations subject to the accumulated earnings tax, persons deemed to sell the exchange notes under any constructive sale provision of the Code, or investors in pass through entities, including partnerships, certain trusts, and Subchapter S corporations. In addition, this summary is limited to holders who acquired their private notes in the initial offering at their “issue price” (i.e., the first price at which a substantial amount of the private notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), exchange their private notes for exchange notes, and hold the private notes and exchange notes as “capital assets” within the meaning of Section 1221 of the Code (generally property held for investment purposes). This summary does not address the effect of any U.S. state or local income or other tax laws, or any foreign tax laws.

If a partnership or any entity or arrangement treated as a partnership for U.S. federal tax purposes holds exchange notes, the tax treatment of a partner of such partnership will generally depend on the tax status of the partner and the tax treatment of the partnership. Partnerships holding exchange notes and partners in such partnerships should consult their tax advisors.

Exchange of Notes Pursuant to the Exchange Offer

The exchange of private notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) a holder will not recognize a taxable gain or loss as a result of exchanging such holder’s private notes for exchange notes, (2) the holding period of the exchange notes will include the holding period of the private notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the private notes exchanged therefor immediately before such exchange.

Certain Contingent Payments

In certain circumstances described under “Description of the Exchange Notes — Optional Redemption” and “Description of the Exchange Notes — Repurchase at the Option of Holders” we may be obligated to make payments on the exchange notes in excess of stated interest and principal. We intend to take the position that the possibility that such additional amounts will be paid does not cause the exchange notes to be treated as contingent payment debt instruments. This position is based in part on our conclusions regarding the likelihood, as of the issue date, that such additional amounts will have to be paid. The remainder of this discussion assumes the exchange notes are not contingent payment debt instruments.

U.S. Holders

The following summarizes the material U.S. federal income considerations to U.S. Holders of the ownership and disposition of the exchange notes. As used herein, the term “U.S. Holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or who is a resident alien of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, or any subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest — A U.S. Holder will be required to recognize as ordinary income all interest paid or accrued on the exchange notes in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, or Retirement of the Exchange Notes — A U.S. Holder will generally recognize gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of an exchange note measured by the difference, if any, between:

•	the sum of the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of an exchange note is attributable to accrued but unpaid interest, which amount will be taxable as ordinary interest income to the extent not previously included in income); and

•	the U.S. Holder’s adjusted tax basis in the exchange note.

A U.S. Holder’s adjusted tax basis in the exchange notes generally will equal the amount paid for the private notes. A U.S. Holder’s gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, such U.S. Holder has a holding period in the exchange note of more than one year. In the case of a non-corporate U.S. Holder, long-term capital gains are currently subject to preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summarizes the material U.S. federal income tax considerations to Non-U.S. Holders of the ownership and disposition of the exchange notes. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of an exchange note who is not classified for U.S. federal income tax purposes as a partnership and who is not a U.S. Holder.

Taxation of Interest — Payments of interest on an exchange note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	the Non-U.S. Holder is not a “bank” receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

•	such interest payments are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; and

•	the Non-U.S. Holder, as beneficial owner, satisfies the applicable certification requirement described below.

The certification requirement is generally satisfied if the beneficial owner of an exchange note certifies on IRS Form W-8BEN (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a United States person and provides his, her or its name and address, and

•	such beneficial owner timely provides the withholding agent a properly executed IRS Form W-8BEN; or

•	in the case of exchange notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution certifies to the withholding agent under penalties of perjury that it has received the Form W-8BEN (or a suitable substitute or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the withholding agent with a copy thereof and otherwise complies with the applicable certification requirements.

A Non-U.S. Holder that does not qualify for the exemption from U.S. federal withholding tax described above will generally be subject to U.S. federal withholding tax at the rate of 30% on payments of interest on the exchange notes. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us, our paying agent, or the person who would otherwise be required to withhold tax with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (or other applicable form) stating that the interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the payments of interest on an exchange note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such payments of interest are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), such payments will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income purposes, such payments of interest may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, Redemption, or Retirement — Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement, or other disposition of an exchange note will generally not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of an exchange note and certain other requirements are met, such Non-U.S. Holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable income tax treaty rate applies) on any such gain.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain on an exchange note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a “permanent establishment” maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. If the Non-U.S. Holder is a foreign corporation for U.S. federal income purposes, such gain may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Amounts received by a Non-U.S. Holder attributable to accrued but unpaid interest on the exchange notes will be taxable as interest and may be subject to the rules described under “ — Non-U.S. Holders — Taxation of Interest.”

Information Reporting and Backup Withholding

Information reporting requirements may apply to certain payments of principal and interest on the exchange notes and to proceeds received from the sale or other disposition of an exchange note.

Information reporting will generally apply to payments to a U.S. Holder of interest on, or the proceeds of the sale or other disposition of, the exchange notes unless such U.S. Holder is an exempt recipient. A U.S. Holder may be subject to U.S. backup withholding on these payments unless the U.S. Holder is an exempt recipient and/or provides a taxpayer identification number and satisfies certain certification requirements.

Payments to a Non-U.S. Holder of interest on the exchange notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder and copies of information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. A Non-U.S. Holder will generally not be subject to U.S. backup withholding on these payments provided that the Non-U.S. Holder certifies as to its foreign status and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or such Non-U.S. Holder otherwise establishes an exemption. Payment of the proceeds of a sale of an exchange note effected by the U.S. office of a United States or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of an exchange note effected outside the U.S. by a foreign office of a broker. However, unless such a broker has documentary evidence in its records of the Non-U.S. Holder’s foreign status and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of an exchange note effected outside the U.S. by such a broker if it has certain connections with the United States.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability provided such holder timely furnishes the required information to the IRS.

Holders should consult their own tax advisors regarding the application of backup withholding and information reporting.

Certain U.S. Federal Estate Tax Considerations

Exchange notes beneficially held by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of such individual’s death will generally not be included in the decedent’s gross estate for U.S. federal estate tax purposes if any payment of interest on the exchange notes to the holder would be eligible for the exemption from the 30% U.S. federal withholding tax described in the first paragraph of “Non-U.S. Holders — Taxation of Interest” above (without regard to the certification requirement).

Unearned Income Medicare Contribution Tax

An additional 3.8% Medicare tax will be imposed on certain net investment income of individuals (other than nonresident aliens) with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of an exchange note) and certain other income, as reduced by any deductions properly allocable to such income or gain. A holder that is an individual, estate or trust is urged to consult a tax advisor regarding the applicability of the Medicare tax to income and gains in respect of an investment in the exchange notes.

Foreign Account Tax Compliance

The Hiring Incentives to Restore Employment Act, which contains provisions regarding foreign account tax compliance (“FATCA”), was enacted on March 18, 2010, and would impose a 30% U.S. withholding tax on certain “withholdable payments,” which include certain U.S. source payments, including interest and the gross proceeds from a disposition of property (such as the exchange notes) of a type which can produce U.S. source interest, if paid to certain foreign entities on or after certain specified dates. However, under recently promulgated Treasury Regulations and other administrative guidance, because the exchange notes will be issued prior to July 1, 2014, they will be treated as grandfathered, and no FATCA withholding tax will be applicable with respect to interest paid on or gross proceeds from a disposition of the exchange notes unless the exchange notes are materially modified on or after July 1, 2014. Holders of the exchange notes are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in the exchange notes.

THE PRECEDING SUMMARY IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER’S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, PROSPECTIVE HOLDERS OF THE EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF PRIVATE NOTES FOR EXCHANGE NOTES, THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, OR ANY CHANGES IN APPLICABLE LAW.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated financial statements and schedules of the Company as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2013, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ITS Tubular Services (Holdings) Limited, as of and for the years ended December 31, 2012, 2011 and 2010, included herein, have been audited by Deloitte LLP, independent auditors, as stated in their report also included herein (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to a prior year restatement and going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Page
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2013	F-78
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information	F-79

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ITS TUBULAR SERVICES (HOLDINGS) LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Parker Drilling Company:

We have audited Parker Drilling Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Parker Drilling Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting in Item 9A. Our responsibility is to express an opinion on Parker Drilling Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Parker Drilling Company acquired International Tubular Services Limited and certain of its affiliates (collectively, ITS) during 2013, and management excluded from its assessment of the effectiveness of Parker Drilling Company’s internal control over financial reporting as of December 31, 2013, ITS’s internal control over financial reporting. ITS represents approximately 11.0 percent of total assets as of December 31, 2013 and approximately 10.0 percent and 37.0 percent of revenues and net income, respectively, included in the consolidated financial statements of Parker Drilling Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of Parker Drilling Company also excluded an evaluation of the internal control over financial reporting of ITS.

In our opinion, Parker Drilling Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Parker Drilling Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and our report dated March 10, 2014 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

March 10, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Parker Drilling Company:

We have audited the accompanying consolidated balance sheets of Parker Drilling Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule II — Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parker Drilling Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Parker Drilling Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2014 expressed an unqualified opinion on the effectiveness of Parker Drilling Company’s internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas

March 10, 2014

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Year Ended December 31,
	2013	2012	2011
Revenues	$874,172	$677,761	$686,234
Expenses:
Operating expenses	571,672	413,188	416,677
Depreciation and amortization	134,053	113,017	112,136

	705,725	526,205	528,813

Total operating gross margin	168,447	151,556	157,421

General and administration expense	(68,025)	(46,257)	(31,567)
Impairments and other charges	—	—	(170,000)
Provision for reduction in carrying value of certain assets	(2,544)	—	(1,350)
Gain on disposition of assets, net	3,994	1,974	3,659

Total operating income (loss)	101,872	107,273	(41,837)

Other income and (expense):
Interest expense	(47,820)	(33,542)	(22,594)
Interest income	2,450	153	256
Loss on extinguishment of debt	(5,218)	(2,130)	—
Change in fair value of derivative positions	53	55	(110)
Other	1,450	(832)	(1,127)

Total other expense	(49,085)	(36,296)	(23,575)

Income (loss) before income taxes	52,787	70,977	(65,412)

Income tax expense (benefit):
Current tax expense	12,909	18,042	33,608
Deferred tax expense (benefit)	12,699	15,837	(48,375)

Total income tax expense (benefit)	25,608	33,879	(14,767)

Net income (loss)	27,179	37,098	(50,645)
Less: Net (loss) attributable to noncontrolling interest	164	(215)	(194)

Net income (loss) attributable to controlling interest	$27,015	$37,313	$(50,451)

Basic earnings per share:	$0.23	$0.32	$(0.43)
Diluted earnings per share:	$0.22	$0.31	$(0.43)
Number of common shares used in computing earnings per share:
Basic	119,284,468	117,721,135	116,081,590
Diluted	121,224,550	119,093,590	116,081,590

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

	Year Ended December 31,
	2013	2012	2011
Comprehensive income:
Net income (loss)	$27,179	$37,098	$(50,645)
Other comprehensive gain, net of tax:
Currency translation difference on related borrowings	(1,525)	—	—
Currency translation difference on foreign currency net investments	3,051	—	—

Total other comprehensive gain, net of tax:	1,526	—	—

Comprehensive income	28,705	37,098	(50,645)
Comprehensive (income) loss attributable to noncontrolling interest	198	215	194

Comprehensive income (loss) attributable to controlling interest	$28,903	$37,313	$(50,451)

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in Thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$148,689	$87,886
Accounts and notes receivable, net of allowance for bad debts of $12,853 in 2013 and $8,117 in 2012	257,889	168,615
Rig materials and supplies	41,781	29,422
Deferred costs	13,682	1,089
Deferred income taxes	9,940	8,742
Other tax assets	24,079	33,524
Other current assets	23,223	12,853

Total current assets	519,283	342,131

Property, plant and equipment, at cost:
Drilling equipment	1,418,582	1,232,891
Rental tools	395,626	337,874
Buildings, land and improvements	49,518	38,736
Other	61,273	57,185
Construction in progress	82,381	190,445

	2,007,380	1,857,131
Less accumulated depreciation and amortization	1,136,024	1,063,934

Property, plant and equipment, net	871,356	793,197
Other assets:
Rig materials and supplies	10,221	12,930
Debt issuance costs	14,208	8,863
Deferred income taxes	102,420	95,295
Other assets	17,268	3,317

Total other assets	144,117	120,405

Total assets	$1,534,756	$1,255,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,000	$10,000
Accounts payable	90,033	62,090
Accrued liabilities	84,853	75,656
Accrued income taxes	7,266	4,120

Total current liabilities	207,152	151,866

Long-term debt	628,781	469,205
Other long-term liabilities	26,914	23,182
Long-term deferred tax liability	38,767	20,847
Commitments and contingencies (Note 15)	—	—
Stockholders’ equity:
Preferred stock, $1 par value, 1,942,000 shares authorized, no shares outstanding	—	—
Common stock, $0.16 2/3 par value, authorized 280,000,000 shares, issued and outstanding, 120,491,164 shares (118,968,396 shares in 2012)	20,075	19,818
Capital in excess of par value	657,349	646,217
Accumulated deficit	(47,616)	(74,631)
Accumulated Other Comprehensive Income	1,888	—

Total controlling interest stockholders’ equity	631,696	591,404
Noncontrolling interest	1,446	(771)

Total equity	633,142	590,633

Total liabilities and stockholders’ equity	$1,534,756	$1,255,733

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$27,179	$37,098	$(50,645)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	134,053	113,017	112,136
Impairment of property, plant and equipment	—	—	170,000
Loss on extinguishment of debt	5,218	2,130	—
Gain on disposition of assets	(3,994)	(1,974)	(3,659)
Deferred tax expense (benefit)	12,699	15,837	(48,375)
Provision for reduction in carrying value of certain assets	2,544	—	1,350
Expenses not requiring cash	17,764	22,600	12,833
Change in assets and liabilities:
Accounts and notes receivable	(33,512)	15,241	(6,841)
Rig materials and supplies	1,754	344	(913)
Other current assets	(11,715)	(4,313)	63,816
Accounts payable and accrued liabilities	(286)	(2,657)	(24,908)
Accrued income taxes	10,454	(6,102)	2,141
Other assets	(661)	(1,522)	(1,050)

Net cash provided by operating activities	161,497	189,699	225,885

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(155,645)	(191,543)	(190,399)
Proceeds from the sale of assets	8,218	3,937	5,535
Acquisition of ITS, net of cash acquired	(117,991)	—	—
Proceeds from insurance claims	—	—	250

Net cash used in investing activities	(265,418)	(187,606)	(184,614)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	350,000	130,000	50,000
Proceeds from draw on revolver credit facility	—	7,000	—
Repayments of long-term debt	(125,000)	—	—
Repayments of senior notes	—	(125,000)	—
Repayments of term loan	(50,000)	(18,000)	(21,000)
Repayments of revolver	—	—	(25,000)
Payments of debt issuance costs	(11,172)	(4,859)	(504)
Payments of debt extinguishment costs	—	(555)	—
Proceeds from stock options exercised	—	—	183
Excess tax benefit (expense) from stock-based compensation	896	(662)	1,488

Net cash provided by (used in) financing activities	164,724	(12,076)	5,167

Net increase (decrease) in cash and cash equivalents	60,803	(9,983)	46,438
Cash and cash equivalents at beginning of year	87,886	97,869	51,431

Cash and cash equivalents at end of year	148,689	87,886	97,869

Supplemental cash flow information:
Interest paid	42,236	37,405	32,785
Income taxes paid	17,036	40,234	21,742

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars and Shares in Thousands)

	Shares	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Controlling Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
Balances, December 31, 2010	116,369	$19,397	$630,409	$(61,493)	—	$588,313	(247)	$588,066
Activity in employees’ stock plans	692	111	(343)	—	—	(232)	—	(232)
Excess tax benefit from stock based compensation	—	$—	$988	$—	—	$988	—	$988
Amortization of restricted stock plan compensation	—	—	5,988	—	—	5,988	—	5,988
Comprehensive Income:
Net income	—	—	—	(50,451)	—	(50,451)	(194)	(50,645)
Other, net			—	—	—	—	(115)	(115)

Balances, December 31, 2011	117,061	$19,508	$637,042	$(111,944)	$—	$544,606	$(556)	$544,050
Activity in employees’ stock plans	1,907	310	2,620	—	—	2,930	—	2,930
Excess tax deficit from stock options exercised	—	—	(662)	—	—	(662)	—	(662)
Amortization of restricted stock plan compensation	—	—	7,217	—	—	7,217	—	7,217
Comprehensive Income:
Net income	—	—	—	37,313	—	37,313	(215)	37,098

Balances, December 31, 2012	118,968	$19,818	$646,217	$(74,631)	$—	$591,404	$(771)	$590,633
Activity in employees’ stock plans	1,523	257	805	—	—	1,062	—	1,062
Excess tax benefit from stock options exercised	—	—	896	—	—	896	—	896
Amortization of restricted stock plan compensation	—	—	9,431	—	—	9,431	—	9,431
Fair value of acquired noncontrolling interest	—	—	—	—	—	—	2,680	2,680
Distributions to noncontrolling interest	—	—	—	—	—	—	(265)	(265)
Comprehensive Income:
Net income	—	—	—	27,015	—	27,015	164	27,179
Other comprehensive income (loss)	—	—	—	—	1,888	1,888	(362)	1,526

Balances, December 31, 2013	120,491	$20,075	$657,349	$(47,616)	$1,888	$631,696	$1,446	$633,142

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

Nature of Operations — Parker Drilling, together with its subsidiaries, is an international provider of contract drilling and drilling-related services and rental tools. We have operated in over 50 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world. We currently have operations in 24 countries, 10 of which we entered through our acquisition in 2013 of International Tubular Services Limited and certain of its affiliates (collectively, ITS) and other related assets (the ITS Acquisition). We own and operate drilling rigs and drilling-related equipment and also perform drilling-related services, referred to as Operations & Maintenance (O&M) work, for customer-owned drilling rigs on a contracted basis. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. Our rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. We have significant knowledge of the equipment needs of drilling operators and the logistical and product quality requirements of an effective rental tools supplier. We believe we are among the industry leaders in quality, health, safety and environmental practices.

Our business is currently comprised of five operating segments: Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling, and Technical Services. Our rental tools business provides premium rental tools for land and offshore oil and natural gas drilling and workover and production applications. Tools we provide include drill pipe, heavy-weight drill pipe, tubing, high-torque connections, BOPs, drill collars, casing running systems, tools for fishing services and more. Our U.S. barge drilling business operates barge rigs that drill for oil and natural gas in the shallow waters in and along the inland waterways and coasts of Louisiana, Alabama, and Texas. Our U.S. drilling business primarily consists of two new-design arctic-class drilling rigs in Alaska intended to address the challenges presented by the remote location, harsh climate and sensitive environment that characterize the Alaskan North Slope in addition to O&M work in support of ExxonMobil’s Santa Ynez Unit offshore platform operations located in the Channel Islands region of California. Our international drilling business includes operations related to Parker-owned and customer-owned rigs. Operations related to customer rigs includes operations and maintenance and other project management services, such as labor, maintenance, and logistics for operators who own their own drilling rigs, but choose Parker Drilling to operate the rigs for them. Our Technical services business includes engineering and related project services during Front End Engineering Design (FEED), pre-FEED and concept development phases of customer-owned drilling facility projects. During the EPCI phase we focus primarily on drilling systems engineering, procurement, commissioning and installation and we typically provide customer support during construction.

At December 31, 2013, our marketable rig fleet consisted of 13 barge drilling rigs and 23 land rigs located in the United States, Latin America and the EMEA regions.

Consolidation — The consolidated financial statements include the accounts of the Company and subsidiaries in which we exercise control or have a controlling financial interest, including entities, if any, in which the Company is allocated a majority of the entity’s losses or returns, regardless of ownership percentage. If a subsidiary of Parker Drilling has a 50 percent interest in an entity but Parker Drilling’s interest in the subsidiary or the entity does not meet the consolidation criteria described above, then that interest is accounted for under the equity method.

Noncontrolling Interest — We apply accounting standards related to noncontrolling interests for ownership interests in our subsidiaries held by parties other than Parker Drilling. The entities that comprise the noncontrolling interest include Parker SMNG Drilling Limited Liability Company and Primorsky Drill Rig Services B.V. We report noncontrolling interest as equity on the consolidated balance sheets and report net income (loss) attributable to controlling interest and to noncontrolling interest separately on the consolidated statements of operations.

Reclassifications — Certain reclassifications have been made to prior period amounts to conform with the current period presentation. These reclassifications did not materially affect our consolidated financial results.

Revenue Recognition — Contract drilling revenues and expenses, comprised of daywork drilling contracts, call-outs against MSAs and engineering and related project service contracts, are recognized as services are performed and collection is reasonably assured. For certain contracts, we receive payments contractually designated for the mobilization of rigs and other drilling equipment. Mobilization payments received, and direct costs incurred for the mobilization, are deferred and recognized over the term of the related drilling contract; however, costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. Reimbursements received for out-of-pocket expenses are recorded as both revenues and direct costs. For contracts that are terminated prior to the specified term, early termination payments received by us are recognized as revenues when all contractual requirements are met. Revenues from rental activities are recognized ratably over the rental term which is generally less than six months. Construction contract revenues and costs are recognized on a percentage of completion basis utilizing the cost-to-cost method.

During 2013 the Company entered into a FEED contract including long-lead equipment procurement services accounted for under the milestone method of revenue recognition. Milestone payments are based on achievement of specified procurement coordination and delivery events in regards to our customer’s newly manufactured drilling rig. The quantity of specific long-lead items to be procured is spelled out in the contract and the payment terms are identified with each piece of equipment as well as each specific milestone. Management concluded that each of these payments, constitute substantive milestones. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, and (vi) the milestone payments relate solely to past performance.

Reimbursable Costs — The Company recognizes reimbursements received for out-of-pocket expenses incurred as revenues and accounts for out-of-pocket expenses as direct operating costs. Such amounts totaled $69.7 million, $44.9 million, and $64.2 million during the years ended December 31, 2013, 2012, and 2011, respectively. Additionally, the Company typically receives a nominal handling fee, which is recognized as earned in revenues in our consolidated statement of operations.

Use of Estimates — The preparation of financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the financial statements, and our revenue and expenses during the periods reported. Estimates are typically used when accounting for certain significant items such as legal or contractual liability accruals, mobilization and deferred mobilization, revenue and cost accounting for projects that follow the percentage of completion method, self-insured medical/dental plans, and other items requiring the use of estimates. Estimates are based on a number of variables which may include third party valuations, historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ from management estimates.

Purchase price allocation — We allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values at the transaction date. Transaction and integration costs associated with an acquisition are expensed as incurred. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. We use all available information to estimate fair values, including quoted market prices, the carrying value of acquired assets, and widely accepted valuation techniques such as discounted cash flows. We typically engage third-party appraisal firms to assist in fair value determination of inventories, identifiable intangible assets, and any other significant assets or liabilities. Judgments are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, which can materially impact our results of operations.

Intangible Assets — We recorded $10.0 million and $0.2 million, upon the ITS Acquisition, to recognize the fair values of definite and indefinite lived intangible assets, respectively. Preliminary estimates of fair value of identifiable assets acquired and liabilities assumed in the ITS Acquisition were based on management’s estimates, judgments and assumptions and are subject to change upon final valuation. As of December 31, 2013, the fair value estimate of the definite lived and indefinite lived intangibles have been adjusted to $8.5 million and zero, respectively. Definite lived intangible assets recorded in connection with the ITS Acquisition primarily relate to trade names, customer relationships, and developed technology and will be amortized over a weighted average period of approximately 3 years. See Note 2 — Acquisition of ITS for further discussion of the ITS Acquisition and preliminary fair value estimates.

Cash and Cash Equivalents — For purposes of the consolidated balance sheets and the consolidated statements of cash flows, the Company considers cash equivalents to be highly liquid debt instruments that have a remaining maturity of three months or less at the date of purchase.

Accounts Receivable and Allowance for Doubtful Accounts — Trade accounts receivable are recorded at the invoice amount and typically do not bear interest. The allowance for doubtful accounts is estimated for losses that may occur resulting from disputed amounts and the inability of our customers to pay amounts owed. We estimate the allowance based on historical write-off experience and information about specific customers. We review individually, for collectability, all balances over 90 days past due as well as balances due from any customer with respect to which we have information leading us to believe that a risk exist for potential collection.

Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to customers.

	December 31,
	2013	2012
	(Dollars in Thousands)
Trade	$270,498	$176,082
Notes receivable	244	650
Allowance for doubtful accounts(1)	(12,853)	(8,117)

Total accounts and notes receivable, net of allowance for bad debt	$257,889	$168,615

(1)	Additional information on the allowance for doubtful accounts for the years ended December 31, 2013, 2012 and 2011 is reported on Schedule II — Valuation and Qualifying Accounts.

Property, Plant and Equipment — Property, plant and equipment is carried at cost. Maintenance and repair costs are expensed as incurred. The cost of upgrades and replacements is capitalized. The Company capitalizes software developed or obtained for internal use. Accordingly, the cost of third-party software, as well as the cost of third-party and internal personnel that are directly involved in application development activities, are capitalized during the application development phase of new software systems projects. Costs during the preliminary project stage and post-implementation stage of new software systems projects, including data conversion and training costs, are expensed as incurred. We account for depreciation of property, plant and equipment on the straight line method over the estimated useful lives of the assets after provision for salvage value. Depreciation, for tax purposes, utilizes several methods of accelerated depreciation. Depreciable lives for different categories of property, plant and equipment are as follows:

Land drilling equipment	3 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools and other	4 to 10 years
Buildings and improvements	5 to 30 years

Impairment — We review the carrying amounts of long-lived assets for potential impairment annually, typically during the fourth quarter, or when events occur or circumstances change that indicate the carrying value of such assets may not be recoverable. We determine recoverability by evaluating the undiscounted estimated future net cash flows. When impairment is indicated, we measure the impairment as the amount by which the assets’ carrying value exceeds its fair value. Management considers a number of factors such as estimated future cash flows from the assets, appraisals and current market value analysis in determining fair value. Assets are written down to fair value if the final estimate of current fair value is below the net carrying value.

Capitalized Interest — Interest from external borrowings is capitalized on major projects until the assets are ready for their intended use. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets. Capitalized interest costs reduce net interest expense in the consolidated statements of operations. During 2013, 2012 and 2011, capitalized interest costs were $2.4 million, $10.2 million and $19.3 million, respectively.

Assets held for sale — We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.

Rig Materials and Supplies — Because our international drilling generally occurs in remote locations, making timely outside delivery of spare parts uncertain, a complement of parts and supplies is maintained either at the drilling site or in warehouses close to the operation. During periods of high rig utilization, these parts are generally consumed and replenished within a one-year period. During a period of lower rig utilization in a particular location, the parts, like the related idle rigs, are generally not transferred to other international locations until new contracts are obtained because of the significant transportation costs that would result from such transfers. We classify those parts which are not expected to be utilized in the following year as long-term assets. Additionally, our international rental tools business holds machine shop consumables and steel stock for manufacture in our machine shops and inspection and repair shops. Rig materials and supplies are valued at the lower of cost or market value.

Deferred Costs — We defer costs related to rig mobilization and amortize such costs over the term of the related contract. The costs to be amortized within twelve months are classified as current.

Debt Issuance Costs — We typically defer costs associated with issuance of indebtedness, and amortize those costs over the term of the related debt using the effective interest method.

Income Taxes — Income taxes are accounted for under the asset and liability method and have been provided based upon tax laws and rates in effect in the countries in which operations are conducted and income is earned. There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes as the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits, and other benefits. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled and the effect of changes in tax rates is recognized in income in the period in which the change is enacted. Accordingly, the impact of the Mexican tax reform, which was enacted October 31, 2013, has been recognized in 2013. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized and changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Earnings (Loss) Per Share (EPS) — Basic earnings (loss) per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. The effects of dilutive securities, stock options, unvested restricted stock and convertible debt are included in the diluted EPS calculation, when applicable.

Concentrations of Credit Risk — Financial instruments, that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of national and international oil and natural gas companies. We generally do not require collateral on our trade receivables.

At December 31, 2013 and 2012, we had deposits in domestic banks in excess of federally insured limits of approximately $104.3 million and $12.2 million, respectively. The increase is primarily because as of January 1, 2013, all regular checking account deposits are only guaranteed up to $250,000 at each institution while prior to January 1, 2013, all regular checking account deposits were guaranteed, except investments. In addition, we had deposits in foreign banks, which were not insured at December 31, 2013 and 2012 of $50.1 million and $34.5 million, respectively.

Our customer base primarily consists of major, independent and national oil and natural gas companies and integrated service providers. We depend on a limited number of significant customers. Our largest customer, Exxon Neftegas Limited constituted 15.6 percent of our revenues for 2013.

Fair value measurements — For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation technique requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets (Level 1), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (Level 2) and (3) unobservable inputs that require significant judgment for which there is little or no market data (Level 3). When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Derivative Financial Instruments — We periodically use derivative instruments to manage risks associated with changes in associated interest rate fluctuations in connection with our Secured Credit Agreement (see Note 9, Derivative Financial Instruments). These derivative instruments, which consist of variable-to-fixed interest rate swaps, are not designated as hedges. Accordingly, the change in the fair value of the interest rate swaps is recognized in earnings at each reporting period.

Foreign Currency — In our international rental tool business, for certain subsidiaries and branches outside the U.S., the local currency is the functional currency. The financial statements of these subsidiaries and branches are translated into U.S. dollars as follows: (i) assets and liabilities at month-end exchange rates; (ii) income, expenses and cash flows at monthly average exchange rates or exchange rates in effect on the date of the transaction; and (iii) stockholders’ equity at historical exchange rates. For those subsidiaries where the local currency is the functional currency, the resulting translation adjustment is recorded as a component of accumulated other elements of comprehensive income (loss) in the accompanying consolidated balance sheets.

Stock-Based Compensation — Under our long term incentive plans, we grant restricted stock awards (RSA), restricted stock units (RSU) and performance-based award units (PAU). Our RSUs and RSAs are service-based awards and compensation expense is recognized ratably over the applicable vesting period, which is typically three years. The grant-date fair value of nonvested RSAs and RSUs is determined based on the closing trading price of the company’s shares on the grant date. Our RSAs and RSUs are settled in stock upon vesting.

Share-based compensation expense is recognized, net of an estimated forfeiture rate, which is based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures. Our PAU awards contain market conditions which are based on our performance against our peers with regard to relative total shareholder return (TSR) and absolute and relative return on capital employed (ROCE). The effect of the market condition is reflected in the grant-date fair value of the award using a lattice model for valuation. PAUs can be settled in cash or stock, or a combination of cash and stock. We evaluate the terms of each PAU award to determine if the award should be accounted for as equity or a liability under the stock compensation rules of U.S. GAAP. Compensation costs for PAUs is recognized ratably over the service period.

We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees. Tax deduction benefits for awards in excess of recognized compensation costs are reported as a financing cash flow.

Note 2 — Acquisition of ITS

On April 22, 2013 we acquired International Tubular Services Limited and certain of its affiliates (collectively, ITS) and other related assets (the ITS Acquisition) for an initial purchase price of $101.0 million paid at the closing of the ITS Acquisition. An additional $24.0 million was deposited into an escrow account, which will either be paid to the seller or to us, as the case may be, in accordance with the Agreement. As of December 31, 2013 $5.0 million of escrow funds has been released to the seller. The ITS Acquisition closed simultaneously with the execution of the agreement on April 22, 2013.

Fair value of Consideration Transferred

The following details the fair value of the consideration transferred to effect the ITS Acquisition (dollars in thousands).

Cash paid to, or on behalf of, ITS and its equity holders	$101,000
Cash deposited in escrow	19,000
Fair value of contingent consideration deposited in escrow for assets not acquired(1)	5,000

Total fair value of the consideration transferred	$125,000

(1)	Based on the terms of the acquisition agreement, $5.0 million of the $24.0 million in escrow to be paid to the seller is contingent upon certain future liabilities that could become due by ITS in certain jurisdictions. Any payments in relation to these liabilities will be deducted from the $5.0 million escrow amount and the net balance of the escrow will be paid to the seller. We estimate that the entire $5.0 million in escrow will be paid to the seller, and therefore, the estimated fair value of the consideration in escrow related to these liabilities is $5.0 million. We do not expect to receive any amount back from escrow, and therefore did not record a receivable from the escrow. Any changes to the fair value of the contingent consideration in the future of less than $5.0 million will result in recording a receivable from escrow. The receivable will be recorded at fair value. As of December 31, 2013, the fair value of the receivable is $0.0 million.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Preliminary estimates of fair value of identifiable assets acquired and liabilities assumed in the ITS Acquisition were based on management’s estimates, judgments and assumptions and are subject to change upon final valuation. As of December 31, 2013, the fair value estimate of certain identifiable assets acquired and liabilities assumed has been adjusted. These estimates, judgments and assumptions are subject to change upon final valuation and should be treated as preliminary values. Management estimated that the fair value of the net assets acquired less noncontrolling interest equals consideration paid. Therefore, there was no goodwill recorded.

The final allocation of consideration will include changes in (1) amounts deposited in escrow, (2) estimated fair values of property and equipment, (3) allocations to intangible assets and liabilities, (4) changes in contingent consideration, and (5) other assets and liabilities. These amounts will be finalized as soon as possible, but no later than one year from the acquisition date.

April 22, 2013
(In thousands)
Cash and cash equivalents	$7,009
Accounts and notes receivable, net(1)	50,043
Other current assets	1,803
Accounts payable and accrued liabilities	(39,156)
Accrued income taxes	(1,251)

Working capital excluding rig materials and supplies	18,448
Rig materials and supplies	11,514
Property, plant and equipment, net(2)	73,863
Investment in joint venture	4,134
Other noncurrent assets	2,818

Total tangible assets	110,777
Deferred income tax assets — current	222
Deferred income tax assets — noncurrent(3)	11,249
Intangible assets(4)	8,500

Total assets acquired	130,748
Other long-term liabilities	(211)
Long-term deferred tax liability	(2,856)

Net assets acquired	127,681
Less: Noncontrolling interest(5)	(2,681)

Total consideration transferred	$125,000

(1)	Gross contractual amounts receivable totaled $55.9 million as of the acquisition date.
(2)	We recorded an adjustment of $40.2 million to reduce the historical carrying value of the acquired property, plant and equipment to its estimated fair value.
(3)	In connection with the ITS Acquisition, we recorded a $5.0 million adjustment to increase deferred income tax assets primarily related to the differences between acquisition date estimated fair value and tax basis of acquired property, plant and equipment.
(4)	We recorded $8.5 million to reflect the estimated fair value of definite lived intangible assets recognized in connection with the ITS Acquisition. Our depreciation and amortization expense will reflect this valuation adjustment as the definite lived intangible assets are amortized in future periods. Definite lived intangible assets recorded in connection with the ITS Acquisition, which primarily relate to trade names, customer relationships, and developed technology will be amortized over a weighted average period of approximately 3.4 years.
(5)	We recorded an adjustment of $1.0 million to write-down the noncontrolling interest to its estimated fair value. The estimated fair value of the noncontrolling interest was calculated as a percentage of the net assets acquired related to certain subsidiaries in which ITS holds less than a 100 percent controlling interest. The fair value of the net assets of these subsidiaries was primarily based on the income approach valuation model.

Acquisition Related Costs

Acquisition-related transaction costs consisted of various advisory, compliance, legal, accounting, valuation and other professional or consulting fees totaled approximately $22.5 million for the year ended December 31, 2013. The costs were expensed as incurred and are included in general and administrative expense in our consolidated statement of operations. Debt issuance costs of $5.4 million associated with our $125 million term loan, fully funded by Goldman Sachs Bank USA as Sole Lead Arranger and Administrative Agent (the Goldman Term Loan) issued on April 18, 2013 were initially deferred to be amortized to interest expense over the life of the term loan. However, the Goldman Term Loan was repaid on July 30, 2013 with net proceeds from the issuance of $225.0 million aggregate principal amount of 7.50% Senior Notes due August 1, 2020 (7.50% Notes) (see Note 8 — Long-Term Debt, for further discussion) and the unamortized deferred costs of $5.2 million were expensed during the 2013 third quarter.

Supplemental Pro forma Results

ITS’ results of operations have been included in our financial statements for periods subsequent to April 22, 2013, the effective date of the ITS Acquisition. ITS contributed revenues of $88.0 million and net income of approximately $10.0 million to Parker Drilling for the period from the closing of the ITS Acquisition through December 31, 2013.

The following unaudited supplemental pro forma results present consolidated information for the years ended December 31, 2013 and 2012 as if the ITS Acquisition had been completed on January 1, 2012. The pro forma results have been calculated after applying our accounting policies and include, among others, (i) the amortization associated with the fair value of the acquired intangible assets, (ii) interest expense associated with the Goldman Term Loan and (iii) the impact of certain fair value adjustments such as a decrease in depreciation expense related to the write-down in property, plant and equipment. The pro forma results do not include any potential synergies, non-recurring charges which result directly from the ITS Acquisition, cost savings or other expected benefits of the ITS Acquisition. The pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place at the beginning of the period presented and should not be taken as representative of our future consolidated results of operations. We have not concluded our integration work. Accordingly, this pro forma information does not include all costs related to the integration nor the benefits we expect to realize from operating synergies.

	Year ended December 31,
	(unaudited)
	2013	2012
	(Dollars in thousands, except per share data)
Revenue	$914,992	$794,640
Net income	$45,785	$(14,117)
Net income attributable to Parker Drilling	$45,391	$(13,981)
Earnings per share — basic	$0.38	$(0.12)
Earnings per share — diluted	$0.37	$(0.12)
Basic number of shares	119,284,468	117,721,135
Diluted number of shares	121,224,550	119,093,590

Note 3 — Accumulated Other Comprehensive Income

Accumulated other comprehensive loss consisted of the following:

Foreign Currency Items
(in thousands)
December 31, 2012	$—

Current period other comprehensive income	1,888

December 31, 2013	$1,888

No amounts were reclassified out of accumulated other comprehensive income for the year ended December 31, 2013.

Note 4 — Asset Impairment

Asset Impairment

During the fourth quarter of 2011, we evaluated the present value of the future cash flows related to our arctic-class drilling rigs in accordance with the U.S. GAAP guidance for impairment or disposal of long-lived assets. The evaluation was performed as a result of the delay in completion of the rigs to modify the rigs to meet their design and functional requirements and an increase in the cost of the rigs. The need for the modifications was determined as a result of comprehensive safety, technical and operational reviews during commissioning activities of these prototype drilling rigs. The modification work extended the commissioning activities and increased the rigs’ total costs. At the time of the impairment evaluation, the two rigs’ cost at completion was estimated to be $385 million, which included capitalized interest estimates of approximately $50.7 million. This cost exceeded the estimated fair value of the rigs based on their projected cash flows. Based on this evaluation, the Company determined that the long-lived assets with a carrying amount of $339.5 million as of December 31, 2011, were no longer recoverable and were in fact impaired and recorded a charge in the 2011 fourth quarter of $170.0 million ($109.1 million, net of taxes) to reflect their estimated fair value of $169.5 million. Fair value was based on expected future cash flows using Level 3 inputs under the fair value measurement requirements. The cash flows are those expected to be generated by our assets, discounted at the 10 percent rate of interest. In December 2012 we commenced drilling operations with the first arctic-class drilling rig. The second rig completed client acceptance testing and began drilling in February 2013. The rigs are reported as part of the U.S. Drilling segment.

Provision for Reduction in Carrying Value of an Asset

During the 2013 fourth quarter, for two rigs previously reported as assets held for sale as of December 31, 2012, management concluded that facts and circumstances no longer support the expectation that a sale would be consummated within a reasonable time period. As a result, we reclassified these assets back to assets held and used in accordance with generally accepted accounting principles. Concurrently, we performed an impairment analysis of the two rigs and determined the fair value was less than the carrying amount before the assets were classified as held for sale, adjusted for any depreciation expense that would have been recognized had the assets been continuously classified as held and used. Therefore, during the 2013 fourth quarter we recorded a non-cash charge of $1.9 million to reflect the rigs current estimated fair value. Additionally, during the 2013 fourth quarter a sales agreement was terminated for three additional rigs which were previously expected to be sold prior to December 31, 2013. Upon termination of the sales agreement we performed a fair value analysis of the rigs and concluded for one rig, the carrying value of the rig exceeded fair value. Therefore, during the 2013 fourth quarter we recorded a non-cash charge of $0.6 million. Fair value was based on expected future cash flows using Level 3 inputs in accordance with fair value measurement requirements. The two rigs are reported as part of the International Drilling segment.

In 2011, we recognized a charge of $1.4 million related to a final settlement of a bankruptcy proceeding.

Note 5 — Disposition of Assets

During the 2013 fourth quarter, we sold two rigs located in New Zealand, including rig related inventory, property and leasehold improvements. The assets had a carrying value at the time of sale of $2.3 million and were sold for proceeds of $3.2 million resulting in a gain of approximately $0.9 million. The assets were part of our international drilling rig fleet. During the 2013 fourth quarter we also completed the sale of a building located in Tulsa, OK. As a result of the completed sale, we recognized proceeds of $0.8 million and $0.1 million gain on the sale. Additionally, during the 2013 third quarter we sold a barge rig located in Mexico with carrying value at the time of sale of $0.3 million for proceeds of $0.5 million, resulting in a $0.2 million gain. The barge rig was part of our Latin America rig fleet and has historically been included in the international drilling segment.

In December 2012, we sold a 33 year old posted barge drilling rig for proceeds of $0.2 million, resulting in a $0.5 million loss. There were no individually significant asset dispositions in 2011.

In addition, during the normal course of operations, we periodically sell equipment deemed to be excess, obsolete, or not currently required for operations.

Note 6 — Assets Held for Sale

We had no assets classified as assets held for sale as of December 31, 2013. During 2013, for five rigs previously reported as assets held for sale, management concluded that facts and circumstances no longer support the expectation that a sale would be consummated within a reasonable time period. During the 2013 second quarter, we reclassified three rigs from assets held for sale to assets held and used and inventory. We initially classified the three rigs as assets held for sale as of December 31, 2010. We performed an analysis of the fair value of the three rigs and determined the rigs’ carrying amount was less than fair value; therefore, the rigs were reclassified at their carrying amount at the time the assets were classified as held for sale, adjusted for depreciation expense that would have been recognized had the assets been continuously classified as held and used. The amount of additional depreciation recorded during the 2013 second quarter to place the assets in held and used categorization was $0.7 million.

Additionally, during the 2013 fourth quarter we reclassified two rigs from assets held for sale to assets held and used and inventory. We initially classified these rigs as held for sale as of September 30, 2012. We performed an analysis of the fair value of the two rigs and determined the fair value was less than the carrying amount before the assets were classified as held for sale, adjusted for any depreciation expense that would have been recognized had the assets been continuously classified as held and used. Therefore, during the 2013 fourth quarter we recorded a non-cash charge of $1.9 million to reflect the rigs current estimated fair value.

We have adjusted the Assets held for sale, Inventory, and Property, plant and equipment balances for the year ended December 31, 2012 from what was reported in our December 31, 2012 Form 10-K, to reflect the reclassification of these assets.

Note 7 — Income Taxes

Income (loss) before income taxes is summarized below:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in Thousands)
United States	$32,136	$52,422	$(61,434)
Foreign	20,651	18,555	(3,978)

	$52,787	$70,977	$(65,412)

Income tax expense (benefit) is summarized as follows:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in Thousands)
Current:
United States:
Federal	$(3,658)	$7,791	$17,168
State	1,968	733	1,264
Foreign	14,599	9,518	15,176
Deferred:
United States:
Federal	10,720	15,612	(46,694)
State	2,820	4,296	1,864
Foreign	(841)	(4,071)	(3,545)

	$25,608	$33,879	$(14,767)

Total income tax expense differs from the amount computed by multiplying income before income taxes by the U.S. federal income tax statutory rate. The reasons for this difference are as follows:

	Year Ended December 31,
	2013		2012		2011
	(Dollars in thousands)
	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income
Computed Expected Tax Expense	$18,476	35%	$24,842	35%	$(22,894)	35%
Foreign Taxes	12,470	24%	13,171	19%	11,752	(17)%
Tax Effect Different From Statutory Rates	(8,920)	(17)%	(8,080)	(11)%	(1,571)	2%
State Taxes, net of federal benefit	4,099	8%	4,757	7%	2,689	(4)%
Foreign Tax Credits	(1,484)	(3)%	(1,867)	(3)%	(14,595)	22%
Kazakhstan Tax Settlement	—	—%	—	—%	(536)	1%
Change in Valuation Allowance	1,975	4%	(1,662)	(2)%	2,542	(4)%
Uncertain Tax Positions	2,472	5%	(6,642)	(9)%	3,647	(6)%
Permanent Differences	4,005	7%	5,477	8%	6,356	(10)%
Prior Year Return to Provision Adjustments	(6,268)	(12)%	4,057	5%	4,156	(6)%
Other	(1,217)	(2)%	(174)	(1)%	(829)	1%
Unremitted Foreign Earnings-Current Year Adjustment	—	—%	—	—%	(5,484)	8%

Actual Tax Expense	$25,608	49%	$33,879	48%	$(14,767)	22%

The balances for the years ended December 31, 2012 and 2011 have been adjusted to reflect reclassifications of $1.3 million and $5.6 million, respectively, between foreign taxes and, primarily, prior year return to provision adjustments and amendments and other. Management concluded based on the facts and circumstances during 2013 the adjustments are closely related to items included in foreign taxes.

The components of the Company’s deferred tax assets and liabilities as of December 31, 2013 and 2012 are shown below:

	December 31,
	2013	2012
	(Dollars in Thousands)
Deferred tax assets
Current deferred tax assets:
Reserves established against realization of certain assets	$1,504	$1,634
Accruals not currently deductible for tax purposes	7,223	6,747
Other state deferred tax asset, net	990	361
Foreign Local Office	223	—

Gross current deferred tax assets	9,940	8,742
Current deferred tax valuation allowance	—	—

Net current deferred tax assets	9,940	8,742

Non-current deferred tax assets:
Federal net operating loss carryforwards	—	—
State net operating loss carryforwards	864	3,095
Other state deferred tax asset, net	1,909	914
Foreign Tax Credits	27,462	25,977
FIN 48	8,317	8,015
Foreign tax	18,499	5,838
Asset Impairment	48,743	56,190
Accruals not currently deductible for tax purposes	1,017	—
Deferred compensation	2,436	—
Other	—	71

Gross long-term deferred tax assets	109,247	100,100

Valuation Allowance	(6,827)	(4,805)

Net non-current deferred tax assets, net of valuation allowance	102,420	95,295

Net deferred tax assets	112,360	104,037

Deferred tax liabilities:
Non-current deferred tax liabilities:
Property, Plant and equipment	(32,505)	(19,139)
Accruals	—	(1,066)
Foreign tax local	(1,440)	—
Deferred Compensation	—	2,001
Other state deferred tax liability, net	(4,819)	(2,643)
Other	(3)	—

Gross non-current deferred tax liabilities	(38,767)	(20,847)

Net deferred tax asset	$73,593	$83,190

As part of the process of preparing the consolidated financial statements, the Company is required to determine its provision for income taxes. This process involves estimating the annual effective tax rate and the nature and measurements of temporary and permanent differences resulting from differing treatment of items for tax and accounting purposes. These differences and the operating loss and tax credit carryforwards result in deferred tax assets and liabilities. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of appropriate character in each taxing jurisdiction during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. To the extent the Company believes that it does not meet the test that recovery is more likely than not, it establishes a valuation allowance. To the extent that the Company establishes a valuation allowance or changes this allowance in a period, it adjusts the tax provision or tax benefit in the consolidated statement of operations. We use our judgment in determining provisions or benefits for income taxes, and any valuation allowance recorded against previously established deferred tax assets. Based upon the factors considered by management in assessing the realizability of the deferred tax assets, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

On September 13, 2013, the U.S. Treasury Department and the Internal Revenue Service issued final regulations that address costs incurred in acquiring, producing, or improving tangible property (the “tangible property regulations”). The tangible property regulations are generally effective for tax years beginning on or after January 1, 2014. The tangible property regulations required the Company to make additional tax accounting method changes as of January 1, 2014; however, the impact of these changes has not been material to the Company’s consolidated financial position, its results of operations, or both.

The 2013 results include income tax benefits of $3.3 million related to the enacted Mexican tax reform as applied to the expected future utilization of deferred tax assets and liabilities and $20.9 million for depreciation and amortization relating to our arctic-class drilling rigs in Alaska. In addition, we increased our valuation allowance by $2.0 million primarily related to foreign net operating losses.

The 2012 results include income tax expenses of $1.7 million related to the effective settlement of our US Federal Internal Revenue Service examination for the 2006 through 2010 periods and $7.7 million for depreciation and amortization relating to our arctic-class drilling rigs in Alaska. In addition, we decreased our valuation allowance by $1.7 million primarily related to foreign NOLs.

The 2011 results include an income tax benefit of $60.9 million (federal and state combined) related to the $170.0 million non-cash pretax impairment charge relating to our arctic-class drilling rigs in Alaska. In addition, we increased our valuation allowance by $2.5 million primarily related to foreign NOLs.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In Thousands
Balance at January 1, 2013	$(10,030)
Additions based on tax positions taken during a prior period	(3,245)
Reductions related to settlement of tax matters	1,066
Reductions related to a lapse of applicable statute of limitations	—

Balance at December 31, 2013	$(12,209)

In many cases, our uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2013:

Colombia	2008-present
Kazakhstan	2007-present
Mexico	2008-present
Papua New Guinea	2010-present
Russia	2010-present
United States — Federal	2011-present
United Kingdom	2010-present

At December 31, 2013, we had a liability for unrecognized tax benefits of $12.2 million ($5.4 million of which, if recognized, would favorably impact our effective tax rate).

The Company recognized interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2013 and December 31, 2012 we had approximately $7.9 million and $7.0 million of accrued interest and penalties related to uncertain tax positions, respectively. We recognized an increase of $0.9 million of interest and no penalties on unrecognized tax benefits for the year ended December 31, 2013.

As of December 31, 2013, the Company has permanently reinvested accumulated undistributed earnings of foreign subsidiaries and, therefore, has not recorded a deferred tax liability related to subject earnings. Upon distribution of additional earnings in the form of dividends or otherwise, we would likely be subject to US income taxes and foreign withholding taxes. It is not practicable to determine precisely the amount of taxes that may be payable on the eventual remittance of these earnings because of the application of US foreign tax credits. While we currently claim foreign tax credits, we may not be in a credit position if and when future remittances of foreign earnings occur, or the limitation imposed by the Internal Revenue Code and regulations thereunder may not allow the credits to be utilized during the applicable carryback and carryforward periods.

Note 8 — Long-Term Debt

The following table illustrates the Company’s current debt portfolio as of December 31, 2013 and December 31, 2012:

	December 31,
	2013	2012
	(Dollars in Thousands)
7.50% Senior Notes, due August 2020	$225,000	$—
9.125% Senior Notes, due April 2018	428,781	429,205
Term Note — Effective interest rate of 3.21 percent at December 31, 2012	—	50,000

Total debt	653,781	479,205
Less current portion	25,000	10,000

Total long-term debt	$628,781	$469,205

As of December 31, 2013, we have no debt maturities prior to 2018. However, we have classified $25.0 million of 9.125% Senior Notes (9.125% Notes) due April 2018, as current debt as management intends to repay this debt prior to maturity. The aggregate maturities of long-term debt, including unamortized premiums of $3.8 million, for 2018 and thereafter is $628.8 million. Subsequent to December 31, 2013, we issued $360.0 million aggregate principal amount of 6.75% Senior Notes due 2022 (6.75% Notes). Net proceeds from the 6.75% Notes offering plus a $40.0 million draw on the Secured Credit Agreement and cash on hand, were utilized to redeem $416.2 million aggregate principal amount of our outstanding 9.125% Notes. After payment for the tendered notes, $8.8 million aggregate principal amount of our 9.125% Notes remains outstanding. At December 31, 2013 management had the ability and intent to refinance the 9.125% Notes. With the issuance of the 6.75% Notes and the $40.0 million borrowing on the Secured Credit Agreement, we refinanced $400.0 million of our long-term debt, which remains classified as long-term debt as of December 31, 2013. The remaining $25.0 million of 9.125% Notes is classified as current debt as management intends to repay this portion of the debt prior to maturity. See Note 21 — Subsequent Events, for further discussion.

7.50% Senior Notes, due August 2020

On July 30, 2013, we issued $225.0 million aggregate principal amount of 7.50% Notes pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the 7.50% Notes offering were primarily used to repay the $125.0 million aggregate principal amount of the Goldman Term Loan, to repay $45.0 million of Term Loan borrowings under our Secured Credit Agreement and for general corporate purposes.

The 7.50% Notes are general unsecured obligations of the Company and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 7.50% Notes are jointly and severally guaranteed by all of our subsidiaries that guarantee indebtedness under our Secured Credit Agreement Interest on the 7.50% Notes is payable on February 1 and August 1 of each year, beginning February 1, 2014. Debt issuance costs related to the 7.50% Notes were $5.3 million ($5.1 million, net of amortization as of December 31, 2013) and will be amortized over the term of the notes using the effective interest rate method.

At any time prior to August 1, 2016, we may redeem up to 35 percent of the aggregate principal amount of the 7.50% Notes at a redemption price of 107.50 percent of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings by us. On and after August 1, 2016, we may redeem all or a part of the 7.50% Notes upon appropriate notice, at a redemption price of 103.750 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning August 1, 2018. If we experience certain changes in control, we must offer to repurchase the 7.50% Notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Indenture restricts our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness; (v) create or incur liens; (vi) enter into sale and leaseback transactions; (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. Additionally, the Indenture contains certain restrictive covenants designating certain events as Events of Default. These covenants are subject to a number of important exceptions and qualifications.

9.125% Senior Notes, due April 2018

On March 22, 2010, we issued $300.0 million aggregate principal amount of 9.125% Notes pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the 9.125% Notes offering were primarily used to redeem the $225.0 million aggregate principal amount of our 9.625% Senior Notes due 2013 and to repay $42.0 million of borrowings under our Secured Credit Agreement.

On April 25, 2012, we issued an additional $125.0 million aggregate principal amount of 9.125% Notes under the same indenture at a price of 104.0 percent of par, resulting in gross proceeds of $130.0 million. Net proceeds from the offering were utilized to refinance $125.0 million aggregate principal amount of the 2.125% Convertible Notes due July 2012. We repurchased $122.9 million aggregate principal amount of the 2.125% Convertible Notes tendered pursuant to a tender offer on May 9, 2012 and paid off the remaining $2.1 million at their stated maturity on July 15, 2012.

The 9.125% Notes are general unsecured obligations of the Company and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 9.125% Notes are jointly and severally guaranteed by substantially all of our direct and indirect subsidiaries other than immaterial subsidiaries and subsidiaries generating revenues primarily outside the United States. Interest on the 9.125% Notes is payable on April 1 and October 1 of each year. Debt issuance costs related to the 9.125% Notes of approximately $11.6 million ($7.7 million, net of amortization) are being amortized over the term of the notes using the effective interest rate method.

On January 7, 2014, we commenced a tender and consent solicitation with respect to the 9.125% Notes. The tender offer price was $1,061.98, inclusive of a $30.00 consent payment, for each $1,000 principal amount of 9.125% Notes, plus accrued and unpaid interest. On January 22, 2014, we paid $453.7 million for the tendered 9.125% Notes, comprised of $416.2 million of aggregate principal amount of the 9.125% Notes, $25.8 million of tender and consent premiums and $11.7 million of accrued interest. After payment for the tendered 9.125% Notes, $8.8 million aggregate principal amount of our 9.125% Notes remains outstanding.

At any time after to April 1, 2014, we may redeem all or a part of the 9.125% Notes upon appropriate notice, at a redemption price of 104.563 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning April 1, 2016. If we experience certain changes in control, we must offer to repurchase the 9.125% Notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

On January 24, 2014, the Indenture was amended to remove most of the restrictions on our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness; (v) create or incur liens; (vi) enter into sale and leaseback transactions; (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. The Indenture also was amended to remove certain restrictive covenants designating certain events as Events of Default. Additionally, the remaining restrictive covenants are subject to a number of important exceptions and qualifications.

Goldman Term Loan

In connection with the ITS Acquisition described in Note 2, Acquisition of ITS, on April 18, 2013, we entered into the $125 million Goldman Term Loan. The Goldman Term Loan was repaid on July 30, 2013 with net proceeds from issuance of the 7.50% Notes. In connection with the repayment of the Goldman Term Loan we incurred debt extinguishment costs of $5.2 million.

2.125% Convertible Senior Notes, due July 2012

On July 5, 2007, we issued $125.0 million aggregate principal amount of 2.125% Convertible Notes. As noted above, on May 9, 2012, we repurchased $122.9 million aggregate principal amount of the 2.125% Convertible Notes pursuant to a tender offer. The tender offer price was $1,003.27 for each $1,000 principal amount of 2.125% Convertible Notes, plus accrued and unpaid interest. This repurchase resulted in the recording of debt extinguishment costs of $1.8 million related to the accelerated amortization of both the unamortized debt issuance costs and debt discount associated with the 2.125% Convertible Notes. The remaining $2.1 million aggregate principal amount of non-tendered 2.125% Convertible Notes was subsequently paid off at their stated maturity on July 15, 2012.

Amended and Restated Credit Agreement

On December 14, 2012, we entered into an Amended and Restated Credit Agreement (Secured Credit Agreement) consisting of a senior secured $80.0 million Revolver and senior secured term loan facility (Term Loan) of $50.0 million. The Secured Credit Agreement amended and restated the Prior Credit Agreement. We entered into the Secured Credit Agreement to extend its maturity from May 14, 2013 to December 14, 2017 and to decrease the range of Applicable Rates under our Revolver. The Secured Credit Agreement provides that, subject to certain conditions, including the approval of the Administrative Agent and the lenders’ acceptance (or additional lenders being joined as new lenders), the amount of the Term Loan or Revolver can be increased by an additional $50.0 million, so long as after giving effect to such increase, the Aggregate Commitments shall not be in excess of $180.0 million.

Our obligations under the Secured Credit Agreement are guaranteed by substantially all of our domestic subsidiaries, each of which has executed guaranty agreements; and are secured by first priority liens on our accounts receivable, specified barge rigs and rental equipment. The Secured Credit Agreement contains customary affirmative and negative covenants with which we were in compliance as of December 31, 2013 and December 31, 2012. The Secured Credit Agreement terminates on December 14, 2017.

On July 19, 2013, we entered into an amendment to our Secured Credit Agreement which, among other things, permits us or any of our subsidiaries (other than certain immaterial subsidiaries) to incur indebtedness pursuant to additional unsecured senior notes in an aggregate principal amount not to exceed $250.0 million at any one time outstanding; provided that any such notes shall (x) have a scheduled maturity occurring after the maturity date of our Secured Credit Agreement, (y) contain terms (including covenants and events of default) no more restrictive, taken as a whole, to us and our subsidiaries than those contained in our Secured Credit Agreement and (z) have no scheduled amortization, no sinking fund requirements and no maintenance financial covenants. In addition, pursuant to the amendment, and subject to the terms and conditions set forth in the Secured Credit Agreement, to the extent we repay the principal amount of Term Loans outstanding under our Secured Credit Agreement, until April 30, 2014 we may re-borrow, in the form of additional term loans, up to $45.0 million of the principal amount of such outstanding term loans we have repaid, provided that such $45.0 million borrowing amount will decrease by $2.5 million at the end of each quarter beginning September 30, 2013 and ending March 31, 2014, such that the borrowing availability on December 31, 2013 was $40.0 million and on April 30, 2014 would be $37.5 million.

Revolver

Our Revolver is available for general corporate purposes and to support letters of credit. Interest on Revolver loans accrues at a Base Rate plus an Applicable Rate or LIBOR plus an Applicable Rate. Under the Secured Credit Agreement, the Applicable Rate varies from a rate per annum ranging from 2.50 percent to 3.00 percent for LIBOR rate loans and 1.50 percent to 2.00 percent for base rate loans, determined by reference to the consolidated leverage ratio (as defined in the Secured Credit Agreement). Under the Prior Credit Agreement, the Applicable Rate varied from a rate per annum ranging from 2.75 percent to 3.25 percent for LIBOR rate loans and 1.75 percent to 2.25 percent for base rate loans. Revolving loans are available subject to a borrowing base calculation based on a percentage of eligible accounts receivable, certain specified barge drilling rigs and rental equipment of the Company and its subsidiary guarantors. There were no revolving loans outstanding at December 31, 2013 and December 31, 2012. Letters of credit outstanding as of December 31, 2013 and December 31, 2012 totaled $4.6 million and $4.5 million, respectively.

Term Loan

The Term Loan originated at $50.0 million on December 14, 2012 and requires quarterly principal payments of $2.5 million beginning March 31, 2013. Interest on the Term Loan accrues at a Base Rate plus 2.00 percent or LIBOR plus 3.00 percent. The Prior Credit Agreement required quarterly principal payments of $6.0 million, and interest accrued at a Base Rate plus 2.25 percent or LIBOR plus 3.25 percent. The were no borrowings on the Term Loan at December 31, 2013. The outstanding balance under the Term Loan as of December 31, 2012 was $50.0 million.

Note 9 — Derivative Financial Instruments

During the 2011 second quarter, we entered into two variable-to-fixed interest rate swap agreements as a strategy to manage the floating rate risk on the Term Loan borrowings under the Secured Credit Agreement. The two agreements fixed the interest rate on a notional amount of $73.0 million of borrowings at 3.878 percent for the period beginning June 27, 2011 and terminating May 14, 2013. The notional amount of the swap agreements decreased correspondingly with amortization of the Term Loan under the Prior Credit Agreement. We did not apply hedge accounting to the agreements and, accordingly, change in the fair value of the interest rate swaps were recognized in earnings. As of December 31, 2013 the swap agreements had expired and as of December 31, 2012, the fair value of the interest rate swap was a liability of $0.1 million and was recorded in accrued liabilities in our consolidated balance sheets. For the year ended December 31, 2013, we recognized in earnings a nominal gain relating to these contracts. For both years ended December 31, 2012 and December 31, 2011 we recognized a nominal loss, relating to these contracts.

Note 10 — Fair Value of Financial Instruments

Certain of our assets and liabilities are required to be measured at fair value on a recurring basis. For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.

The FASB fair value measurement and disclosure guidance requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows:

Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets

Level 2 — Direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities inactive markets or identical assets or liabilities in less active markets and

Level 3 — Unobservable inputs that require significant judgment for which there is little or no market data.

When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable. The amounts reported in our consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value. The carrying amount of our interest rate swap agreements represents the estimated fair value, measured using Level 2 inputs. As of December 31, 2013 the swap agreements had expired and as of December 31, 2012, the fair value of the interest rate swap was a liability of $0.1 million and was recorded in accrued liabilities in our consolidated balance sheets.

Fair value of our debt instruments is determined using Level 2 inputs. Fair values and related carrying values of our debt instruments are as follows:

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Long-term Debt
7.50% Notes	$225,000	$236,250	$—	$—
9.125% Notes	425,000	446,250	425,000	453,688

Total	$650,000	$682,500	$425,000	$453,688

As discussed in Note 4, in accordance with the impairment or disposal of long-lived assets guidance, during the fourth quarter of 2011, our arctic-class rigs with a carrying value as of December 31, 2011 of $339.5 million were written down to their estimated fair value of $169.5 million, resulting in a pretax non-cash charge of $170.0 million which is included in earnings for the period. The fair value was based on expected future cash flows using Level 3 inputs.

The assets acquired and liabilities assumed in the ITS Acquisition were recorded at fair value in accordance with U.S. GAAP. Acquisition date fair values represent either Level 2 fair value measurements (current assets and liabilities, property, plant and equipment) or Level 3 fair value measurements (intangible assets).

Market conditions could cause an instrument to be reclassified from Level 1 to Level 2, or Level 2 to Level 3. There were no transfers between levels of the fair value hierarchy or any changes in the valuation techniques used during the year ended December 31, 2013.

Note 11 — Common Stock and Stockholders’ Equity

Stock Plans — The Company’s employee and non-employee director stock plans are summarized as follows:

The 2010 Long-Term Incentive Plan, as amended and restated (the Plan) was approved by the stockholders at the Annual Meeting of Stockholders on May 8, 2013. The Plan authorizes the compensation committee or the board of directors to issue stock options, stock appreciation rights, RSAs, RSUs, PAUs and other types of awards in cash or stock to key employees, consultants, and directors. The maximum number of shares that may be delivered pursuant to the awards granted under the Amended and Restated 2010 Long Term Incentive Plan is 11,000,000 shares of common stock. As of December 31, 2013 there were 5,130,182 shares remaining available under the Plan.

For service-based awards and performance-based awards with graded vesting conditions, we recognize compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. For market-based awards that vest at the end of the service period, we recognize compensation expense on a straight-line basis through the end of the service period. Share-based awards generally vest over three years. Share-based compensation expense is recognized, net of an estimated forfeiture rate, which is based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures. The fair value of nonvested RSAs and RSUs is determined based on the closing trading price of the company’s shares on the grant date. Our RSAs and RSUs are settled in stock upon vesting. Our PAU awards can be settled in cash or stock, or a combination of cash and stock. We evaluate the terms of each PAU award to determine if the award should be accounted for as equity or a liability under the stock compensation rules of U.S. GAAP.

We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees. Tax deduction benefits for awards in excess of recognized compensation costs are reported as a financing cash flow.

On September 17, 2012, Gary Rich was elected as President, Chief Executive Officer and Director of the Company. As part of his employment agreement, he was granted 349,651 RSUs. Additionally, on May 9, 2013 Chris Weber was elected Senior Vice President and Chief Financial Officer of the Company. As part of his employment agreement, he was granted 261,438 RSUs. Both of these awards were granted outside of the Company’s 2010 Plan but are subject to substantially the same terms and conditions of other service-based RSUs granted by the Company to its executive officers.

Information regarding the Company’s Long-Term Incentive plans is summarized below:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2013	2,812,482	$5.15
Granted	2,602,973	4.77
Vested	(1,636,373)	5.00
Forfeited	(370,727)	5.02

Nonvested at December 31, 2013	3,408,355	$4.97

In 2013 and 2012, we issued 2,602,973 and 1,558,347, respectively, of restricted shares to selected key personnel. Total stock-based compensation expense recognized for the years ended December 31, 2013, 2012, and 2011 was $9.4 million, $7.2 million, and $5.9 million, respectively, all of which was related to nonvested stock. The total fair value of the shares vested during the years ended December 31, 2013, 2012, and 2011 was

$7.4 million, $5.2 million, and $6.9 million, respectively. The fair value of RSAs and RSUs is determined based on the closing trading price of the company’s shares on the grant date. The weighted-average grant-date fair value of shares granted during the years 2013, 2012, and 2011 was $4.77, $5.37, and $5.61, respectively. Stock-based compensation expense is included in our consolidated statements of operations in both “General and administration expense” and “Operating expenses.”

Nonvested RSUs at December 31, 2013 totaled 3,408,355 shares and total unrecognized compensation cost related to unamortized nonvested stock awards was $8.4 million as of December 31, 2013. The remaining unrecognized compensation cost related to non-vested stock awards will be amortized over a weighted-average vesting period of approximately 20.8 months.

During the years ended December 31, 2013 and 2012, we granted to certain of our officers and key employees a total of 18,000 and 38,429 PAUs under the Plan, respectively. Subsequent to the award of these PAUs, 13,358 and 3,955 units were forfeited during 2013 and 2012, respectively. Incentive grants included in this issuance were based on the attainment of pre-established performance goals. Each PAU has a nominal value of $100.00. Awards are dependent upon our total stockholder return and return on capital employed relative to a peer group of companies over a three-year performance period. A maximum of 200 percent of the number of PAUs granted may be earned if performance at the maximum level is achieved. Compensation expense recognized related to the PAUs for the years ended December 31, 2013, 2012, and 2011 was $1.8 million, $0.5 million, and $2.1 million, respectively.

As of December 31, 2013 and 2012, we had no stock options outstanding or exercisable and we had 668,897 and 1,709,963 shares held in treasury stock, respectively.

Note 12 — Reconciliation of Income and Number of Shares Used to Calculate Basic and Diluted Earnings per Share (EPS)

	For the Year Ended December 31, 2013
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS	$27,015,000	119,284,468	$0.23
Effect of dilutive securities:
Stock options and restricted stock		1,940,082	$(0.01)

Diluted EPS	$27,015,000	121,224,550	$0.22

	For the Year Ended December 31, 2012
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS	$37,313,000	117,721,135	$0.32
Effect of dilutive securities:
Stock options and restricted stock		1,372,455	$(0.01)

Diluted EPS:	$37,313,000	119,093,590	$0.31

	For the Year Ended December 31, 2011
	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Basic EPS	$(50,451,000)	116,081,590	$(0.43)
Effect of dilutive securities:
Stock options and restricted stock		—	$—

Diluted EPS:	$(50,451,000)	116,081,590	$(0.43)

For the years ended December 31, 2013 and 2012, weighted-average shares outstanding used in our computation of diluted EPS includes the dilutive effect of potential common shares. For the year ended December 31, 2011, all potential common shares have been excluded from the calculation of weighted-average shares outstanding used in our computation of diluted EPS as the company incurred a loss for that year, and therefore, inclusion of potential common shares in the calculation of diluted EPS would be anti-dilutive.

Note 13 — Employee Benefit Plan

The Company sponsors a defined contribution 401(k) plan (Plan) in which substantially all U.S. employees are eligible to participate. The Company matches 100 percent of each participant’s pre-tax contributions in an amount not exceeding 4 percent of the participant’s compensation and 50 percent of each participant’s pre-tax contributions in an amount not exceeding 2 percent of the participant’s compensation, up to the maximum amounts of contributions allowed by law. The costs of our matching contributions to the Plan were $3.6 million, $2.8 million and $2.4 million in 2013, 2012 and 2011, respectively. Employees become 100 percent vested in the employer match contributions immediately upon participation in the Plan. Coverage for office based employees begins on the date of hire. For rig-based and rental tools employees, coverage begins on the first of the month following completion of 30 calendar days of continuous full-time employment.

Note 14 — Reportable Segments

Our business is comprised of five segments: (1) Rental Tools, (2) U.S. Barge Drilling, (3) U.S. Drilling, (4) International Drilling, and (5) Technical Services. Historically, we reported a sixth segment, Construction Contract, for which there was no activity during the nine months ended September 30, 2013 or the year ended December 31, 2012. As a result of activity in the fourth quarter of 2013, this segment has been included in this report. We eliminate inter-segment revenue and expenses. The following table represents the results of operations by reportable segment:

	Year Ended December 31,
Operations by Reportable Industry Segment:	2013	2012	2011
	(Dollars in Thousands)
Revenues:
Rental Tools(1)	$310,041	$246,900	$237,068
U.S. Barge Drilling(1)	136,855	123,672	93,763
U.S. Drilling(1)	66,928	1,387	—
International Drilling(1)	333,962	291,772	318,481
Technical Services(1)	26,386	14,030	27,284
Construction Contract(1)	—	—	9,638

Total revenues	874,172	677,761	686,234

Operating income:
Rental Tools(2)	91,164	113,899	120,822
U.S. Barge Drilling(2)	51,257	39,608	11,115
U.S. Drilling(2)	(4,484)	(15,168)	(3,915)
International Drilling(2)	23,732	13,138	22,948
Technical Services(2)	2,050	79	5,680
Construction Contract(2)	4,728	—	771

Total operating gross margin	168,447	151,556	157,421
General and administrative expense	(68,025)	(46,257)	(31,567)
Impairments and other charges	—	—	(170,000)
Provision for reduction in carrying value of certain assets	(2,544)	—	(1,350)
Gain on disposition of assets, net	3,994	1,974	3,659

Total operating income (loss)	101,872	107,273	(41,837)
Interest expense	(47,820)	(33,542)	(22,594)
Interest income	2,450	153	256
Loss on extinguishment of debt	(5,218)	(2,130)	—
Changes in fair value of derivative positions	53	55	(110)
Other	1,450	(832)	(1,127)

Income (loss) from continuing operations before income taxes	$52,787	$70,977	$(65,412)

	2013	2012
Identifiable assets:
Rental Tools	$350,429	$194,600
U.S. Barge Drilling	89,884	99,409
U.S. Drilling	354,208	369,683
International Drilling	460,461	414,546

Total identifiable assets	1,254,982	1,078,238
Corporate and other assets(3)	279,774	177,495

Total assets	$1,534,756	$1,255,733

1)	In 2013, our largest customer, Exxon Neftegas Limited (ENL), constituted approximately 15.6 percent, respectively, of our total consolidated revenues and approximately 38.3 percent of our International Drilling segment and 33.9 percent of our Technical Services segment. In 2012, our two largest customers, ENL and Schlumberger, constituted approximately 12 percent and 10 percent, respectively, of our total consolidated revenues and approximately 27 percent and 24 percent of our International Drilling segment, respectively. In 2011, our largest customer, ENL constituted approximately 16 percent of our total revenues and approximately 34 percent of our International Drilling segment.
2)	Operating income is calculated as revenues less direct operating expenses, including depreciation and amortization expense.
3)	This category includes corporate assets as well as minimal assets for our Technical Services segment primarily related to office furniture and fixtures.

	Year Ended December 31,
Operations by Reportable Industry Segment:	2013	2012	2011
	(Dollars in Thousands)
Capital expenditures:
Rental Tools	$76,928	$61,958	$61,702
U.S. Barge Drilling	23,694	8,808	7,339
U.S. Drilling	1,809	86,786	99,915
International Drilling	39,115	15,240	15,011
Corporate	14,099	18,751	6,432

Total capital expenditures	$155,645	$191,543	$190,399

Depreciation and amortization:
Rental Tools	54,625	42,944	40,497
U.S. Barge Drilling	13,796	13,906	17,006
U.S. Drilling	16,120	7,011	2,223
International Drilling	46,022	45,967	48,965
Corporate and other(1)	3,490	3,189	3,445

Total depreciation and amortization	$134,053	$113,017	$112,136

1)	This category includes depreciation of corporate assets as well as minimal depreciation for our Technical Services segment primarily related to office furniture and fixtures.

	Year Ended December 31,
Operations by Geographic Area:	2013	2012	2011
	(Dollars in Thousands)
Revenues:
Africa and Middle East	$58,416	$26,528	$6,774
Asia Pacific	170,165	117,392	147,643
CIS	55,165	44,312	67,255
Europe	16,788	—	—
Latin America	120,261	103,540	96,810
United States	453,377	385,989	367,752

Total revenues	874,172	677,761	686,234

Operating gross margin:
Africa and Middle East(1)	(383)	(2,027)	(8,724)
Asia Pacific(1)	21,995	16,550	23,528
CIS(1)	11,888	(9,580)	8,709
Europe(1)	274	—	—
Latin America(1)	1,140	9,581	1,126
United States(1)	133,533	137,032	132,782

Total operating gross margin	168,447	151,556	157,421

General and administrative expense	(68,025)	(46,257)	(31,567)
Impairments and other charges	—	—	(170,000)
Provision for reduction in carrying value of certain assets	(2,544)	—	(1,350)
Gain on disposition of assets, net	3,994	1,974	3,659

Total operating income (loss)	101,872	107,273	(41,837)
Interest expense	(47,820)	(33,542)	(22,594)
Interest income	2,450	153	256
Loss on extinguishment of debt	(5,218)	(2,130)	—
Changes in fair value of derivative positions	53	55	(110)
Other	1,450	(832)	(1,127)

Income (loss) from continuing operations before income taxes	$52,787	$70,977	$(65,412)

Long-lived assets:(2)
Africa and Middle East	$110,336	$25,032
Asia Pacific	44,606	18,688
CIS	55,722	110,848
Europe	82,473	—
Latin America	15,198	63,899
United States	563,021	574,730

Total long-lived assets	$871,356	$793,197

1)	Operating income is calculated as revenues less direct operating expenses, including depreciation and amortization expense.
2)	Long-lived assets primarily consist of property, plant and equipment, net and exclude assets held for sale, if any.

Note 15 — Commitments and Contingencies

The Company has various lease agreements for office space, equipment, vehicles and personal property. These obligations extend through 2025 and are typically non-cancelable. Most leases contain renewal options and certain of the leases contain escalation clauses. Future minimum lease payments at December 31, 2013, under operating leases with non-cancelable terms are as follows:

Year Ended December 31,
(Dollars in Thousands)
2014	13,979
2015	9,488
2016	7,592
2017	7,114
2018	5,944
Thereafter	7,988

Total	$52,105

Total rent expense for all operating leases amounted to $19.9 million for 2013, $11.8 million for 2012 and $12.1 million for 2011.

We are self-insured for certain losses relating to workers’ compensation, employers’ liability, general liability (for onshore liability), protection and indemnity (for offshore liability) and property damage. Our exposure (that is, the retention or deductible) per occurrence is $250,000 for worker’s compensation, employer’s liability, $500,000 general liability, protection and indemnity and maritime employers’ liability (Jones Act). In addition, we assume a $500,000 annual aggregate deductible for protection and indemnity and maritime employers’ liability claims. The annual aggregate deductible is reduced by every dollar that exceeds the $500,000 per occurrence retention. We also assume a retention for foreign casualty exposures of $100,000 for workers’ compensation, employers’ liability, and $1,000,000 for general liability losses and a $100,000 deductible for auto liability claims. For all primary insurances mentioned above, the Company has excess coverage for those claims that exceed the retention and annual aggregate deductible. We maintain actuarially-determined accruals in our consolidated balance sheets to cover the self-insurance retentions.

We have self-insured retentions for certain other losses relating to rig, equipment, property, business interruption and political, war, and terrorism risks which vary according to the type of rig and line of coverage. Political risk insurance is procured for international operations. However, this coverage may not adequately protect us against liability from all potential consequences.

As of December 31, 2013 and 2012, our gross self-insurance accruals for workers’ compensation, employers’ liability, general liability, protection and indemnity and maritime employers’ liability totaled $5.7 million and $4.7 million, respectively and the related insurance recoveries/receivables were $1.7 million and $1.2 million, respectively.

We have entered into employment agreements with terms of one to two years with certain members of management with automatic one year renewal periods at expiration dates. The agreements provide for, among other things, compensation, benefits and severance payments. The employment agreements also provide for lump sum compensation and benefits in the event of termination within two years following a change in control of the Company.

We are a party to various lawsuits and claims arising out of the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount or range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ significantly from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

Asbestos-Related Claims

We are from time to time a party to various lawsuits that are incidental to our operations in which the claimants seek an unspecified amount of monetary damages for personal injury, including injuries purportedly resulting from exposure to asbestos on drilling rigs and associated facilities. At December 31, 2013, there were approximately 15 of these lawsuits in which we are one of many defendants. These lawsuits have been filed in the United States in the State of Mississippi.

Our subsidiaries named in these asbestos-related lawsuits intend to defend themselves vigorously and, based on the information available to us at this time, we do not expect the outcome to have a material adverse effect on our financial condition, results of operations or cash flows. However, we are unable to predict the ultimate outcome of these lawsuits. No amounts were accrued at December 31, 2013.

Customs Agent and Foreign Corrupt Practices Act (FCPA) Settlement

On April 16, 2013, the Company and the Department of Justice (DOJ) entered into a deferred prosecution agreement (DPA), under which the DOJ will defer for three years prosecuting the Company for criminal violations of the anti-bribery provisions of the FCPA relating to the Company’s retention and use of an individual agent in Nigeria with respect to certain customs-related issues, in return for: (i) the Company’s acceptance of responsibility for, and agreement not to contest or contradict the truthfulness of, the statement of facts and allegations that have been filed in a United States District Court concurrently with the DPA; (ii) the Company’s payment of an approximately $11.76 million fine; (iii) the Company’s reaffirming its commitment to compliance with the FCPA and other applicable anti-corruption laws in connection with the Company’s operations, and continuing cooperation with domestic and foreign authorities in connection with the matters that are the subject of the DPA; (iv) the Company’s commitment to continue to address any identified areas for improvement in the Company’s internal controls, policies and procedures relating to compliance with the FCPA and other applicable anti-corruption laws if, and to the extent, not already addressed; and (v) the Company’s agreement to report to the DOJ in writing annually during the term of the DPA regarding remediation of the matters that are the subject of the DPA, implementation of any enhanced internal controls, and any evidence of improper payments the Company may have discovered during the term of the agreement. If the Company remains in compliance with the terms of the DPA throughout its effective period, the charge against the Company will be dismissed with prejudice. The Company also settled a related civil complaint filed by the SEC in a United States District Court.

Demand Letter and Derivative Litigation

In April 2010, we received a demand letter from a law firm representing Ernest Maresca. The letter states that Mr. Maresca is one of our stockholders and that he believes that certain of our current and former officers and directors violated their fiduciary duties related to the issues described above under “Customs Agent and Foreign Corrupt Practices Act (FCPA) Settlement.” The letter requests that our Board of Directors take action against the individuals in question. In response to this letter, the Board formed a special committee to evaluate the issues raised by the letter and determine a course of action for the Company. The special committee engaged its own counsel for the investigation and evaluated potential claims against all individuals identified in the demand letter. The special committee considered whether pursuing each of the individuals named in the demand letter was in the best interests of the Company based upon a variety of factors, including among others, whether the Company had a potential cause of action against the individual, the defenses the individual might offer to such a claim, the ability of the individual to satisfy any judgment the Company might secure as a result of a claim asserted, and other risks to the Company of pursuing the claims. After taking various factors into account, on July 29, 2013, the special committee recommended to the Board that the Company not pursue any action against the current and former officers and directors named in the demand letter, and the Board accepted such recommendation.

ITS Internal Controls

Our due diligence process with respect to the ITS Acquisition identified certain transactions that suggest that ITS’ internal controls may have failed to prevent violations of potentially applicable international trade and anti-corruption laws, including those of the United Kingdom. We have investigated such violations and have and will, as appropriate, make any identified violations known to relevant authorities, cooperate with any resulting investigations and take proper remediation measures (including seeking any necessary government authorizations). While it is possible that matters may arise where a contingency may require further accounting considerations, we do not believe that as a result of these matters a loss is probable and estimable at this time.

Note 16 — Related Party Transactions

Consulting Agreement

The Company was a party to a consulting agreement with Robert L. Parker Sr., the former Chairman of the Board of Directors of the Company and the father of our current Executive Chairman, Robert L. Parker Jr. The consulting agreement expired on April 30, 2011. Under the agreement, Mr. Parker Sr. was paid consulting fees of $40,000 during the year ended December 31, 2011. For one year after the termination of the consulting agreement, Mr. Parker Sr. was prohibited from soliciting business from any of our customers or individuals with which we have done business, from becoming interested in any business that competes with the Company, and from recruiting any employees of the Company. Under the consulting agreement, Mr. Parker Sr. also represented the Company on the U.S.-Kazakhstan Business Council. In addition, we pay a monthly rental fee to Mr. Parker Sr. for various pieces of artwork which are displayed throughout our corporate office. We paid Mr. Parker $36,000 for each of the years ended December 31, 2013, 2012, and 2011 for the artwork rental.

Effective January 1, 2012, the Company entered into two separate ranch lease agreements under which the Company agreed to pay a daily usage fee per person for utilization of the Cypress Springs Ranch owned by the Robert L. Parker, Sr. and Catherine M. Parker Family Limited Partnership and the Camp Verde Ranch owned by Robert L. Parker, Jr. During 2013, the Company incurred fees of $14,281 in 2013 for the Cypress Springs Ranch. During 2012, the company incurred fees of $39,875 and $1,650 in 2012 for the Cypress Springs Ranch and Camp Verde Ranch, respectively, pursuant to the ranch lease agreements for the right to utilize the premises of the ranches for the purpose of hosting business meetings.

Other Related Party Agreements

During 2013 and 2012, one of the Company’s directors held executive positions at Apache Corporation (Apache), including the positions of President and Chief Corporate Officer, Executive Vice President and Chief Financial Officer and Chief Corporate Officer. During 2013 and 2012, affiliates of Apache paid affiliates of the Company a total of $40.8 million and $31.2 million, respectively, for performance of drilling services and provision of rental tools. Also during 2013, one of our directors served on the board of directors of Gardner Denver, Inc. (GD). During 2013, affiliates of the Company paid affiliates of GD $0.2 million for goods and services provided to the Company. This information is considered and discussed annually in connection with the Board of Directors’ assessment of facts and circumstances that could preclude a determination that such director is independent under the New York Stock Exchange governance listing standards.

Note 17 — Supplementary Information

At December 31, 2013, accrued liabilities included $8.1 million of deferred mobilization fees, $16.8 million of accrued interest expense, $2.7 million of worker’s compensation liabilities and $33.5 million of accrued payroll and payroll taxes. Other long-term obligations included $3.0 million of workers’ compensation liabilities as of December 31, 2013.

At December 31, 2012, accrued liabilities included $1.6 million of deferred mobilization fees, $9.7 million of accrued interest expense, $2.3 million of worker’s compensation liabilities and $26.0 million of accrued payroll and payroll taxes. Other long-term obligations included $2.5 million of workers’ compensation liabilities as of December 31, 2012.

Note 18 — Parent, Guarantor, Non-Guarantor Unaudited Consolidating Condensed Financial Statements

Set forth on the following pages are the consolidating condensed financial statements of Parker Drilling. The Company’s Secured Credit Agreement and Senior Notes are fully and unconditionally guaranteed by substantially all of our direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenues primarily outside the United States, subject to the following customary release provisions:

•	in connection with any sale or other disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) a subsidiary of the Company;

•	in connection with any sale of such amount of capital stock as would result in such guarantor no longer being a subsidiary to a person that is not (either before or after giving effect to such transaction) a subsidiary of the Company;

•	if the Company designates any restricted subsidiary that is a guarantor as an unrestricted subsidiary;

•	if the guarantee by a guarantor of all other indebtedness of the Company or any other guarantor is released, terminated or discharged, except by, or as a result of, payment under such guarantee; or

•	upon legal defeasance or covenant defeasance (satisfaction and discharge of the indenture).

There are currently no restrictions on the ability of the restricted subsidiaries to transfer funds to Parker Drilling in the form of cash dividends, loans or advances. Parker Drilling is a holding company with no operations, other than through its subsidiaries. Separate financial statements for each guarantor company are not provided as the company complies with the exception to Rule 3-10(a)(1) of Regulation S-X, set forth in sub-paragraph (f) of such rule. All guarantor subsidiaries are owned 100 percent by the parent company.

We are providing consolidating condensed financial information of the parent, Parker Drilling, the guarantor subsidiaries, and the non-guarantor subsidiaries as of December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013, 2012, and 2011. The consolidating condensed financial statements present investments in both consolidated and unconsolidated subsidiaries using the equity method of accounting.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Year ended December 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$468,073	$549,295	$(143,196)	$874,172
Operating expenses	—	252,211	462,657	(143,196)	571,672
Depreciation and amortization	—	77,416	56,637	—	134,053

Total operating gross margin	—	138,446	30,001	—	168,447

General and administration expense(1)	(202)	(67,083)	(740)	—	(68,025)
Provision for reduction in carrying value of certain assets	—	—	(2,544)	—	(2,544)
Gain on disposition of assets, net	—	1,759	2,235	—	3,994

Total operating income (loss)	(202)	73,122	28,952	—	101,872

Other income and (expense):
Interest expense	(51,439)	(335)	(9,930)	13,884	(47,820)
Changes in fair value of derivative positions	53	—	—	—	53
Interest income	3,824	1,761	10,749	(13,884)	2,450
Loss on extinguishment of debt	(5,218)	—	—	—	(5,218)
Other	(1)	(143)	1,594	—	1,450
Equity in net earnings of subsidiaries	55,430	—	—	(55,430)	—

Total other income (expense)	2,649	1,283	2,413	(55,430)	(49,085)

Income (loss) before income taxes	2,447	74,405	31,365	(55,430)	52,787
Income tax expense (benefit):
Current	(21,431)	18,737	15,603	—	12,909
Deferred	(3,137)	19,454	(3,618)	—	12,699

Income tax expense (benefit)	(24,568)	38,191	11,985	—	25,608

Net income (loss)	27,015	36,214	19,380	(55,430)	27,179

Less: Net (loss) attributable to noncontrolling interest	—	—	164	—	164

Net income (loss) attributable to controlling interest	$27,015	$36,214	$19,216	$(55,430)	$27,015

(1)	General and administration expenses for field operations are included in operating expenses.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Year ended December 31, 2012
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$393,738	$385,279	$(101,256)	$677,761
Operating expenses	—	184,946	329,498	(101,256)	413,188
Depreciation and amortization	—	65,354	47,663	—	113,017

Total operating gross margin	—	143,438	8,118	—	151,556

General and administration expense(1)	(182)	(45,758)	(317)	—	(46,257)
Gain on disposition of assets, net	—	775	1,199	—	1,974

Total operating income (loss)	(182)	98,455	9,000	—	107,273

Other income and (expense):
Interest expense	(37,326)	(151)	(8,739)	12,674	(33,542)
Interest income	9,863	5,073	41,999	(56,782)	153
Loss on extinguishment of debt	(2,130)	—	—	—	(2,130)
Changes in fair value of derivative positions	55	—	—	—	55
Other	—	(206)	(626)	—	(832)
Equity in net earnings of subsidiaries	43,884	—	—	(43,884)	—

Total other income (expense)	14,346	4,716	32,634	(87,992)	(36,296)

Income (loss) before income taxes	14,164	103,171	41,634	(87,992)	70,977
Income tax expense (benefit):
Current	(25,406)	32,781	10,667	—	18,042
Deferred	2,257	15,429	(1,849)	—	15,837

Income tax expense (benefit)	(23,149)	48,210	8,818	—	33,879

Net income (loss)	37,313	54,961	32,816	(87,992)	37,098

Less: Net (loss) attributable to noncontrolling interest	—	—	(215)	—	(215)

Net income (loss) attributable to controlling interest	37,313	54,961	33,031	(87,992)	37,313

(1)	General and administration expenses for field operations are included in operating expenses.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Year ended December 31, 2011
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$375,798	$426,491	$(116,055)	$686,234
Operating expenses	—	174,955	357,777	(116,055)	416,677
Depreciation and amortization	—	62,744	49,392	—	112,136

Total operating gross margin	—	138,099	19,322	—	157,421

General and administration expense(1)	(218)	(30,968)	(381)	—	(31,567)
Impairment and other charges	—	(170,000)	—	—	(170,000)
Provision for reduction in carrying value of certain assets	—	(1,350)	—	—	(1,350)
Gain on disposition of assets, net	—	2,706	953	—	3,659

Total operating income (loss)	(218)	(61,513)	19,894	—	(41,837)

Other income and (expense):
Interest expense	(26,654)	(17,889)	(8,865)	30,814	(22,594)
Interest income	18,131	750	12,189	(30,814)	256
Loss on extinguishment of debt	—	—	—	—	—
Changes in fair value of derivative positions	(110)	—	—	—	(110)
Other	—	(315)	(812)	—	(1,127)
Equity in net earnings of subsidiaries	(23,484)	—	—	23,484	—

Total other income and (expense)	(32,117)	(17,454)	2,512	23,484	(23,575)
Income (loss) before income taxes	(32,335)	(78,967)	22,406	23,484	(65,412)
Income tax expense (benefit):
Current	(13,402)	27,169	19,841	—	33,608
Deferred	31,518	(57,030)	(22,863)	—	(48,375)

Total income tax expense (benefit)	18,116	(29,861)	(3,022)	—	(14,767)
Net income (loss)	(50,451)	(49,106)	25,428	23,484	(50,645)
Less: Net (loss) attributable to noncontrolling interest	$—	$—	$(194)	$—	$(194)

Net income (loss) attributable to controlling interest	(50,451)	(49,106)	25,622	23,484	(50,451)

(1)	General and administration expenses for field operations are included in operating expenses.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED BALANCE SHEET

(Dollars in Thousands)

(Unaudited)

	December 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$88,697	$8,310	$51,682	$—	$148,689
Accounts and notes receivable, net	—	101,299	156,590	—	257,889
Rig materials and supplies	—	3,002	38,779	—	41,781
Deferred costs	—	—	13,682	—	13,682
Deferred income taxes	(57)	8,435	1,562	—	9,940
Other tax assets	54,524	(46,770)	16,325	—	24,079
Other current assets	—	9,089	14,134	—	23,223

Total current assets	143,164	83,365	292,754	—	519,283

Property, plant and equipment, net	60	562,148	309,148	—	871,356
Investment in subsidiaries and intercompany advances	1,906,128	(336,570)	1,667,937	(3,237,495)	—
Other noncurrent assets	(457,954)	468,864	250,983	(117,776)	144,117

Total assets	$1,591,398	$777,807	$2,520,822	$(3,355,271)	$1,534,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,000	$—	$—	$—	$25,000
Accounts payable and accrued liabilities	75,268	92,546	261,436	(254,364)	174,886
Accrued income taxes	—	725	6,541	—	7,266

Total current liabilities	100,268	93,271	267,977	(254,364)	207,152

Long-term debt	628,781	—	—	—	628,781
Other long-term liabilities	5,037	6,743	15,134	—	26,914
Long-term deferred tax liability	—	51,747	(12,980)	—	38,767
Intercompany payables	227,504	291,783	422,645	(941,932)	—
Contingencies	—	—	—	—	—
Stockholders’ equity:
Common stock	20,075	18,049	43,003	(61,052)	20,075
Capital in excess of par value	657,349	740,438	1,572,919	(2,313,357)	657,349
Accumulated other comprehensive income	—	—	1,888	—	1,888
Retained earnings (accumulated deficit)	(47,616)	(424,224)	208,790	215,434	(47,616)

Total controlling interest stockholders’ equity	629,808	334,263	1,826,600	(2,158,975)	631,696
Noncontrolling interest	—	—	1,446	—	1,446

Total Equity	629,808	334,263	1,828,046	(2,158,975)	633,142

Total liabilities and stockholders’ equity	$1,591,398	$777,807	$2,520,822	$(3,355,271)	$1,534,756

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED BALANCE SHEET

(Dollars in Thousands)

(Unaudited)

	December 31, 2012
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$42,251	$11,023	$34,612	$—	$87,886
Accounts and notes receivable, net	(7)	77,927	90,695	—	168,615
Rig materials and supplies	—	2,835	26,587	—	29,422
Deferred costs	—	—	1,089	—	1,089
Deferred income taxes	—	7,615	1,127	—	8,742
Other tax assets	46,249	(31,136)	18,411	—	33,524
Other current assets	—	8,708	4,145	—	12,853

Total current assets	88,493	76,972	176,666	—	342,131

Property, plant and equipment, net	60	548,794	244,343	—	793,197
Investment in subsidiaries and intercompany advances	1,492,708	(523,143)	1,467,617	(2,437,182)	—
Other noncurrent assets	(378,297)	370,877	219,196	(91,371)	120,405

Total assets	$1,202,964	$473,500	$2,107,822	$(2,528,553)	$1,255,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,000	$—	$—	$—	$10,000
Accounts payable and accrued liabilities	65,839	94,037	205,864	(227,994)	137,746
Accrued income taxes	—	612	3,508	—	4,120

Total current liabilities	75,839	94,649	209,372	(227,994)	151,866

Long-term debt	469,205	—	—	—	469,205
Other long-term liabilities	3,933	6,129	13,120	—	23,182
Long-term deferred tax liability	—	36,894	(16,047)	—	20,847
Intercompany payables	62,583	43,657	216,369	(322,609)	—
Contingencies	—	—	—	—	—
Stockholders’ equity:
Common stock	19,818	18,049	43,003	(61,052)	19,818
Capital in excess of par value	646,217	733,112	1,455,246	(2,188,358)	646,217
Retained earnings (accumulated deficit)	(74,631)	(458,990)	187,530	271,460	(74,631)

Total controlling interest stockholders’ equity	591,404	292,171	1,685,779	(1,977,950)	591,404

Noncontrolling interest	—	—	(771)	—	(771)

Total Equity	591,404	292,171	1,685,008	(1,977,950)	590,633

Total liabilities and stockholders’ equity	$1,202,964	$473,500	$2,107,822	$(2,528,553)	$1,255,733

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Comprehensive income:
Net income	$27,015	$36,214	$19,380	$(55,430)	$27,179
Other comprehensive gain, net of tax:
Currency translation difference on related borrowings	—	—	(1,525)	—	(1,525)
Currency translation difference on foreign currency net investments	—	—	3,051	—	3,051

Total other comprehensive gain, net of tax:	—	—	1,526	—	1,526

Comprehensive income	27,015	36,214	20,906	(55,430)	28,705
Comprehensive (income) loss attributable to noncontrolling interest	—	—	198	—	198

Comprehensive income (loss) attributable to controlling interest	$27,015	$36,214	$21,104	$(55,430)	$28,903

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31, 2012
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Comprehensive income:
Net income	$37,313	$54,961	$32,816	$(87,992)	$37,098
Other comprehensive gain, net of tax:
Currency translation difference on related borrowings	—	—	—	—	—
Currency translation difference on foreign currency net investments	—	—	—	—	—

Total other comprehensive gain, net of tax:	—	—	—	—	—

Comprehensive income	37,313	54,961	32,816	(87,992)	37,098
Comprehensive (income) loss attributable to noncontrolling interest	—	—	215	—	215

Comprehensive income (loss) attributable to controlling interest	$37,313	$54,961	$33,031	$(87,992)	$37,313

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Year ended December 31, 2011
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
Comprehensive income:
Net income	$(50,451)	$(49,106)	$25,428	$23,484	$(50,645)
Other comprehensive gain, net of tax:
Currency translation difference on related borrowings	—	—	—	—	—
Currency translation difference on foreign currency net investments	—	—	—	—	—

Total other comprehensive gain, net of tax:	—	—	—	—	—

Comprehensive income	(50,451)	(49,106)	25,428	23,484	(50,645)
Comprehensive (income) loss attributable to noncontrolling interest	—	—	194	—	194

Comprehensive income (loss) attributable to controlling interest	$(50,451)	$(49,106)	$25,622	$23,484	$(50,451)

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$27,015	$36,214	$19,380	$(55,430)	$27,179
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	77,416	56,637	—	134,053
Loss on extinguishment of debt	5,218	—	—	—	5,218
Gain on disposition of assets	—	(1,759)	(2,235)	—	(3,994)
Deferred income tax expense	(3,137)	19,454	(3,618)	—	12,699
Provision for reduction in carrying value of certain assets	—	—	2,544	—	2,544
Expenses not requiring cash	13,173	12	4,579	—	17,764
Equity in net earnings of subsidiaries	(55,430)	—	—	55,430	—
Change in accounts receivable	(7)	(12,888)	(20,617)	—	(33,512)
Change in other assets	74,411	(85,520)	487	—	(10,622)
Change in accrued income taxes	6,617	(1,052)	4,889	—	10,454
Change in liabilities	6,934	(877)	(6,343)	—	(286)

Net cash provided by (used in) operating activities	74,794	31,000	55,703	—	161,497

Cash flows from investing activities:
Capital expenditures	—	(94,269)	(61,376)	—	(155,645)
Proceeds from the sale of assets	—	3,725	4,493	—	8,218
Acquisition of ITS, net of cash acquired	—	(6,903)	(111,088)	—	(117,991)
Intercompany dividend payment	—	—	—	—	—

Net cash (used in) investing activities	—	(97,447)	(167,971)	—	(265,418)

Cash flows from financing activities:
Proceeds from debt issuance	350,000	—	—	—	350,000
Proceeds from draw on revolver credit facility	—	—	—	—	—
Repayment of long term debt	(125,000)	—	—	—	(125,000)
Repayment of term loan	(50,000)	—	—	—	(50,000)
Paydown on revolver credit facility	—	—	—	—	—
Payment of debt issuance costs	(11,172)	—	—	—	(11,172)
Payment of debt extinguishment costs	—	—	—	—	—
Excess tax benefit from stock-based compensation	896	—	—	—	896
Intercompany advances, net	(193,072)	63,734	129,338	—	—

Net cash provided by (used in) financing activities	(28,348)	63,734	129,338	—	164,724

Net change in cash and cash equivalents	46,446	(2,713)	17,070	—	60,803
Cash and cash equivalents at beginning of year	42,251	11,023	34,612	—	87,886

Cash and cash equivalents at end of year	$88,697	$8,310	$51,682	$—	$148,689

See accompanying notes to unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31, 2012
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$37,313	$54,961	$32,816	$(87,992)	$37,098
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation and amortization	—	65,354	47,663	—	113,017
Loss on extinguishment of debt	2,130	—	—	—	2,130
Gain on disposition of assets	—	(775)	(1,199)	—	(1,974)
Deferred income tax expense	2,257	15,429	(1,849)	—	15,837
Expenses not requiring cash	16,558	33,644	(27,602)	—	22,600
Equity in net earnings of subsidiaries	(43,884)	—	—	43,884	—
Change in accounts receivable	(445)	(1,788)	17,474	—	15,241
Change in other assets	1,649	2,060	(9,200)	—	(5,491)
Change in accrued income taxes	(4,055)	220	(2,267)	—	(6,102)
Change in liabilities	3,914	(4,158)	(2,413)	—	(2,657)

Net cash provided by (used in) operating activities	15,437	164,947	53,423	(44,108)	189,699

Cash flows from investing activities:
Capital expenditures	—	(176,333)	(15,210)	—	(191,543)
Proceeds from the sale of assets	—	2,062	1,875	—	3,937
Intercompany dividend payment	(8,387)	(4,357)	(31,364)	44,108	—

Net cash provided by (used in) investing activities	(8,387)	(178,628)	(44,699)	44,108	(187,606)

Cash flows from financing activities:
Proceeds from debt issuance	130,000	—	—	—	130,000
Proceeds from draw on revolver credit facility	7,000	—	—	—	7,000
Paydown on senior notes	(125,000)	—	—	—	(125,000)
Paydown on term note	(18,000)	—	—	—	(18,000)
Paydown on revolver credit facility	—	—	—	—	—
Payment of debt issuance costs	(4,859)	—	—	—	(4,859)
Payment of debt extinguishment costs	(555)	—	—	—	(555)
Excess tax benefit from stock-based compensation	(662)	—	—	—	(662)
Intercompany advances, net	(8,393)	20,492	(12,099)	—	—

Net cash provided by (used in) financing activities	(20,469)	20,492	(12,099)	—	(12,076)

Net change in cash and cash equivalents	(13,419)	6,811	(3,375)	—	(9,983)
Cash and cash equivalents at beginning of year	55,670	4,212	37,987	—	97,869

Cash and cash equivalents at end of year	$42,251	$11,023	$34,612	$—	$87,886

See accompanying notes to unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31, 2011
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(50,451)	$(49,106)	$25,428	$23,484	$(50,645)
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation and amortization	—	62,744	49,392	—	112,136
Loss on extinguishment of debt	—	—	—	—	—
Gain on disposition of assets	—	(2,706)	(953)	—	(3,659)
Deferred income tax expense	31,518	(57,030)	(22,863)	—	(48,375)
Impairment and other charges	—	170,000	—	—	170,000
Provision for reduction in carrying value of certain assets	—	1,350	—	—	1,350
Expenses not requiring cash	16,411	376	(3,954)	—	12,833
Equity in net earnings of subsidiaries	23,484	—	—	(23,484)	—
Change in accounts receivable	(288,333)	347,344	(65,852)	—	(6,841)
Change in other assets	62,173	(16,724)	16,404	—	61,853
Change in accrued income taxes	(12,852)	(2,053)	17,046	—	2,141
Change in liabilities	2,398	(51,351)	24,045	—	(24,908)

Net cash provided by (used in) operating activities	(215,652)	402,844	38,693	—	225,885

Cash flows from investing activities:
Capital expenditures	—	(174,999)	(15,400)	—	(190,399)
Proceeds from the sale of assets	—	4,335	1,200	—	5,535
Proceeds from insurance settlements	—	250	—	—	250

Intercompany dividend payment	—	—	—	—	—

Net cash provided by (used in) investing activities	—	(170,414)	(14,200)	—	(184,614)

Cash flows from financing activities:
Proceeds from debt issuance	50,000	—	—	—	50,000
Paydown on term note	(21,000)	—	—	—	(21,000)
Paydown on revolver credit facility	(25,000)	—	—	—	(25,000)
Payment of debt issuance costs	(504)	—	—	—	(504)
Payment of debt extinguishment costs	—	—	—	—	—
Proceeds from stock options exercised	183	—	—	—	183
Excess tax benefit from stock-based compensation	1,488	—	—	—	1,488
Intercompany advances, net	252,320	(230,535)	(21,785)	—	—

Net cash provided by (used in) financing activities	257,487	(230,535)	(21,785)	—	5,167

Net change in cash and cash equivalents	41,835	1,895	2,708	—	46,438
Cash and cash equivalents at beginning of year	13,835	2,317	35,279	—	51,431

Cash and cash equivalents at end of year	$55,670	$4,212	$37,987	$—	$97,869

See accompanying notes to unaudited consolidated condensed financial statements.

Note 19 — Selected Quarterly Financial Data

	Quarter
Year 2013	First	Second	Third	Fourth	Total
	(Dollars in Thousands Except Per Share Amounts)
	(Unaudited)
Revenues	$167,135	$225,954	$237,762	$243,321	$874,172
Operating gross margin(2)	$20,877	$50,273	$48,733	$48,564	$168,447
Operating income	$9,180	$28,587	$35,589	$28,516	$101,872
Net income attributable to controlling interest	$592	$8,281	$7,970	$10,172	$27,015
Basic earnings per share — net income(1)	$0.00	$0.07	$0.07	$0.08	$0.23
Diluted earnings per share — net income(1)	$0.00	$0.07	$0.07	$0.08	$0.22

	Quarter
Year 2012	First	Second	Third	Fourth	Total
	(Dollars in Thousands Except Per Share Amounts)
	(Unaudited)
Revenues	$176,495	$178,895	$165,200	$157,171	$677,761
Operating gross margin(2)	$53,744	$46,914	$34,261	$16,637	$151,556
Operating income	$48,689	$40,978	$25,903	$(8,297)	$107,273
Net income (loss) attributable to controlling interest	$26,392	$20,083	$10,936	$(20,098)	$37,313
Basic earnings per share — net income (loss)(1)	$0.23	$0.17	$0.09	$(0.17)	$0.32
Diluted earnings per share — net income (loss)(1)	$0.22	$0.17	$0.09	$(0.17)	$0.31

1)	As a result of shares issued during the year, earnings per share for each of the year’s four quarters, which are based on weighted average shares outstanding during each quarter, may not equal the annual earnings per share, which is based on the weighted average shares outstanding during the year. Additionally, as a result of rounding to the thousands, revenues, operating gross margin, operating income, and net income (loss) attributable to controlling interest may not equal the 2013 year to date results.
2)	As the Company modified its reporting segments to be consistent with recent organizational changes to improve our drilling organization, expenses related to our U.S. Barge Drilling segment were found to be incorrectly included in our general and administrative expense during the first through third quarters of the current year. These expenses have been appropriately reclassified to be included as part of the segment operating expenses, therefore our operating gross margin for each of the first three quarters will not agree to the respective 10-Q reports for the current year only.

Note 20 — Recent Accounting Pronouncements

Fair value measurements — Effective January 1, 2012, we adopted the accounting standards update that changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments included in this update are intended to clarify the applications of existing fair value measurement requirements. The update is effective for annual periods beginning after December 15, 2011. This adoption did not have a material effect on the disclosures contained in our notes to the consolidated financial statements.

Comprehensive Income — On January 1, 2012, we adopted an update issued by the FASB to existing guidance on the presentation of comprehensive income. The update eliminates the option to present the components of other comprehensive income (OCI) as part of the statement of changes in stockholders’ equity. Public entities are required to comply with the new reporting requirements for fiscal years beginning after December 15, 2011 and interim periods within those years. Calendar year-end companies must adopt the requirements for the quarter ended March 31, 2012. The adoption of this update did not have a material impact on our financial position, results of operations, cash flows, or disclosures.

Impairment — In July 2012, the FASB issued an update to existing guidance on the impairment assessment of indefinite-lived intangibles. This update simplifies the impairment assessment of indefinite-lived intangibles by allowing companies to consider qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount before performing the two step impairment review process. The adoption of this update did not have an impact on our condensed consolidated financial statements.

Note 21 — Subsequent Events

6.75% Senior Notes, due July 2022

On January 22, 2014, we issued $360.0 million aggregate principal amount of 6.75% Notes pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the 6.75% Notes offering plus a $40.0 million Term Loan on the Secured Credit Agreement and cash on hand, were utilized to redeem $416.2 million aggregate principal amount of our outstanding 9.125% Notes due 2018 pursuant to a tender and consent solicitation offer commenced on January 7, 2014. The tender offer price was $1,061.98, inclusive of a $30.00 consent payment, for each $1,000.00 principal amount of 9.125% Notes, plus accrued and unpaid interest. On January 22, 2014, we paid $453.7 million for the tendered bonds, comprised of $416.2 million of aggregate principal amount of the bonds, $25.8 million of tender and consent premiums and $11.7 million of accrued interest. After payment for the tendered notes, $8.8 million aggregate principal amount of our 9.125% Notes remains outstanding.

The 6.75% Notes are general unsecured obligations of the Company and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 6.75% Notes are jointly and severally guaranteed by all of our subsidiaries that guarantee indebtedness under our Secured Credit Agreement. Interest on the 6.75% Notes is payable on January 15 and July 15 of each year, beginning July 15, 2014. Debt issuance costs related to the 6.75% Notes are estimated to be $7.1 million and will be amortized over the term of the notes using the effective interest rate method. The Term Loan amortizes quarterly with required payments of $2.5 million. For further discussion of the Term Loan see Note 8 — Long-Term Debt.

At any time prior to January 15, 2017, we may redeem up to 35 percent of the aggregate principal amount of the 6.75% Notes at a redemption price of 106.75 percent of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings by us. On and after January 15, 2018, we may redeem all or a part of the 6.75% Notes upon appropriate notice, at a redemption price of 103.375 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning January 15, 2020. If we experience certain changes in control, we must offer to repurchase the 6.75% Notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Indenture restricts our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness; (v) create or incur liens; (vi) enter into sale and leaseback transactions; (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. Additionally, the Indenture contains certain restrictive covenants designating certain events as Events of Default. These covenants are subject to a number of important exceptions and qualifications.

9.125% Senior Notes, due April 2018

On January 7, 2014, we commenced a tender and consent solicitation with respect to the 9.125% Notes issued pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The tender offer price was $1,061.98, inclusive of a $30.00 consent payment, for each $1,000 principal amount of 9.125% Notes, plus accrued and unpaid interest. On January 22, 2014, we paid $453.7 million for the tendered 9.125% Notes, comprised of $416.2 million of aggregate principal amount of the 9.125% Notes, $25.8 million of tender and consent premiums and $11.7 million of accrued interest. After payment for the tendered 9.125% Notes, $8.8 million aggregate principal amount of our 9.125% Notes remains outstanding.

At any time prior to April 1, 2014, we may redeem all or a part of the 9.125% Notes upon appropriate notice, at a redemption price of 104.563 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning April 1, 2016. If we experience certain changes in control, we must offer to repurchase the 9.125% Notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

On January 24, 2014, the Indenture was amended to remove most of the restrictions on our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness; (v) create or incur liens; (vi) enter into sale and leaseback transactions; (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. The Indenture also was amended to remove certain restrictive covenants designating certain events as Events of Default. Additionally, the remaining restrictive covenants are subject to a number of important exceptions and qualifications.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in Thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$93,061	$148,689
Accounts and notes receivable, net of allowance for bad debts of $11,292 and $12,853 at March 31, 2014 and December 31, 2013	264,437	257,889
Rig materials and supplies	44,488	41,781
Deferred costs	10,698	13,682
Deferred income taxes	8,973	9,940
Other tax assets	23,313	24,079
Other current assets	20,162	23,223

Total current assets	465,132	519,283
Property, plant and equipment less accumulated depreciation and amortization of $1,160,435 and $1,136,024 at March 31, 2014 and December 31, 2013	874,300	871,356
Debt issuance costs	13,484	14,208
Deferred income taxes	118,431	102,420
Other noncurrent assets	29,021	27,489

Total assets	$1,500,368	$1,534,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,801	$25,000
Accounts payable and accrued liabilities	167,455	174,886
Accrued income taxes	17,195	7,266

Total current liabilities	203,451	207,152
Long-term debt	612,574	628,781
Other long-term liabilities	17,527	26,914
Long-term deferred tax liability	41,026	38,767
Contingencies (Note 10)	—	—
Stockholders’ equity:
Common stock	20,164	20,075
Capital in excess of par value	660,742	657,349
Accumulated deficit	(60,163)	(47,616)
Accumulated other comprehensive income	1,783	1,888

Total controlling interest stockholders’ equity	622,526	631,696
Noncontrolling interest	3,264	1,446

Total equity	625,790	633,142

Total liabilities and stockholders’ equity	$1,500,368	$1,534,756

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$229,225	$167,135
Expenses:
Operating expenses	166,025	116,746
Depreciation and amortization	34,337	29,512

	200,362	146,258

Total operating gross margin	28,863	20,877

General and administration expense	(8,964)	(12,845)
Gain (loss) on disposition of assets, net	(129)	1,148

Total operating income	19,770	9,180

Other income and (expense):
Interest expense	(12,039)	(10,006)
Interest income	32	59
Loss on extinguishment of debt	(29,673)	—
Other	895	(165)

Total other expense	(40,785)	(10,112)

Loss before income taxes	(21,015)	(932)
Income tax benefit	(8,623)	(1,504)

Net income (loss)	(12,392)	572
Less: Net income (loss) attributable to noncontrolling interest	157	(20)

Net income (loss) attributable to controlling interest	$(12,549)	$592

Basic earnings per share	$(0.10)	$0.00
Diluted earnings per share	$(0.10)	$0.00

Number of common shares used in computing earnings per share:
Basic	120,368,650	118,867,678
Diluted	120,368,650	120,072,574

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Comprehensive income:
Net income (loss)	$(12,392)	$572
Other comprehensive loss, net of tax:
Currency translation difference on related borrowings	(804)	—
Currency translation difference on foreign currency net investments	699	—

Total other comprehensive loss, net of tax:	(105)	—

Comprehensive income (loss)	(12,497)	572
Comprehensive (income) loss attributable to noncontrolling interest	(154)	20

Comprehensive income (loss) attributable to controlling interest	$(12,651)	$592

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$(12,392)	$572
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	34,337	29,512
Loss on extinguishment of debt	29,673	—
(Gain) loss on disposition of assets	129	(1,148)
Deferred income tax benefit	(12,292)	(1,607)
Expenses not requiring cash	6,844	7,179
Changes in current assets and liabilities, net of effects of acquisition
Change in accounts receivable	(6,226)	(18,557)
Change in other assets	(394)	(8,018)
Change in accrued income taxes	150	1,560
Change in liabilities	(8,205)	17,747

Net cash provided by operating activities	31,624	27,240

Cash flows from investing activities:
Capital expenditures	(37,445)	(30,023)
Proceeds from the sale of assets	1,626	1,550

Net cash used in investing activities	(35,819)	(28,473)

Cash flows from financing activities:
Proceeds from issuance of debt	400,000	—
Repayments of long term debt	(416,199)	—
Repayments of term loan	(2,500)	(2,500)
Payments of debt issuance costs	(7,273)	(307)
Payments of debt extinguishment costs	(25,796)	—
Excess tax benefit (expense) from stock based compensation	335	(159)

Net cash used in financing activities	(51,433)	(2,966)

Net decrease in cash and cash equivalents	(55,628)	(4,199)
Cash and cash equivalents, beginning of year	148,689	87,886

Cash and cash equivalents, end of period	$93,061	$83,687

Supplemental cash flow information:
Interest paid	$20,443	$425
Income taxes paid	$4,131	$2,929

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	General

In the opinion of the management of Parker Drilling Company (Parker Drilling or the Company), the accompanying unaudited consolidated condensed financial statements reflect all adjustments normally recurring which we believe are necessary for a fair presentation of: (1) Parker Drilling’s financial position as of March 31, 2014 and December 31, 2013, (2) Parker Drilling’s results of operations for the three month periods ended March 31, 2014 and 2013, (3) Parker Drilling’s consolidated condensed statement of comprehensive income for the three month periods ended March 31, 2014 and 2013, and (4) Parker Drilling’s cash flows for the three month periods ended March 31, 2014 and 2013. Results for the three month period ended March 31, 2014 are not necessarily indicative of the results that will be realized for the year ending December 31, 2014. The financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013.

Nature of Operations — Parker Drilling, together with its subsidiaries, is an international provider of contract drilling and drilling-related services and rental tools. We have operated in over 50 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world. We currently have operations in 24 countries, 10 of which we entered through our acquisition in 2013 of International Tubular Services Limited and certain of its affiliates (collectively, ITS) and other related assets (the ITS Acquisition). We own and operate drilling rigs and drilling-related equipment and also perform drilling-related services, referred to as operations and maintenance (O&M) work, for customer-owned drilling rigs on a contracted basis. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. Our rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. We have significant knowledge of the equipment needs of drilling operators and the logistical and product quality requirements of an effective rental tools supplier. We believe we are industry leaders in quality, health, safety and environmental practices.

Our business is currently comprised of five operating segments: Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling, and Technical Services. Our rental tools business provides premium rental tools for land and offshore oil and natural gas drilling and workover and production applications. Tools we provide include drill pipe, heavy-weight drill pipe, tubing, high-torque connections, BOPs, drill collars, casing running systems, tools for fishing services and more. Our U.S. barge drilling business operates barge rigs that drill for oil and natural gas in the shallow waters in and along the inland waterways and coasts of Louisiana, Alabama, and Texas. Our U.S. drilling business primarily consists of two new-design arctic-class drilling rigs in Alaska intended to address the challenges presented by the remote location, harsh climate and sensitive environment that characterize the Alaskan North Slope in addition to O&M work in support of ExxonMobil’s Santa Ynez Unit offshore platform operations located in the Channel Islands region of California. Our international drilling business includes operations related to Parker-owned and customer-owned rigs. We provide O&M and other project management services, such as labor, maintenance, and logistics for operators who own their own drilling rigs, but choose Parker Drilling to operate the rigs for them. Our Technical services business includes engineering and related project services during Front End Engineering Design (FEED), pre-FEED and concept development phases of customer-owned drilling facility projects. During the engineering, procurement, commission and installation phase we focus primarily on drilling systems and we typically provide customer support during construction.

At March 31, 2014, our marketable rig fleet consisted of 13 barge drilling rigs and 23 land rigs located in the United States, Latin America and the Europe, Middle East, and Asia regions.

Consolidation — The consolidated condensed financial statements include the accounts of the Company and subsidiaries in which we exercise control or have a controlling financial interest, including entities, if any, in which the Company is allocated a majority of the entity’s losses or returns, regardless of ownership percentage. If a subsidiary of Parker Drilling has a 50 percent interest in an entity but Parker Drilling’s interest in the subsidiary or the entity does not meet the consolidation criteria described above, then that interest is accounted for under the equity method.

Noncontrolling Interest — We apply accounting standards related to noncontrolling interests for ownership interests in our subsidiaries held by parties other than Parker Drilling. The entities that comprise the noncontrolling interest include Primorsky Drill Rig Services B.V., ITS Arabia Limited, and International Tubular Services - Egypt SAE. We report noncontrolling interest as equity on the consolidated balance sheets and report net income (loss) attributable to controlling interest and to noncontrolling interest separately on the consolidated statements of operations.

Reclassifications — Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not materially affect our consolidated financial results.

Revenue Recognition — Contract drilling revenues and expenses, comprised of daywork drilling contracts, call-outs against master service agreements and engineering and related project service contracts, are recognized as services are performed and collection is reasonably assured. For certain contracts, we receive payments contractually designated for the mobilization of rigs and other drilling equipment. Mobilization payments received, and direct costs incurred for the mobilization, are deferred and recognized over the term of the related drilling contract; however, costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. For contracts accounted for under the milestone method of revenue recognition, revenue is recognized on achievement of specified procurement coordination and delivery events in regards to our customer’s newly manufactured drilling rig. Reimbursements received for out-of-pocket expenses are recorded as both revenues and direct costs. For contracts that are terminated prior to the specified term, early termination payments received by us are recognized as revenues when all contractual requirements are met. Revenues from rental activities are recognized ratably over the rental term which is generally less than six months. Construction contract revenues and costs are recognized on a percentage of completion basis utilizing the cost-to-cost method.

Reimbursable Costs — The Company recognizes reimbursements received for out-of-pocket expenses incurred as revenues and accounts for out-of-pocket expenses as direct operating costs. Such amounts totaled $16.4 million and $14.8 million during the first quarters of 2014 and 2013, respectively. Additionally, the Company typically receives a nominal handling fee, which is recognized as earned in revenues in our consolidated statement of operations.

Use of Estimates — The preparation of financial statements in accordance with accounting policies generally accepted in the United States (U.S. GAAP) requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the financial statements, and our revenue and expenses during the periods reported. Estimates are typically used when accounting for certain significant items such as legal or contractual liability accruals, mobilization and deferred mobilization, revenue and cost accounting for projects that follow the percentage of completion method, self-insured medical/dental plans, income taxes and valuation allowance, and other items requiring the use of estimates. Estimates are based on a number of variables which may include third party valuations, historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ from management estimates.

Purchase price allocation — We allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values at the transaction date. Transaction and integration costs associated with an acquisition are expensed as incurred. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. We use all available information to estimate fair values, including quoted market prices, the carrying value of acquired assets, and widely accepted valuation techniques such as discounted cash flows. We typically engage third-party appraisal firms to assist in fair value determination of inventories, identifiable intangible assets, and any other significant assets or liabilities. Judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

Intangible Assets — We recorded $8.5 million to recognize the fair values of definite-lived intangible assets assumed in the ITS Acquisition. Definite-lived intangible assets recorded in connection with the ITS Acquisition primarily relate to trade names, customer relationships, and developed technology and will be amortized over a weighted average period of approximately 3 years. See Note 2 — Acquisition of ITS for further discussion of the ITS Acquisition and fair value estimates.

Concentrations of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of national and international oil and gas companies. We generally do not require collateral on our trade receivables.

At March 31, 2014 and December 31, 2013, we had deposits in domestic banks in excess of federally insured limits of approximately $50.8 million and $104.3 million, respectively. In addition, as of March 31, 2014 and December 31, 2013, we had deposits in foreign banks, which were not insured of $43.9 million and $50.1 million, respectively.

Our customer base primarily consists of major, independent, national and international oil and gas companies and integrated service providers. We depend on a limited number of significant customers. Our largest customer, Exxon Neftegas Limited (ENL), constituted 17.1% of our revenues for the three months ended March 31, 2014. Each of our segments depends on a limited number of key customers and the loss of any one or more key customers could have a material adverse effect on a segment.

2.	Acquisition of ITS

On April 22, 2013 we acquired ITS for an initial purchase price of $101.0 million paid at the closing of the ITS Acquisition. An additional $24.0 million was deposited into an escrow account, which is payable to the seller or to us, as the case may be, in accordance with the ITS Acquisition agreement (the Acquisition Agreement). As of March 31, 2014, $7.0 million of the escrow funds had been released to the seller. The ITS Acquisition closed simultaneously with the execution of the Acquisition Agreement on April 22, 2013.

Fair value of Consideration Transferred

The following details the fair value of the consideration transferred to effect the ITS Acquisition (dollars in thousands).

Cash paid to, or on behalf of, ITS and its equity holders	$101,000
Cash deposited in escrow	19,000
Fair value of contingent consideration deposited in escrow for assets not acquired(1)	5,000

Total fair value of the consideration transferred	$125,000

(1)	Based on the terms of the Acquisition Agreement, $5.0 million of the $24.0 million in escrow to be paid to the seller is contingent upon certain future liabilities that could become due by ITS in certain jurisdictions. Any payments in relation to these liabilities will be deducted from the $5.0 million escrow amount and the net balance of the escrow will be paid to the seller. We estimate that the entire $5.0 million in escrow will be paid to the seller, and therefore, the estimated fair value of the consideration in escrow related to these liabilities is $5.0 million. We do not expect to receive any amount back from escrow, and therefore did not record a receivable from the escrow. Any changes to the fair value of the contingent consideration in the future of less than $5.0 million will result in recording a receivable from escrow. The receivable will be recorded at fair value. As of March 31, 2014, the fair value of the receivable was $0.0 million.

Allocation of Consideration Transferred to Net Assets Acquired

We have finalized the determination of the fair values of the assets acquired and liabilities assumed as set forth below. The acquired assets and assumed liabilities were subject to adjustment during a one-year measurement period subsequent to the ITS Acquisition as permitted under GAAP. The estimated fair values of certain assets and liabilities, primarily receivables, intangible assets, property, plant and equipment, taxes, contingencies and noncontrolling interests required judgments and assumptions that resulted in adjustments made to these estimates during the measurement period. The measurement period adjustments were recorded to reflect new information obtained about facts and circumstances existing as of the ITS Acquisition and did not result from subsequent intervening events.

April 22, 2013 (In thousands)
Cash and cash equivalents	$7,009
Accounts and notes receivable, net(1)	48,184
Other current assets	1,803
Accounts payable and accrued liabilities(2)	(35,156)
Accrued income taxes	(1,251)

Working capital excluding rig materials and supplies	20,589
Rig materials and supplies	11,514
Property, plant and equipment, net(3)	72,935
Investment in joint venture	4,134
Other noncurrent assets	2,818

Total tangible assets	111,990
Deferred income tax assets — current(4)	222
Deferred income tax assets — noncurrent(4)	11,640
Intangible assets(5)	8,500

Total assets acquired	132,352

Other long-term liabilities	(211)
Long-term deferred tax liability	(2,796)

Net assets acquired	129,345
Less: Noncontrolling interest(6)	(4,345)

Total consideration transferred	$125,000

(1)	Our provisional allocation included $54.7 million of gross contractual accounts receivable. During the 2013 fourth quarter, adjustments of $1.2 million were recorded as of December 31, 2013 resulting in final fair value of gross accounts receivable of $55.9 million. These adjustments were recorded to reflect recognition of receivables for revenue earned prior to the acquisition date. Additionally, the initial allocation included $5.9 million of allowance for doubtful accounts. During the 2014 first quarter, we recorded an additional $1.9 million allowance to reserve against receivables that existed as of the acquisition date and were deemed to be uncollectible based on new information obtained during the measurement period that existed at the time of acquisition.
(2)	Our provisional allocation included $39.2 million of accounts payable and accrued liabilities. During the 2013 third quarter we recorded a reclassification of $4.0 million to reclassify reserves to property, plant, and equipment. This reclassification was reflected in our December 31, 2013 consolidated balance sheet but was not included in our disclosure of the Allocation of Consideration Transferred to Net Assets Acquired as of December 31, 2013. We have corrected this as of March 31, 2014 and do not believe the reclassification is material to our previously reported disclosure.
(3)	Management determined that the fair value of the net assets acquired less noncontrolling interest equaled consideration paid. Therefore no goodwill was recorded. Our provisional allocation included an adjustment of $40.2 million to reduce the historical carrying value of the acquired property, plant and equipment to its estimated fair value at the date of acquisition. The measurement period adjustments to receivables, deferred income taxes, intangibles, and noncontrolling interests directly impacted the determination of the final fair value of the acquired property, plant and equipment, resulting in measurement period adjustments totaling $2.6 million to increase the fair value of property, plant and equipment.
(4)	Our provisional allocation included $14.4 million of deferred tax assets. During the measurement period, adjustments of ($2.9) million and $0.4 million were recorded as of December 31, 2013 and March 31, 2014, respectively, resulting in final fair value of deferred tax assets of $11.9 million. Adjustments to deferred income tax assets primarily related to the differences between the final acquisition date fair value and tax basis of acquired property, plant and equipment.
(5)	Our provisional allocation included $10.0 million and $0.2 million to reflect the estimated fair values of definite- and indefinite-lived intangible assets, respectively, for the ITS Acquisition. During the 2013 fourth quarter we recorded adjustments of $1.5 million and $0.2 million to reduce the value of the definite- and indefinite-lived intangible assets down to $8.5 million and zero respectively. Our depreciation and amortization expense for the year ended December 31, 2013 reflects this valuation adjustment. Definite-lived intangible assets recorded in connection with the ITS Acquisition, which primarily relate to trade names, customer relationships, and developed technology will be amortized over a weighted average period of approximately 3.4 years.
(6)	Our provisional allocation included noncontrolling interest of $2.7 million. The estimated fair value of the noncontrolling interest was calculated as a percentage of the net assets acquired related to certain subsidiaries in which ITS holds less than a 100 percent controlling interest. The fair value of the net assets of these subsidiaries was primarily based on the income approach valuation model. During the 2014 first quarter, we obtained new information about the acquired subsidiaries that existed at the date of acquisition which resulted in an increase in the acquisition date fair value of $1.6 million, resulting in a final fair value of the noncontrolling interest of $4.3 million.

The impacts to our December 31, 2013 consolidated balance sheet for the revisions to the provisional allocation made during the 2014 first quarter are as follows:

Increase/(Decrease) (In thousands)
Accounts and notes receivable, net	$(1,859)

Total current assets	(1,859)
Property, plant and equipment	3,072
Deferred income tax assets — noncurrent	391

Total non-current assets	3,463

Total assets	$1,604

Long-term deferred tax liabilities	(60)

Total non-current liabilities	(60)

Total liabilities	$(60)

Noncontrolling interest	$1,664

Total liabilities and stockholder’s equity	$1,604

The impact of the revisions to the provisional allocation recorded during the 2014 first quarter, including the impact to depreciation expense related to the increase in property, plant and equipment, are not material to our historical consolidated financial statements or disclosures.

Acquisition Related Costs

Acquisition-related transaction costs, consisting of various advisory, compliance, legal, accounting, valuation and other professional or consulting fees, were nominal for the three month period ended March 31, 2014 and were $22.5 million for the year ended December 31, 2013. These costs were expensed as incurred and included in general and administrative expense on our consolidated condensed statement of operations. Debt issuance costs of $5.4 million associated with our $125 million term loan, fully funded by Goldman Sachs Bank USA as Sole Lead Arranger and Administrative Agent (the Goldman Term Loan) issued on April 18, 2013 were initially deferred to be amortized to interest expense over the life of the term loan. However, the Goldman Term Loan was repaid on July 30, 2013 with net proceeds from the issuance of $225.0 million aggregate principal amount of 7.50% Senior Notes due August 1, 2020 (see Note 8 — Long-Term Debt, for further discussion), and the unamortized deferred costs of $5.1 million were expensed during the third quarter of 2013.

Supplemental Pro forma Results

ITS’s results of operations have been included in our financial statements for periods subsequent to April 22, 2013, the effective date of the ITS Acquisition. ITS contributed revenues of $88.0 million and net income of approximately $10.0 million to Parker Drilling for the period from the closing of the ITS Acquisition through December 31, 2013. For the three months ended March 31, 2014 ITS contributed revenues of $27.8 million and net loss of approximately $2.0 million.

The following unaudited supplemental pro forma results present consolidated information for the three months ended March 31, 2013 as if the ITS Acquisition had been completed on January 1, 2012. The pro forma results have been calculated after applying our accounting policies and include, among others, (i) the amortization associated with the fair value of the acquired intangible assets, (ii) interest expense associated with the Goldman Term Loan and (iii) the impact of certain fair value adjustments such as a decrease in depreciation expense related to the write-down in property, plant and equipment. The pro forma results do not include any potential synergies, non-recurring charges which result directly from the ITS Acquisition, cost savings or other expected benefits of the ITS Acquisition. The pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place at the beginning of the period presented and should not be taken as representative of our future consolidated results of operations.

Three Months Ended March 31, 2013
(Dollars in thousands except per share data)
Revenue	$199,951
Net income	$6,715
Net income attributable to Parker Drilling	$6,735
Earnings per share — basic	$0.06
Earnings per share — diluted	$0.06

Basic number of shares	118,867,678
Diluted number of shares	120,072,574

3.	Earnings per share (EPS)

	Three Months Ended March 31, 2014
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS	$(12,549,000)	120,368,650	$(0.10)
Effect of dilutive securities:
Restricted stock	—	—	—

Diluted EPS	$(12,549,000)	120,368,650	$(0.10)

	Three Months Ended March 31, 2013
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS	$592,000	118,867,678	$0.00
Effect of dilutive securities:
Restricted stock	—	1,204,896	—

Diluted EPS	$592,000	120,072,574	$0.00

For the three months ended March 31, 2014 all common shares potentially issuable in connection with outstanding restricted stock unit awards have been excluded from the calculation of diluted EPS as the company incurred a loss during the quarter, and therefore, inclusion of such potential common shares in the calculation of diluted EPS would be anti-dilutive.

4.	Accumulated Other Comprehensive Income

Accumulated other comprehensive income consisted of the following:

Foreign Currency Items
(in thousands)
December 31, 2013	$1,888
Current period other comprehensive income (loss)	(105)

March 31, 2014	$1,783

No amounts were reclassified out of accumulated other comprehensive income for the three months ended March 31, 2014.

5.	Reportable Segments

We report our business activities in five business segments: (1) Rental Tools, (2) U.S. Barge Drilling, (3) U.S. Drilling, (4) International Drilling, and (5) Technical Services. We eliminate inter-segment revenues and expenses.

The following table represents the results of operations by reportable segment:

	Three Months Ended March 31,
Operations by Reportable Industry Segment	2014	2013
	(Dollars in Thousands)
Revenues:
Rental Tools(1)	$80,506	$57,082
U.S. Barge Drilling(1)	30,490	29,865
U.S. Drilling(1)	19,417	11,635
International Drilling(1)	85,469	64,650
Technical Services(1)	13,343	3,903

Total revenues	229,225	167,135

Operating gross margin:
Rental Tools(2)	13,345	21,507
U.S. Barge Drilling(2)	7,824	8,758
U.S. Drilling(2)	1,641	(4,052)
International Drilling(2)	5,477	(5,645)
Technical Services(2)	576	309

Total operating gross margin	28,863	20,877
General and administrative expense	(8,964)	(12,845)
Gain (loss) on disposition of assets, net	(129)	1,148

Total operating income	19,770	9,180
Interest expense	(12,039)	(10,006)
Interest income	32	59
Loss on extinguishment of debt	(29,673)	—
Other	895	(165)

Loss from continuing operations before income taxes	$(21,015)	$(932)

(1)	For the three months ended March 31, 2014, our largest customer, ENL, constituted 17.1% of our total consolidated revenues and approximately 37.6% and 52.4% of our International Drilling and Technical Services segment revenues, respectively. For the three months ended March 31, 2013, our largest customer, ENL, constituted approximately 15.1% of our total consolidated revenues and approximately 38.5% of our International Drilling segment revenues.
(2)	Operating gross margin is calculated as revenues less direct operating expenses, including depreciation and amortization expense.

6.	Accounting for Uncertainty in Income Taxes

We apply the accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. At March 31, 2014, we had a liability for unrecognized tax benefits of $12.4 million (which includes $5.6 million of benefits which would favorably impact our effective tax rate upon recognition) primarily related to foreign operations. As of March 31, 2013, we had a liability for unrecognized tax benefits of $10.0 million ($3.2 million of which, if recognized, would favorably impact our effective tax rate). In addition, we recognize interest and penalties that could be applied to uncertain tax positions in periodic income tax expense. As of March 31, 2014 and December 31, 2013, we had approximately $8.1 million and $7.9 million, respectively, of accrued interest and penalties related to uncertain tax positions.

During the first quarter ended March 31, 2014, we appealed notices of assessment related to deductions claimed in Kazakhstan by one of our subsidiaries. Management is currently evaluating the assessments and appellate process and does not anticipate a material change to our financial position. We believe that it is reasonably possible that settlement of approximately $6.1 million included in the liability for unrecognized tax benefits may occur within the coming year.

7.	Income Tax Benefit/Expense

During the first quarter of 2014 we had an income tax benefit of $8.6 million compared to $1.5 million for the first quarter of 2013. The increase in current period income tax benefit is primarily due to the reduction of pre-tax earnings in the first quarter of 2014 when compared with pre-tax earnings reported for the 2013 first quarter primarily driven by the debt extinguishment costs recorded during the 2014 first quarter.

8.	Long-Term Debt

The following table illustrates our debt portfolio as of March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
	(Dollars in Thousands)
6.75% Senior Notes, due July 2022	$360,000	$—
7.50% Senior Notes, due August 2020	225,000	225,000
9.125% Senior Notes, due April 2018	8,875	428,781
Term Note, due December 2017	37,500	—

Total debt	631,375	653,781

Less current portion	18,801	25,000

Total long-term debt	$612,574	$628,781

6.75% Senior Notes, due July 2022

On January 22, 2014, we issued $360.0 million aggregate principal amount of 6.75% Senior Notes due 2022 (6.75% Notes) pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the 6.75% Notes offering plus a $40.0 million draw under the Secured Credit Agreement (as defined below) and cash on hand, were utilized to redeem $416.2 million aggregate principal amount of our outstanding 9.125% Notes due 2018 pursuant to a tender and consent solicitation offer commenced on January 7, 2014. See further discussion of the tender and consent solicitation offer below entitled “9.125% Senior Notes, due April 2018”.

The 6.75% Notes are general unsecured obligations of the Company and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 6.75% Notes are jointly and severally guaranteed by all of our subsidiaries that guarantee indebtedness under our Secured Credit Agreement, our 7.50% Notes (as defined below) or our 9.125% Notes (as defined below, and collectively with the 7.50% Notes and the 6.75% Notes, the Senior Notes). Interest on the 6.75% Notes is payable on January 15 and July 15 of each year, beginning July 15, 2014. Debt issuance costs related to the 6.75% Notes of approximately $7.3 million ($7.1 million net of amortization as of March 31, 2014) are being amortized over the term of the notes using the effective interest rate method.

At any time prior to January 15, 2017, we may redeem up to 35 percent of the aggregate principal amount of the 6.75% Notes at a redemption price of 106.75 percent of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings by us. On and after January 15, 2018, we may redeem all or a part of the 6.75% Notes upon appropriate notice, at a redemption price of 103.375 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning January 15, 2020. If we experience certain changes in control, we must offer to repurchase the 6.75% Notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Indenture restricts our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness, (v) create or incur liens, (vi) enter into sale and leaseback transactions, (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. Additionally, the Indenture contains certain restrictive covenants designating certain events as Events of Default. These covenants are subject to a number of important exceptions and qualifications.

7.50% Senior Notes, due August 2020

On July 30, 2013, we issued $225.0 million aggregate principal amount of 7.50% Senior Notes due 2020 (7.50% Notes) pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the 7.50% Notes offering were primarily used to repay the $125.0 million aggregate principal amount of the Goldman Term Loan, to repay $45.0 million of Term Loan borrowings under our Secured Credit Agreement and for general corporate purposes.

The 7.50% Notes are general unsecured obligations of the Company and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 7.50% Notes are jointly and severally guaranteed by all of our subsidiaries that guarantee indebtedness under our Secured Credit Agreement or any of our other series of Senior Notes. Interest on the 7.50% Notes is payable on February 1 and August 1 of each year, beginning February 1, 2014. Debt issuance costs related to the 7.50% Notes of approximately $5.5 million ($5.1 million, net of amortization as of March 31, 2014) are being amortized over the term of the notes using the effective interest rate method.

At any time prior to August 1, 2016, we may redeem up to 35 percent of the aggregate principal amount of the 7.50% Notes at a redemption price of 107.50 percent of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings by us. On and after August 1, 2016, we may redeem all or a part of the 7.50% Notes upon appropriate notice, at a redemption price of 103.750 percent of the principal amount, and at redemption prices decreasing each year thereafter to par beginning August 1, 2018. If we experience certain changes in control, we must offer to repurchase the 7.50% Notes at 101.0 percent of the aggregate principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Indenture restricts our ability and the ability of certain subsidiaries to: (i) sell assets, (ii) pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness, (iii) make investments, (iv) incur or guarantee additional indebtedness; (v) create or incur liens; (vi) enter into sale and leaseback transactions; (vii) incur dividend or other payment restrictions affecting subsidiaries, (viii) merge or consolidate with other entities, (ix) enter into transactions with affiliates, and (x) engage in certain business activities. Additionally, the Indenture contains certain restrictive covenants designating certain events as Events of Default. These covenants are subject to a number of important exceptions and qualifications.

9.125% Senior Notes, due April 2018

On March 22, 2010, we issued $300.0 million aggregate principal amount of 9.125% Senior Notes due 2018 (9.125% Notes) pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. Net proceeds from the 9.125% Notes offering were primarily used to redeem the $225.0 million aggregate principal amount of our 9.625% Senior Notes due 2013 and to repay $42.0 million of borrowings under our senior secured revolving credit facility.

On April 25, 2012, we issued an additional $125.0 million aggregate principal amount of 9.125% Notes under the same indenture at a price of 104.0% of par, resulting in gross proceeds of $130.0 million. Net proceeds from the offering were utilized to refinance $125.0 million aggregate principal amount of the 2.125% Convertible Senior Notes due July 2012 (2.125% Notes).

On January 7, 2014, we commenced a tender and consent solicitation with respect to the 9.125% Notes. The tender offer price was $1,061.98, inclusive of a $30.00 consent payment, for each $1,000 principal amount of 9.125% Notes, plus accrued and unpaid interest. On January 22, 2014, we paid $453.7 million for the tendered 9.125% Notes, comprised of $416.2 million of aggregate principal amount of the 9.125% Notes, $25.8 million of tender and consent premiums and $11.7 million of accrued interest. In connection with the tender and consent solicitation, approximately $3.7 million of unamortized debt issuance premium and approximately $7.6 million of debt issuance costs were written off in the three months ended March 31, 2014. On April 1, 2014, we redeemed the remaining $8.8 million outstanding 9.125% Notes for a purchase price of $9.6 million, inclusive of a $0.4 million call premium and $0.4 million interest.

Amended and Restated Credit Agreement

On December 14, 2012, we entered into an Amended and Restated Credit Agreement (Secured Credit Agreement) consisting of a senior secured $80.0 million revolving facility (Revolver) and a senior secured term loan facility (Term Loan) of $50.0 million. The Secured Credit Agreement provides that, subject to certain conditions, including the approval of the Administrative Agent and the lenders’ acceptance (or additional lenders being joined as new lenders), the amount of the Term Loan or Revolver can be increased by an additional $50.0 million, so long as after giving effect to such increase, the aggregate commitments are not in excess of $180.0 million.

Our obligations under the Secured Credit Agreement are guaranteed by substantially all of our direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenues primarily outside the United States, each of which has executed guaranty agreements, and are secured by first priority liens on our accounts receivable, specified barge rigs and rental equipment. The Secured Credit Agreement contains customary affirmative and negative covenants with which we were in compliance as of March 31, 2014 and December 31, 2013. The Secured Credit Agreement matures on December 14, 2017.

Revolver

Our Revolver is available for general corporate purposes and to support letters of credit. Interest on Revolver loans accrues at a Base Rate plus an Applicable Rate or LIBOR plus an Applicable Rate. Under the Secured Credit Agreement, the Applicable Rate varies from a rate per annum ranging from 2.50 percent to 3.00 percent for LIBOR rate loans and 1.50 percent to 2.00 percent for base rate loans, determined by reference to the consolidated leverage ratio (as defined in the Secured Credit Agreement). Revolving loans are available subject to a borrowing base calculation based on a percentage of eligible accounts receivable, certain specified barge drilling rigs and rental equipment of the Company and its subsidiary guarantors. There were no revolving loans outstanding at March 31, 2014 and December 31, 2013. Letters of credit outstanding against the Revolver as of March 31, 2014 and December 31, 2013 totaled $6.0 million and $4.6 million, respectively.

Term Loan

The Term Loan originated at $50.0 million on December 14, 2012 and requires quarterly principal payments of $2.5 million, which began March 31, 2013. Interest on the Term Loan accrues at a Base Rate plus 2.00 percent or LIBOR plus 3.00 percent. The outstanding balance on the Term Loan at December 31, 2013 was zero. and as of March 31, 2014 the remaining balance on the Term Loan was $37.5 million. We are no longer able to re-borrow amounts under the Term Loan.

9.	Fair Value of Financial Instruments

Certain of our assets and liabilities are required to be measured at fair value on a recurring basis. For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.

The fair value measurement and disclosure requirements of FASB Accounting Standards Codification Topic No. 820, Fair Value Measurement and Disclosures (ASC 820) requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows:

•	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

•	Level 2 — Direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets;

•	Level 3 — Unobservable inputs that require significant judgment for which there is little or no market data.

When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the entire measurement even though we may also have utilized significant inputs that are more readily observable. The amounts reported in our consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value.

Fair value of our debt instruments is determined using Level 2 inputs. Fair values and related carrying values of our debt instruments were as follows for the periods indicated:

	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Long-term Debt
6.75% Notes	$360,000	$371,700	$—	$—
7.50% Notes	225,000	240,188	225,000	236,250
9.125% Notes	8,801	9,202	425,000	446,250

Total	$593,801	$621,090	$650,000	$682,500

The assets acquired and liabilities assumed in the ITS Acquisition were recorded at fair value in accordance with U.S. GAAP. Acquisition date fair values represent either Level 2 fair value measurements (current assets and liabilities, property, plant and equipment) or Level 3 fair value measurements (intangible assets).

Market conditions could cause an instrument to be reclassified from Level 1 to Level 2, or Level 2 to Level 3. There were no transfers between levels of the fair value hierarchy or any changes in the valuation techniques used during the three months ended March 31, 2014.

10.	Commitments and Contingencies

Asbestos-Related Claims

We are from time to time a party to various lawsuits in the ordinary course of business that are incidental to our operations in which the claimants seek an unspecified amount of monetary damages for personal injury, including injuries purportedly resulting from exposure to asbestos on drilling rigs and associated facilities. At March 31, 2014, there were approximately 15 of these lawsuits in which we are one of many defendants. These lawsuits have been filed in the United States in the states of California, Illinois and Mississippi.

We intend to defend ourselves vigorously and, based on the information available to us at this time, we do not expect the outcome to have a material adverse effect on our financial condition, results of operations or cash flows. However, we are unable to predict the ultimate outcome of these lawsuits. No amounts were accrued at March 31, 2014.

Customs Agent and Foreign Corrupt Practices Act (FCPA) Settlement

On April 16, 2013, the Company and the Department of Justice (DOJ) entered into a deferred prosecution agreement (DPA), under which the DOJ will defer for three years prosecuting the Company for criminal violations of the anti-bribery provisions of the FCPA relating to the Company’s retention and use of an individual agent in Nigeria with respect to certain customs-related issues, in return for: (i) the Company’s acceptance of responsibility for, and agreement not to contest or contradict the truthfulness of, the statement of facts and allegations that have been filed in a United States District Court concurrently with the DPA; (ii) the Company’s payment of an approximately $11.76 million fine; (iii) the Company’s reaffirming its commitment to compliance with the FCPA and other applicable anti-corruption laws in connection with the Company’s operations, and continuing cooperation with domestic and foreign authorities in connection with the matters that are the subject of the DPA; (iv) the Company’s commitment to continue to address any identified areas for improvement in the Company’s internal controls, policies and procedures relating to compliance with the FCPA and other applicable anti-corruption laws if, and to the extent, not already addressed; and (v) the Company’s agreement to report to the DOJ in writing annually during the term of the DPA regarding remediation of the matters that are the subject of the DPA, implementation of any enhanced internal controls, and any evidence of improper payments the Company may have discovered during the term of the agreement. If the Company remains in compliance with the terms of the DPA throughout its effective period, the charge against the Company will be dismissed with prejudice. The Company also settled a related civil complaint filed by the SEC in a United States District Court.

Demand Letter and Derivative Litigation

In April 2010, we received a demand letter from a law firm representing Ernest Maresca. The letter states that Mr. Maresca is one of our stockholders and that he believes that certain of our current and former officers and directors violated their fiduciary duties related to the issues described above under “Customs Agent and Foreign Corrupt Practices Act (FCPA) Settlement.” The letter requests that our Board of Directors take action against the individuals in question. In response to this letter, the Board formed a special committee to evaluate the issues raised by the letter and determine a course of action for the Company. The special committee engaged its own counsel for the investigation and evaluated potential claims against all individuals identified in the demand letter. The special committee considered whether pursuing each of the individuals named in the demand letter was in the best interests of the Company based upon a variety of factors, including among others, whether the Company had a potential cause of action against the individual, the defenses the individual might offer to such a claim, the ability of the individual to satisfy any judgment the Company might secure as a result of a claim asserted, and other risks to the Company of pursuing the claims. After taking various factors into account, on July 29, 2013, the special committee recommended to the Board that the Company not pursue any action against the current and former officers and directors named in the demand letter, and the Board accepted such recommendation.

ITS Internal Controls

Our due diligence process with respect to the ITS Acquisition identified certain transactions that suggest that ITS’ pre-acquisition internal controls may have failed to prevent violations of potentially applicable international trade and anti-corruption laws, including those of the United Kingdom. We have investigated such violations and have and will, as appropriate, make any identified violations known to relevant authorities, cooperate with any resulting investigations and take proper remediation measures

(including seeking any necessary government authorizations). While it is possible that matters may arise where a contingency may require further accounting considerations, we do not believe that as a result of these matters a loss is probable and estimable at this time.

11.	Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (ASU) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires that companies present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. This accounting guidance was effective for our first quarter in fiscal 2013 and did not impact the presentation of our condensed consolidated financial statements and related notes.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when: (1) the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction and (2) the entity intends to use the deferred tax asset for that purpose. This accounting guidance is effective for our first quarter in fiscal 2014 and does not impact our condensed consolidated financial statements.

12.	Parent, Guarantor, Non-Guarantor Unaudited Consolidating Condensed Financial Statements

Set forth on the following pages are the consolidating condensed financial statements of Parker Drilling. The Company’s Secured Credit Agreement and Senior Notes are fully and unconditionally guaranteed by substantially all of our direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenues primarily outside the United States, subject to the following customary release provisions:

•	in connection with any sale or other disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) a subsidiary of the Company;

•	in connection with any sale of such amount of capital stock as would result in such guarantor no longer being a subsidiary to a person that is not (either before or after giving effect to such transaction) a subsidiary of the Company;

•	if the Company designates any restricted subsidiary that is a guarantor as an unrestricted subsidiary;

•	if the guarantee by a guarantor of all other indebtedness of the Company or any other guarantor is released, terminated or discharged, except by, or as a result of, payment under such guarantee; or

•	upon legal defeasance or covenant defeasance (satisfaction and discharge of the indenture).

There are currently no restrictions on the ability of the restricted subsidiaries to transfer funds to Parker Drilling in the form of cash dividends, loans or advances. Parker Drilling is a holding company with no operations, other than through its subsidiaries. Separate financial statements for each guarantor company are not provided as the Company complies with the exception to Rule 3-10(a)(1) of Regulation S-X, set forth in sub-paragraph (f) of such rule. All guarantor subsidiaries are owned 100 percent by the parent company.

We are providing consolidating condensed financial information of the parent, Parker Drilling, the guarantor subsidiaries, and the non-guarantor subsidiaries as of March 31, 2014 and December 31, 2013 and for the three months ended March 31, 2014 and 2013. The consolidating condensed financial statements present investments in both consolidated and unconsolidated subsidiaries using the equity method of accounting.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED BALANCE SHEET

(Dollars in Thousands)

(Unaudited)

	March 31, 2014
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$30,649	$15,916	$46,496	$—	$93,061
Accounts and notes receivable, net	(12)	122,122	142,327	—	264,437
Rig materials and supplies	—	2,578	41,910	—	44,488
Deferred costs	—	—	10,698	—	10,698
Deferred income taxes	(2)	7,447	1,528	—	8,973
Other tax assets	50,772	(42,985)	15,526	—	23,313
Other current assets	—	6,122	14,040	—	20,162

Total current assets	81,407	111,200	272,525	—	465,132

Property, plant and equipment, net	(19)	564,469	309,850	—	874,300
Investment in subsidiaries and intercompany advances	2,043,180	(135,328)	1,892,995	(3,800,847)	—
Other noncurrent assets	(450,209)	475,387	253,763	(118,005)	160,936

Total assets	$1,674,359	$1,015,728	$2,729,133	$(3,918,852)	$1,500,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,801	$—	$—	$—	$18,801
Accounts payable and accrued liabilities	67,464	92,591	262,044	(254,644)	167,455
Accrued income taxes	(4,420)	6,767	14,848	—	17,195

Total current liabilities	81,845	99,358	276,892	(254,644)	203,451

Long-term debt	612,574	—	—	—	612,574
Other long-term liabilities	5,036	6,664	5,827	—	17,527
Long-term deferred tax liability	—	50,229	(9,203)	—	41,026
Intercompany payables	354,161	514,644	626,054	(1,494,859)	—
Contingencies	—	—	—	—	—
Stockholders’ equity:
Common stock	20,164	18,049	43,003	(61,052)	20,164
Capital in excess of par value	660,742	740,441	1,572,919	(2,313,360)	660,742
Retained earnings (accumulated deficit)	(60,163)	(413,657)	208,594	205,063	(60,163)
Accumulated other comprehensive income	—	—	1,783	—	1,783

Total controlling interest stockholders’ equity	620,743	344,833	1,826,299	(2,169,349)	622,526

Noncontrolling interest	—	—	3,264	—	3,264

Total equity	620,743	344,833	1,829,563	(2,169,349)	625,790

Total liabilities and stockholders’ equity	$1,674,359	$1,015,728	$2,729,133	$(3,918,852)	$1,500,368

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED BALANCE SHEET

(Dollars in Thousands)

(Unaudited)

	December 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$88,697	$8,310	$51,682	$—	$148,689
Accounts and notes receivable, net	—	101,299	156,590	—	257,889
Rig materials and supplies	—	3,002	38,779	—	41,781
Deferred costs	—	—	13,682	—	13,682
Deferred income taxes	(57)	8,435	1,562	—	9,940
Other tax assets	54,524	(46,770)	16,325	—	24,079
Other current assets	—	9,089	14,134	—	23,223

Total current assets	143,164	83,365	292,754	—	519,283

Property, plant and equipment, net	60	562,148	309,148	—	871,356
Investment in subsidiaries and intercompany advances	1,906,128	(336,570)	1,667,937	(3,237,495)	—
Other noncurrent assets	(457,954)	468,864	250,983	(117,776)	144,117

Total assets	$1,591,398	$777,807	$2,520,822	$(3,355,271)	$1,534,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,000	$—	$—	$—	$25,000
Accounts payable and accrued liabilities	75,268	92,546	261,436	(254,364)	174,886
Accrued income taxes	—	725	6,541	—	7,266

Total current liabilities	100,268	93,271	267,977	(254,364)	207,152

Long-term debt	628,781	—	—	—	628,781
Other long-term liabilities	5,037	6,743	15,134	—	26,914
Long-term deferred tax liability	—	51,747	(12,980)	—	38,767
Intercompany payables	227,504	291,783	422,645	(941,932)	—
Contingencies	—	—	—	—	—
Stockholders’ equity:
Common stock	20,075	18,049	43,003	(61,052)	20,075
Capital in excess of par value	657,349	740,438	1,572,919	(2,313,357)	657,349
Retained earnings (accumulated deficit)	(47,616)	(424,224)	208,790	215,434	(47,616)
Accumulated other comprehensive income	—	—	1,888	—	1,888

Total controlling interest stockholders’ equity	629,808	334,263	1,826,600	(2,158,975)	631,696

Noncontrolling interest	—	—	1,446	—	1,446

Total Equity	629,808	334,263	1,828,046	(2,158,975)	633,142

Total liabilities and stockholders’ equity	$1,591,398	$777,807	$2,520,822	$(3,355,271)	$1,534,756

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three months ended March 31, 2014
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$123,431	$149,132	$(43,338)	$229,225
Operating expenses	—	76,548	132,815	(43,338)	166,025
Depreciation and amortization	—	20,168	14,169	—	34,337

Total operating gross margin	—	26,715	2,148	—	28,863

General and administration expense(1)	(70)	(8,464)	(430)	—	(8,964)
Gain on disposition of assets, net	(79)	(81)	31	—	(129)

Total operating income (loss)	(149)	18,170	1,749	—	19,770
Other income and (expense):
Interest expense	(12,715)	(50)	(2,499)	3,225	(12,039)
Interest income	439	176	2,642	(3,225)	32
Extinguishment of debt	(29,673)	—	—	—	(29,673)
Other	—	128	767	—	895
Equity in net earnings of subsidiaries	10,489	—	—	(10,489)	—

Total other income (expense)	(31,460)	254	910	(10,489)	(40,785)

Income (benefit) before income taxes	(31,609)	18,424	2,659	(10,489)	(21,015)

Total income tax expense (benefit)	(19,060)	6,384	4,053	—	(8,623)

Net income (loss)	(12,549)	12,040	(1,394)	(10,489)	(12,392)

Less: Net income (loss) attributable to noncontrolling interest	—	—	157	—	157

Net income (loss) attributable to controlling interest	$(12,549)	$12,040	$(1,551)	$(10,489)	$(12,549)

(1)	General and administration expenses for field operations are included in operating expenses.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$104,342	$86,300	$(23,507)	$167,135
Operating expenses	—	58,578	81,675	(23,507)	116,746
Depreciation and amortization	—	18,659	10,853	—	29,512

Total operating gross margin	—	27,105	(6,228)	—	20,877

General and administration expense(1)	(45)	(12,732)	(68)	—	(12,845)
Gain on disposition of assets, net	—	1,108	40	—	1,148

Total operating income (loss)	(45)	15,481	(6,256)	—	9,180
Other income and (expense):
Interest expense	(10,980)	(24)	(3,417)	4,415	(10,006)
Interest income	1,569	190	2,715	(4,415)	59
Loss on extinguishment of debt	—	—	—	—	—
Other	37	101	(303)	—	(165)
Equity in net earnings of subsidiaries	179	—	—	(179)	—

Total other income (expense)	(9,195)	267	(1,005)	(179)	(10,112)

Income (loss) before income taxes	(9,240)	15,748	(7,261)	(179)	(932)

Income tax expense (benefit)	(9,832)	5,589	2,739	—	(1,504)

Net income (loss)	592	10,159	(10,000)	(179)	572

Less: Net income (loss) attributable to noncontrolling interest	—	—	(20)	—	(20)

Net income (loss) attributable to controlling interest	$592	$10,159	$(9,980)	$(179)	$592

(1)	General and administration expenses for field operations are included in operating expenses.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31, 2014
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Comprehensive income:
Net income (loss)	$(12,549)	$12,040	$(1,394)	$(10,489)	$(12,392)
Other comprehensive loss, net of tax:
Currency translation difference on related borrowings	—	—	(804)	—	(804)
Currency translation difference on foreign currency net investments			699		699

Total other comprehensive loss, net of tax:	—	—	(105)	—	(105)

Comprehensive income (loss)	(12,549)	12,040	(1,499)	(10,489)	(12,497)
Comprehensive (income) loss attributable to noncontrolling interest	—	—	(154)	—	(154)

Comprehensive income (loss) attributable to controlling interest	$(12,549)	$12,040	$(1,653)	$(10,489)	$(12,651)

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Comprehensive income:
Net income (loss)	$592	$10,159	$(10,000)	$(179)	$572
Other comprehensive loss, net of tax:
Currency translation difference on related borrowings	—	—	—	—	—
Currency translation difference on foreign currency net investments			—		—

Total other comprehensive loss, net of tax:	—	—	—	—	—

Comprehensive income (loss)	592	10,159	(10,000)	(179)	572
Comprehensive (income) loss attributable to noncontrolling interest	—	—	20	—	20

Comprehensive income (loss) attributable to controlling interest	$592	$10,159	$(9,980)	$(179)	$592

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31, 2014
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(12,549)	$12,040	$(1,394)	$(10,489)	$(12,392)
Adjustments to reconcile net income (loss):
Depreciation and amortization	—	20,168	14,169	—	34,337
Loss on extinguishment of debt	29,673	—	—	—	29,673
Gain on disposition of assets	79	81	(31)	—	129
Deferred income tax expense	(17,472)	3,891	1,289	—	(12,292)
Expenses not requiring cash	4,180	129	2,535	—	6,844
Equity in net earnings of subsidiaries	(10,489)	—	—	10,489	—
Change in accounts receivable	11	(18,803)	12,566	—	(6,226)
Change in accrued income taxes	(4,420)	7,206	(2,636)	—	150
Change in other assets	12,746	(14,180)	1,040	—	(394)
Change in liabilities	(8,476)	(34)	305	—	(8,205)

Net cash provided by (used in) operating activities	(6,717)	10,498	27,843	—	31,624

Cash flows from investing activities:
Capital expenditures	—	(25,523)	(11,922)	—	(37,445)
Proceeds from the sale of assets	—	472	1,154	—	1,626

Net cash (used in) investing activities	—	(25,051)	(10,768)	—	(35,819)

Cash flows from financing activities:
Proceeds from debt issuance	400,000	—	—	—	400,000
Repayments of long term debt	(416,199)	—	—	—	(416,199)
Paydown on term note	(2,500)	—	—	—	(2,500)
Payment of debt issuance costs	(7,273)	—	—	—	(7,273)
Payment of debt extinguishment costs	(25,796)	—	—	—	(25,796)
Excess tax benefit from stock-based compensation	335	—	—	—	335
Intercompany advances, net	102	22,159	(22,261)	—	—

Net cash provided by (used in) financing activities	(51,331)	22,159	(22,261)	—	(51,433)

Net change in cash and cash equivalents	(58,048)	7,606	(5,186)	—	(55,628)
Cash and cash equivalents at beginning of year	88,697	8,310	51,682	—	148,689

Cash and cash equivalents at end of year	$30,649	$15,916	$46,496	$—	$93,061

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31, 2013
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$592	$10,159	$(10,000)	$(179)	$572
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	18,659	10,853	—	29,512
Gain on disposition of assets	—	(1,108)	(40)	—	(1,148)
Deferred income tax expense	(8,310)	2,936	3,767	—	(1,607)
Expenses not requiring cash	2,951	5,875	(1,647)	—	7,179
Equity in net earnings of subsidiaries	(179)	—	—	179	—
Change in accounts receivable	(25)	(14,540)	(3,992)	—	(18,557)
Change in other assets	(3,051)	(3,030)	(1,937)	—	(8,018)
Change in accrued income taxes	(630)	1,141	1,049	—	1,560
Change in liabilities	10,412	3,784	3,551	—	17,747

Net cash provided by operating activities	1,760	23,876	1,604	—	27,240

Cash flows from investing activities:
Capital expenditures	—	(21,998)	(8,025)	—	(30,023)
Proceeds from the sale of assets	—	1,504	46	—	1,550

Net cash (used in) investing activities	—	(20,494)	(7,979)	—	(28,473)

Cash flows from financing activities:
Paydown on term note	(2,500)	—	—	—	(2,500)
Payment of debt issuance costs	(307)	—	—	—	(307)
Excess tax benefit from stock-based compensation	(159)	—	—	—	(159)
Intercompany advances, net	2,447	(8,484)	6,037	—	—

Net cash provided by (used in) financing activities	(519)	(8,484)	6,037	—	(2,966)

Net change in cash and cash equivalents	1,241	(5,102)	(338)	—	(4,199)
Cash and cash equivalents at beginning of year	42,251	11,023	34,612	—	87,886

Cash and cash equivalents at end of year	$43,492	$5,921	$34,274	$—	$83,687

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

On April 22, 2013, Parker Drilling Company (“Parker Drilling”) and two of its wholly-owned subsidiaries, Parker Drilling Offshore Corporation (“Parker Offshore”) and PD International Holdings C.V. (“PD International” and, together with Parker Drilling and Parker Offshore, the “Parker Parties”), entered into a Sale and Purchase Agreement (the “Agreement”) with ITS Tubular Service (Holdings) Limited (“ITS Holdings”), a company organized under the laws of Scotland and in administration proceedings under the laws thereof (the “Seller”), Ian David Green, John Bruce Cartwright and Graham Douglas Frost, each of PricewaterhouseCoopers LLP, as joint administrators of the Seller, and ITS Holdings, Inc., an indirect subsidiary of the Seller. Pursuant to the Agreement, Parker Drilling acquired International Tubular Services Limited and certain of its affiliates (collectively, “ITS”) and other related assets held by the Seller (the “Acquisition”) for an initial purchase price of $101.0 million paid at the closing of the Acquisition. An additional $24.0 million was deposited into an escrow account which is payable to the seller or to us, as the case may be, in accordance with the Agreement. As of March 31, 2014, $7.0 million of the escrow funds had been released to the seller. The Acquisition closed simultaneously with the execution of the Agreement. The following unaudited pro forma condensed consolidated financial information and related notes give effect to the Acquisition and related transactions and financing and should be read in conjunction with the annual consolidated financial information of Parker Drilling, as well as the historical annual financial information of ITS Holdings, including the respective notes thereto, flied with this offering memorandum. The unaudited pro forma condensed consolidated financial information gives effect to the Acquisition in accordance with the acquisition method of accounting. We believe all significant adjustments necessary to reflect the effects of the Acquisition and related transactions and financing have been made.

The unaudited pro forma condensed consolidated financial information does not reflect synergies expected from the combination of the two entities. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of what the actual consolidated financial position or results of operations of Parker Drilling and ITS would have been as of and for the periods presented, nor does it purport to represent the future results of operations of Parker Drilling and ITS.

Below is the unaudited pro forma condensed consolidated financial information and related notes thereto which give effect to the Acquisition and related transactions and financing. The following unaudited pro forma condensed consolidated financial information sets forth:

(i) The historical financial information for the year ended December 31, 2013, as derived from the audited financial statements of Parker Drilling;

(ii) Adjustments to conform the presentation of ITS Holdings financial information to be consistent with that of Parker Drilling, including adjustments to conform to ITS Holdings’ historical presentation in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), to U.S. generally accepted accounting principles (“U.S. GAAP”);

(iii) Adjustments to remove specific entities and geographical operations that were not acquired by Parker Drilling; and

(iv) Pro forma adjustments giving effect to the Acquisition and related transactions and financing, as if such transactions had been completed as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statements of operations. The pro forma adjustments made are (1) directly attributable to the Acquisition, (2) factually supportable, and expected to have a continuing impact on the consolidated results.

PARKER DRILLING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Dollars in Thousands, Except Per Share and Weighted Average Shares Outstanding)

	Parker Drilling Historical	ITS IFRS Historical(1)	IFRS to U.S. GAAP Adjustments(2)		Pro Forma Adjustments(3)		Pro Forma Consolidated
Revenues	$874,172	$40,820	—		$—		$914,992
Expenses:
Operating expenses	571,672	32,410	—		—		604,082
Depreciation and amortization	134,053	6,012	—		(2,297)	5(b)(c)	137,768

	705,725	38,422	—		(2,297)		741,850

Total operating gross margin	168,447	2,398	—		2,297		173,142

General and administration expense	(68,025)	—	—		22,530	5(a)	(45,495)
Impairments and restructuring charges	—	(43)	(181)	2(a)	—		(224)
Provisions for reduction in carrying value of certain assets	(2,544)	—	—		—		(2,544)
Gain (loss) on disposition of assets, net	3,994	(114)	—		—		3,880

Total operating income (loss)	101,872	2,241	(181)		24,827		128,759

Other income and (expense):
Interest expense, net	(45,370)	(1,427)	1,299	2(b)	(3,019)	5(d)	(48,517)
Loss on extinguishment of debt	(5,218)	—	—		—		(5,218)
Change in fair value of derivative positions	53	—	—		—		53
Other	1,450	139	—		—		1,589

Total other income and (expense)	(49,085)	(1,288)	1,299		(3,019)		(52,093)

Income (loss) before income taxes	52,787	953	1,118		21,808		76,666
Income tax expense (benefit)	25,608	642	—		4,751	5(e)	31,001

Income (loss) from continuing operations	$27,179	$311	$1,118		$17,057		$45,665

Basic Earnings (loss) per share:	$0.23						$0.38
Diluted Earnings (loss) per share:	$0.22						$0.38
Weighted Average Shares Outstanding
Basic	119,284,468						119,284,468
Diluted	121,224,550						121,224,550

(1)	ITS IFRS Historical financial information includes the historical financial information of ITS Holdings prior to acquisition by Parker Drilling, adjusted for ITS Holdings’ entities not acquired by Parker Drilling in the ITS Acquisition.
(2)	See note 2 in the accompanying notes for discussion of adjustments related to conversion of IFRS to U.S. GAAP.
(3)	See note 5 in the accompanying notes for discussion of pro forma adjustments.

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma results of operations of Parker Drilling and ITS on a consolidated basis based on the historical financial information of each company after giving effect to the Acquisition, related transactions and transaction specific financing, as well as pro forma adjustments. The unaudited pro forma condensed consolidated financial information was prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting.

Financial Accounting Standards Board (“FASB”)’s Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. In addition, the applicable accounting literature requires that consideration transferred be measured at the closing date of the asset acquisition.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Parker Drilling. The results of operations of ITS are reflected in the reported results of operations of Parker Drilling from the date of acquisition but Parker Drilling’s financial statements will not be retroactively restated to reflect the historical financial position or results of operations of ITS.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is presented “as if” the Acquisition had occurred on January 1, 2013.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) and certain acquisition-related restructuring charges impacting ITS are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory, and valuation costs incurred by Parker Drilling in connection with the Acquisition were approximately $22.5 million and are not reflected in the pro forma condensed consolidated statement of operations because they will not have a continuing impact.

2.	Adjustments to ITS Holdings’ Financial Statements to Reconcile to U.S. GAAP

ITS Holdings’ financial statements were prepared in accordance with IFRS, as issued by IASB, which differ in certain respects from U.S. GAAP. Adjustments have been made with respect to the following items to reconcile ITS Holdings’ historical IFRS financial information to U.S. GAAP for the purposes of the pro forma presentation. Significant adjustments include:

(a) Restructuring Provision — Under IFRS, a provision was made for certain restructuring costs relating to ITS Holdings winding down its business in Iran. Under U.S. GAAP, these costs are recognized in the period in which they are incurred as they do not meet the criteria to recognize a liability. Of these costs, $0.2 million were incurred between January 1, 2013 and April 21, 2013 for which the adjustment is recorded in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 to reverse $0.2 million recognized under IFRS of restructuring liabilities.

(b) Interest expense has been adjusted to reflect (1) Deferred financing costs — the amortization method applied by ITS Holdings differs from that of Parker Drilling. Under IFRS, the effective interest method was applied, while under U.S. GAAP, the deferred financing costs relating to the ITS Holdings revolver, are amortized on a straight line basis; and (2) A Ordinary Shares — ITS Holdings had issued a class of share capital, the A Ordinary shares, which carried an entitlement to a fixed cumulative preferential dividend and could have been redeemed at certain times at the option of the shareholder. Under IFRS, such shares were classified as a compound instrument at inception, recognizing both a debt and equity component to the instrument. Related financing costs were offset against the fair value of the debt, which was then being amortized back to the redeemable value of the instrument. Any related dividends were treated as interest. Interest expense for the year ended December 31, 2013 was reduced as the fixed cumulative preferential dividend is treated as a dividend under U.S. GAAP.

The interest expense adjustments to reflect the decrease in interest expense resulting from the paragraphs above was:

For the year ended December 31, 2013
Adjustment (1) — Deferred financing costs	$(199)
Adjustment (2) — A Ordinary shares	1,498
Total impact to Interest expense, net	$1,299

3.	Adjustments for ITS Entities and Operations Not Acquired

The Parker Parties did not acquire certain entities or geographic operations of ITS Holdings reflected in the historical financial information of ITS Holdings. These entities or operations were related to the operations in Iran, Sudan, Peru, Ecuador, Venezuela, Pakistan, Cyprus, Spain, and Brazil, and certain non-core operations in the U.S. that were sold as part of another transaction prior to the Acquisition. The UK holding company that held ITS Holdings’ capital shares, debt and debt related accounts was also not acquired. Accordingly, adjustments have been made to remove the results of operations, as well as impairment and restructuring charges, attributable to these entities so as to reflect only the operations assumed by Parker Drilling. Adjustments are included in the “ITS IFRS Historical” column in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year ended December 31, 2013.

4.	Purchase Price Allocation

The total purchase price of the acquisition was $125.0 million. The purchase consideration was comprised of $101.0 million of cash paid at closing and $24.0 million of cash deposited in escrow. The total purchase consideration of $125.0 million was allocated to the net tangible and intangible assets acquired and liabilities assumed in the ITS Acquisition based on their estimated fair values. As of March 31, 2014 we finalized the determination of the fair values of the assets acquired and liabilities assumed. The information below represents the final purchase price allocation of ITS (in thousands):

Cash paid to, or on behalf of, ITS and its equity holders	$101,000
Cash deposited in escrow	19,000
Fair value of contingent consideration deposited in escrow for assets not acquired(1)	5,000
Total purchase consideration	125,000
Working capital excluding Rig material and supplies	20,589
Rig material and supplies	11,514
Property, plant and equipment, net	72,935
Investment in joint venture	4,134
Other noncurrent assets	2,818
Total tangible assets	111,990
Deferred income tax assets	11,862
Intangible assets	8,500
Total assets acquired	$132,352
Less: Other liabilities assumed	(211)
Less: Non-current deferred income tax liabilities	(2,796)
Net assets acquired	$129,345
Less: Noncontrolling interest	(4,345)
Goodwill	$—

(l)	Based on the terms of the Agreement, $5.0 million of the $24.0 million in escrow to be paid to the seller is contingent upon certain future liabilities that could become due by ITS in certain jurisdictions. Any payments in relation to these liabilities will be deducted from the $5.0 million escrow amount and the net balance of the escrow will be paid to the seller. We estimate that the entire $5.0 million in escrow will be paid to the seller, and therefore, the estimated fair value of the consideration in escrow related to these liabilities is $5.0 million. We do not expect to receive any amount back from escrow, and therefore did not record a receivable from escrow. Any changes to the fair value of the contingent consideration in the future of less than $5.0 million will result in recording a receivable from escrow. The receivable will be recorded at fair value. As of December 31, 2013 and March 31, 2014, the fair value of the receivable was $0.0 million.

5.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of operations take into consideration the final purchase price allocation and are as follows:

(a) Reversal of professional fees and other non-recurring transaction costs incurred associated with the Acquisition of approximately $22.5 million recorded in the historical statement of operations of Parker Drilling for the year ended December 31, 2013.

(b) Reduction in depreciation expense of $3.2 million for the period from January 1, 2013 to April 21, 2013 resulting from the purchase price adjustment to property, plant and equipment. The depreciation expense was calculated based on the final fair value of ITS’ fixed assets at acquisition using estimated average remaining useful lives consistent with Parker Drilling’s policies. Depreciable lives for different categories of property, plant and equipment are as follows:

Land drilling equipment	3 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools and other	4 to 7 years
Buildings and improvements	15 to 30 years

(c) Recording amortization expense on the final fair value of ITS’ intangible assets in the amount of $0.9 million for the period from January 1, 2013 to April 21, 2013 at acquisition using an estimated average remaining useful life of 3 years.

(d) Recording estimated interest expense of $2.8 million for the period from January 1, 2013 to April 21, 2013 on new long-term unsecured borrowings, related to the Acquisition, of $125.0 million at an average interest rate of 6.5 percent and associated estimated amortization of deferred financing cost of $0.2 million for the year ended December 31, 2013.

(e) Includes adjustment of income taxes for the items described in notes (a) through (d), above, using an estimated aggregate of statutory income tax rate of the jurisdictions for which the above adjustments relate. Using this method, the estimated aggregate income tax rate used is 35 percent for the period from January 1, 2013 to April 21, 2013.

Independent auditor’s report

The Board of Directors of Parker Drilling Company

We have audited the accompanying consolidated financial statements of ITS Tubular Services (Holdings) Limited (the “Company”), which comprise the consolidated statements of financial position as of 31 December 2012, 2011 and 2010, and the related consolidated income statement, statements of comprehensive income, changes in deficit and cash flow for each of the three years in the period ended 31 December 2012 and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on financial statements

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITS Tubular Services (Holdings) Limited and its subsidiaries as of 31 December 2012, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2012 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphases of matter regarding prior year restatement and going concern

As discussed in Note 31 to the financial statements, the 2010 and 2011 financial statements have been restated to correct the accounting for the A Ordinary shares issued in 2009 for a total consideration of $55,000,000. Our opinion is not modified with respect to this matter.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 30 to the financial statements, on 19 April 2013, the Company was placed into Administration proceedings under the laws of Scotland. Subsequent to entering Administration, the Company entered into a sale and purchase agreement for a substantial portion of the Company’s assets to Parker Drilling Company. These circumstances create substantial doubt about the Company’s ability to continue as a going concern in the foreseeable future. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte LLP Aberdeen, Scotland, UK 8 July 2013

CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2012

		2012	2011 As restated see Note 31	2010 As restated see Note 31
	Note	$’000	$’000	$’000
Revenue
– Continuing operations	6	137,903	142,814	123,382
Cost of sales		(90,064)	(76,983)	(68,943)

Gross profit		47,839	65,831	54,439
Administrative expenses
– Other administrative expenses		(64,889)	(52,422)	(49,633)
– Impairment of jars fleet and associated leasehold improvements	7	(11,536)	—	—
– Impairment of other plant and oilfield equipment	7	(18,011)	—	—
– Impairment of goodwill and intangible fixed assets	7	(6,588)	—	—
– Impairment and provision for costs on territory exit	7	(11,217)	—	—
– Loss on sale of fixed assets		(893)	(105)	(122)
– Amortisation of intangible assets		(1,247)	(1,286)	(1,120)

Group operating (loss)/profit
Existing operations		(66,542)	12,018	3,564
Share of profit in joint venture	16	796	807	885

Total operating (loss)/profit: Group and share of joint venture		(65,746)	12,825	4,449

(Loss)/profit from operating activities	7	(65,746)	12,825	4,449

Finance income	9	330	157	94
Finance expense	10	(22,906)	(17,214)	(18,069)
Accretion of A Ordinary shares to redemption	10	(5,258)	—	—
Other gains and losses	11	3,494	(3,600)	1,239

Loss before taxation from continuing operations		(90,086)	(7,832)	(12,287)
Taxation	12	(12,025)	676	692

Loss for the year from continuing operations		(102,111)	(7,156)	(11,595)

Discontinued operations
(Loss)/profit for the year from discontinued operations	13	(1,631)	618	627

Loss for the year		(103,742)	(6,538)	(10,968)

Attributable to:
Equity holders of the parent		(103,821)	(6,241)	(10,301)
Non-controlling interests		79	(297)	(667)

Loss recognised in year		(103,742)	(6,538)	(10,968)

The notes on pages F-90 to F-129 are an integral part of these consolidated financial statements.

Subsequent to 31 December 2012, the Group has disposed of certain activities and is in the process of discontinuing and selling the remaining operations. Further details are provided at Note 13.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 31 DECEMBER 2012

	2012	2011 As restated see Note 31	2010 As restated see Note 31
	$’000	$’000	$’000
Loss for the year	(103,742)	(6,538)	(10,968)
Currency translation difference on foreign currency net investments	377	(729)	(3,634)
Currency translation difference on related borrowings	(907)	(2,210)	136

Total comprehensive loss for the year	(104,272)	(9,477)	(14,466)

Loss for the financial year
– Equity holders of the parent	(104,351)	(9,180)	(13,799)
– Non-controlling interests	79	297	(667)

Total comprehensive loss for the year	(104,272)	(9,477)	(14,466)

The notes on pages 11 to 53 are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF 31 DECEMBER 2012

	Note	2012 $’000	2011 As restated see Note 31 $’000	2010 As restated see Note 31 $’000
Non-current assets
Intangible assets	14	5,915	14,562	15,802
Tangible assets	15	129,544	188,249	190,905
Deferred tax asset	18	6,186	13,545	9,608
Investments in joint ventures	16	3,907	4,976	3,485

		145,552	221,332	219,800

Current assets
Inventories	19	11,021	21,310	23,157
Other financial assets	17	—	—	106
Trade and other receivables	20	54,626	61,211	57,862
Cash and cash equivalents		8,345	12,012	8,756
Assets held for sale	13	18,643	—	—

		92,635	94,533	89,881

Total assets		238,187	315,865	309,681

Equity
Share capital	21	2	2	2
Share premium account	22	2,468	2,468	2,468
Other reserves		9,093	9,093	8,893
Currency translation reserve		(13,418)	(12,888)	(9,949)
(Accumulated deficit)/Retained earnings		(77,164)	26,657	32,898

Equity attributable to equity holders of the parent		(79,019)	25,332	34,312

Non-controlling interests		1,744	1,815	2,252

		(77,275)	27,147	36,564

Non-current liabilities
A Ordinary shares	21	—	52,571	49,801
Loans and borrowings	23	—	172,714	—
Other creditors	24	—	—	250
Obligations under hire-purchase contracts	23	392	823	1,257
Deferred tax liability	18	4,784	3,424	3,506
Financial liability	17	—	3,494	—

Total non-current liabilities		5,176	233,026	54,814

Current liabilities
A Ordinary shares	21	57,352	—	—
Trade payables		20,927	16,979	22,891
Corporation tax		1,907	2,831	2,456
Obligations under hire-purchase contracts	23	568	826	1,870
Revolving credit facility and bank overdraft	23	174,327	—	166,339
Other payables	25	52,259	35,056	24,747
Liabilities directly associated with assets classified as held for sale	13	2,946	—	—

Total current liabilities		310,286	55,692	218,303

Total liabilities		238,187	315,865	309,681

The notes pages 11 to 53 are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY / (DEFICIT)

FOR THE YEAR ENDED 31 DECEMBER 2012

	Share capital	Share premium account	[1] Other reserves	Currency translation reserve	Retained earnings/ (Accumulated deficit)	Total	Non- controlling interest	Total Equity
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance at 1 January 2010 as previously reported	2	2,468	1,306	(6,451)	53,199	50,524	2,910	53,434
Restatement (Note 31)	—	—	7,587	—	(10,000)	(2,413)	—	(2,413)

Balance at 1 January 2010 (as restated, Note 31)	2	2,468	8,893	(6,451)	43,199	48,111	2,910	51,021
Loss for year (as restated, Note 31)	—	—	—	—	(10,301)	(10,301)	(667)	(10,968)
Other comprehensive income:
– Currency translation difference on foreign currency net investments	—	—	—	(3,634)	—	(3,634)	—	(3,634)
– Currency translation difference on related borrowings	—	—	—	136	—	136	—	136
Exchange adjustments	—	—	—	—	—	—	9	9

Balance at 31 December 2010 (as restated, Note 31)	2	2,468	8,893	(9,949)	32,898	34,312	2,252	36,564

Loss for year (as restated, Note 31)	—	—	—	—	(6,241)	(6,241)	(297)	(6,538)
Other comprehensive income:
– Currency translation difference on foreign currency net investments	—	—	—	(729)	—	(729)	—	(729)
– Currency translation difference on related borrowings	—	—	—	(2,210)	—	(2,210)	—	(2,210)
Equity apportionment for warrant	—	—	200	—	—	200	248	448
Dividends paid	—	—	—	—	—	—	(309)	(309)
Exchange adjustments	—	—	—	—	—	—	(79)	(79)

Balance at 31 December 2011 (as restated, Note 31)	2	2,468	9,093	(12,888)	26,657	25,332	1,815	27,147

Loss for year	—	—	—	—	(103,821)	(103,821)	79	(103,742)
Other comprehensive income:
– Currency translation difference on foreign currency net investments	—	—	—	377	—	377	—	377
– Currency translation difference on related borrowings	—	—	—	(907)	—	(907)	—	(907)
Dividends paid	—	—	—	—	—	—	(102)	(102)
Exchange adjustments	—	—	—	—	—	—	(48)	(48)

Balance at 31 December 2012	2	2,468	9,093	(13,418)	(77,164)	(79,019)	1,744	(77,275)

1	Other reserves at December 2012 comprise the merger reserve of $1,306,000, which was created following the merger of ITS Tubular Services (Holdings) and ITS Cayman in 2003, and the equity component of the A Ordinary shares of $7,787,000.

CONSOLIDATED STATEMENT OF CASH FLOW

FOR THE YEAR ENDED 31 DECEMBER 2012

	Note	2012 $’000	2011 $’000	2010 $’000
Net cash from operating activities	i	11,511	28,892	34,984

Cash flows from investing activities
Interest received		330	157	94
Joint venture dividend received		1,000	350	200
Purchase of tangible fixed assets		(11,426)	(32,671)	(50,765)
Purchase of intangible fixed assets		(412)	(260)	(5,103)
Proceeds from sale of tangible fixed assets		4,719	11,902	6,241
Investment in joint venture		—	(90)	—

Net cash used in investing activities		(5,789)	(20,612)	(49,333)

Cash flows from financing activities
Interest paid		(9,725)	(8,124)	(7,744)
Dividends paid to non-controlling interests		(101)	(316)	—
Finance charges under hire-purchase contracts paid		(37)	(450)	(317)
Funds drawn from long-term facilities		—	4,350	29,000
Debt issue costs		(1,313)	(3,120)	(875)
Issue of A Ordinary shares		—	3,225	—
Shareholder advance		3,009	1,500	—
Repayment of obligations under finance leases		(898)	(1,988)	(2,733)

Net cash from financing activities		(9,065)	(4,923)	17,331

Net increase in cash and cash equivalents		(3,343)	3,357	2,982
Cash and cash equivalents at 1 January		12,012	8,756	6,049
Effect of exchange rate fluctuations on cash held		(137)	(101)	(275)

Cash and cash equivalents at 31 December		8,532	12,012	8,756

Cash and cash equivalents comprises:
Cash at bank and in hand		8,532	11,949	8,691
Cash on short-term deposit		—	63	65

		8,532	12,012	8,756

Cash at bank and in hand at 31 December 2012 includes $187,000 of cash classified as assets held for resale.

At 31 December 2012 cash includes $850,000 held in countries where exchange control restrictions do not permit transfer outside the country and is therefore considered to be restricted cash.

NOTE TO THE CONSOLIDATED STATEMENT OF CASH FLOW

FOR THE YEAR ENDED 31 DECEMBER 2012

i. Reconciliation of loss for the year to net cash flow from operating activities

	2012 $’000	2011 $’000	2010 $’000
Loss for the year	(103,742)	(6,538)	(10,968)

Adjustments for:
Exchange loss in net debt included in operating profit	(115)	94	219
Other foreign exchange adjustment	(1,330)	(1,113)	(497)
Depreciation	27,261	25,378	23,325
Amortisation of intangible assets	1,247	1,286	1,120
Revaluation of derivative financial instruments	(3,494)	3,600	(106)
Impairment losses on goodwill and intangible fixed assets	6,588	—	—
Impairment losses on tangible assets	30,826	—	—
Impairment losses on trade receivables	6,412	—	—
Impairment losses on inventory	7,472	—	—
Provision for impairment on territory exit	11,217	—	—
Income tax expense	12,025	78	609
(Gain)/loss on sale of tangible assets	(2,326)	(1,577)	122
Net finance expense	27,834	17,413	16,905
Share of operating profit in joint venture	(796)	(807)	(885)

Operating cash flows before movements in working capital	19,079	37,814	29,844

Change in inventories	(2,167)	1,438	(6,114)
Change in trade and other receivables	(12,360)	(3,750)	8,922
Change in trade and other payables	11,207	(2,895)	5,036

Cash generated from operating activities	15,759	32,607	37,688

Income taxes paid	(4,248)	(3,715)	(2,704)

Net cash from operating activities	11,511	28,892	34,984

During the year, impairment reviews were carried out that indicated impairments in several categories of assets operating in specific geographical segments. These are non-cash movements disclosed in the reconciliation of loss for the year to net cash flow from operating activities statement above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2012

1. General information

ITS Tubular Services (Holdings) Limited (in administration) is a company incorporated in Scotland. The address of its registered office is Unit 5, Commerce Centre, Souterhead Road, Altens, Aberdeen, AB12 3LF.

The consolidated financial statements of the Group as at 31 December 2012 and for the year then ended comprise the parent company and its subsidiaries (together referred to as “the Group” and individually as “Group entities”) and the Group’s interest in jointly controlled entities. The Group is mainly involved in the provision of products and services to the upstream oil and gas industry, primarily focused on drilling activities.

These consolidated financial statements for the year end 31 December 2012 were authorised for issue by management on 8 July 2013.

2. Basis of preparation of financial statements

The financial statements have been prepared in accordance with applicable International Financial Reporting Standards as issued by the International Accounting Standards Board. The information presented for the years ended 31 December 2012, 2011 and 2010 does not constitute statutory accounts as defined in section 434 of the Companies Act 2006. The statutory accounts for the respective periods (except 31 December 2012) have been reported upon by the Group’s Auditor and delivered to the Registrar of Companies. The report of the Auditor was unqualified, did not include a reference to any matters to which the Auditor drew attention by way of emphasis without qualifying their report and did not contain statements under section 498 (2) or (3) of the Companies Act 2006.

For the year ended 31 December 2012, the Group reported a loss after tax totalling $103,742,000, and at 31 December 2012, had net current liabilities of $217,651,000 including $174,327,000 in total bank loans and overdrafts.

The Company was in breach of its bank covenant as at 31 December 2012 and subsequently on 19 April 2013, the Company filed for administration under the laws of Scotland. On 22 April 2013, the Company consummated the sale of its wholly owned subsidiary International Tubular Services Limited and certain affiliates and other subsidiaries to Parker Drilling Company (“Parker”) for an estimated total consideration of $125 million. The sale represented substantially all of the continuing business and operating assets of the Group at that date. Further details of activities sold or discontinued after the balance sheet date of 31 December 2012 is provided in Note 30. The Company continues to hold certain subsidiaries and in the circumstances it is anticipated that the trade or assets of the remaining subsidiaries will be sold or liquidated in due course. The proceeds will largely facilitate the repayment of bank indebtedness. The aforementioned events raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might result should the Company be unable to continue as a going concern. Such circumstances were not committed or entered into at the balance sheet date.

a) Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments, which are stated at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for the assets. The methods used to measure fair values are detailed below.

b) Functional and presentation currency

These consolidated financial statements are presented in US Dollars, which is the Group’s principal functional currency. All financial information presented has been rounded to the nearest $1,000.

c) Use of estimates and judgments

In the preparation of financial statements in conformity with IFRS, the directors are required to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

Estimates and underlying assumptions are subject to regular/ongoing review. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods which are affected by those revisions.

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

i.	Carrying values, depreciation rates and residual values of plant and oilfield equipment

As described in Note 3, the Group depreciates plant and oilfield equipment over its assessment of their estimated useful lives less estimated residual values using a straight-line basis. The useful lives range between 5-15 years with residual values estimated between 5%-20% for various equipment. The Group takes into account its maintenance practices and industry experience in assessing the carrying values, useful lives and residual values of plant and oilfield equipment.

In making its judgment, management considered the detailed requirements of the depreciation and estimated residual values of the plant and oilfield equipment goods as set out in IAS 16 Property Plant and Equipment.

ii.	Deferred tax assets

The Group recognises deferred tax assets on unused tax losses where it is probable that future taxable profits will be available for utilisation. This requires management to make judgments and assumptions indicating future trading performance and capital expenditure. The carrying amount of the recognised deferred tax asset at 31 December 2012 was $6,186,000 (2011: $13,545,000; 2010: $9,608,000).

iii.	Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value-in-use calculation requires the entity to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. The carrying amount of goodwill at the balance sheet date was $5.7 million.

iv.	Recognition and measurement of intangible assets under IFRS 3 “Business Combinations”

In order to determine the value of the separately identifiable intangible assets on the acquisition of a business combination, management are required to make estimates on fair value of the separately identifiable assets acquired and residual goodwill. Management uses their judgment and knowledge of the industry and where necessary involve outside independent parties to perform these calculations and determine the fair value and estimated useful lives of these assets.

v.	Fair value of derivatives and other financial instruments

As described in Note 3, management use their judgment in selecting an appropriate valuation technique for derivative financial instruments. Assumptions are made based on quoted market rates adjusted for specific features of the instrument. Other financial instruments are valued using a discounted cash flow analysis based on assumptions supported, where possible, by observable market prices or rates. The estimation of fair value of unlisted shares includes some assumptions not supported by observable market prices or rates. Details of the carrying amount of the A Ordinary shares and assumptions used are provided in Note 21.

3. Significant Accounting Policies

The principal accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

3.1 Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company made up to 31 December each year.

(i)	Subsidiaries:

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the effective date that control commences until the effective date that control ceases. The accounting policies of subsidiaries have been aligned, where necessary, with the policies adopted by the Group.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. The interests of non-controlling shareholders may be initially measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the Group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

When the Group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. Amounts previously recognised in other comprehensive income in relation to the subsidiary are accounted for (i.e. reclassified to profit or loss or transferred directly to retained earnings) in the same manner as would be required if the relevant assets or liabilities were disposed of. The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39 Financial Instruments: Recognition and Measurement or, when applicable, the costs on initial recognition of an investment in an associate or jointly controlled entity.

(ii)	Joint Ventures:

In the consolidated financial statements, investments in joint ventures are accounted for using the equity method. The consolidated income statement includes the Group’s share of joint ventures’ profits less losses while the Group’s share of the net assets of the joint ventures is shown in the consolidated statement of financial position.

(iii)	Transactions and balances eliminated on consolidation:

Intra-Group transactions and balances, and any unrealised income and expenses arising from intra-Group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee.

3.2 Revenue recognition

Turnover comprises the value of goods and services supplied by the Group in the normal course of business, net of trade discounts and sales taxes. Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer; it is probable that the economic benefits associated with a transaction will flow to the Group and the amount of revenue can be measured reliably. Transfers of risks and rewards vary depending on the individual terms of the contract of sale.

(i)	Sale of equipment, and other goods:

Turnover is recognised when the goods are delivered to the customer, at the contractually agreed delivery location. Lost in hole revenue is recognised when the customer confirms that rental equipment is either lost in hole or damaged beyond repair.

(ii)	Rental income:

Rental income from operating leases is recognised as earned over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

(iii)	Rendering of services:

Turnover is recognised in line with the fulfillment of its contractual obligations. In most cases relating to the supply of services this represents the fulfillment of all obligations contained in its contracts. In certain circumstances specific elements of the total income relating to a contract are recognised where completion of these elements (by reference to contractual trigger points) entitles the Group to the income. Where the rendering of services includes rental income, the rental income element is recognised on a straight-line basis over the period of the rental contract.

3.3 Intangible fixed assets

(i)	Goodwill:

The Group elected to exercise the exemption available under IFRS 1, First- time Adoption of IFRS, in relation to the restatement of acquisitions prior to the transition date, 1 January 2008. The goodwill in relation to those acquisitions therefore remains frozen as reported on 1 January 2008, under UK GAAP, but is subject to annual review for impairment.

Acquisitions subsequent to the transition date have been accounted for in accordance with IFRS 3 (Revised 2008), Business Combinations.

Goodwill arising on these acquisitions represents the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the entity over the net acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

Goodwill is not subject to amortisation but is reviewed at least annually for impairment. Goodwill is stated at cost less accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to the cash-generating unit in respect of which the goodwill arose. Impairment is determined by assessing the ability of the cash-generating units to generate future cash flows and comparison of the recoverable amount with the respective goodwill balances. Impairment losses in respect of goodwill are not reversed.

(ii)	Computer software:

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful life which has been established as three to four years.

(iii)	Internally-generated intangible assets — research and development expenditure:

Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development expenditure is recognised only if all of the following conditions are met:

•	an asset is created that can be identified (such as software and new processes);

•	it is probable that the asset created will generate future economic benefits; and

•	the development cost of the asset can be measured reliably.

Internally-generated intangible assets are amortised on a straight-line basis over their useful lives up to 10 years. Where no internally-generated intangible asset can be recognised, development expenditure is recognised as an expense in the period in which it is incurred.

(iv)	Patents and trademarks:

Patents and trademarks associated with internally-generated intangible assets are amortised on a straight-line basis over a period not exceeding 10 years.

3.4 Property, plant and equipment

(i)	Recognition and measurement:

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost comprises the purchase price or construction cost, together with direct borrowing costs and other costs directly attributable to making the asset capable of operating as intended, in the intended location. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Gains and losses on disposals of property, plant and equipment other than those held for rental are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net in the income statement. Where items are sold from the fleet of oilfield equipment available for rental or sale, the proceeds are reflected in revenue and the remaining net book value is charged to cost of sales.

(ii)	Depreciation:

Depreciation is calculated using the straight-line basis to allocate the cost less residual values, to the income statement over the estimated useful lives of each item of property, plant and equipment. Assets acquired under finance leases are depreciated over the shorter of the lease term and their useful lives. Land is not depreciated.

The estimated useful lives are as follows:

Buildings	5-10 years
Fixtures, fittings and office equipment	5-10 years
Motor vehicles	4 years
Plant and oilfield equipment	5-15 years

Improvements to leasehold premises are depreciated over the shorter of the primary period of the leases to which the improvements relate or their useful lives.

Depreciation methods, useful lives and residual values are reviewed at each reporting date for assets held at fair value.

3.5 Non-current assets held for sale

Non-current assets (and disposal groups) classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

3.6 Inventory

Inventories are stated at the lower of cost and net realisable value. Cost is determined on a first-in, first-out basis, and includes all direct costs incurred and attributable production overheads. Net realisable value is based on estimated selling price less all further costs of completion and disposal.

Provision for impairment is based on a management assessment of excess and obsolete inventories.

Costs in relation to partially complete projects are treated as work in progress.

3.7 Foreign currencies

(i)	Transactions and balances:

Transactions denominated in foreign currencies are translated and recorded at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at each balance sheet date. Gains and losses on retranslation are recognised in the income statement for the year.

(ii)	Group entities:

The results and financial position of all Group entities that have a functional currency different from US Dollars are translated into US Dollars as follows:

•	assets and liabilities for each balance sheet presented are translated at the rate ruling at the balance sheet date;

•	income and expenses for each income statement are translated at average annual exchange rates; and

•	resulting exchange differences are recognised directly in other comprehensive income. Such differences have been recognised in a separate Foreign Currency Translation Reserve (FCTR) in the consolidated statement of financial position.

When a foreign subsidiary is disposed of, the portion of the FCTR relating to that subsidiary is required to be included as part of the calculation of profit or loss on the sale.

Foreign exchange gains and losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely in the foreseeable future and is therefore considered to be long-term financing, are considered to form part of the net investment in a foreign operation and are recognised in other comprehensive income and included in FCTR.

3.8 Employee benefits

(i)	Defined contribution plans:

Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in the income statement in the period to which they relate. The majority of the Group’s employees participate in plans of this nature.

(ii)	Short-term benefits:

Short-term employee benefit obligations such as annual performance bonuses are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid as a short-term benefit if the Group has a legal or constructive obligation to pay this benefit as a result of past service provided by the employee and the amount of the obligation can be measured reliably.

3.9 Leasing

Leases (including hire-purchase contracts) are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

(i)	Operating leases:

As lessee

Rentals payable under operating leases are charged to the income statement on a straight-line basis over the period of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the period of lease.

As lessor

Operating lease rental income arising from leased assets is recognised in the income statement on a straight-line basis over the period of the lease.

(ii)	Finance leases:

As lessee

Assets held under finance leases are capitalised, at their fair value or, if lower, at the present value of the minimum lease payments, as property, plant and equipment, and depreciated over the shorter of the lease term and the asset’s useful life. The capital element of the future lease obligation is recorded as a liability, with the interest element charged to the income statement over the period of the lease so as to produce a constant rate of charge on the capital outstanding.

3.10 Financial instruments

Financial assets and financial liabilities are recognised in the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Financial Assets:

All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the time frame established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss which are initially measured at fair value.

Financial assets are classified into the following specified categories: financial assets “at Fair Value Through Profit or Loss” (FVTPL), “held-to-maturity” investments, “Available-For-Sale” (AFS) financial assets and “loans and receivables”. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Effective interest method:

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Income is recognised on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL.

Loans and receivables:

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

3.11 Accounting for derivative financial instruments and hedging activities

The Group enters into derivative financial instruments to manage its exposure to interest rate risk. Further details of derivative instruments are disclosed in Note 17.

Derivatives are initially recognised at fair value on the date the contract is entered into and are subsequently remeasured at their fair value at each balance sheet date.

The fair value of interest rate swaps are calculated as the present value of their estimated future cash flows. The fair value of forward foreign exchange contracts is determined using forward foreign exchange market rates at the balance sheet date. The fair value of currency options is determined using market rates at the balance sheet date.

3.12 Impairment

(i)	Financial assets:

Financial assets are assessed at each reporting date to determine whether there is any objective evidence that they may be impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated discounted future cash flows. All impairment losses on financial assets measured at amortised cost are recognised in the income statement.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised.

(ii)	Impairment of tangible and intangible assets excluding goodwill:

At each statement of financial position date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

The Group’s approach to impairment testing in relation to goodwill is outlined in section 3.3 (i) above.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in the income statement.

3.13 Income tax expense

Income tax expense comprises current and deferred tax.

Current income tax liabilities and assets for the current and prior periods are measured at the amount expected to be paid to, or recovered from, the taxation authorities. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in later years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred income tax is recognised on all temporary differences at the balance sheet date between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, with the following exceptions:

•	where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

•	in respect of taxable temporary differences associated with investments in subsidiaries and joint ventures, where the timing of reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future; and

•	deferred income tax assets are recognised only to the extent that it is probable that a taxable profit will be available against which the deductible temporary differences, carried-forward tax credits or tax losses can be utilised.

Unrecognised deferred income tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax liabilities and assets are measured on an undiscounted basis at the tax rates that are expected to apply when the liability is settled or the asset is realised, based on tax rates and tax laws enacted or substantively enacted at the balance sheet date.

Current and deferred income tax is charged or credited directly to other comprehensive income if it relates to items that are credited or charged to equity. Otherwise, income tax is recognised in the income statement.

3.14 Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods;

(i)	Property, plant and equipment:

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The market value of items of plant, equipment, fixtures and fittings is based on management’s knowledge of prices offered and accepted for comparable items.

(ii)	Intangible assets:

The fair value of order books and other intangible assets acquired in a business combination is based on the discounted cash flows expected to be derived from the use of the assets.

(iii)	Inventories:

The fair value of inventories acquired in a business combination is determined based on historic cost adjusted to fair value, if applicable. However where its estimated selling price in the ordinary course of business, less the estimated costs of completion and sale, are lower than cost, then that lower value is adopted.

(iv)	Trade and other receivables:

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted where appropriate.

(v)	Non-derivative financial liabilities:

Fair value is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

3.15 Contingent consideration

Contingent consideration relates to the future cash consideration payable in respect of acquisitions which is contingent on the outcome of future events. When an acquisition agreement provides for an adjustment to the consideration which is contingent on future events, provision is made for that amount if the adjustment is probable and can be measured reliably. The amount provided is included in the cost of the acquisition. Those provisional amounts are adjusted during the measurement period (see below), as additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

The measurement period is the period from the date of acquisition to the date the Group obtains complete information about facts and circumstances that existed as of the acquisition date, and is subject to a maximum of one year.

3.16 Borrowings

Borrowings are initially recorded at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost using the effective interest rate method. Amortised cost is calculated by taking into account any issue costs.

Net financing costs comprise interest payable on borrowings, interest receivable on cash and cash equivalents and amortisation of debt finance costs that are recognised in the income statement.

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

3.17 Cash and cash equivalents

Cash and cash equivalents are carried in the balance sheet at fair value. For the purposes of the consolidated cash flow statement, cash and cash equivalents comprise cash on hand, deposits held at call with banks and other short-term highly liquid investments, less bank overdrafts.

3.18 Share capital

The Group has three classes of ordinary shares. The A Ordinary shares are classified as a compund instrument with both debt and equity components. The Ordinary and B Ordinary shares are classified as equity.

An equity instrument is a contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

3.19 Compound instruments

The component parts of compound instruments issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount is recorded as a liability on an amortised cost basis using the effective interest method until extinguished upon conversion or at the instrument’s maturity date. The equity component is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognised and included in equity, and is not subsequently remeasured.

3.20 Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

3.21 Operating profit

Operating profit is stated after charging restructuring costs and after the share of results of joint venture but before investment income and finance costs.

3.22 Discontinued operations

Classification as a discontinued operation occurs on disposal or when the operation meets the criteria to be classified as held for sale (see Note 13), if earlier. In accordance with IFRS 5, where there is a cessation and abandonment of an operation it is classified as discontinued at the point where the activities have ceased permanently and the abandonment is complete. When an operation is classified as a discontinued operation, the comparative statement of comprehensive income is restated as if the operation had been discontinued from the start of the earliest year presented.

4. Financial risk management

The Group’s multinational operations and debt financing expose it to a variety of financial risks. The Group has in place risk management policies that seek to limit the adverse effects of these risks on financial performance.

4.1 Foreign exchange risk

The Group is exposed to foreign exchange risk arising from various currencies. The Group also has a number of subsidiary companies whose revenue and expenses are denominated in currencies other than the US Dollar. In order to protect the Group’s balance sheet from movements in exchange rates wherever practicable, the Group finances its net investment in non-US Dollar subsidiaries primarily by means of borrowings denominated in the appropriate currency. Other strategies, including the payment of dividends, are used to minimise the amount of net assets exposed to foreign currency revaluation.

The Group monitors the economic and political situation in the countries in which it operates to minimise foreign currency exposure.

The Group’s main foreign exchange risk relates primarily to movements in the Group’s key transactional currencies (which are described in Note 26 to the US Dollar. Movements in those currencies impact the translation of non-dollar profit earned across the Group and the translation of non-dollar denominated net assets. Movement in the Euro/US Dollar rate impacts the carrying value of the Euro-denominated receivables and payables.

4.2 Cash flow and fair-value interest rate risk

The Group has interest rate risk arising from its long-term borrowings. Borrowings at variable rates expose the Group to cash flow interest rate risk.

The Group has no significant interest-bearing assets other than cash and cash equivalents of a working capital nature. Therefore the Group’s income and operating cash flows arising from such assets are substantially independent of changes in market interest rates.

The Group monitors its exposure to interest rate risk as part of its overall financial risk management.

There were no changes in the Group’s approach to cash flow and fair-value interest rate risk during the year.

4.3 Credit risk

Financial instruments that potentially subject the Group to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents, primarily composed of current account balances, are maintained with major financial institutions in each of the territories in which the Group operates.

Sales are made on credit and result in short-term credit exposure on trade receivables. The Group’s customers are principally major companies in the oil and gas exploration and production sector that have several years’ transaction history with the Group. Credit risk from the ordinary course of trade activities is managed by the relevant operating companies on a customer and/or project basis.

The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The major component of this allowance is a specific loss component that relates to individually significant exposures. The ageing of receivables is shown in Note 26.

4.4 Liquidity risk

The Group has a blend of long-term and short-term committed facilities to fund operations and to meet its financial obligations as they fall due.

New standards impact note

5. Standards, amendments and interpretations to existing standards that are not yet effective and have not been adopted early by the Group

At the date of authorisation of these financial statements, the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective:

IFRS 1 (amended)	Government Loans
IFRS 7 (amended)	Disclosures — Offsetting Financial Assets and Financial Liabilities
Annual Improvements to IFRSs	(2009 — 2011) Cycle
IFRS 9	Financial Instruments
IFRS 10	Consolidated Financial Statements
IFRS 10, IFRS 12 and IAS 27 (amended)	Investment entities
IFRS 11	Joint Arrangements
IFRS 12	Disclosure of Interests in Other Entities
IFRS 13	Fair Value Measurement
IAS 27 (revised)	Separate Financial Statements
IAS 28 (revised)	Investments in Associates and Joint Ventures
IAS 32 (amended)	Offsetting Financial Assets and Financial Liabilities
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine

The directors do not expect that the adoption of the standards listed above will have a material impact on the financial statements of the Group in future periods, except as follows:

•	IFRS 7 (amended) will increase the disclosure requirements where netting arrangements are in place for financial assets and financial liabilities;

•	IFRS 9 will impact both the measurement and disclosures of Financial Instruments;

•	IFRS 12 will impact the disclosure of interests the Group has in other entities; and

•	IFRS 13 will impact the measurement of fair value for certain assets and liabilities as well as the associated disclosures.

It is not considered practicable at this time to estimate the effect of these standards until a detailed review has been completed. However, the directors do not believe that the impact of these standards will be material.

6. Revenue

An analysis of the Group’s revenue is as follows:

	2012 $’000	2011 $’000	2010 $’000
Sales of goods and lost in hole	10,925	15,272	16,452
Rendering of services	126,978	127,542	106,930

	137,903	142,814	123,382

6. Revenue (cont.)

Revenue by destination

There are five main geographical areas and are analysed as follows:

	2012 $’000	2011 $’000	2010 $’000
United Kingdom and Europe	20,093	23,845	16,887
Africa	9,992	6,488	10,955
North and South America	35,656	34,666	24,617
Middle East	57,326	68,273	46,227
Far East and Asia Pacific	14,836	9,542	24,696

	137,903	142,814	123,382

7. (Loss)/profit from operating activities

(Loss)/profit from operating activities has been arrived at after charging/(crediting):

	2012 $’000	2011 $’000	2010 $’000
Depreciation of property, plant and equipment	27,261	25,378	23,325
Loss/(gain) on disposal of rental assets	893	(1,577)	(122)
Amortisation of intangible assets	1,247	1,286	1,120
Hire of plant and machinery — rentals payable under operating leases	688	196	81
Operating lease rentals — land and buildings	5,329	4,614	4,142
Impairment loss/(gain) recognised on trade receivables	6,412	(1,825)	1,969
Net foreign exchange losses/(gains)	1,308	713	(110)
Impairment and loss of jars fleet, inventory and associated leasehold improvements	11,536	—	—
Impairment of other plant and oilfield equipment	18,011	—	—
Impairment of goodwill and intangible fixed assets	6,588	—	—
Impairment and provision on territory exit	11,217	—	—

As at 31 December 2012, the Group impaired its jars rental CGU by $11,536,000. As described in Note 15, this comprised $10,180,000 relating to tangible fixed asset impairment ($8,300,000 relating to rental assets and $1,880,000 relating to associated leasehold improvements). In addition, $1,356,000 of this impairment related to inventories.

As described in Note 15, as at 31 December 2012, the Group impaired other plant and oilfield equipment by $9,300,000 with lost equipment contributing a further $8,711,000.

As described in Note 14, as at 31 December 2012, the Group impaired goodwill and other intangible assets by $6,588,000.

Following a decision to exit Iran, a provision of $11,217,000 was made by the Group during 2012 of which $8,039,000 relates to receivables and retentions, $543,000 relates to other costs of exit and $2,635,000 was written off on disposal of unrecovered assets on exit (Note 15).

8. Remuneration of directors

	2012 $’000	2011 $’000	2010 $’000
Directors’ emoluments	2,318	2,048	2,041
Company contributions to money purchase pension schemes	17	21	51

	2,335	2,069	2,092

	Number of directors
	2012	2011	2010
Retirement benefits accruing to the following number of directors under:
Money purchase schemes	4	3	4

9. Finance income

	2012 $’000	2011 $’000	2010 $’000
Bank interest	11	25	18
Other interest	319	132	76

	330	157	94

10. Finance expenses

	2012 $’000	2011 As restated see Note 31 $’000	2010 As restated see Note 31 $’000
Bank loans and overdraft interest (including unwinding of debt issue costs)	15,137	10,206	8,529
Accretion of A Ordinary shares to redemption value (Note 21)	10,604	5,518	9,092
Other interest	2,386	1,054	207
Finance charges under hire-purchase contracts	37	436	241

	28,164	17,214	18,069

In 2012, accretion of A Ordinary shares to their redemption value in the year ended 31 December 2012 includes $5,258,000, which arises from a bank covenant breach in September 2012, thus resulting in the A Ordinary shares financial liability becoming repayable on demand. Refer to Note 23 for further details. Other interest relates to interest payable on the A Ordinary share dividends.

11. Other gains and losses

	2012 $’000	2011 $’000	2010 $’000
Change in fair value of financial instruments (Note 17)	3,494	(3,600)	1,239

12. Income tax expense

	2012 $’000	2011 $’000	2010 $’000
Current tax expense
Corporation tax on UK profits for year	198	85	79
Double taxation relief	(198)	(85)	(79)
Foreign tax — current	3,324	3,832	3,628
Foreign tax — adjustments in respect of prior periods	—	—	40

	3,324	3,832	3,668

Deferred tax credit
Origination and reversal of temporary differences:
– United Kingdom	5,090	(4,108)	(2,057)
– Foreign tax	3,611	(400)	(2,303)

	8,701	(4,508)	(4,360)

Total income tax expense/(credit)	12,025	(676)	(692)

The tax charge/(credit) for the year can be reconciled to accounting loss as follows:

	2012 $’000	2011 $’000	2010 $’000
Loss before taxation from continuing operations	(90,086)	(7,832)	(12,287)

Tax at the UK corporation tax rate of 24.5% (2011: 26.5%, 2010: 28%)	(22,071)	(2,075)	(3,440)
Reduction in tax rate	1,029	136	30
Tax effect of expenses that are not deductible	10,947	1,586	5,248
Effect of different tax rates of subsidiaries operating in other jurisdictions	17,883	994	2,352
Derecognition of previously recognised deferred tax asset	4,237	—	—
Deferred tax asset previously unrecognised	—	(1,317)	(4,882)

Taxation for the year	12,025	(676)	(692)

The Finance Act 2012 announced a lower UK Corporate Tax rate of 23% which comes into effect on 1 April 2013. On 20 March 2013 the UK Government announced further rate reductions to the UK Corporate Tax rate for 2014 and 2015 to 21% and 20% respectively. These rate changes will affect the size of the Company’s balance sheet deferred tax assets and liabilities in the future. The deferred tax recognised has been calculated at the rates substantively enacted at the balance sheet date of 23%.

13. Discontinued operations

The results of the discontinued operations, which are included in the consolidated income statement and have been discontinued through sale or cessation subsequent to 31 December 2012 are summarised as follows.

	2012 $’000	2011 $’000	2010 $’000
Revenue	19,943	20,313	10,662
Expenses	(21,574)	(19,203)	(8,998)

(Loss)/profit before tax	(1,631)	1,110	1,664

Attributable tax expense	—	(492)	(1,037)

(Loss)/profit from discontinued operations	(1,631)	618	627

13. Discontinued operations (cont.)

In December 2012, the Group entered into an exclusivity agreement to dispose of the business and assets of ITS Threading and Manufacturing Inc and ITS Precision Manufacturing Inc, which carried out non-core activities.

At the balance sheet date, these operations were expected to be sold within 12 months, and have been classified as a disposal group held for sale and are presented separately in the balance sheet. No impairment losses have been recognised on the classification of these operations held for sale. The sale was concluded in April 2013 and proceeds of the disposal exceeded book value of the related net assets.

During 2012, it was decided not to proceed with an intended joint venture in Indonesia. As a result plant and oilfield equipment amounting to $978,000, being part of the intended investment, is reclassified as held for sale at 31 December 2012.

The major classes of assets and liabilities comprising the operations classified as held for sale are as follows:

2012 $’000
Goodwill	1,386
Tangible fixed assets	10,738
Inventories	2,602
Trade and other receivables	3,730
Cash and bank balances	187

Total assets classified as held for sale	18,643

Trade and other payables	(2,946)

Total liabilities associated with the assets classified as held for sale	(2,946)

Net assets of disposal group	15,697

Cash flows from discontinued operations:

2012 $’000
Net cash used in operating activities	2,220
Net cash from investing activities	(233)
Net cash from financing activities	(2,034)

Net cash flows for the year	(47)

14. Intangible assets

	Goodwill $’000	Patents and trademarks $’000	Development costs $’000	Licences $’000	Software $’000	Total $’000
Cost or deemed cost
At 1 January 2010	9,098	296	2,608	1,222	393	13,617
Additions	3,886	—	639	500	83	5,108
Exchange movements	—	—	—	(3)	—	(3)
Disposals	(977)	—	—	—	(10)	(987)

At 31 December 2010	12,007	296	3,247	1,719	466	17,735

Additions	—	10	—	29	220	259
Exchange movements	(222)	2	—	—	(7)	(227)
Disposals	—	—	—	—	—	—

At 31 December 2011	11,785	308	3,247	1,748	679	17,767

Additions	—	2	32	251	131	416
Exchange movements	267	—	—	(1)	(117)	149
Disposals	—	—	—	—	(5)	(5)
Classified as held for sale	(1,386)	—	—	—	(106)	(1,492)

At 31 December 2012	10,666	310	3,279	1,998	582	16,835

Amortisation and impairment losses
At 1 January 2010	977	—	—	615	203	1,795
Amortisation for the year	—	59	522	441	98	1,120
Disposals	(977)	—	—	—	(5)	(982)

At 31 December 2010	—	59	522	1,056	296	1,933

Amortisation for the year	—	61	649	467	109	1,286
Exchange movements	—	—	—	(9)	(5)	(14)

At 31 December 2011	—	120	1,171	1,514	400	3,205

Impairment loss for year	5,005	128	1,455	—	—	6,588
Amortisation for the year	—	62	653	432	100	1,247
Exchange movements	—	—	—	(17)	4	(13)
Classified as held for sale	—	—	—	—	(106)	(106)
Disposals	—	—	—	—	(1)	(1)

At 31 December 2012	5,005	310	3,279	1,929	397	10,920

Carrying amounts
At 1 January 2010	8,121	296	2,608	607	190	11,822

At 31 December 2010	12,007	237	2,725	663	170	15,802

At 31 December 2011	11,785	188	2,076	234	279	14,562

At 31 December 2012	5,661	—	—	69	185	5,915

14. Intangible assets (cont.)

Acquisitions 2010

Colombia

On 30 September 2010, the Company acquired the assets and business of Gagie Corporation S.A. for a total of $5,203,000. The acquisition had the following effect on the Group’s assets and liabilities on the acquisition date

Assets of Gagie Corporation S.A.

Recognised values on acquisition $’000
Property, plant and equipment	1,317

Net identifiable assets and liabilities	1,317
Goodwill on acquisition	3,886

Total consideration	5,203

Satisfied by
Cash	3,850
Deferred consideration	775
Other	578

5,203

Amortisation and impairment charge

The amortisation and impairment charges are allocated to administrative expenses.

In accordance with IAS 36 ‘Impairment of assets’, the Group tests goodwill annually for impairment or more frequently if there are indicators that goodwill might be impaired. Goodwill is allocated for impairment testing to cash-generating units (CGU) which reflect how it is monitored for internal management purposes. The recoverable amounts of the CGUs are determined from value-in-use calculations. Value-in-use is calculated using pre-tax cash flow projections based on the financial budgets and business plans covering a three-year period, which take into account historical trends and market conditions, which have been approved by the Board.

The key assumptions for the value in use calculations are those regarding the discount rates and growth rates for the period. Management estimates its annual discount rate using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the business, equivalent to a pre-tax discount rate which was 15% (2011: 15%, 2010: 10%).

Cash flows for 2013-15 assume a growth at a rate based on expected outturn by territory and subsequent cash flows have been assumed to grow between 0% to 5% per annum for a further 3 to 15 years reflecting expected long-term growth rates in the countries in which the Group operates. During 2012, as a result of a change in customer base and termination of contracts acquired on acquisition, the goodwill in the Colombian branch was impaired by $3,886,000 (2011: $Nil, 2010: $Nil). Further, goodwill related to the Venezuela entity was impaired by $867,000 and other goodwill impaired by $252,000. These impairment losses are reflected in administrative expenses in the consolidated income statement.

Further, at 31 December 2012 development costs and patents relating to whipstocks were impaired by $1,583,000.

The Group’s impairment review is sensitive to changes in the key assumptions used. The major assumptions that result in significant sensitivities are the revenue growth and the discount rate. Given the Group’s sensitivity analysis, a reasonably possible change in a single assumption will not result in further impairment. Goodwill is allocated primarily to the rental division.

15. Tangible assets

	Buildings and short leasehold	Assets under construction	Plant and oilfield equipment	Motor vehicles	Fixtures, fittings & office equipment	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Cost or deemed cost
At 1 January 2010	7,009	3,004	206,960	1,884	3,627	222,484
Additions	2,442	690	46,550	680	1,055	51,417
Transfers	3,004	(3,004)	—	—	—	—
Disposals	(27)	—	(8,628)	(36)	(139)	(8,830)
Exchange movements	(112)	—	(2,771)	(83)	(45)	(3,011)

At 31 December 2010	12,316	690	242,111	2,445	4,498	262,060

Additions	523	49	33,645	514	418	35,149
Transfers	333	(690)	357	—	—	—
Disposals	(16)	—	(19,203)	(224)	(260)	(19,703)
Exchange movements	(561)	—	(1,216)	(62)	(77)	(1,916)

At 31 December 2011	12,595	49	255,694	2,673	4,579	275,590

Reclassified as held for sale	(4,164)	(46)	(12,000)	(295)	(314)	(16,819)
Additions	368	286	21,927	446	420	23,447
Transfers	—	(218)	218	—	—	—
Disposals	(387)	—	(47,710)	(350)	(416)	(48,863)
Exchange movements	254	—	260	(37)	17	494

At 31 December 2012	8,666	71	218,389	2,437	4,286	233,849

Depreciation and impairment losses
At 1 January 2010	1,537	—	47,902	673	1,482	51,594
Depreciation for the year	964	—	20,885	526	950	23,325
Disposals	—	—	(2,391)	(9)	(67)	(2,467)
Exchange movements	(47)	—	(1,150)	(66)	(34)	(1,297)

At 31 December 2010	2,454	—	65,246	1,124	2,331	71,155

Depreciation for the year	1,481	—	22,742	468	687	25,378
Disposals	42	—	(8,260)	(120)	(237)	(8,575)
Exchange movements	(133)	—	(396)	(38)	(50)	(617)

At 31 December 2011	3,844	—	79,332	1,434	2,731	87,341

On assets reclassified as held for sale	(1,850)	—	(3,882)	(165)	(183)	(6,080)
Depreciation for the year	1,446	—	24,515	593	707	27,261
Impairment in year	1,880	—	17,600	—	—	19,480
Disposals	(18)	—	(23,196)	(226)	(337)	(23,777)
Exchange movements	(74)	—	171	(33)	16	80

At 31 December 2012	5,228	—	94,540	1,603	2,934	104,305

Carrying amounts
At 1 January 2010	5,472	3,004	159,058	1,211	2,145	170,890

At 31 December 2010	9,862	690	176,865	1,321	2,167	190,905

At 31 December 2011	8,751	49	176,362	1,239	1,848	188,249

At 31 December 2012	3,438	71	123,849	834	1,352	129,544

15. Tangible assets (cont.)

The impairment loss on tangible assets of $19,480,000 arose in connection with the reassessment of the jars rental asset product line (10,180,000) and general plant and equipment (9,300,000).

The net book value of plant and equipment disposals of $24,514,000 includes losses of $8,711,000 and $2,635,000 relating to country exits.

Leased plant and machinery

The Group leases equipment under a number of finance lease arrangements. At 31 December 2012, the net carrying amount of leased plant and machinery was $1,985,000 (2011: $2,757,000, 2010: $7,326,000).

Security

At each balance sheet date all tangible fixed assets were subject to a fixed or floating charge over bank borrowings.

16. Investment in joint ventures

	2012 $’000	2011 $’000	2010 $’000
Interests in joint venture (share of net assets)
At 1 January	4,976	3,485	2,692
Exchange adjustments	28	141	108
Investment in Indonesian JV	(893)	893	—
Dividend received from joint venture	(1,000)	(350)	(200)
Share of profit for the year	796	807	885

At 31 December	3,907	4,976	3,485

The Company has a 50% interest in Shenhzen Weisheng ITS Tubular Equipment Company Limited, a company registered in China. Additional information relating to the performance of this joint venture is given below:

	2012 $’000	2011 $’000	2010 $’000
Fixed assets	1,103	1,190	1,077
Current assets	3,792	3,803	3,392

Share of gross assets	4,895	4,993	4,469

Liabilities due within one year	988	911	984

Share of gross liabilities	988	911	984

Share of net assets	3,907	4,082	3,485

Share of turnover	7,607	6,269	5,989

Share of profit before tax	1,076	1,076	1,148
Share of taxation	(280)	(269)	(263)

Share of profit after tax	796	807	885

During 2011 the Company made an initial investment of $893,000 in an unincorporated JV in Indonesia. The JV did not proceed and at 31 December 2012, the assets included in the initial investment were reclassified as held for sale.

17. Derivative financial instruments

	2012 $’000	2011 $’000	2010 $’000
Financial asset:
Interest rate swap	—	—	106
Financial liability:
Interest rate swap
– Non-current liabilities	—	(3,494)	—

	—	(3,494)	106

On 15 November 2010, the Group entered into a three-year swap with a notional principal value of $120,000,000, effective 20 August 2011. The fixed interest rate is 1.43% in year one, 1.77% in year two and 2.19% in the final year. Floating rates are linked to US LIBOR plus a lending margin. Gains and losses on the interest rate swap have been recognised in other gains and losses in the Consolidated Income Statement.

18. Deferred tax

Recognised deferred tax assets and liabilities

Deferred tax is calculated in full on temporary differences under the liability method using the tax rate applicable to the territory in which the asset or liability has arisen. Deferred tax in relation to UK companies is provided at 23% (2011: 25%, 2010: 27%).

No deferred tax is recognised on the unremitted earnings of overseas subsidiaries and joint ventures. These earnings are expected to be reinvested with no tax charge arising from them in the foreseeable future.

Deferred tax assets and liabilities are only offset where this is a legally enforceable right of offset, they relate to income taxes levied by the same taxation authority and there is an intention to settle the balances on a net basis. The deferred tax balances are analysed below:

	Assets			Liabilities
	2012 $’000	2011 $’000	2010 $’000	2012 $’000	2011 $’000	2010 $’000
Tangible assets	(2,490)	(10,662)	(8,942)	4,803	4,531	4,795
Retirement benefit obligations	(12)	(18)	(22)	(6)	(16)	(15)
Provisions/accruals	—	(13)	2,382	—	—	—
Financial liability	—	(873)	—	—	—	—
Inventories	(3)	—	(106)	—	—	—
Other items	(4)	—	(4)	6	—	—
Tax losses carried forward	(3,677)	(1,979)	(2,221)	—	(1,091)	(1,274)
Trade debts		—	(695)	(19)	—	—

Deferred tax (assets)/liabilities	(6,186)	(13,545)	(9,608)	4,784	3,424	3,506

Net deferred tax assets	(1,402)	(10,121)	(6,102)

Deferred tax assets are recognised to the extent that they are expected to unwind as a result of future taxable profits. These deferred tax assets are determined by most recently available projections for the three years ended 31 December 2015. Taxable profits beyond that period are not considered for the purposes of recognising deferred tax assets.

18. Deferred tax (cont.)

Deferred tax impact of movements in temporary differences during the year — 2012

	Balance 1 January 2012 $’000	Foreign exchange $’000	Discontinued operations $’000	Recognised income statement $’000	Balance 31 December 2012 $’000
Tangible assets	(6,131)	17	—	8,427	2,313
Retirement benefit obligations	(34)	1	—	15	(18)
Provisions/accruals	(13)	—	—	13	—
Financial liability	(873)	—	—	873	—
Inventories	—	—	—	(3)	(3)
Other items	—	—	—	2	2
Tax losses carried forward	(3,070)	—	—	(607)	(3,677)
Trade debts	—	—	—	(19)	(19)

	(10,121)	18	—	8,701	(1,402)

Deferred tax impact of movements in temporary differences during the year — 2011

	Balance 1 January 2011 $’000	Foreign exchange $’000	Discontinued operations $’000	Recognised income statement $’000	Balance 31 December 2011 $’000
Tangible assets	(4,147)	(39)	350	(2,295)	(6,131)
Retirement benefit obligations	(37)	(4)	—	7	(34)
Provisions/accruals	2,382	(2)	—	(2,393)	(13)
Financial liability	—	—	—	(873)	(873)
Inventories	(106)	—	—	106	—
Other items	(4)	—	—	4	—
Tax losses carried forward	(3,495)	—	184	241	(3,070)
Trade debts	(695)	—	—	695	—

	(6,102)	(45)	534	(4,508)	(10,121)

Deferred tax impact of movements in temporary differences during the year — 2010

	Balance 1 January 2010 $’000	Foreign exchange $’000	Discontinued operations $’000	Recognised income statement $’000	Balance 31 December 2010 $’000
Tangible assets	(480)	(39)	1,725	(5,353)	(4,147)
Retirement benefit obligations	(2)	—	—	(35)	(37)
Provisions/accruals	(351)	(2)	—	2,735	2,382
Inventories	—	—	—	(106)	(106)
Other items	—	—	—	(4)	(4)
Tax losses carried forward	(1,839)	—	—	(1,656)	(3,495)
Trade debts	(46)	—	(708)	59	(695)

	(2,718)	(41)	1,017	(4,360)	(6,102)

18. Deferred tax (cont.)

Unrecognised deferred tax asset

As at 31 December 2012

Deferred tax assets have not been recognised in respect of the following items:

2012 $’000
– Deductible temporary differences	6,027
– Tax losses	2,144

8,171

19. Inventories

	2012 $’000	2011 $’000	2010 $’000
Raw materials and consumables	8,962	12,212	11,817
Work in progress	486	4,128	2,652
Stock in transit	906	1,001	3,719
Finished products for resale	667	3,969	4,969

	11,021	21,310	23,157

20. Trade and other receivables

	2012 $’000	2011 $’000	2010 $’000
Trade receivables	37,202	46,800	42,382
Amounts owed by joint ventures	10	10	10
Prepayments and accrued income	8,415	5,561	5,160
Deposits and advances	2,981	654	2,019
Other receivables	6,018	8,186	8,264

Amounts falling due within one year	54,626	61,211	57,835

Amounts falling due after one year	—	—	27

	54,626	61,211	57,862

The Group’s exposure to credit risk and impairment losses related to trade and other receivables are disclosed in Note 26. Under the normal course of business, the Group does not charge interest on its overdue receivables. Management consider that the carrying amount of trade and other receivables approximate to their fair value.

21. Share capital

	2012 $’000	2011 $’000	2010 $’000
Authorised
199,960,294 (2011: 199,960,294, 2010: 199,960,294) Ordinary shares of £0.01 each	3,917	3,917	3,917
39,706 (2011: 39,706, 2010: 39,706) A Ordinary shares of £0.01 each	1	1	1
8,668 (2011: 8,668, 2010: 8,668) Ordinary B shares of £0.01 each	—	—	—

	3,918	3,918	3,918

Allotted, called-up and fully paid
70,588 (2011: 70,588, 2010: 70,588) Ordinary shares of £0.01 each	1	1	1
39,706 (2011: 39,706, 2010: 36,368) A Ordinary shares of £0.01 each	1	1	1
8,668 (2011: 8,668, 2010: 8,668) Ordinary B shares of £0.01 each	—	—	—

Equity share capital	2	2	2

Non-equity investment — A Ordinary shares	57,352	52,571	49,801

A Ordinary shares

On 26 September 2009, the Company issued 29,752 A Ordinary shares and options to purchase 3,342 A Ordinary shares for aggregate gross proceeds of $45,000,000. In conjunction with the same transaction, 6,612 of Ordinary shares were re-designated as A Ordinary shares and were sold for $10,000,000 by an existing investor to the new investors of A Ordinary shares. The options had an aggregate exercise price of $3,225,000 and an expiration date of one year from the issuance date of the 2009 audited accounts. The options were exercised on 18 February 2011, prior to exercise such options were measured at fair value through profit and loss at each reporting date.

The A Ordinary shares also carry an entitlement to a non-discretionary cumulative dividend of 10% of the principal amount issued. Such dividends are payable on 30 June each year for the first five years from the date of issuance, being 26 September 2009 with payment being deferred and accrued at the Company’s discretion each year. The A Ordinary shares may be redeemed at the issue price at any time after 30 September 2016 at the option of either the holder or the Company. The A Ordinary shares may also be redeemed by the holder on demand in the event that the Group’s lenders seek to enforce repayment of the Group’s borrowings as a result of a breach of any loan covenants. The A Ordinary shares are also convertible at the option of the holder on a one for one basis into ordinary shares at any time. The A Ordinary shares represent a compound financial liability and the options, as they related to a financial liability in the A Ordinary shares, represent a derivative financial liability.

At the date of issue of the A Ordinary shares the fair value of the liability component was estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount was recorded as a liability on an amortised cost basis using the effective interest rate method. The equity component of the A Ordinary shares, determined by deducting the amount of the liability component from the proceeds allocated to the A Ordinary shares upon issuance, was recognised and included in equity.

Ordinary B shares

In 2010 8,668 Ordinary B shares of £0.01 each were issued at par. These shares have full voting rights, except there are no voting rights if there is a proposal for winding-up, resolution for a reduction in capital or rights attaching to the A Ordinary shares: or an event defined in the Memorandum and Articles of Association of the Company has occurred and is continuing unremedied or unwaived. There is no dividend entitlement.

22. Share premium account

	2012 $’000	2011 $’000	2010 $’000
As at 1 January and at 31 December	2,468	2,468	2,468

23. Loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, which are measured at amortised cost. For more information about the Group’s exposure to interest rate, foreign currency and liquidity risk, see Note 26.

	2012 $’000	2011 $’000	2010 $’000
Non-current liabilities
Secured bank borrowings	—	169,414	—
Shareholder loans	—	3,300	—
Obligations under hire-purchase contracts	392	823	1,257

	392	173,537	1,257

Current liabilities
Secured bank loan and overdraft	174,327	—	166,339
Shareholder loans	6,309	—	1,800
Obligations under hire-purchase contracts	568	826	1,870

	181,204	826	170,009

Total loans and borrowings	181,596	174,363	171,266

Amount due for settlement within 12 months	181,204	826	170,009

Amount due for settlement after 12 months	392	173,537	1,257

The bank loans and overdraft are secured by a bond and floating charge over certain assets of the Group. In addition, the bank holds a cross-guarantee over all sums, incorporating rights of offset between certain Group companies.

Terms and debt repayment schedule

Terms and conditions of outstanding loans were as follows:

				31 December 2012		31 December 2011		31 December 2010
	Currency	Nominal interest rate	Date of maturity	Face value $’000	Carrying amount $’000	Face value $’000	Carrying amount $’000	Face value $’000	Carrying amount $’000
Revolving credit facility	US Dollar	US LIBOR +2.5%
		–6%	30/09/2013	125,000	174,327	172,350	169,414	168,000	166,312
Bank overdraft	Trinidadian Dollar	Prime lending
		rate +2%	31/12/2011	—	—	—	—	27	27
Shareholder loans	US Dollar	—	—	—	—	—	—	1,800	1,800
Shareholder loans	US Dollar	10%	—	6,309	6,309	3,300	3,300	—	—

				131,309	180,636	175,650	172,714	169,827	168,139

The Group’s ongoing banking facilities were amended in December 2011 and included an extension of the scheduled maturity date to 30 September 2013 (previously 31 August 2012), an increase in the applied interest margin and agreement to a further arrangement fee of $3,062,500, being 1.75% of total facilities.

23. Loans and borrowings (cont.)

The interest margin on the revised facilities varies according to the overall debt leverage. A margin of 6% over US LIBOR is payable if the leverage covenant (being the ratio of EBITDA/bank borrowings) is greater than 4.00 and a reducing scale applies if the ratio falls below this level.

The Group breached certain bank covenants in September 2012 and advised the lenders on 18 October 2012. On 2 November 2012, following disclosure of the covenant breaches, Lime Rock Partners, holder of the A Ordinary shares, issued a liquidity request to the board of directors. As a result the A Ordinary shares (Note 21) are due and payable and are presented as a current liability at 31 December 2012. In November 2012, the board appointed a corporate restructuring officer, as requested by the Group’s lenders.

Finance lease liabilities are payable as follows:

	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments
	2012 $’000	2012 $’000	2012 $’000	2011 $’000	2011 $’000	2011 $’000	2010 $’000	2010 $’000	2010 $’000
Less than one year	588	20	568	836	10	826	1,965	95	1,870
Between one and five years	447	55	392	913	90	823	1,330	73	1,257

	1,035	75	960	1,749	100	1,649	3,295	168	3,127

24. Other creditors due after more than one year

	2012 $’000	2011 $’000	2010 $’000
Other creditors more than one year	—	—	250

25. Other payables

	2012 $’000	2011 $’000	2010 $’000
Other tax and social security	5,090	2,716	1,003
Other payables	9,513	4,799	3,488
Shareholder loans	6,309	—	1,800
Accruals	31,347	27,541	18,456

	52,259	35,056	24,747

The Group’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 26.

Management consider that the carrying amount of trade and other payables approximates to their fair value.

Accruals include $19,872,000 (2011: $13,238,000, 2010: $7,035,000) in respect of dividends on A Ordinary shares.

26. Financial instruments

The Group’s activities give rise to a variety of financial risks: market risk (including currency risk and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management strategy is to hedge exposures wherever practicable in order to minimise any potential adverse impact on the Group’s financial performance.

Risk management is carried out by the Group management. Group management, together with the Group’s business units identify, evaluate and where appropriate, hedge financial risks. The Group’s management cover specific areas, such as foreign exchange risk, interest rate risk, use of derivative financial instruments and investment of excess cash.

Foreign exchange risk

The Group is exposed to foreign exchange risk arising from various currencies. The Group also has a number of subsidiary companies whose revenue and expenses are denominated in currencies other than the US Dollar. In order to protect the Group’s balance sheet from movements in exchange rates, wherever practicable, the Group finances its net investment in non-US Dollar subsidiaries primarily by means of borrowings denominated in the appropriate currency. Other strategies, including the payment of dividends, are used to minimise the amount of net assets exposed to foreign currency revaluation.

The Group monitors the economic and political situation in the countries in which it operates to ensure appropriate action is taken to mitigate any foreign currency exposure.

The Group’s main foreign exchange risk primarily relates to movements in the Group’s key transactional currencies which are described in this note, to the US Dollar. Movements in those currencies impact the translation of non-dollar profit earned and the translation of non-dollar denominated net assets.

If the average rate of subsidiary functional currencies to the US Dollar had been 10% higher during 2012, post-tax loss for the year would have been $0.7 million lower (2011: $1.1 million lower). If the average rate for non-US Dollar denominated entities had been weakened by 10% during 2012, post-tax loss for the year would have been $0.7 million higher (2011: $1.1 million higher). If the closing rate for non-US Dollar denominated entities was strengthened or weakened by 10% at 31 December 2012, exchange differences in equity would have been $2.7 million (2011: $2.6 million) higher or lower respectively.

26. Financial instruments (cont.)

The carrying amount of the Group’s net trade payables were denominated in the following principal currencies:

	2012 $’000	2011 $’000	2010 $’000
US Dollar	11,418	8,876	17,631
Sterling	2,634	2,435	1,913
Indian Rupee	815	793	838
Venezuelan Bolivar	162	60	76
Egyptian Pound	78	48	12
Euro	152	208	1,431
Pakistan Rupee	1,901	1,507	34
Singapore Dollar	77	104	2
Saudi Riyal	138	523	—
Trinidad Dollar	450	300	60
Malaysian Ringgit	544	366	—
Mexican Peso	240	245	156
Peruvian Nuevo Sol	95	221	57
Kazakhstan Tenge	67	196	332
United Arab Emirates Dirham	—	375	219
Colombian Peso	2,112	684	83
Others	44	38	47

Group balance sheet exposure	20,927	16,979	22,891

The following significant exchange rates applied during the year:

	Average rate			Reporting date spot rate
	2012 $	2011 $	2010 $	2012 $	2011 $	2010 $
Sterling	0.631	0.6236	0.6188	0.6188	0.6471	0.6242
Indian Rupee	53.5269	47.0408	45.2009	54.839	54.4026	45.3348
Iranian Rial	12174.2	10,611.4	10,388	12.285	11,171.7	10,654
Venezuelan Bolivar	4.2997	4.2997	4.2997	4.2997	4.2997	4.2997
Egyptian Pound	6.0677	5.9439	5.8807	6.1663	6.0340	5.9511
Euro	0.7777	0.7189	0.7134	0.7566	0.7723	0.6949
Pakistan Rupee	93.2637	86.3283	84.8002	97.35	89.8769	86.0300
Singapore Dollar	1.2494	1.257	1.2582	1.2238	1.2990	1.2357
Saudi Riyal	3.7502	3.7503	3.7482	3.7504	3.7502	3.7496
Trinidad Dollar	6.25	6.2500	6.2500	6.25	6.2500	6.2500
Malaysian Ringgit	3.087	3.0528	3.2115	3.0512	3.1717	3.1018
Mexican Peso	13.1464	12.4317	11.8840	13.01385	13.9875	11.7838
Peruvian Nuevo Sol	2.6375	2.7540	2.7519	2.5525	2.6963	2.7470
Kazakhstan Tenge	149.098	146.651	144.0390	150.325	147.8960	146.1000
United Arab Emirates Dirham	3.6730	3.6730	3.6724	3.67295	3.6730	3.6728
Colombian Peso	1798.000	1827.49	1877.32	1767.5000	1929.09	1950.47

Credit risk

The Group’s credit risk primarily relates to its trade receivables. The amounts presented in the financial statements are net of provisions for doubtful balances. Exposure to credit risk is actively managed by assessing the creditworthiness of individual customers in each operating location. An allowance for impairment is made when there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of cash flows.

26. Financial instruments (cont.)

The Group’s major customers are typically national oil companies and large companies which have strong credit ratings assigned by international credit rating agencies. Where a customer does not have sufficiently strong credit ratings, alternative forms of security such as letters of credit may be obtained. The Group has a broad customer base and management believe that no further credit risk provision is required in excess of the provision for impairment of trade receivables.

Management review trade receivables across the Group based on receivable days calculations to assess performance. A table showing trade receivables and receivable days is shown below.

Receivable days calculations are not provided on non-trade receivables as management do not believe that this information is a relevant metric.

	Carrying amount
	2012	2011	2010
	$’000	$’000	$’000
Trade receivables	37,202	46,800	42,382
Cash and cash equivalents	8,345	12,012	8,756

	45,547	58,812	51,138

Financial assets exclude amounts owed by joint ventures, prepayments and accrued income, deposits and advances, other debtors and other non-current receivables.

The carrying amount of the Group’s net trade receivables was denominated in the following principal currencies:

	Carrying amount
	2012	2011	2010
	$’000	$’000	$’000
US Dollar	24,945	29,164	24,945
Sterling	3,787	2,990	4,395
Indian Rupee	899	787	1,132
Venezuelan Bolivar	173	688	1,021
Euro	2,953	9,614	9,060
Pakistan Rupee	1,785	1,805	610
Peruvian Nuevo Sol	35	369	—
Trinidad Dollar	424	51	—
Mexican Peso	33	7	—
UAE Dirhams	42	264	82
Kazakhstan Tenge	597	777	795
Colombian Peso	1,104	—	—
Others	425	284	342

	37,202	46,800	42,382

26. Financial instruments (cont.)

The ageing of trade receivables, including amounts falling due after one year, at the reporting date was:

	Gross 2012	Provision for impairment 2012	Past due but not impaired	Gross 2011	Provision for impairment 2011	Past due but not impaired	Gross 2010	Provision for impairment 2010	Past due but not impaired
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Current	12,974	—	—	18,458	—	—	15,485	—	—
Accrued income with current date	—	—	—	3,220	—	—	877	—	—
31-60 days	7,883	14	7,869	10,648	—	10,648	11,038	—	11,038
61-90 days	5,808	—	5,808	3,713	—	3,713	5,070	—	5,070
91-120 days	5,733	1	5,732	2,771	36	2,735	2,607	35	2,572
Over 120 days	20,948	16,129	4,819	13,135	5,109	8,026	14,281	6,941	7,340

	53,346	16,144	24,228	51,945	5,145	25,122	49,358	6,976	26,020

Net value of trade receivables		37,202			46,800			42,382

The average credit period taken on sales is 98 days (2011: 104 days, 2010: 120 days). The provision levels for the various operations are determined by references to past experience and assessment of individual debt recoverability. The provision for impairment at 31 December 2012 includes $8,039,000 related to the cessation of activities in certain Middle Eastern territories.

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2012	2011	2010
	$’000	$’000	$’000
Balance at 1 January	5,145	6,976	5,004
Foreign exchange movement	2	(6)	3
Net provision created/(released)	10,997	(1,825)	1,969

Balance at 31 December	16,144	5,145	6,976

26. Financial instruments (cont.)

Liquidity risk

The following are the contractual maturities of financial liabilities, including estimated interest payments and including the impact of netting agreements:

Non-derivative financial liabilities

2012	Carrying amount $’000	Contractual cash flows $’000	1-6 months $’000	7-12 months $’000	1-2 years $’000	2-5 years $’000	More than 5 years $’000
Secured bank loans	174,327	175,027	175,027	—	—	—	—
Finance lease liabilities	960	1,035	308	280	289	158	—
Shareholder loans	6,309	6,309	6,309	—	—	—	—
Trade and other payables	70,284	70,284	70,284	—	—	—	—

	251,880	252,655	251,928	280	289	158	—

2011	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Secured bank loans	169,414	190,838	4,149	4,362	182,327	—	—
Finance lease liabilities	1,649	1,749	465	370	526	388	—
Shareholder loans	3,300	3,944	—	—	3,944	—	—
Trade and other payables	54,866	54,866	54,866	—	—	—	—

	229,229	251,397	59,480	4,732	186,797	388	—

2010	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Secured bank loans and overdraft	166,339	168,339	168,339	—	—	—	—
Finance lease liabilities	3,127	3,295	1,189	776	670	660	—
Shareholder loans	1,800	1,800	—	—	1,800	—	—
Trade and other payables	48,544	48,544	48,294	—	250	—	—

	219,810	221,978	217,822	776	2,720	660	—

Interest rate risk

The Group has interest rate risk arising from its borrowings. Borrowings at variable rates expose the Group to cash flow interest rate risk.

The Group has no significant interest-bearing assets other than cash and cash equivalents of a working capital nature. Therefore the Group’s income and operating cash flows arising from such assets are substantially independent of changes in market interest rates.

The Group monitors its exposure to interest rate risk as part of its overall financial risk management. On 15 November 2010 the Group entered into a three-year swap with a notional principal value of $120 million, effective 20 August 2011. The notional principal amount of the outstanding interest rate swap contract at 31 December 2012 was $Nil (2011: $3,494,000, 2010: $Nil). The fixed interest rate is 1.43% in year one, 1.77% in year two and 2.19% in the final year. Floating rates are linked to US LIBOR plus a lending margin. Gains and losses on the interest rate swap have been accounted for through the income statement.

26. Financial instruments (cont.)

Profile

	Carrying amount
	2012	2011	2010
	$’000	$’000	$’000
Fixed-rate instruments
Finance leases	960	1,649	3,127
Shareholder loans	6,309	3,300	1,800
Other loans	—	—	27
Financial liability	—	3,494	—

Financial liabilities at 31 December	7,269	8,443	4,954

Variable-rate instruments
Financial instruments at 31 December	174,327	169,414	166,312

Fair-value measurements recognised in the statement of financial position

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair-value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 fair-value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair-value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The financial instruments carried at fair value recognised in the statement of financial position as at 31 December 2011 and 2010 are measured in accordance with Level 2. At 31 December 2012, no fair values are presented due to the circumstances of the Holding Company entering administration on 19 April 2013, as described in Note 2.

Fair-value sensitivity analysis for fixed-rate instruments

Fixed instruments consist of bank borrowings, shareholder loans and finance leases. As these are fixed-rate financial instruments, no sensitivity analysis has been presented.

Cash flow sensitivity analysis for variable-rate instruments

If average interest rates had been 1% higher or lower during 2012, post-tax loss and net assets would have been $1,747,000 higher or lower respectively (2011: $1,745,000, 2010: $1,270,000).

This analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis for 2011 and 2010.

26. Financial instruments (cont.)

Fair values versus carrying amounts

The fair values of financial assets and liabilities, together with the carrying amounts shown in the balance sheet, are as follows:

	Carrying amount* 2012 $’000	Carrying amount 2011 $’000	Fair value 2011 $’000	Carrying amount 2010 $’000	Fair value 2010 $’000
Trade receivables	37,202	46,800	46,800	42,382	42,382
Shareholder loans	(6,309)	(3,300)	(3,300)	(1,800)	(1,800)
Cash and cash equivalents	8,345	12,012	12,012	8,756	8,756
Secured bank loans and overdraft	(174,327)	(169,414)	(172,350)	(166,339)	(154,460)
A Ordinary shares	(57,352)	(52,571)	(52,571)	(49,801)	(51,006)
Finance lease liabilities	(960)	(1,649)	(1,602)	(3,127)	(2,882)
Trade and other payables	(30,440)	(21,778)	(21,778)	(26,379)	(26,379)
Interest rate swap	—	(3,494)	(3,494)	106	106

	(223,841)	(193,394)	(196,283)	(196,202)	(185,283)

The fair value of borrowings have been calculated by discounting expected future cash flows at prevailing interest rates.

*	No fair values as at 31 December 2012 are presented due to the circumstances of the Holding Company entering administration on 19 April 2013 as described in Note 2.

Interest rates for determining fair value

The interest rates used to discount estimated cash flows, where applicable, are based on the rates applicable to the borrowings at the relevant balance sheet date, and were as follows:

	2012%	2011%	2010%
Loans and borrowings	—	6.3	4.3
Leases	9.7	5.7	10.2

27. Operating lease commitments

	Property
	2012 $’000	2011 $’000	2010 $’000
Total commitments under non-cancellable operating leases expiring:
Less than one year	1,143	890	2,948
Between one and five years	4,500	3,597	8,778
More than five years	17,949	12,373	11,603

	23,592	16,860	23,329

	Land
	2012 $’000	2011 $’000	2010 $’000
Total commitments under non-cancellable operating leases expiring:
Less than one year	—	187	1,396
Between one and five years	403	668	4,782
More than five years	5,530	6,613	4,352

	5,933	7,468	10,530

27. Operating lease commitments (cont.)

	Other
	2012 $’000	2011 $’000	2010 $’000
Total commitments under non-cancellable operating leases expiring:
Less than one year	29	6	348
Between one and five years	1,655	1,938	1,254
More than five years	—	—	200

	1,684	1,944	1,802

28. Contingent liabilities

The Group provides performance bonds and guarantees in the normal course of its business. As at 31 December the value of performance bonds and guarantees issued is as follows:

	2012 $’000	2011 $’000	2010 $’000
Performance bonds and guarantees	3,558	4,215	4,998

The bank loans and overdraft are secured by a bond and floating charge over certain assets of the Group. In addition, the bank holds a cross-guarantee over all sums, incorporating rights of offset between certain Group companies.

The Group is investigating certain of its operations regarding its compliance with potentially applicable international trade and anti-corruption laws, including those of the United Kingdom. Based on the knowledge and information available at this time management does not consider financial loss probable and no provision has been made in these financial statements.

29. Capital commitments

At 31 December 2012 the Group had entered into contracts to purchase property, plant and equipment totalling $3,769,000 (2011: $2,363,000, 2010: $5,373,000) in respect of which delivery and settlement was expected to take place in the following financial year.

30. Events after the balance sheet date

In the period prior to ITS Tubular Services (Holdings) Ltd being placed into administration International Tubulars FZE concluded the cessation of operations in Iran, leaving trapped assets abandoned in Iran. The Group was demonstrably committed to this course of action as at 31 December, and accordingly full provision for impairment of $11,217,000 is included in the financial statements at 31 December 2012 (Note 7).

On the 27 March 2013 ITS Tubular Services (Holdings) Ltd incorporated a 100% subsidiary International Tubular Services (UK) Ltd.

In April 2013, International Tubulars FZE abandoned all operations in Sudan. This course of action was not determined and committed until after 31 December 2012 and the financial statements do not include the costs and write down associated with this decision, estimated to be $2,938,000. Based on the condition and circumstances surrounding the Sudan assets and receivables at 31 December 2012, a provision for impairment of $2,113,000.

30. Events after the balance sheet date (cont.)

On 4 April 2013, the Group concluded the sale of the business and assets of ITS Threading and Manufacturing Inc and ITS Precision Manufacturing Inc to OFS International LLC for $14.9 million. The associated assets and liabilities are classified as held for sale at 31 December 2012 (Note 13).

On 19 April 2013, ITS Tubular Services (Holdings) Limited was placed into Administration.

On 20 April 2013, certain assets of ITS Tubular Services (Holdings) Limited were transferred by the Administrator to International Tubular Services Limited for $88.7 million.

On 22 April 2013, Parker Drilling Company acquired 100% of the issued share capital of International Tubular Services Limited and certain other subsidiaries from ITS Tubular Services (Holdings) Limited for a total sum of $125 million, with $24 million of that being placed in Escrow, contingent on the successful conclusion of a number of post-completion matters.

On 29 April 2013 the ITS Scomi joint venture was dissolved. ITS Scomi PTE Ltd (renamed ITS Energy Services PTE Ltd) and its subsidiaries (being [i] ITS Scomi (Asia Pacific) PTE Ltd now renamed ITS Energy Services (Asia Pacific) PTE Ltd; and [ii] ITS Scomi Sdn Bhd now renamed ITS Energy Services Sdn Bhd) are now 100% owned by International Tubular Services Limited.

On 6 June 2013 a Petition to appoint PwC as interim liquidators of ITS Global Services Ltd was lodged at Aberdeen Sheriff Court.

On 24 June 2013 a Sale & Purchase Agreement was entered into between ITS Tubular Services (Holdings) Ltd (in administration) and Grupo CRB Corp, in respect of the sale of the shares in Servicios ITS Latinamericana S.A., Servicios Internationales Tubular Services S.A., ITS Energy Services Perú S.A., ITS Locação e Serviços Ltda, International Tubular Services (UK) Limited and ITS Energy Services Spain S.L.U. for a consideration of US$6.00. The entities posted a combined after tax net loss of $3,362,436 and net liabilities of $4,911,828 in the year ended 31 Dec 2012. ITS Locação e Serviços Ltda, International Tubular Services (UK) Limited and ITS Energy Services Spain S.L.U. are dormant companies. Grupo CRB Corp is a company controlled by J A Chandler, a director of several ITS Group companies.

31. Restatement of prior periods

The financial statements for each of the years ended 31 December 2011 and 2010 have been restated to give accounting recognition to the issuance of 6,612 A Ordinary shares in September 2009 arising on the redesignation of 6,612 Ordinary shares for a deemed consideration of $10,000,000.

As discussed in Note 21 at that time a further 29,752 A Ordinary shares of $0.01 and warrants to subscribe for a further 3,342 A Ordinary Shares, which were only exercisable in the event that the Group did not meet an EBITDA threshold for the year ended 31 December 2009 were also issued for an aggregate cash consideration of $45,000,000, net of direct issue costs of $1,377,138. The number of A Ordinary shares in issue was increased in February 2011 through exercise of all of the warrants for a total consideration of $3,225,000.

The financial statements for 2011 and 2010 have been restated to reflect a reassessment of the fair value of the debt and equity components of the total consideration of $55,000,000 associated with the A Ordinary Shares, which represent a compound financial instrument. The debt component of the A Ordinary shares has been calculated using a discount rate of 11%, which is deemed to approximate to the cost of an equivalent subordinated debt instrument at the date of issuance in 2009.

31. Restatement of prior periods (cont.)

The impact on the financial statements arising from the restatement is summarised as follows:

	2011				2010
	As previously reported $’000	Adjustments brought forward from 2010 $’000	Adjustments $’000	As restated $’000	As previously reported $’000	Adjustments brought forward from 2009 $’000	Adjustments $’000	As restated $’000
At 31 December
Retained earnings	40,278	(13,823)	202	26,657	46,721	(10,000)	(3,823)	32,898
A Ordinary shares (non-current liability)	46,738	6,236	(403)	52,571	43,565	2,413	3,823	49,801
Equity attributable to equity holders of the parent	31,166	(6,235)	403	25,332	40,548	(2,413)	(3,823)	34,312

For the year ended 31 December
Finance expense	(17,423)	—	209	(17,214)	(14,246)	—	(3,823)	(18,069)
Loss before taxation	(8,041)	—	209	(7,832)	(8,464)	—	(3,823)	(12,287)

The A Ordinary shares were issued in September 2009 and the opening balances as at 1 January 2010 are restated for the initial recognition on the issuance of 6,612 A Ordinary shares in September 2009 arising on the conversion and cancellation of 6,612 Ordinary shares for a deemed consideration of $10,000,000 and recognition of the equity component of 36,364 A Ordinary shares of $7,587,124.

32. Related party transactions

The following balances relate to transactions carried out with Group undertakings:

	Group
	2012 $’000	2011 $’000	2010 $’000
Receivable from joint venture	10	10	10

During the year, the Group incurred rent of $1,841,000 (2011: $1,737,000, 2010: $1,438,000) to Blue Properties, a partnership jointly owned by a director, R G Kidd and A & E Investments, a company controlled by R G Kidd. Further, the Group purchased inspection services of $313,000 (2011: $314,000, 2010: $262,000) from Independent Inspection Services Inc, a company controlled by R G Kidd. In addition, the Group sold oilfield equipment for $605,000 (2011: $834,000, 2010: $Nil) to Downhole Solutions, a company controlled by R G Kidd. The balance due by ITS Tubular Services (Holdings) Limited to Downhole Solutions at 31 December 2012, amounted to $402,000 (2011: $76,000, 2010: $Nil).

During the year, R G Kidd advanced the Group a 10% loan, totalling $2,607,000 (2011: $1,000,000, 2010: $1,800,000). This is included in loans and borrowings (Note 23). In 2011, Limerock Partners advanced the Group a 10% loan, totalling $500,000, included in loans and borrowings (Note 23). For the advances received from R G Kidd and Limerock, there are no set repayment terms.

33. Subsidiary undertakings

Related party transactions were effected at arm’s length.

Details of investments in which the Group and the Company holds more than 20% of the nominal value of any class of share capital are as follows:

Company	Country of registration or incorporation	Shares held Class	%
International Tubular Services Limited [1]***	Scotland	Ordinary	100
International Tubular Services (Pakistan) Limited [2]***	Scotland	Ordinary	100
ITS Netherlands BV [1]	Netherlands	Ordinary	100
ITS India Private Limited [1]***	India	Ordinary	100
International Tubulars Services- Egypt (ITS Egypt) [1]	Egypt	Ordinary	66
International Tubulars FZE [1]	United Arab Emirates	Ordinary	100
Technology Specialists for Tubes Manufacturing [1]	Iraq	Ordinary	100
International Tubulars (M.E.) W.L.L. [1]	United Arab Emirates	Ordinary	49
ITS Arabia Limited [1]	Saudi Arabia	Ordinary	70
ITS Scomi Pte. Limited [1]*	Singapore	Ordinary	75
ITS Scomi (Asia-Pacific) Ltd. [1]***	Singapore	Ordinary	75
ITS Scomi Sdn Bhd [1]***	Malaysia	Ordinary	25
ITS Indonesia Pte Ltd [1]*	Singapore	Ordinary	100
ITS-Energy Services Cyprus Limited [2]***	Cyprus	Ordinary	100
ITS Energy Services Peru S.A. [2]***	Peru	Ordinary	100
ITS Energy Services, formerly ITS Cayman [1]	Cayman Islands	Ordinary	100
ITS Holdings Inc [2]*	USA	Ordinary	100
ITS Rental & Sales Inc [1]	USA	Ordinary	100
ITS Threading & Manufacturing Inc [3]	USA	Ordinary	100
ITS Precision Manufacturing Inc [3]	USA	Ordinary	100
Servicios ITS Latinamericana S.A. [2]	Venezuela	Ordinary	100
International Tubular Services De Mexico S de Rl de CV [1]	Mexico	Ordinary	100
Servicios de personal ITS S de RL de CV [1]****	Mexico	Ordinary	100
ITS Locação e Serviços Ltda [2]****	Brazil	Ordinary	100
Servicios Internacionales Tubular Services S.A. [2]	Ecuador	Ordinary	100
Shenzhen Weisheng ITS Tubular Equipment Co. Ltd [1]	China	Ordinary	50
ITS Energy Services Ltd, formerly Trinpet- ITS Limited [1]***	Trinidad	Ordinary	100
International Tubular Services Kish (PJSCO) [2]	Iran	Ordinary	100
ITS Energyservices Spain, S.L. [2]	Spain	Ordinary	100
ITS Oilfield Supply Ltd [2]***	Scotland	Ordinary	100
ITS Global Services Ltd [2]** ***	Scotland	Ordinary	100

The Group undertook preliminary steps to establish a joint venture in Indonesia. This entity was never legally formed and the Group reabsorbed certain assets as its intended investment in the joint venture in 2011. In 2012, it was concluded that the joint venture would not proceed and these assets were reclassified as held for sale at 31 December 2012, (Note 13).

The principal activity of all Group companies is the rental, inspection, sale and repair and manufacture of oilfield equipment, with the exception of those marked * which are holding companies, ** which is dormant and **** which are service companies. Companies under direct control of the holding company are marked ***.

1	On 19 April 2013, ITS Tubular Services (Holdings) Limited was placed in administration. On 22 April 2013, PD International Holdings CV acquired certain companies from the administrators.
2	Those companies not acquired by Parker Drilling Company remained subsidiaries of ITS Tubular Services (Holdings) Limited on 22 April 2013, and are under the control of the administrators. These companies are in the process of being sold or wound up. Refer to Note 30 for further details.

3	The business and assets of these entities were classified as held for sale at 31 December 2012.

34. Control

The Group was controlled in the current and previous period, by one of its directors, R G Kidd, by virtue of the controlling interest in the issued share capital. On 19 April 2013, an Administrator was appointed to the ultimate holding company under the terms of the 2006 Companies Act.

Until                     , 2014 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Parker Drilling Company

Preliminary Prospectus

Offer to Exchange

$360,000,000 6.75% Senior Notes due 2022

which have been registered under

the Securities Act of 1933

for any and all outstanding

$360,000,000 unregistered

6.75% Senior Notes due 2022

issued on January 22, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The By-laws of Parker Drilling Company contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Parker Drilling Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to Parker Drilling Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Parker Drilling Company has entered into indemnification agreements with certain of its officers and directors that provide for indemnification of such officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

Parker Drilling Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Pursuant to the registration rights agreement, Parker Drilling Company has agreed to indemnify holders of the private notes against certain liabilities. Also pursuant to the registration rights agreement, Parker Drilling Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Parker Drilling Company, as amended on May 16, 2007 (incorporated by reference to Exhibit 3.1 to Parker Drilling Company’s Quarterly Report on Form 10-Q filed on November 9, 2007).

3.2	Parker Drilling Company By-Laws, effective as amended March 11, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 16, 2011).

4.1	Indenture, dated July 30, 2013, among Parker Drilling Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.2	Form of 7.50% Senior Note due 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.3	Indenture, dated January 22, 2014, among Parker Drilling Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.4	Form of 6.75% Senior Note due 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.5	Registration Rights Agreement, dated January 22, 2014, by and among Parker Drilling Company, the guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

5.1*	Opinion of Baker Botts L.L.P.

5.2*	Opinion of Conner & Winters LLP.

5.3*	Opinion of Greenberg Traurig LLP.

5.4*	Opinion of Jones Walker LLP.

10.1	Amended and Restated Credit Agreement dated as of December 14, 2012, among Parker Drilling Company, as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto, NATIXIS, New York Branch, Wells Fargo Bank, N.A., and Whitney Bank as Co-Documentation Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Book Manager (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on March 1, 2013).

10.2	First Amendment to Term Loan Agreement dated July 19, 2013, among Parker Drilling Company, the lenders party thereto, Goldman Sachs Bank USA and certain other parties thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

10.3	First Amendment to Amended and Restated Credit Agreement, dated as of July 19, 2013, among Parker Drilling Company, as Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and Bank of America N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

Exhibit Number	Description

10.4	Parker Drilling Company Incentive Compensation Plan, dated December 17, 2008, and as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K filed on March 2, 2009).

10.5	Parker Drilling Company Incentive Compensation Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.6	Parker Drilling Company 2010 Long-Term Incentive Plan, as amended and restated as of May 8, 2013 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 28, 2013).

10.7	Form of Parker Drilling Company Restricted Stock Unit Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.8	Form of Parker Drilling Company Performance Unit Award Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.9	Form of Indemnification Agreement entered into between Parker Drilling Company and each director and executive officer of Parker Drilling Company (incorporated by reference to Exhibit 10(g) to the Company’s Annual Report on Form 10-K filed on March 20, 2003).

10.10	Employment Agreement between Mr. Robert L. Parker, Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.11	First Amendment dated August 29, 2011 to First Amended and Restated Employment Agreement between Mr. Robert L. Parker Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.12	Employment Agreement, dated as of September 17, 2012, by and between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.13	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.14	Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.15	First Amendment dated August 29, 2011 to Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.16	Termination of Split Dollar Life Insurance Agreement between Parker Drilling Company, Robert L. Parker Sr., and Robert L. Parker Sr. and Catherine M. Parker Family Trust dated April 12, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 12, 2006).

10.17	Retirement and Separation Agreement, dated November 1, 2013, between Parker Drilling Company and Robert L. Parker, Jr. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2013).

Exhibit Number	Description
10.18	Employment Agreement dated May 3, 2013 between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

10.20	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

12.1**	Computation of Ratio of Earnings to Fixed Charges.

21.1	Significant Subsidiaries of Parker Drilling Company (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 10, 2014).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte LLP.

23.3*	Consent of Baker Botts L.L.P. (included in their opinion filed as Exhibit 5.1).

24.1**	Power of attorney.

25.1**	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3**	Form of Broker’s Letter to Clients.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Schema Document.

101.CAL**	XBRL Calculation Linkbase Document

101.LAB**	XBRL Label Linkbase Document

101.PRE**	XBRL Presentation Linkbase Document.

101.DEF**	XBRL Definition Linkbase Document.

*	Filed herewith.
**	Previously filed.

(b)	Financial Statement Schedules

PARKER DRILLING COMPANY AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS (Dollars in Thousands)

Classifications	Balance at beginning of year	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at end of year
Year ended December 31, 2013
Allowance for doubtful accounts and notes	$8,117	$5,092	$5,861	$(6,217)	$12,853
Allowance for obsolete rig materials and supplies	$312	$—	$3,586	$(453)	$3,445
Deferred tax valuation allowance	$4,805	$2,010	$12	$—	$6,827
Year ended December 31, 2012
Allowance for doubtful accounts and notes	$1,544	$4,264	$3,195	$(886)	$8,117
Allowance for obsolete rig materials and supplies	$316	$—	$—	$(4)	$312
Deferred tax valuation allowance	$6,467	$(1,662)	$—	$—	$4,805
Year ended December 31, 2011
Allowance for doubtful accounts and notes	$7,020	$2,258	$(2,034)	$(5,700)	$1,544
Allowance for obsolete rig materials and supplies	$309	$26	$—	$(19)	$316
Deferred tax valuation allowance	$5,532	$2,542	$(1,607)	$—	$6,467

Item 22.	Undertakings

1.	(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 24, 2014.

PARKER DRILLING COMPANY

By:	/S/ CHRISTOPHER T. WEBER
	Name:	Christopher T. Weber
	Title:	Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 2014.

Signature	Title

* Gary G. Rich	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/S/ CHRISTOPHER T. WEBER	Senior Vice President and Chief Financial Officer
Christopher T. Weber	(Principal Financial Officer)

*	Corporate Controller
Leslie K. Nagy	(Principal Accounting Officer)

*	Director
Jonathan M. Clarkson

*	Director
George J. Donnelly

*	Director
Robert W. Goldman

*	Director
Gary R. King

*	Director
Robert L. Parker Jr.

*	Director
Richard D. Paterson

*	Director
Roger B. Plank

*	Director
R. Rudolph Reinfrank

*By:	/S/ CHRISTOPHER T. WEBER
	Name:	Christopher T. Weber
	Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 24, 2014.

ANACHORETA, INC.

ITS RENTAL AND SALES, INC.

PARDRIL, INC.

PARKER AVIATION, INC.

PARKER DRILLING ARCTIC OPERATING, INC.

PARKER DRILLING COMPANY NORTH AMERICA, INC.

PARKER DRILLING COMPANY OF NIGER

PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED

PARKER DRILLING COMPANY OF SOUTH AMERICA, INC.

PARKER DRILLING MANAGEMENT SERVICES, INC.

PARKER DRILLING OFFSHORE CORPORATION

PARKER NORTH AMERICA OPERATIONS, INC.

PARKER TECHNOLOGY, INC.

By:	/S/ DAVID W. TUCKER
	Name:	David W. Tucker
	Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Director (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Treasurer (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 24, 2014.

PARKER TECHNOLOGY, L.L.C.

PARKER TOOLS, LLC

PARKER-VSE, LLC

QUAIL USA, LLC

By:	/S/ DAVID W. TUCKER
Name: David W. Tucker
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Manager (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Treasurer (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Manager

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 24, 2014.

PARKER DRILLING OFFSHORE USA, L.L.C.

By:	/S/ DAVID W. TUCKER
Name: David W. Tucker
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Director of Parker Drilling Offshore Corporation, its sole member (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Director of Parker Drilling Offshore Corporation, its sole member (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Director of Parker Drilling Offshore Corporation, its sole member

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 24, 2014.

QUAIL TOOLS, L.P.

By:	Quail USA, LLC, its general partner

By:	/S/ DAVID W. TUCKER
Name: David W. Tucker
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Director of Parker Drilling Offshore Corporation, the sole member of Quail USA, LLC, the general partner of Quail Tools, L.P. (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Treasurer of Parker Drilling Offshore Corporation, the sole member of Quail USA, LLC, the general partner of Quail Tools, L.P. (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Director of Parker Drilling Offshore Corporation, the sole member of Quail USA, LLC, the general partner of Quail Tools, L.P.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Parker Drilling Company, as amended on May 16, 2007 (incorporated by reference to Exhibit 3.1 to Parker Drilling Company’s Quarterly Report on Form 10-Q filed on November 9, 2007).

3.2	Parker Drilling Company By-Laws, effective as amended March 11, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 16, 2011).

4.1	Indenture, dated July 30, 2013, among Parker Drilling Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.2	Form of 7.50% Senior Note due 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.3	Indenture, dated January 22, 2014, among Parker Drilling Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.4	Form of 6.75% Senior Note due 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.5	Registration Rights Agreement, dated January 22, 2014, by and among Parker Drilling Company, the guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

5.1*	Opinion of Baker Botts L.L.P.

5.2*	Opinion of Conner & Winters LLP.

5.3*	Opinion of Greenberg Traurig LLP.

5.4*	Opinion of Jones Walker LLP.

10.1	Amended and Restated Credit Agreement dated as of December 14, 2012, among Parker Drilling Company, as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto, NATIXIS, New York Branch, Wells Fargo Bank, N.A., and Whitney Bank as Co-Documentation Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Book Manager (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on March 1, 2013).

10.2	First Amendment to Term Loan Agreement dated July 19, 2013, among Parker Drilling Company, the lenders party thereto, Goldman Sachs Bank USA and certain other parties thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

10.3	First Amendment to Amended and Restated Credit Agreement, dated as of July 19, 2013, among Parker Drilling Company, as Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and Bank of America N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

10.4	Parker Drilling Company Incentive Compensation Plan, dated December 17, 2008, and as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K filed on March 2, 2009).

Exhibit Number	Description

10.5	Parker Drilling Company Incentive Compensation Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.6	Parker Drilling Company 2010 Long-Term Incentive Plan, as amended and restated as of May 8, 2013 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 28, 2013).

10.7	Form of Parker Drilling Company Restricted Stock Unit Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.8	Form of Parker Drilling Company Performance Unit Award Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.9	Form of Indemnification Agreement entered into between Parker Drilling Company and each director and executive officer of Parker Drilling Company (incorporated by reference to Exhibit 10(g) to the Company’s Annual Report on Form 10-K filed on March 20, 2003).

10.10	Employment Agreement between Mr. Robert L. Parker, Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.11	First Amendment dated August 29, 2011 to First Amended and Restated Employment Agreement between Mr. Robert L. Parker Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.12	Employment Agreement, dated as of September 17, 2012, by and between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.13	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.14	Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.15	First Amendment dated August 29, 2011 to Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.16	Termination of Split Dollar Life Insurance Agreement between Parker Drilling Company, Robert L. Parker Sr., and Robert L. Parker Sr. and Catherine M. Parker Family Trust dated April 12, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 12, 2006).

10.17	Retirement and Separation Agreement, dated November 1, 2013, between Parker Drilling Company and Robert L. Parker, Jr. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2013).

10.18	Employment Agreement dated May 3, 2013 between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

Exhibit Number	Description

10.20	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

12.1**	Computation of Ratio of Earnings to Fixed Charges.

21.1	Significant Subsidiaries of Parker Drilling Company (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 10, 2014).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte LLP.

23.3*	Consent of Baker Botts L.L.P. (included in their opinion filed as Exhibit 5.1).

24.1**	Power of attorney.

25.1**	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3**	Form of Broker’s Letter to Clients.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Schema Document.

101.CAL**	XBRL Calculation Linkbase Document

101.LAB**	XBRL Label Linkbase Document

101.PRE**	XBRL Presentation Linkbase Document.

101.DEF**	XBRL Definition Linkbase Document.

*	Filed herewith.
**	Previously filed.